UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OILSANDS QUEST INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
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	(4)	Date Filed:

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OILSANDS QUEST INC.
800, 1333 8th Street S.W.
Calgary, AB, Canada T2R 1M6

March 21, 2012

To Our Shareholders:

You are cordially invited to the Annual Meeting of Shareholders (the “Meeting”) of Oilsands Quest Inc. to be held at the Telus Convention Center, Meeting Room 103, 120 9th Avenue S.E. Calgary, Alberta, T2G 0P3 on Tuesday, April 24, 2012 at 3:00 p.m. local time.

The formal Notice of the Meeting and Proxy Statement describing the matters to be acted upon at the Meeting are contained in the following pages.  Shareholders also are entitled to vote on any other matters which properly come before the Meeting.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented.  We have provided instructions on each of the alternative voting methods in the accompanying proxy statement.  Please vote as soon as possible.

Sincerely,

Garth Wong
President and Chief Executive Officer

ii

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2012
March 21, 2012

To the Shareholders of Oilsands Quest Inc.:

The Annual Meeting of Shareholders (the “Meeting”) of Oilsands Quest Inc., a Colorado corporation (the “Company”) will be held at the Telus Convention Center, Meeting Room 103, 120 9th Avenue S.E. Calgary, Alberta, T2G 0P3 on Tuesday, April 24, 2012 at 3:00 p.m. local time, for the purpose of considering and voting on the following matters:

1.
a proposal to elect one director, Ronald Blakely, to serve a one year term until the 2012 annual meeting or until a successor is duly elected or appointed or until his earlier death, resignation or removal;

2.	a proposal to amend the Company’s Articles of Incorporation to declassify its Board of Directors;

3.	the ratification and approval of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended April 30, 2012;

4.	an advisory (non-binding) vote on executive compensation;

5.	an advisory (non-binding) vote on how frequently shareholders should vote to approve compensation of the named executive officers; and

6.	any other business as may lawfully come before the Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors is not aware of any other business to come before the Meeting.  The record date for the Meeting is the close of business on March 19, 2012.  Only shareholders of record at the close of business on that date may vote at the Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Garth Wong
President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, YOU MAY INSTEAD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.  A RETURN ENVELOPE HAS BEEN PROVIDED WITH THE PROXY CARD SENT BY MAIL.  EVEN IF YOU HAVE VOTED, YOU MAY REVOKE YOUR PROXY BY FILING WITH THE VICE PRESIDENT AND CONTROLLER OF THE COMPANY A WRITTEN REVOCATION, BY DULY EXECUTING A NEW PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON IF YOU ATTEND THE MEETING.  PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

iii

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2012

March 21, 2012

To Our Shareholders:

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Oilsands Quest Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Telus Convention Center, Meeting Room 103, 120 9th Avenue S.E. Calgary, Alberta, T2G 0P3 on Tuesday, April 24, 2012, at 3:00 p.m. local time, and at any adjournments or postponements thereof.  The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  This proxy statement (including the Notice of Annual Meeting of Shareholders), the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, as amended (the “Annual Report”), including financial statements, and certain information covering the interim period May 1, 2011 through January 31, 2012, provided pursuant to Rule 14a-3 of the Securities Exchange Act of 1934. (collectively, the “Proxy Materials”), are first being provided to shareholders beginning on or about March 21, 2012.  A notice of the internet availability of the Proxy Materials (“Notice”) will be mailed to certain shareholders on or about March 21, 2012.  If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Proxy Materials.  The Notice will also instruct you as to how you may submit your proxy on the Internet.  If you would like to receive a printed copy of our Proxy Materials and proxy card, and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

i

GENERAL INFORMATION

 Solicitation

The enclosed proxy is being solicited by the Company’s Board of Directors.  The costs of the solicitation will be borne by the Company.  Proxies may be solicited personally or by mail, telephone, facsimile or telegraph by directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations.  The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the Proxy Materials to beneficial owners of the shares.

 Voting Rights and Votes Required

Holders of shares of the Company’s common stock (the “Common Stock”) and the Series B Preferred Stock (as defined below), at the close of business on Monday, March 19, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting.  On Monday, March 5, 2012, 348,698,837 shares of Common Stock and one share of Series B Preferred Stock were outstanding.  Holders of the Common Stock are entitled to one vote per share.  The holder of the Series B Preferred Stock is entitled to 18,925,956 votes, which equals the number of Exchangeable Shares (as defined below) of Oilsands Quest Sask Inc. (“OQI Sask”), the Company’s subsidiary, outstanding as of Monday, March 5, 2012 (the “Series B Preferred Stock”).  The total voting power combined for the holders of the Common Stock and the Series B Preferred Stock is 367,624,793.

A quorum of shareholders is necessary to hold a valid meeting.  A quorum will be present if at least one third of the shares outstanding (consisting of shares of the Common Stock and one share of the Series B Preferred Stock) as of the Record Date are present at the Meeting or represented by proxy.  In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies.  Abstentions will count towards quorum requirements.

As to the election of a director under Proposal One, shareholders may vote for the election of the nominee proposed by the Board or withhold authority to vote for the nominee being proposed.  Directors are elected by majority votes cast, without respect to broker non-votes.  Broker non-votes will be counted for purposes of determining the presence or absence of a quorum only.

With respect to Proposal Two, a shareholder may:  (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” with respect to the proposal.  The affirmative vote of a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter is required to approve Proposal Two.  Proxies marked “ABSTAIN” will be treated as entitled to vote on this matter and will be treated as a vote “AGAINST” the proposal.  Broker non-votes will be counted for purposes of determining the presence of or absence of a quorum only.

With respect to Proposal Three, a shareholder may:  (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” with respect to the proposal.  The affirmative vote of a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter is required to approve Proposal Three.  This proposal shall be determined without regard to broker non-votes or proxies marked “ABSTAIN” except that abstentions and broker non-votes will be counted for purposes of determining the presence of or absence of a quorum.

With respect to Proposal Four, a shareholder may:  (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” with respect to the proposal.  The advisory approval of the Company’s named executive officers compensation will be approved if a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter are voted in favor of Proposal Four.  This proposal shall be determined without regard to broker non-votes or proxies marked “ABSTAIN” except that abstentions and broker non-votes will be counted for purposes of determining the presence of or absence of a quorum.

With respect to Proposal Five, a shareholder may:  (i) vote for “EVERY YEAR”, (ii) vote for “EVERY TWO YEARS”, (iii) vote for “EVERY THREE YEARS”, or (iv) “ABSTAIN” with respect to the proposal.  The advisory vote to determine the frequency with which the Company will hold a shareholder vote to approve its named executive officers compensation will be determined on the basis of which option (every year, every two years, or every three years) receives the greatest number of the votes cast.  This proposal shall be determined without regard to broker non-votes or proxies marked “ABSTAIN” except that abstentions and broker non-votes will be counted for purposes of determining the presence of or absence of a quorum.

The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.

In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our Proxy Materials and proxy card to each shareholder of record, the Company may furnish Proxy Materials to our shareholders on the Internet.  If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Proxy Materials.  The Notice will also instruct you as to how you may submit your proxy on the Internet.  If you would like to receive a printed copy of our Proxy Materials and proxy card, and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

If you are a shareholder of record, you may vote in person at the Meeting.  We will give you a ballot when you arrive.  If you do not wish to vote in person or you will not be attending the Meeting, you may vote by proxy.  If you received a printed copy of these Proxy Materials by mail, you may vote by proxy using the enclosed proxy card or vote by proxy on the Internet.  If you received a Notice by mail, you may vote by proxy over the Internet.  The procedures for voting by proxy are as follows:

—	To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card.

—
To vote by proxy using the enclosed proxy card (if you received a printed copy of these Proxy Materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided.  The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire.  A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) attending the Meeting and voting in person.

We provide Internet proxy voting to you as a shareholder to vote your shares on-line.  The Internet proxy voting procedures have been designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on April 23, 2012 to be counted.  Shares of the Common Stock and the Series B Preferred Stock represented by all properly executed proxies received will be voted as specified in the proxy.  Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein.  If any other matters are properly presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of the Common Stock and the Series B Preferred Stock represented by such proxy are entitled to vote.

You may revoke your proxy at any time prior to its exercise by (i) providing notice in writing to Annie Lamoureux, Vice President and Controller, that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Meeting and voting in person.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Security Ownership of Directors and Management

The following table sets forth, as of February 29, 2012, the number of shares of the Common Stock and Exchangeable Shares (as described in footnote 1) beneficially owned by each of the Company’s directors, named executive officers and other executive officers, and the number of shares of the Common Stock and Exchangeable Shares beneficially owned by all of the Company’s directors and executive officers as a group:

Common Stock and Exchangeable Shares beneficially owned by all of the Company’s directors and executive officers as a group:

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock(1)
Garth Wong	President and Chief Executive	635,000	(2)	*
Suite 800, 1333 8th Street S.W.	Officer
Calgary, Alberta CANADA T2R 1M6

Annie Lamoureux	Vice President and Controller	187,500	(3)	*
Suite 800, 1333 8th Street S.W.
Calgary, Alberta CANADA T2R 1M6

Simon Raven	Vice President,	673,450	(4)	*
Suite 800, 1333 8th Street S.W.	Exploration and Development
Calgary, Alberta CANADA T2R 1M6

Ronald Blakely	Director	146,000	(5)	*
Suite 800, 1333 8th Street S.W.
Calgary, Alberta CANADA T2R 1M6

Christopher H. Hopkins	Director	20,048,601	(6)	5.7%
Suite 800, 1333 8th Street S.W.
Calgary, Alberta CANADA T2R 1M6

Paul Ching	Director	142,500	(7)	*
Suite 800, 1333 8th Street S.W.
Calgary, Alberta CANADA T2R 1M6

Brian F. MacNeill	Director	70,000	(8)	*
Suite 800, 1333 8th Street S.W.
Calgary, Alberta CANADA T2R 1M6

T. Murray Wilson	Director	4,129,532	(9)	1.2%
Suite 800, 1333 8th Street S.W.
Calgary, Alberta CANADA T2R 1M6

All directors, executive officers and named executive officers named as a group (8 persons)		26,032,583	(10)	7.5%

(1)
The amounts and percentages in these columns reference Exchangeable Shares and options to purchase Exchangeable Shares (discussed further below) that were issued by OQI Sask in exchange for OQI Sask Common Stock and stock options pursuant to that certain Reorganization Agreement dated June 9, 2006 (the transactions contemplated in the Reorganization Agreement were consummated on August 14, 2006 and the closing under that Agreement is referred to as the “Reorganization”).  Each Exchangeable Share (or exercised option) is convertible into one share of Common Stock and the expiration date of each Exchangeable Share is August 14, 2013 (unless stock options to purchase Exchangeable Shares have an earlier expiration date).  The information related to stock options to purchase Exchangeable Shares owned by each director, executive officer and each named executive officer, if any, is disclosed in the respective footnotes to the table on “Amount and Nature of Beneficial Ownership” below.

(2)
Includes: (i) 10,000 shares of Common Stock; and (ii) vested options to purchase 625,000 shares of Common Stock.  This number does not include unvested options to purchase 1,225,000 shares of Common Stock.  Mr. Wong was appointed President and Chief Executive Officer on February 1, 2011.

(3)
Includes: vested options to purchase 187,500 shares of Common Stock.  This number does not include unvested options to purchase 162,500 shares of Common Stock.  Ms. Lamoureux was appointed Vice President and Controller on February 1, 2011.

(4)
Includes: 123,450 Exchangeable Shares acquired under the Reorganization Agreement; vested options to purchase 550,000 shares of Common Stock.  This number does not include unvested options to purchase 500,000 shares of Common Stock.  Mr. Raven was appointed Vice President, Exploration and Development on January 13, 2011.

(5)
Includes:  (i) 116,000 shares of Common Stock; and (ii) vested options to purchase 30,000 shares of Common Stock.  This number does not include unvested options to purchase 155,000 shares of Common Stock.

(6)
Includes:  (i) 99,496 shares of Common Stock of which 42,266 are owned by Mr. Hopkins’ spouse; (ii) 17,394,105 Exchangeable Shares (of which 205,750 are owned by Mr. Hopkins’ spouse and 49,380 are held by Mr. Hopkins’ children) to acquire Exchangeable Shares acquired under the Reorganization Agreement; and (iii) 2,555,000 vested options to acquire Common Stock.  This number does not include unvested options to purchase 30,000 shares of Common Stock.

(7)	Includes vested options to purchase 142,500 shares of Common Stock. This number does not include unvested options to purchase 67,500 shares of Common Stock.

(8)
Includes:  (i) 40,000 shares of Common Stock; and (ii) vested options to purchase 30,000 shares of Common Stock.  This number does not include unvested options to purchase 155,000 shares of Common Stock.  Mr. MacNeill resigned as acting Chief Executive Officer on February 1, 2011.

(9)
Includes:  (i) 104,532 shares of Common Stock; and (ii) vested options to purchase 4,025,000 shares of Common Stock.  This number does not include unvested options to purchase 2,500,000 shares of Common Stock.

(10)	Includes securities reflected in footnotes (2) to (9).

Security Ownership of Certain Beneficial Owners

The number of shares outstanding of the Common Stock as of March 5, 2012 was 348,698,837.  The following table sets forth the beneficial ownership of the Common Stock as of March 5, 2012 by each person (other than the directors and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of Common Stock.  The information below is based solely on filings under Regulation 13D under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common stock

Wellington Management Company, LLP 75 State Street Boston, MA 02109	34,650,355	9.94%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	24,117,153	6.91%

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) or more of our voting securities (“Insiders”) to file with the SEC reports showing their ownership and changes in ownership of our securities, and to send copies of these filings to us.  To our knowledge, based upon review of copies of such reports furnished to us and upon written representations that we have received to the effect that no other reports were required during the year ended April 30, 2011, the Insiders complied with all Section 16(a) filing requirements applicable to them with the following exceptions.

Each of Mr. Simon Raven and Ms. Annie Lamoureux failed to timely report their holdings of stock options to purchase our common shares upon becoming Insiders in the year ended April 30, 2011.  Mr. Raven’s report was filed approximately one month late.  Ms. Lamoureux’s report was filed approximately one week late, and was subsequently amended to disclose additional stock options held by Ms. Lamoureux.

MANAGEMENT AND DIRECTORS

Unless otherwise indicated in their employment agreements, executive officers of the Company are appointed by the Board of Directors and serve for a term of one year or until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors.  The previously elected Class A Directors will serve until the 2012 annual meeting and the Class C Directors will serve until the 2013 annual meeting or until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.  Provided that the proposed amendment to the Articles of Incorporation is approved, each director elected on or after April 24, 2012, shall serve until the next annual meeting of shareholders or until his successor is elected and qualified or until their earlier death, resignation or removal.

The following table sets forth the names and ages of all executive officers and directors and the positions and offices that each person holds with the Company as of the date of this proxy statement:

Name	Age	Position

T. Murray Wilson	60	Class B Director
Garth Wong	54	President & Chief Executive Officer
Annie Lamoureux	41	Vice President & Controller
Simon Raven	34	Vice President, Exploration & Development
Ronald Blakely*	63	Class B Director
Paul Ching*	64	Class C Director
Christopher H. Hopkins	57	Class A Director
Brian F. MacNeill*	72	Class C Director

*	Messrs. Blakely, MacNeill and Ching are each “independent” as that term is defined in Section 803A of the NYSE Amex listing standards and in Item 407(a) of Regulation S-K.

Garth Wong has served as the Company’s President and Chief Executive Officer since February 1, 2011.  Prior thereto, Mr. Wong served as the Company’s Chief Financial Officer since February 23, 2009.  Prior to joining the Company, Mr. Wong had been Principal and Vice President of Sokol Developments Inc., a private real estate company involved in development of commercial and residential properties in Calgary since 2005.  Prior to that, Mr. Wong served as Vice President and Comptroller for TransAlta Corporation, Canada’s largest investor-owned wholesale power generator and marketing company, where he was responsible for financial reporting, planning, taxation and budgeting, as well as financial systems and processes.  Mr. Wong has an additional 18 years of industry experience, including accounting and financial responsibilities with Union Pacific Resources Inc. (formerly Norcen Energy Resources) and KPMG LLP.  Mr. Wong has a Bachelor of Commerce degree from the University of Calgary and holds a professional designation as a Chartered Accountant (Alberta).

Annie Lamoureux was appointed Vice President and Controller on February 1, 2011.  She has, since August 2009, been employed with the Company as Corporate Controller where she was responsible for overseeing all finance, internal controls, planning and tax functions of the Company.  From 2006 to 2009, Ms. Lamoureux was the Corporate Assistant Controller of Alutiq LLC, a global contractor with the U.S. Federal government where she oversaw the financial reporting, accounting and treasury functions of the Alutiq family of companies.  From 2001 to 2005, she was the Corporate Assistant Controller of CAE Inc., where she managed the corporation’s global finance and accounting function.  Ms. Lamoureux has six years of experience working in public accounting at KPMG LLP, in both international and domestic offices.  She is a Chartered Accountant (Canada) and Certified Public Accountant (United States), and is a graduate from the University of Montreal.

Simon Raven was appointed Vice President, Exploration and Development, effective on January 13, 2011.  He has, since August 1, 2006, held the position of Chief Geologist with the Company.  Prior to that, Mr. Raven was a Geologist with Norwest Corporation of Calgary.  Mr. Raven holds a Bachelor of Science in geology from the University of Calgary, is a professional geologist (P.Geol), and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA).  He is a member of the Canadian Association of Petroleum Geologists (CSPG), American Association of Petroleum Geologists (AAPG), Canadian Heavy Oil Association (CHOA) and the Canadian Institute of Mining and Metallurgy (CIM).  Mr. Raven serves as a director of Oilsands Quest Sask Inc., a subsidiary of the Company, and holds no other directorships with the Company.  With demonstrated ability in his position with the Company, Mr. Raven has substantial knowledge of the Company’s history, structure and business.

T. Murray Wilson currently serves as a director on the Board.  Mr. Wilson has served on the Company’s Board since August 14, 2006.  Mr. Wilson was the Executive Chairman of the Company from August 14, 2006 to January 15, 2010.  Mr. Wilson has also served as Chairman, President and Chief Executive Officer of the Company from January 15, 2010 until his resignation on September 3, 2010.  Mr. Wilson also served as the Executive Deputy Chairman of the Company from September 3, 2010 to March 31, 2011 when his role as an executive was terminated by the Company.  Mr. Wilson is currently a member of the Company’s Resources and Reserves Committee and was a member of the Community Relations, Environment, Health and Safety Committee.  Mr. Wilson will not be up for reelection.

Ronald Blakely has been the Chairman of the Board since his appointment on September 7, 2010. Mr. Blakely has been a director of the Company since April 7, 2009.  Mr. Blakely is a member of the Company’s Audit Committee and has been the Company’s lead independent director since August 26, 2009.  He has served on numerous joint venture boards and has a wealth of industry experience.  Mr. Blakely retired as Executive Vice-President Finance — Downstream at Royal Dutch Shell in 2008 after a career of 38 years with Shell.  Based in London, UK he had global responsibility for Finance, Information Technology and Procurement in the Oil Products and Chemicals divisions, responsible for functional operations in over 100 countries.  Prior to his last role with Shell, Mr. Blakely served as Chief Financial Officer of Shell Canada Limited from 1997 to 2000 and Chief Financial Officer of Equilon Enterprises, a joint venture between Shell Oil and Texaco, from 2000 to 2002.  Mr. Blakely was also a Board member of the U.S. based refining and marketing joint venture, Motiva Enterprises LLC, a partnership between Saudi Aramco and Royal Dutch Shell.  Mr. Blakely also has extensive experience with Canadian oil sands projects from both a financial perspective and with regards to vertical integration into the North American energy markets.  Mr. Blakely began his career with Shell in 1970 after graduating from the University of Guelph with a Bachelor of Arts in Economics.  Mr. Blakely received his CMA in 1978.  Mr. Blakely is currently a director of Ophir Energy plc, a UK company.  He currently resides in London, UK.

Paul Ching has been a director of the Company since January 7, 2010 and since then has served as the Chair of the Company’s Reserves and Resources Committee and both as a member and the chair of the Compensation Committee.  Mr. Ching has an exceptional background in E&P reservoir, production, operations, development and reservoir research.  Mr. Ching had a 34 year career with the Shell Group of Companies / Royal Dutch Shell, retiring in 2007 as the Vice President Technical for Research & Development of Shell International E&P in The Netherlands.  Mr. Ching has worked with Shell in Texas, California Heavy Oil, Continental US, Enhanced Recovery, Thermal Reservoir Engineering, Middle East, FSU and Asia prior to heading the international research group in The Netherlands.  His experience includes Canada’s heavy oil and oil sands reservoirs.  Mr. Ching has been active on the boards and in an executive capacity with a number of private companies in the E&P oil & gas and the energy technology sectors and formerly served as a board member and CEO/President of Meridian Resources Corporation.

Christopher H. Hopkins has served as a director since August 14, 2006 and has served as the chair of the Community Relations, Environment, Health and Safety Committee.  Mr. Hopkins has also served as a director of Oilsands Quest Sask Inc., a subsidiary of the Company, since November 10, 2004.  Mr. Hopkins served as the Company’s President from August 14, 2006 to September 16, 2008 and as the Company’s President and Chief Executive Officer from July 7, 2009 to January 15, 2010.  In January 2010, Mr. Hopkins founded Canshale Corp., a company involved in the oil shale exploration business, and since then has served as its Chairman, President and Chief Executive Officer.  Mr. Hopkins served as the Executive Vice President of Synenco Energy Inc. (“Synenco”), an oil sands exploration company of which he was a co-founder, from October 1999 to September 2004 and as a director of Synenco from October 1999 until August 2003.  He was a founder, director and Vice President, Finance of Thunder Road Resources Ltd., a private oil and gas production company, from June 1996 to June 2000.  Mr. Hopkins is a management professional and businessman with 34 years of Canadian and international energy and mining experience.  He has held executive positions in corporate planning and business development with Suncor Inc.’s Oil Sands Group, Pembina Corporation and Amoco Canada and has additional management experience in environmental control and regulatory affairs in the resource industry.  Mr. Hopkins holds a B.Sc. (Chemistry and Biology) from Carleton University and a MBA from Queen’s University.  Mr. Hopkins has been a director of Newton Energy Inc. (NTN-V) since May 30, 2007 and also served as a director of Added Capital Corp., a capital pool company until November 2007.

Brian F. MacNeill C.M. has been a director of the Company since August 25, 2009.  He served as the Acting Chief Executive Officer of the Company from September 3, 2010 until February 1, 2011.  Previously, he was the Chairman of the Board of Directors of Petro-Canada, integrated oil and gas company, from 2000 to 2009 and prior to that, President and Chief Executive Officer of Enbridge Inc., an integrated pipeline energy and utilities company, from 1991 to 2001.  Mr. MacNeill currently serves on the Board of Suncor Energy.  His other current public board directorships include Capital Power and West-Fraser Timber Co. Ltd.  Mr. MacNeill is a Chartered Accountant and a Certified Public Accountant and holds a Bachelor of Commerce from Montana State University.  He is a member of the Canadian Institute of Chartered Accountants and the Financial Executives Institute.  He is also a Fellow of the Alberta Institute of Chartered Accountants and of the Institute of Corporate Directors.  Past public board directorships include, ArcelorMittal Dofasco (Chair), Legacy Hotels REIT, Sears Canada Inc., Toronto Dominion Bank, Telus Corporation, University of Calgary (Chair), Veritas DCG Inc., and Western Oil Sands Inc. Mr. MacNeill is also a member of the Order of Canada.

Ronald Phillips has been a director of the Company since February 2006 and is the Chair of the Company’s Compensation Committee and a member of the Governance and Nominating Committee and Audit Committee.  Mr. Phillips was a director of Oilsands Quest Sask Inc., a subsidiary of the Company, from May 2006 to August 2006.  Mr. Phillips is currently the Manager of Merchant Advance Funding LLC, a Stamford, Connecticut based investment partnership.  From 2002 through late 2008, Mr. Phillips managed the DKR Capital Event Driven Fund.  Mr. Phillips holds a JD from Stanford Law School and a BA from Brown University.  He is a member of the New York State Bar.  Mr. Phillips resigned as director effective September 6, 2011.

John Read has been a director of the Company since October 11, 2007 and has served as a member of the Company’s Compensation and Reserves and Resources Committees since that time.  In 1970, Mr. Read began his career in the oil and gas industry with Shell Canada and then Texaco Exploration Canada.  In 1974, he joined Colt Engineering Ltd., a private, start-up engineering organization where he held engineering and management positions, and, in 1983, became President and Chief Executive Officer.  Mr. Read was Chief Executive Officer from 1999 until his retirement in early 2006.  He remained a partner and director of The Colt Companies until March 2007, when Colt was acquired by Worley Parsons Limited, a worldwide engineering and project management organization.  Mr. Read is a member of the World Presidents’ Organization and the Association of Professional Engineers, Geologists and Geophysicists of Alberta.  Mr. Read serves as a director on the boards of Axia Netmedia Corporation, PFB Corporation and Canadian Oil Sands Trust, each of which is listed on the Toronto Stock Exchange.  Mr. Read resigned as director effective September 6, 2011.

Gordon Tallman has been a director of the Company since August 14, 2006 and is the Chair of the Audit Committee and the Governance and Nominating Committee.  Mr. Tallman retired as the Senior Vice-President, Royal Bank of Canada, and head of the Prairies Region of Canada, after a banking career spanning 42 years.  Mr. Tallman is a member of the Board of Directors of Big Rock Brewery Inc. and PFB Corporation.  He is Chairman of the Board of Enbridge Income Fund Holdings Inc.  He has also served as Chairman of the Board of CV Technologies, Inc. and on the Boards of Canadian Utilities Ltd., Calgary, Investment Saskatchewan Inc., ECL Group of Companies Ltd and Gwich’n Development Corporation, Inuvik, NWT.  Mr. Tallman is a graduate of the Institute of Corporate Directors, Corporate Governance College.  Mr. Tallman resigned as director effective December 20, 2011.

Honorable Senator Pamela Wallin O.C. has been a director of the Company since June 28, 2007 and is a member of the Company’s Governance and Nominating Committee and was a member of the Community Relations, Environment, Health and Safety Committees.  Since August 2006, Ms. Wallin has served as the Senior Advisor to the President of the Americas Society and the Council of the Americas in New York.  In Canada, she serves on several corporate boards, including CTV Globemedia, Canada’s premier multimedia company, with ownership in CTV and the Globe and Mail, the board of Gluskin Sheff & Associates, an investment and wealth management firm, and Porter Airlines.  Ms. Wallin is a member of a special Advisory Board for BMO Harris Bank.  Ms. Wallin is the Chancellor of the University of Guelph in Ontario.  In July 2006, Ms. Wallin completed her four-year term as Consul General of Canada in New York.  She was appointed to this prestigious post in 2002.  From 1995 to 2002, Ms. Wallin served as President and Chief Executive Officer of PWP, Inc., a privately held media production company.  Ms. Wallin was appointed to the Senate of Canada on December 22, 2008 and currently serves on the Senate’s Foreign Affairs and International Trade Committee, the Veteran Affairs subcommittee, and the Special Committee on Anti-Terrorism and is Chair of the Defense and National Security Committee.  Ms. Wallin resigned as director effective December 20, 2011.

 Independence of the Board of Directors

Ronald Blakely, Brian F. MacNeill, Ronald Phillips, John Read, Gordon Tallman, Paul Ching and Honorable Senator Pamela Wallin O.C. are all independent directors and none has any material relationship with the Company that might interfere with his or her exercise of independent judgment.  The Company defines “independent” as that term is defined in Section 803A of the NYSE Amex listing standards and in Item 407(a) of Regulation S-K.  These seven directors are also “independent” within the meaning of Multi-lateral Instrument 52-110 promulgated by the Canadian Securities Administrators.

The two remaining directors, Christopher H. Hopkins and T. Murray Wilson, are not independent.  Messrs. Hopkins and Wilson have served as senior executive officers of the Company within the past three years.

 Board of Directors

 General

The Board of Directors, in conjunction with management, has developed broad terms of reference to monitor and influence the strategic management of the Company, shareholder relations and other third party relations.  Mr. Blakely, the independent Chairman of the Board, ensures the Board of Directors is organized and functions effectively.

The charters for the Board of Directors and each of the Committees are available on the Company’s website at www.oilsandsquest.com.  The Board of Directors has adopted a written Code of Ethics which is applicable to all members of the Company, including Directors, officers, employees and consultants.  The Code of Ethics is also available on the Company’s website.

The Board of Directors has adopted a whistleblower policy that applies to all of our officers and employees, including our principal executive officer, principal financial officer or executives that act in a similar capacity.  The Company is committed to fair, accurate and transparent accounting of financial matters and expects all employees, consultants, officers, directors and agents to act in accordance with the highest ethical standards in the performance of their responsibilities for the Company.  The Company also requires full compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices and prohibits violations of applicable securities or other laws relating to fraud against shareholders.  Mr. Blakely and Mr. MacNeill are the directors to which such inquiries are made.  The “whistleblower” policy is available on the Company’s website.

All meetings of the Board of Directors begin with disclosure by each director of any conflicts or potential conflicts to promote and encourage a culture of ethical business conduct.  The Board of Directors will take such actions as are reasonably required to resolve such conflicts when identified with a view to the best interests of the Company.

Written descriptions of the roles and responsibilities of the President and Chief Executive Officer, the Vice President & Controller, Vice President, Exploration & Development and of the Chairman of the Board and each Committee Chair have been developed by the Board of Directors.

The Board of Directors provides new directors with the ability to access background documents of the Company, including corporate records and prior board materials.  New members of the Board of Directors are invited to meet with all members of the organization and to attend site visits for orientation as to the nature and operations of the business.  All members of the Board of Directors are encouraged to attend relevant industry conferences and to perform due diligence on the Company.  Presentations are made regularly to the Board of Directors and Committees to educate and inform them of changes within the Company and in regulatory and industry requirements and standards.  Travel and attendance fees related to attendance at relevant industry conferences are paid for by the Company.

In addition to the specific professional experience of each director, we chose our directors because they are highly accomplished in their respective fields, insightful and inquisitive.  In addition, we believe each of our directors possesses sound business judgment and is highly ethical.  While we do not have a formal diversity policy, we consider a wide range of factors in determining the composition of our Board, including professional experience, skills, education, training and background.

 Board Leadership Structure and Risk Management

Mr. Blakely is the Chairman of the Company’s Board of Directors.  The Board believes that Mr. Blakely is best suited to serve as Chairman because he is the most familiar with the Company’s business and industry and is best able to establish strategic priorities for the Company.  The Board of Directors appointed Mr. Blakely as the Chairman in August 2010.  In such capacity, Mr. Blakely reviews agendas for Board meetings and annual goals and objectives for the Company.  The Board believes that its majority of independent directors and other aspects of its governance provides appropriate independent oversight to Board decisions.  As a result, the Board believes that Mr. Blakely’s continuing service as Chairman of the Board is beneficial to the Company and provides an effective leadership structure. Mr. Blakely previously served as the lead independent director since August 2009.

The Board of Directors, directly and through its committees, is actively involved in the oversight of the Company’s risk management policies.  The Audit Committee is charged with overseeing enterprise risk management, generally, and with reviewing and discussing with management the Company’s major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor, control and manage these exposures, including the Company’s risk assessment and risk management guidelines and policies.  The Compensation Committee oversees the Company’s compensation policies generally to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.  The Audit Committee and the Compensation Committee receive reports from, and discuss these matters with, management and regularly report on these matters to the Board.

The Compensation Committee has conducted a comprehensive review of the Company’s compensation structure from the perspective of enterprise risk management and the design and operation of our executive and employee compensation plans, policies and arrangements generally, including the performance objectives and target levels used in connection with our annual cash incentive bonus compensation and stock option awards, and has concluded that there are no risks arising from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.  Our compensation program as a whole does not encourage or incentivize our executives or other employees to take unnecessary and excessive risks or engage in other activities and behavior that threaten the value of the Company or the investments of its shareholders, as evidenced by the following design features that we believe mitigate risk-taking:

Compensation Mix.  To encourage appropriate decision-making and facilitate the alignment of the interests of our employees with those of the Company and its shareholders, our compensation program is structured to provide an appropriate balance of “fixed”

and “variable” or “at risk” compensation.  We believe that the allocation of variable compensation between annual cash incentives and long-term stock option grants is reasonable for the Company given our business objectives and is comparable to the ratio used by members of our peer group identified in the ‘Compensation Discussion and Analysis’ below.  The mix of compensation provided to our executives and other employees is sufficiently diversified to be consistent with the Company’s risk profile and provide a balance of incentives.

Base Salaries.  While base salary is the only fixed element of compensation that we provide to our executives and other employees, we believe that the amounts paid are sufficient to meet the essential financial needs of these executives and employees.  Consequently, our incentive compensation arrangements are intended to reward their performance if, and only to the extent that, the Company and our shareholders also benefit financially from their stewardship.

Annual Incentives.  The Compensation Committee believes that our bonus program does not incentivize our named executive officers or other employees to take inappropriate business risks. In prior fiscal years, the amount received did not directly relate to the achievement of specific performance objectives communicated in advance to our executives and other employees that could cause such risk-taking but rather was determined in the Board of Directors’ discretion following completion of the fiscal year to which the bonuses related.

Although with respect to fiscal 2011, specific performance targets were set and communicated in advance, the targets are not tied to quantitative Company performance but rather to more qualitative objectives such as continuing to build a strong employee base and management team and maintaining a focus on capital discipline and preservation.  The Company does not consider that the pursuit of such objectives lead or may lead to behaviors that focus executives on their individual enrichment rather than the Company’s long-term welfare.

Stock Options.  Historically, and in fiscal year 2011, the Compensation Committee granted a substantial amount of our executive officers’ total compensation as non-cash incentive compensation in the form of stock option awards.  Our annual stock option awards that are granted to our executive officers include both options that are 100% service-based, vesting in equal annual installments over a three-year period, that are not tied to Company or individual performance, and performance-based options that vest based on achievement of targets measured over an extended period.  The Compensation Committee evaluates the performance factors and targets for annual option awards each year, to the extent performance criteria are utilized.  We consider these performance goals and target levels are appropriate given the risks the Company faces and are realistic in light of past performance.  Additionally, we believe that the following attributes of our performance-based stock options ensure that the interests of our executive officers are aligned with the interests of our shareholders:  vesting is (i) based on multiple goals and objectives, (ii) not based solely on corporate performance, but also depends on qualitative, non-financial measures, and (iii) is based on performance over an extended period and so do not encourage executives to achieve only short-term increases in our Common Stock price.

 Meetings of the Board and Committees

 Board of Directors

The Company’s Board of Directors held 14 Board meetings during the Company’s fiscal year ended April 30, 2011, and 23 additional meetings during the current fiscal year.  Such meetings consisted of unanimous consent directors’ minutes signed by all directors and actual meetings at which a quorum of the directors were present in person or by telephone.  At all regularly-scheduled meetings of the Board of Directors (and at most other meetings of the Board of Directors), the independent directors meet without the presence of the non-independent directors or members of management.

The Company does not have a formal policy with regard to Board members’ attendance at annual meetings, but encourages them to attend shareholder meetings.  All of our directors attended the last shareholder meeting held on October 17, 2010.

 Audit Committee

We have a separately designated standing Audit Committee established in accordance with the Exchange Act and Section 803 of the NYSE Amex Company Guide.  During the 2011 fiscal year, the following persons served on our Audit Committee:  Brian F. MacNeill, Ronald Blakely, Ronald Phillips and Gordon Tallman.    Mr. Blakely was the Audit Committee financial expert and Mr. Tallman was Chair of the Audit Committee.  Messrs. MacNeill, Blakely, Phillips and Tallman are each “independent” as that term is defined in Section 803A of the NYSE Amex Company Guide and SEC Rule 10A-3 under the Exchange Act. Subsequent to the effectiveness of Mr. Tallman’s resignation, the Audit Committee consisted of Messrs. Blakely, Ching and MacNeill. Mr. Blakely is the Audit Committee financial expert and Mr. MacNeill is serving as Chair of the Audit Committee.  Mr. Ching is also “independent” as that term is defined in Section 803A of the NYSE Amex Company Guide and SEC Rule 10A-3 under the Exchange Act.

The Audit Committee was formed on February 15, 2006.  The Audit Committee held 5 meetings in person or by unanimous written consent during the fiscal year ended April 30, 2011.  The Audit Committee has held 4 additional meetings during the current fiscal year.  The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.oilsandsquest.com.  The Audit Committee oversees the accounting and financial reporting processes of the Company and oversees the audits of the Company’s financial statements.

The following constitutes the report the Audit Committee has made to the Board of Directors and, when read in connection with the Audit Committee Charter, generally describes the functions performed by the Audit Committee:

Report of the Audit Committee
To the Board of Directors of Oilsands Quest Inc.

Management is responsible for our internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements.  Our responsibility is to monitor and oversee those processes.  We hereby report to the Board of Directors that, in connection with the financial statements for the fiscal year ended April 30, 2011, we have:

—	reviewed and discussed the audited financial statements with management and the independent accountants;

—	discussed with the independent accountants the matters required to be discussed by SAS 114 (The Auditor’s Communication With Those Charged With Governance); and

—
received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and discussed with the independent accountant the accountant’s independence.

Based on the discussions and our review described above, we recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2011 be included in the Company’s Annual Report on Form 10-K for the Year Ended April 30, 2011, as amended, which is being provided contemporaneously with this proxy statement.

Respectfully submitted,
The Audit Committee of Oilsands Quest Inc.

Gordon Tallman, Chair
Brian F. MacNeill, Member
Ronald Blakely, Member
Ronald Phillips, Member

 Compensation Committee

During the 2011 fiscal year, the Company’s Compensation Committee consisted of:  Paul Ching (serving as Chair of the Committee), Ronald Phillips and Honorable Senator Pamela Wallin O.C..  Subsequent to the effectiveness of Ms. Wallin’s resignation, the Compensation Committee consisted of Mr. Ching (serving as Chair of the Committee), Mr. Blakely and Mr. MacNeill.  The Compensation Committee was formed on February 15, 2006.  The Compensation Committee held 4 meetings during the fiscal year ended April 30, 2011.  The Compensation Committee has held 1 additional meeting during the current fiscal year.

Duties of the Compensation Committee include reviewing and making recommendations regarding compensation of executive officers and determining the need for and the appropriateness of employment agreements for senior executives.  This includes the responsibility:  (1) to determine, review and approve on an annual basis the corporate goals and objectives with respect to compensation for the senior executives; and (2) to evaluate at least once a year the performance of the senior executives in light of the established goals and objectives and, based upon these evaluations, to determine the annual compensation for each, including salary, bonus, incentive and equity compensation.  The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee in its sole discretion deems appropriate.  The Compensation Committee may also invite the senior executives and other members of management to participate in their deliberations, or to provide information to the Committee for its consideration with respect to such deliberations, except that:  the Chief Executive Officer may not be present for the deliberation of or the voting on compensation for the Chief Executive Officer.  The Chief Executive Officer may, however, be present for the deliberation of or the voting on compensation for any other officer.

The Compensation Committee also has the authority and responsibility:  (1) to review the fees paid to independent directors for service on the Board of Directors and its committees, and make recommendations to the Board with respect thereto; and (2) to review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board as needed.

Our Compensation Committee’s charter was adopted by the Board of Directors on February 15, 2006.  The charter is available on our web site at www.oilsandsquest.com.

The Compensation Committee has retained Mercer (Canada) Limited to review and advise on both senior executive compensation and compensation for the Board of Directors.

 Governance and Nominating Committee

During the 2011 fiscal year, the Company’s Governance and Nominating Committee consisted of: Gordon Tallman (Chair), Brian MacNeill and Honorable Senator Pamela Wallin O.C..  Subsequent to the effectiveness of the resignations of Mr. Tallman and Ms. Wallin, the Company’s Governance and Nominating Committee consisted of Messrs. Blakely, Ching and MacNeill, with Brian MacNeill serving as Chair of the Committee.  Duties of the Governance and Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors.  Our Governance and Nominating Committee’s charter was adopted by the Board of Directors on February 15, 2006 and is available on our web site at www.oilsandsquest.com.

The functions performed by the Governance and Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees.  In making nominations, our Governance and Nominating Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

The Governance and Nominating Committee considers nominees proposed by our shareholders.  To recommend a prospective nominee for the Governance and Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to Oilsands Quest Inc. Attention:  Corporate Secretary, 800, 1333 8th Street S.W., Calgary, AB, Canada T2R 1M6.

A shareholder nomination submitted to the Governance and Nominating Committee must be submitted to the Company by the date mentioned in the most recent proxy statement under the heading “Shareholders Proposals” as such date may be amended in cases where the annual meeting has been changed as contemplated in Exchange Act Rule 14a-8(e), Question 5.  The shareholder nomination must include, at a minimum, the following information:

(i) the name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;

(ii) the number of shares and description of the Company’s voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;

(iii) the name, address, telephone number, fax number and e-mail address of the person being recommended to the nominating committee to stand for election at the next annual meeting (the “Proposed Nominee”) together with information regarding such person’s education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information;

(iv) information regarding any family relationships of the Proposed Nominee as required by Item 401(d) of Regulation S-K;

(v) information on whether the Proposed Nominee or the person submitting the recommendation has (within the ten years prior to the recommendation) been involved in legal proceedings of the type described in Item 401(f) of Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K);

(vi) information regarding the share ownership of the Proposed Nominee required by Item 403 of Regulation S-K;

(vii) information regarding certain relationships and related party transactions of the Proposed Nominee as required by Item 404 of Regulation S-K; and

(viii) the signed consent of the Proposed Nominee in which he or she:  (a) consents to being nominated as a director of the Company if selected by the nominating committee, (b) states his or her willingness to serve as a director if elected for compensation not greater than that described in the most recent proxy statement, (c) states whether the proposed nominee is “independent” as defined by Section 803 of the NYSE Amex Company Guide, and (d) attests to the accuracy of the information submitted pursuant to paragraphs (i) through (vii), above.

Although the information may be submitted by fax, e-mail, mail, or courier, the Governance and Nominating Committee must receive the Proposed Nominee’s signed consent, in original form, within ten days of making the nomination.

When the information required above has been received, the Governance and Nominating Committee will evaluate the Proposed Nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such Proposed Nominee to fulfill those needs.

The process for evaluating a Proposed Nominee is the same whether a Proposed Nominee is recommended by a shareholder or by an existing officer or director.  The Governance and Nominating Committee will:

(1) establish criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board of Directors:  leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints; and the Governance and Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company;

(2) identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chairman of the Board, make recommendations to the Board on new candidates for Board membership; and

(3) receive and evaluate nominations for Board membership which are recommended by existing directors, corporate officers, or shareholders in accordance with policies set by the Governance and Nominating Committee and applicable laws.

The Governance and Nominating Committee was formed on April 30, 2004, and held 2 meetings during the fiscal year ended April 30, 2011.  It has held 1 additional meeting during the current fiscal year.  The Company has not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

 Resources and Reserves Committee

During the 2011 fiscal year, the Company’s Resources and Reserves Committee consisted of:  Paul Ching (Chair), Christopher Hopkins, Brian MacNeill and Honorable Senator Pamela Wallin O.C..  Subsequent to the effectiveness of Ms. Wallin’s resignation, the Resources and Reserves Committee consisted of Messrs. Ching (Chair), Hopkins and MacNeill.  The Resources and Reserves Committee assists the Board in meeting its responsibilities relating to reporting practices related to resources and reserves of the Company.  In doing so, the Resources and Reserves Committee reviews the regulatory requirements for oil and gas reporting and makes recommendations to the Board with respect to those requirements, oversees the selection of independent geological engineers and qualified reserves evaluators that perform the Company’s resource evaluations, and reviews all independent geological and engineering evaluation reports.  The Committee also reviews all resource reporting and resource related disclosure prior to release by the Company to the public, and, since October 7, 2010 performs all functions previously performed by the Community Relations, Environment, Health and Safety Committee.  The Resources and Reserves Committee held 5 meetings during the fiscal year ended April 30, 2011.  The Resources and Reserves Committee has held no additional meetings during the current fiscal year.

 Community Relations, Environment, Health and Safety Committee

Because of lower operational activities, the Community Relations, Environment, Health and Safety Committee was wound up on October 7, 2010.  Its mandate was added to the mandate of the Resource and Reserves Committee on that date.  Prior to October 7, 2010, the Company’s Community Relations, Environment, Health and Safety Committee consisted of T. Murray Wilson, Christopher Hopkins and Honorable Senator Pamela Wallin O.C.  The primary functions of the Community Relations, Environment, Health and Safety Committee are to assist the Board in reviewing the Company’s policy and management pertaining to (1) establishing and maintaining relationships with communities in the vicinity of its operations; and (2) health, safety, and environmental matters associated with its activities, functions which are now carried out by the Resources and Reserves Committee.

The Committee also reviews the reports and recommendations of independent consultants charged with assisting the Company in developing policies or managing its community relations and health, safety and environmental programs.

Prior to October 7, 2010, the Community Relations, Environment, Health and Safety Committee oversaw the community relations strategy of the Company including the process to develop, review and report on benefit agreements between the Company and communities and report on the status of the Company’s relationships with communities in the vicinity of its operations.  The Community Relations, Environment, Health and Safety Committee also supervised the Company’s strategy to manage health, safety and environmental matters at its operations sites and corporate offices, including corporate response and reporting procedures.  The Resources and Reserves Committee now performs these functions.

The Community Relations, Environment, Health and Safety Committee, and subsequent to October 7, 2010, the Resource and Reserves Committee, has the authority and responsibility to:  (1) review compliance with applicable regulations and policies concerning community relations and health, safety and environmental matters; (2) review compliance with the terms of agreements concerning community relations and health, safety and environmental matters; (3) review procedures and when necessary engage qualified independent consultants to review procedures or provide recommendations concerning community relations and health, safety and environmental matters; and (4) consider the adequacy of such procedures concerning community relations and health, safety and environmental matters.

The Community Relations, Environment, Health and Safety Committee held no meetings independent of the Resources and Reserves Committee during the fiscal year ended April 30, 2011.

 Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an employee of the Company during the fiscal year, nor has any member of Compensation Committee formerly served as an officer of the Company, and none of the Compensation Committee members entered into a transaction with the Company in which they had a direct or indirect interest that is required to be disclosed pursuant to Item 404 of Regulation S-K.

 Assessments

Following the end of every second year, the Governance and Nominating Committee assesses the effectiveness of the Board as a whole and makes recommendations respecting same.  For the most recently ending fiscal year, the Board of Directors will undertake to complete surveys wherein they evaluate directors, senior executives, the Committees and the Board as a whole.  The subject matter of the surveys is used to assess and improve Board practices.

 Shareholder Communication with the Board of Directors

The Company values the views of its shareholders (current and future shareholders, employees and others).  Accordingly, the Board of Directors established a system through its Audit Committee to receive, track and respond to communications from shareholders addressed to the Company’s Board of Directors or to its non-management directors.  Any shareholder who wishes to communicate with the Board of Directors or the non-management directors may write to:

Brian MacNeill
Chair, Audit Committee
c/o Oilsands Quest Inc.
800, 1333 8th Street S.W.
Calgary, AB, Canada T2R 1M6

The Chair of the Audit Committee is the Board Communications Designee.  He will review all communications and report on the communications to the Chair of the Governance and Nominating Committee and the full Board or the non-management directors as appropriate.  The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a related person transaction policy that applies to all of our directors and executive officers.  It is the Company’s policy that the Audit Committee of the Board of Directors review and approve all related person transactions in advance, and that such related person transactions be disclosed in accordance with applicable legal and regulatory requirements.

There are no family relationships between any Company executive officer or director.

None of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred since May 1, 2010, or in any proposed transaction, which has materially affected or will affect the Company.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table contained below.  These are our named executive officers (the “NEOs”) and include each of the individuals who served as the Company’s principal executive officer and principal financial officer or acted in a similar capacity at any time during the 2011 fiscal year, the Company’s next most highly compensated executive officers that were employed at the end of the 2011 fiscal year, of which there were two, and one additional former executive officer of the Company who would have been one of the Company’s next most highly compensated executive officers based on the compensation she earned during the portion of 2011 fiscal year that she was employed by the Company.

 Compensation Discussion and Analysis

 Oversight of Executive Compensation Program

As more fully described below, the Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends to the full Board of Directors each of the compensation programs for our senior executive officers, including the NEOs.  Our senior executive officers review the base salary, annual bonus and long-term compensation levels for the other permanent employees.  The entire Board of Directors remains responsible for significant changes to or adoption of new employee benefit plans.  Consistent with the listing requirements of the NYSE Amex, the Compensation Committee is composed entirely of independent members of our Board of Directors.

 Compensation Program Philosophy and Objectives

Our compensation program has five objectives:

—	support the Company’s overall business strategy;

—	align total compensation with shareholder interests;

—	minimize turnover related to compensation issues;

—	reward key executives and key employees for demonstrated performance through short- and long-term incentive plans; and

—	balance the proportion of fixed (i.e., base salary) versus variable (i.e. short- and long-term incentives) compensation to be competitive with typical practice among peers.

In making compensation decisions, the Compensation Committee considers various factors such as each executive’s motivation level, leadership ability, overall knowledge and experience in his or her particular segment of our business, the competitive compensation environment for such individual, that person’s unique skills and his or her expected future contribution to the success of our company.  We feel that if these qualities are rewarded, the executives will be motivated to achieve our corporate goals and implement our strategies.

 Elements of Compensation

The Compensation Committee believes that the compensation environment for qualified professionals in the industry in which the Company operates is highly competitive and the possibility exists that other companies will be able to offer more concrete benefits and higher salaries to its senior officers.  It also believes that similar compensation pressure has resulted from increased financial reporting and corporate governance requirements implemented in recent years.  In order to compete in this environment, our NEOs’ compensation (other than Mr. MacNeill’s compensation) has four components:

—	base salary;

—
short-term cash-based incentives for fiscal year ending April 30, 2011 were tied to pre-established performance goals however in prior years such incentives were generally determined annually using informed discretion (i.e. not a formula) and approved by the Board of Directors and for fiscal year 2012 cash-based incentives will be determined using informed discretion;

—	long-term equity-based incentives to be considered annually at the discretion of the Board of Directors; and

—	other benefits that, in most cases, are available to all salaried employees.

See “Base Salary” for a discussion of the compensation for Mr. MacNeill.

The Company does not provide its executives, or any other Company employees, with the opportunity to participate in a pension plan or non-qualified deferred compensation plan.

 How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals.  Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation.  We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.  Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.  We have not adopted any formal internal pay-equity proposal, but it is the Compensation Committee’s goal to be fair and reasonable to all employees within the limitations of the Company’s financial capabilities and equity requirements.

The Compensation Committee has engaged independent consultants, Mercer (Canada) Limited, to assist it in its determination of peer group assessments and other factors in assessing overall executive compensation.  In determining the relevant peer group, the Compensation Committee considered public and private companies with oil and gas exploration and production operations including those with oil sands operations.  Specifically, these included 14 peer group companies with respect to the compensation of our NEOs and over 100 peer group companies with respect to the compensation for all other employees as set out in the Mercer Total Compensation Survey for the Oil and Gas Industry.

For fiscal year 2011, the 14 peer group companies with respect to the compensation of our NEOs were:

Named Executive Officers’ Peer Group Companies
Athabasca Oil Sands Corporation	Osum Oil Sands Corp.
Connacher Oil and Gas Limited	Petrobank Energy Resources Ltd.
Grizzly Resources Ltd.	Seven Generations Energy Ltd
Ivanhoe Energy Inc.	Southern Pacific Resource Corporation
Japan Canada Oil Sands Limited	Statoil Canada Ltd.
Laricina Energy Ltd.	Total E&P Canada Ltd.
MEG Energy Corp.	UTS Energy Corporation

The aspects of compensation that were assessed in the “peer group assessments” include base salary, short-term incentives, perquisites, and long-term incentives.  Factors also considered in assessing overall executive compensation in relevant peer groups included size and nature of organizations, comparable positions, industry competitive pressures in specific geographic location, and target pay positioning for roles of strategic importance and other roles in the organization.  All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer (Canada) Limited.  Mercer (Canada) Limited did not provide any services to the Company during fiscal year 2011 other than advice with respect to executive compensation, and it is engaged annually to provide such advice.

Base Salary.  Base salary, paid in cash, is the first element of compensation for our NEOs.  We set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while recognizing that our NEOs have additional incentives to work towards the Company’s success.  Individual performance and contribution to the overall business goals of the Company are subjective measures and are also evaluated by the Compensation Committee.

On February 1, 2011, Mr. Wong’s base salary was increased from $296,267 ($300,000 CDN) to $345,645 ($350,000 CDN), on May 1, 2010, Mr. Raven’s base salary was increased from $209,868 ($225,000 CDN) to $218,263 ($234,000 CDN) which was followed by an increase to $231,582 ($234,500 CDN) on January 13, 2011, and on February 1, 2011, Ms. Lamoureux’s base salary was increased from $177,760 ($180,000 CDN) to $192,574 ($195,000 CDN)  These increases were made by the Board of Directors, on recommendation from the Compensation Committee, due to the highly competitive compensation environment for qualified executives in the industry and in recognition of the increased responsibilities of these executives arising from Mr. Wong’s appointment as President and Chief Executive Officer, Mr. Raven’s appointment as Vice President, Exploration and Development and Ms. Lamoureux’s appointment as Vice President and Controller. No other NEO received an increase in base salary during fiscal year 2011.

Mr. MacNeill received fees for his role as acting Chief Executive Officer during the 2011 fiscal year at an annualized rate of $296,267 ($300,000 CDN).  Mr. MacNeill did not receive any other  compensation for such services and the discussion of other elements of compensation herein do not apply to him.

The Compensation Committee believes that base salaries for our NEOs are appropriate for executives serving a public company of our size in our industry.

Annual Cash Bonuses.  Annual cash bonuses are the second element of our compensation plan.  The Compensation Committee believes it is appropriate that executive officers and other employees have the potential to receive a significant portion of their annual cash compensation as a cash bonus to encourage performance to achieve key short-term (annual) corporate objectives and to be competitive from a total remuneration standpoint.

In accordance with the executive employment agreements for each NEO (other than Mr. MacNeill who is not party to any employment agreement), any award of cash bonuses is at the sole discretion of the Compensation Committee.  In accordance with the terms of each of our NEOs’ employment agreements, when a bonus plan is established by the Company, the executives will be eligible to receive a target bonus equal to 40% of their base salary, except with respect to Mr. Wilson and Ms. MacKenzie would have been eligible for a bonus up to 200% and 100% of their base salary, respectively.  The Board of Directors has discretion to adjust this target up or down.  Prior to fiscal year 2011, annual bonuses were discretionary and the Board of Directors and the Compensation Committee had the discretion to not award any cash bonus to any of our NEOs if warranted.

On May 12, 2010 the Board of Directors approved the performance goals for each of the NEOs’ annual cash bonuses with respect to fiscal year 2011.  These goals, their measure and their relative weightings are as follows:

Goal	Measure	Weighting

Design, finance and operate a low pressure Steam Assisted Gravity Drainage (“SAGD”) test	Successfully complete a SAGD test by April 30, 2011, which confirms the containment characteristics of the overburden (glacial till) and increases the contingent resource estimate provided by independent third party engineers.	40%

Maintain a focus on capital discipline and preservation	Complete the scope of the fiscal 2011 budget, within the budget approved and updated by the Board.	30%

Continue building a strong employee base and management team	Staff turnover is less than 15% for fiscal year 2011.	20%

Receive approval from Saskatchewan Ministry of Environment for a 30,000 BPD commercial project	Approval from Saskatchewan Ministry of Environment by April 30, 2011	10%

Prior to fiscal year 2011, we had no set formula for determining or awarding cash bonuses to our other executives or employees and there was no specific guideline for determining how much weight to give to individual and Company performance factors when determining the amount of annual bonuses which were discretionary.  In determining whether to award bonuses and the amount of any bonuses, we have taken and will continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, peer group assessments, and the total compensation package, as well as Company resources and business projections, and other operational factors.

The Compensation Committee may have considered how unexpected events may have impacted the Company’s performance with respect to determining the appropriateness of a bonus.  For example, a large acquisition may substantially change our budget and forecast prepared prior to the beginning of a year, thereby affecting the cash available for payment of bonuses.  Also, our Compensation Committee encourages our executives to pursue long-term goals, even if these long-term goals may result in a reduction in our near-term performance.  Accordingly, prior to fiscal year 2011, the Compensation Committee would determine whether and in what amount a bonus was appropriate for each of the NEOs after taking into account all factors that the Compensation Committee, in its discretion, determined to be appropriate.

Where the Compensation Committee determines that bonuses are properly payable, but cash considerations do not permit the payment of a bonus in cash, the Compensation Committee will consider payment of the bonus amount in restricted stock or options.  The Compensation Committee may also defer all or any part of any bonus to future years.

Prior to fiscal year 2011, when determining cash bonus awards, the Compensation Committee considered the following overall corporate objectives:  (i) the attainment of exploration goals by the Company; (ii) the progress made on pre-commercialization activities for our oil sands discoveries; (iii) the timely acquisition or divestiture of key strategic assets for the future of the Company; (iv) the ability of our senior executives to secure financing for the operations of the Company; (v) the ability of our senior executives to execute these programs within established budgets; and (vi) the individual roles and performance of our senior executives in accomplishing these corporate objectives.

Prior to fiscal year 2011, the Compensation Committee also considered the following individual factors for each NEO:  (i) operations excellence; (ii) development of key relationships; (iii) creating and supporting a strong environment of corporate governance and (iv) leadership in the execution of corporate goals.  The Compensation Committee also takes into account the significant labor constraints for skilled executives in the oil sands industry in the Alberta marketplace to ensure that the cash bonuses reflected an appropriate retention component.

As a result of the consideration of these factors in respect of Company performance in fiscal year 2009 and fiscal year 2010, and the judgment exercised by the Compensation Committee, none of the Company’s NEOs (at the time) received an annual cash bonus in respect of fiscal year 2009 or fiscal year 2010 because our goals with respect to Company performance were not achieved.  In addition, none of the Company’s NEOs received an annual cash bonus in respect of fiscal year 2011 because the pre-established goals (described above) with respect to Company performance were not achieved.

However, the Company has in the past three fiscal years awarded one-time cash bonuses to certain executives in recognition of their roles in satisfying specific performance goals.  On May 31, 2010 a short term incentive payment of $50,000 CDN was paid to each of Mr. Wong, Ms. Peters and Mr. Raven, in recognition of their role in securing financing in an amount that ensured the Company had sufficient liquidity to carry on with its planned operations for 12 months, a goal which was achieved in fiscal year 2010. In addition, Ms. Lamoureux received a bonus equal to $25,000 CDN in respect of fiscal year 2010 that was paid on May 31, 2010 pursuant to her participation in a non-executive bonus program prior to her becoming a NEO.

Effective November 23, 2010, the Company entered into two separate and identical Retention Agreements with Mr. Wong and Ms. Peters, in anticipation of both executives playing a key role in facilitating the Company’s strategic alternatives review process to increase shareholder value (in addition to their normal duties and responsibilities), pursuant to which the Company was required to pay such executives a retention bonus equal to 75% of the executive’s base salary.  Mr. Wong and Ms. Peters were paid a retention bonus in the amount of $222,200 ($225,000 CDN) and $203,684 ($206,250 CDN), respectively on February 28, 2011.

In addition, in order to ensure the retention of the Company’s skilled workforce during our continued strategic alternative process in the Alberta marketplace where there are significant labor constraints for skilled professionals in the oil sands industry, effective as of August 18, 2010, the Company adopted a broad-based Retention Program pursuant to which all other executives and employees of the Company, including Mr. Raven and Ms. Lamoureux, were eligible to receive a retention bonus equal to 75% of the individual’s base salary, subject only to continued employment through February 28, 2011. Pursuant to such program, on February 28, 2011, Mr. Raven and Ms. Lamoureux were paid a retention bonus in the amount of $222,200 ($225,500 CDN) and $158,009 ($160,000 CDN), respectively.

In light of the Company’s continued pursuit of its strategic alternative review process, the Board of Directors has not established any performance goals for each of the NEOs’ annual cash bonuses with respect to fiscal year 2012.  Instead, effective as of  March 4, 2011, the Company adopted another broad-based Retention Program designed to retain our workforce in the competitive marketplace and pursuant to which all executives and key employees of the Company, including our NEOs, will be eligible to receive a retention bonus equal to 75% of the individual’s base salary, subject only to their continued employment through December 31, 2011.

In light of the uncertainty arising from the Company’s filing for creditor protection under Companies’ Creditors Arrangement Act (“CCAA”), and the competitiveness within the Calgary marketplace for oil and gas skilled executives, the Company entered into three retention agreements with each of Mr. Wong, Mr. Raven and Ms. Lamoureux in January 2012, designed to encourage such executives to continue their service with the Company and focus on our goals during the CCAA  process. These retention agreements provide for a retention bonus equal to 50% of the respective executive’s base salary at January 1, 2012 (less statutory deductions), payable in two equal installments (50% within one month of the earlier of the targeted exit from the CCAA process or June 30, 2012 and 50% within one month of the earlier of the targeted exit date or December 31, 2012).  If the Company exits from the CCAA process prior to June 30, 2012 or the executive’s employment is terminated prior to such date, such executive will not be eligible for the second payment.

Any additional bonuses for our NEOs for fiscal year 2012 will be discretionary and the Board of Directors will take into consideration the corporate objective and individual performance factors that it deems appropriate.

Long-Term Equity-Based Incentives.  Equity-based incentives form a third element of our compensation program.  Long-term equity-based incentive compensation is an element of our compensation policy because we believe it aligns employee and executives’ interests with the interests of the Company’s shareholders.  Our equity incentives also reward the attainment of long-term corporate objectives by our executives.  We generally grant equity in the form of stock options that are subject to vesting over several years in order to encourage management and executive retention.  We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint.  At the present time, the Company has two equity incentive plans for its management and employees:  its 2005b Stock Option Plan and its 2006 Stock Option Plan.  The Company does not intend to grant any further options under the 2005b Stock Option Plan and there are no grants outstanding under that plan.

The Compensation Committee administers our long-term equity-based incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates, and from time to time recommending rules and regulations for carrying out the purposes of our plans for approval by the Board of Directors.  For compensation decisions regarding the grant of equity compensation to executive officers (other than Mr. Wong while he served as President and Chief Executive Officer, Mr. MacNeill while he served as acting Chief Executive Officer and Mr. Wilson, during the period in which he served as our Executive Chairman, President and Chief Executive Officer) and other employees, our Compensation Committee considered recommendations from Mr. Wong and Mr. MacNeill during the period in which each served as President and Chief Executive Officer, and Mr. Wilson, during the period in which he was our Executive Chairman, President and Chief Executive Officer, as well as the competitive environment associated with longer-term compensation. All awards are granted at an exercise price equal to the fair market value on the grant date in accordance with FASB ASC Topic 718.

Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits.  In the event of a change of control, or upon the death, disability, retirement or termination of a grantee’s employment without cause, all outstanding equity-based awards may immediately vest depending on the individual’s employment arrangement.  Please see “Employment Contracts, Change of Control Arrangements and Certain Other Matters” below for further details.  Historically and in fiscal year 2010, awards were typically granted annually in August or September of each year in connection with our annual performance reviews and salary adjustments.  Beginning in fiscal year 2011 and thereafter, awards will be made in May of each year following completion of the fiscal year on April 30.  If an executive begins employment with the Company during the fiscal year or is appointed to a new position, the executive may also receive an initial or additional equity grant at such time.

We have no set formula for granting awards to our executives or employees.  In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors discussed in ‘Annual Cash Bonuses’ above.

In determining the specific fiscal year 2011 awards for our individual NEOs, the Compensation Committee considered overall corporate objectives and individual executive criteria including those listed above in ‘Annual Cash Bonuses’.

Grants to individual NEOs made prior to fiscal year 2011 that are still outstanding are contained in the “Outstanding Equity Awards at 2011 Fiscal Year End” table below.  Grants to individual NEOs for fiscal year 2010 were granted on May 14, 2010 during fiscal year 2011 and grants in respect of fiscal year 2009 were granted on September 3, 2009 during fiscal year 2010 and March 29, 2010 solely with respect to Ms. MacKenzie, and are contained in the “Grants of Plan-Based Awards in Fiscal Year 2011” table below.  The sizes of the individual grants were reflective of the factors described above and the roles of each individual in the Company.

The following awards were made to our NEOs during fiscal year 2011:

On May 14, 2010 the NEOs that were employed on that date received the following stock option grants:  Mr. Wilson 2,000,000 options; Mr. Wong 400,000 options; Ms. Peters 350,000 options; and Mr. Raven 300,000 options.  These grants were made in recognition of the additional roles and functions within the organization that were taken on by each executive at that time.  The relative size of these equity grants is determined based on the size and complexity of each executive’s additional roles and functions at the Company, and Mr. Wilson’s grant reflects the numerous additional responsibilities connected with his assuming the positions of Executive Chairman, President and Chief Executive Officer.  All options were granted with an exercise price of $0.80, which was equal to the closing price of our Common Stock on the date of grant as quoted on the NYSE Amex, and have a term of five years.  All of these stock options will become 100% vested if (i) there is a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement, or (ii) on or before April 30, 2013, the Board of Directors determines in good faith that any two of the following targets has been achieved:

—
Recoverability of the Axe Lake Reservoir has been demonstrated by the development of a reservoir recovery configuration that the Board of Directors has resolved to authorize for use in a pilot project or commercial development application.

—	The OQI Total Shareholder Return (as defined below) is at least 15% greater than the Average Peer Total Shareholder Return (as defined below).

—	The high estimate of the Company’s contingent bitumen resources (on a 100% interest basis), as determined by an independent reserves evaluator, is at least 1,026 million barrels.

—	The high estimate of the Company’s discovered bitumen resources (on a 100% interest basis), as determined by an independent reserves evaluator, is at least 4,173 million barrels.

The Board of Directors in its sole discretion may, based on budgets and financing conditions, increase the number of targets to be achieved from two to three at any time prior to vesting.

For purposes of these performance targets, the terms have the following meanings:

“Average Peer Total Shareholder Return” means the average of the Total Shareholder Returns for each of (1) Connacher Oil and Gas Limited, (2) Cenovus Corporation, (3) Imperial Oil Limited, (4) Opti Canada Inc., (5) Suncor Inc. and (6) UTS Energy Corporation.  If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Compensation Committee will decide on the companies that will be used for the relative Total Shareholder Return comparison.

“Total Shareholder Return” means the product of (Market Price on April 30, 2013 − Market Price on May 1, 2010) + dividends paid / Market Price on May 1, 2010.

“OQI Total Shareholder Return” means the Total Shareholder Return on one share of Company Common Stock.

“Market Price” means the volume weighted average trading price of the securities, calculated by dividing the total value by the total volume of securities traded for the relevant period, (“VWAP”) on the stock exchange where the majority of the trading volume and value of the subject securities occurs, for the five trading days immediately preceding the relevant date.  In certain exceptional circumstances, the five day VWAP may not accurately reflect the securities’ current market price, and the Board of Directors may adjust the VWAP based on relevant factors including liquidity, trading activity immediately before, during or immediately after the relevant period or any material events, changes or announcements occurring immediately before, during or immediately after the relevant period.

Additionally the Company made the following grants during fiscal year 2011:  (i) on May 1, 2010, Ms. Lamoureux received a grant of 100,000 as part of the Company’s annual grants to employees generally, (ii) on January 19, 2011, Mr. Raven was awarded 100,000 options in recognition of his promotion to the position of Vice President, Exploration and Development and his expected future contributions to the Company; and (ii) on March 10, 2011, Mr. Wong was awarded 500,000 options in recognition of his promotion to the position of President and Chief Executive Officer and his expected future contributions to the Company.  Each of these option grants vested 25% upon the date of grant and will vest either (i) 25% on each of the first three anniversary dates of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement.

Other Employee Benefits.  Pursuant to the terms of their employment agreements, each of the NEOs are entitled to a vehicle allowance of $1,500 CDN per month.  The Company’s executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and long-term disability insurance, in each case on the same basis as other employees.  The Company provides vacation and other paid holidays to all employees, including the NEOs, which are comparable to those provided by other companies in our peer group.  The Company does not have any equity or security ownership guidelines for executives.  The Company does not consider the accounting and tax treatment of the particular forms of compensation awarded to executives when determining those awards.

Our articles of incorporation and bylaws entitle our officers and directors to advancement or reimbursement of their legal expenses, to the fullest extent permitted by law, if they are involved in litigation as a result of performing services for the Company or other enterprise at its request.  The right to indemnification is conditioned on meeting a specified standard of care, generally requiring the officer to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Employment Contracts, Change of Control Arrangements and Certain Other Matters.  We have entered into employment agreements with each of our NEOs (other than Mr. MacNeill).  The payments provided for under the employment agreements in the event of termination without cause or resignation in the event of a change of control are designed to assure the Company of the continued employment and attention and dedication to duty of these key management employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a change of control of the Company.  The amount of severance payable is an amount the Company has determined is necessary to remain competitive in the marketplace for executive talent.  The material terms of the employment agreements are described following the “Grants of Plan-Based Awards in Fiscal Year 2011” table below and the severance provisions are described under “Potential Payments Upon Termination or Change of Control” below.

Report of the Compensation Committee

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s proxy statement on Schedule 14A and in the registrant’s Annual Report on Form 10-K.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Ronald Phillips, Chairman
Paul Ching
John Read

Summary Compensation Table

The following table sets out the compensation recorded for the fiscal years ended April 30, 2011, 2010, and 2009 in respect to each of the individuals who served as the NEOs.  All compensation is paid in Canadian Dollars and shown in United States Dollars converted at the average exchange rate for the applicable year as determined by the Bank of Canada ($1.00 US = $1.0126 CDN in fiscal year 2011, $1.0721 CDN in fiscal year 2010, and $1.1444 CDN in fiscal year 2009).

				Option	All Other
		Salary	Bonus(8)	Awards(9)	Compensation(10)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Garth Wong	2011	350,104	271,590	389,921	21,426	1,033,041
President and Chief Executive Officer (former	2010	271,430	102,602	282,185	20,666	676,883
Chief Financial Officer) (1)	2009	39,322	—	325,000	3,756	387,078

T. Murray Wilson	2011	500,739		1,071,568	890,880	2,463,187
Former Executive Chairman, President and	2010	373,100	—	313,539	5,240	691,879
Chief Executive Officer (current director) (2)	2009	349,528	—	1,890,250	3,770	2,243,548

Brian MacNeill	2011	169,248	—	32,952	—	202,200
Acting Chief	2010	—	—	—	—	—
Executive Officer (Current director) (3)	2009	—	—	—	—	—

Susan MacKenzie	2011	152,090		—	8,112	160,202
Former Chief Operating Officer(4)	2010	7,066	—	1,047,760	—	1,054,826
	2009	—	—	—	—	—

				Option	All Other
		Salary	Bonus(8)	Awards(9)	Compensation(10)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Leigh Peters	2011	343,833	253,073	187,524	22,291	806,721
Vice President, Legal(5)	2010	244,847	93,275	188,123	20,947	547,192
	2009	—	—	—	—	—

Simon Raven,	2011	234,011	222,704	199,924	11,098	667,737
Vice President Exploration & Development	2010
(former Chief Geologist) (6)	2009

Annie Lamoureux	2011	186,656	158,016	60,627	4,514	409,813
Vice President & Controller	2010
(former Controller) (7)	2009

(1)
Mr. Wong became an officer of the Company on February 23, 2009 and served the Company as its Chief Financial Officer until he was appointed as President and Chief Executive Officer of the Company on February 1, 2011.

(2)
Mr. Wilson became an officer of the Company on May 1, 2006.  As of  January 15, 2010, Mr. Wilson assumed the roles of Executive Chairman, President and Chief Executive Officer until his resignation on September 3, 2010.  Mr. Wilson served as the Executive Deputy Chairman from September 3, 2010 until March 31, 2011 when his role as executive was terminated by the Company.  Mr. Wilson continues to serve as a director on our Board of Directors.

(3)
Following Mr. Wilson’s resignation on September 3, 2010, Mr. MacNeill assumed the role as acting Chief Executive Officer as of September 3, 2010 until Mr. Wong was appointed President and Chief Executive Officer as of February 1, 2011.  Mr. MacNeill continues to serve on our Board of Directors  For his services as acting Chief Executive Officer, the Company paid Mr. MacNeill a fee at an annual rate of $300,000 CDN amounting to $125,000 CDN for his service.  In addition, for his role as a director on the Board of Directors, during the fiscal year ending April 30, 2011, Mr. MacNeill received $46,217 in addition to a grant of 60,000 stock options with an exercise price of $0.80 on May 14, 2010.

(4)	Ms. MacKenzie became an officer of the Company on April 26, 2010. Ms. MacKenzie resigned as Chief Operating Officer of the Company on August 31, 2010.

(5)	Ms. Peters became an officer of the Company on August 1, 2001, although she did not become a NEO until fiscal year 2010, accordingly only her compensation for fiscal year 2011 and 2010 are disclosed.

(6)
Mr. Raven became an officer of the Company on January 13, 2011, in connection with his appointment as Vice President, Exploration & Development, accordingly only his compensation for fiscal year 2011 is disclosed.  Mr. Raven previously served the Company as its Chief Geologist.  Upon his appointment as an officer, Mr. Raven entered into an executive employment agreement with the Company.

(7)
Mr. Lamoureux became an officer of the Company on February 1, 2011 when she was appointed as the Company’s Vice President & Controller, accordingly only her compensation for fiscal year 2011 is disclosed. Upon her appointment as an officer, Ms. Lamoureux entered into an Executive Employment Agreement with the Company.

(8)
The bonus amounts reported for the 2011 fiscal year represent a one-time cash bonus for fiscal year 2010 that was paid to Mr. Wong, Ms. Peters and Mr. Raven on May 31, 2010, an annual cash bonus for Ms. Lamoureux  pursuant to an employee bonus program, and retention bonuses for each NEO equal to 75% of the executive’s base salary paid on February 28, 2011.

(9)
The amounts reported in this column represent the aggregate grant date fair value of stock option awards for each of the NEOs calculated in accordance with FASB ASC Topic 718 for the applicable fiscal year.  Assumptions used in the calculations of these amounts are included in footnote 11 of the notes to the Company’s financial statements in the Company’s 2009 Annual Report on Form 10-K and footnote 12 of the notes to the Company’s financial statements in the Company’s 2010 Annual Report on Form 10-K, and footnote 12 of the notes to the Company’s financial statements in the Company’s 2011 Annual Report on Form 10-K.

(10)
Premiums paid for the employee health benefits program, automobile allowances or personal use benefits of automobiles, and parking allowances are included herein.  For each of our NEOs (other than Messrs. MacNeill and Wilson) these amounts include a $1,500 CDN per month automobile allowance.

For Mr. Wilson, the amount reported includes $865,178 cash severance (which is inclusive of cash payable in lieu of benefits) that was paid on his termination.

Grants of Plan-Based Awards in Fiscal Year 2011

 The following table presents information with respect to each award made to our NEOs under our 2006 Stock Option Plan in fiscal year 2011.  No equity or non-equity plan-based awards, other than stock options, were granted during fiscal year 2011.

		All Option
		Awards:
		Number of
		Securities	Exercise or	Grant Date
		Underlying	Base Price of	Fair Value of
		Options	Option Awards	Option Awards
Name	Grant Date	(#)(1) (2)	($/Sh)(3)	($)(4)

Garth Wong	May 14, 2010	400,000	0.80	214,314
	March 10, 2011	500,000	0.53	175,607
T. Murray Wilson	May 14, 2010	2,000,000	0.80	1,071,568
Brian MacNeill	May 14, 2010	60,000	0.80	32,147
Sue MacKenzie
Leigh Peters	May 14, 2010	350,000	0.80	187,524
Simon Raven	May 14, 2010	300,000	0.80	160,735
	January 19, 2011	100,000	0.59	39,188
Annie Lamoureux	May 01, 2010	100,000	0.80	60,627

1)
The stock options granted to our NEOs on May 14, 2010, will become 100% vested if (i) there is a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement, or (ii) on or before April 30, 2013, the Board of Directors determines in good faith that any two of the following targets has been achieved:

—
recoverability of the Axe Lake Reservoir has been demonstrated by the development of a reservoir recovery configuration that the Board of Directors has resolved to authorize for use in a pilot project or commercial development application;

—	the OQI Total Shareholder Return (as defined below) is at least 15% greater than the Average Peer Total Shareholder Return (as defined below) for the three years ended May 31, 2012;

—	the high estimate of the Company’s contingent bitumen resources is at least 1,026 million barrels, as determined by an independent reserves evaluator; and

—	the high resource of the Company’s discovered bitumen resources is at least 4,173 million barrels, as determined by an independent reserves evaluator.

The Board of Directors in its sole discretion may, based on budgets and financing conditions, increase the number of targets to be achieved from two to three at any time prior to vesting.

For purposes of these performance targets:

“Average Peer Total Shareholder Return” means the average of the Total Shareholder Returns for each of (1) Connacher Oil and Gas Limited, (2) Cenovus Corporation, (3) Imperial Oil Limited, (4) Opti Canada Inc., (5) Suncor Inc. and (6) UTS Energy Corporation.  If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Compensation Committee will decide on the companies that will be used for the relative Total Shareholder Return comparison.

“Total Shareholder Return” means the product of (Market Price on April 30, 2013 − Market Price on May 1, 2010) + dividends paid / Market Price on May 1, 2010.

“OQI Total Shareholder Return” means the Total Shareholder Return on one share of Company Common Stock.

“Market Price” means the volume weighted average trading price of the securities, calculated by dividing the total value by the total volume of securities traded for the relevant period, (“VWAP”) on the stock exchange where the majority of the trading volume and value of the subject securities occurs, for the five trading days immediately preceding the relevant date.  In certain exceptional circumstances, the five day VWAP may not accurately reflect the securities’ current market price, and the Board of Directors may adjust the VWAP based on relevant factors including liquidity, trading activity immediately before, during or immediately after the relevant period or any material events, changes or announcements occurring immediately before, during or immediately after the relevant period.

2)	The exercise price for stock options is equal to the closing price of our Common Stock on the date of grant as quoted on the NYSE Amex.

3)	The exercise price for stock options is equal to the closing price of our Common Stock on the date of grant as quoted on the NYSE Amex.

4)
The Company estimates the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of FASB ASC Topic 718.  The Black-Scholes valuation model requires the input of highly subjective assumptions, including the option’s expected life and the expected price volatility of the Common Stock.  The expected stock price volatility assumption was determined using historical volatility of the Common Stock.  This amount disregards any estimate of forfeitures.

 Employment Agreements of our Named Executive Officers

 T. Murray Wilson

On May 1, 2006, and as amended effective on September 22, 2006 and August 1, 2007, the Company entered into an executive employment agreement for an indefinite term with T. Murray Wilson under which Mr. Wilson received an annual base salary (at the 2011 average exchange rate, $395, 023 ($400,000 CDN)) and was eligible to receive an annual bonus up to 200% of his annual base salary.  In addition, Mr. Wilson received options to acquire 4,000,000 shares Common Stock at an exercise price of $6.75 (equal to the per-share fair market value on the date of grant), all of which are now fully vested and exercisable.  On September 3, 2010, Mr. Wilson resigned as Executive Chairman, President and Chief Executive Officer but remained on the Board of Directors as the Executive Deputy Chairman until his executive role was terminated by the Company effective as of March 31, 2011.  Mr. Wilson continues to serve on the Board of Directors.

 Garth Wong

On February 23, 2009, as amended and restated on April 9, 2009 and further amended and restated on February 1, 2011, Garth Wong entered into an executive employment agreement for an indefinite term with the Company pursuant to which he receives a base annual salary (referred to as the Base Fee in his agreement — at the fiscal year 2011 average exchange rate, $345,645 ($350,000 CDN)).  He is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion with a target annual bonus equal to 40% of his base annual salary.  In addition, upon a successful transaction, depending on the value generated by such transaction, Mr. Wong will be eligible to receive a success payment ranging from 20% to 40% of his base fee.  Mr. Wong is also entitled to a vehicle allowance in the amount of $1,500 CDN per month.

Additionally, Mr. Wong was granted options to purchase 500,000 shares of Common Stock.  The options vest in 25% increments, with the first 25% vesting upon Mr. Wong commencing his duties with the Company and the remaining 75% vesting annually on a pro-rata basis on each anniversary date of the effective date of Mr. Wong’s executive employment agreement.

 Brian MacNeill

Mr. MacNeill is not party to any employment or other agreement with the Company.  In connection with his role as acting Chief Executive Officer of the Company from September 3, 2010 to February 1, 2011, the Company paid him a monthly fee at the 2011 average exchange rate of $296,267 ($300,000 CDN) and he was not entitled to any other benefits for such services including any, bonus, stock options, or severance.

 Susan MacKenzie

On March 26, 2010, Susan MacKenzie entered into an executive employment agreement for an indefinite term with the Company commencing on April 26, 2010, pursuant to which she received a base annual salary (at the 2010 average exchange rate of $373,100 ($400,000 CDN)).  She was entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion, with a target annual bonus equal to up to 100% of her base annual salary.  Ms. MacKenzie was also entitled to a vehicle allowance in the amount of $1,500 CDN per month.

Additionally, Ms. MacKenzie was granted options to purchase 2,000,000 shares of Common Stock.  The options were eligible to vest in 25% increments, with the first 25% vesting upon Ms. MacKenzie commencing her employment with the Company and the remaining 75% vesting annually on a pro-rata basis on each anniversary date of the date of grant.  Pursuant to the terms of her executive employment agreement, Ms. MacKenzie was also eligible to receive a $500,000 bonus, paid in cash or the equivalent value in shares of Common Stock or options, upon achievement of objective performance targets which were not satisfied prior to her departure from the Company and Ms. MacKenzie did not receive any portion of such bonus.  Ms. MacKenzie resigned from the Company, effective as of August 31, 2010 and her employment agreement was terminated on that date.  Ms. MacKenzie did not receive any payments in connection with her departure from the Company.

 Leigh Peters

On August 1, 2008, Leigh Peters entered into an executive employment agreement for an indefinite term with the Company pursuant to which she received a base annual salary (as of the date of her termination at $271,578 ($275,000 CDN)).  She was entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion, with a target annual bonus equal to 40% of her base annual salary.  Ms. Peters was also entitled to a vehicle allowance in the amount of $1,500 CDN per month.  Ms. Peters was terminated by the Company, effective as of July 5, 2011 and her employment agreement was terminated on that date.  Ms. Peters is eligible to receive severance payments in connection with her termination in accordance with the severance provisions of her employment agreement.

 Simon Raven

In connection with Mr. Raven’s appointment as Vice President, Exploration and Development on January 13, 2011, Mr. Raven entered into an executive employment agreement for an indefinite term with the Company pursuant to which he receives a base annual salary (at the 2011 average exchange rate of $231,582 ($234,500 CDN)).  He is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion, with a target annual bonus equal to 40% of his base annual salary.  Mr. Raven is also entitled to a vehicle allowance in the amount of $1,500 CDN per month.

Additionally, pursuant to the employment agreement, Mr. Raven was granted options to purchase 100,000 shares of Common Stock on January 29, 2011.  These options vest in 25% increments, with the first 25% vesting upon the grant date and the remaining 75% vesting annually on a pro-rata basis on each anniversary date of grant.

 Annie Lamoureux

In connection with Ms. Lamoureux’s appointment as Vice President & Controller, effective as of February 1, 2011, Ms. Lamoureux entered into an executive employment agreement for an indefinite term with the Company pursuant to which she receives a base annual salary (at the 2011 average exchange rate of $192,574 ($195,000 CDN)).  She is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion, with a target annual bonus equal to 40% of her base annual salary.  Ms. Lamoureux is also entitled to a vehicle allowance in the amount of $1,500 CDN per month.

 [Additionally, Ms. Lamoureux was granted options to purchase 100,000 shares of Common Stock on May 1, 2010.  The options vest in 25% increments, with the first 25% vesting upon on the grant date and the remaining 75% vesting annually on a pro-rata basis on each anniversary date of the grant date.

Outstanding Equity Awards At 2011 Fiscal Year-End

The following table sets out the unexercised stock options held by each NEO outstanding as of the end of our 2011 fiscal year.

			Equity
			Incentive Plan
			Awards:
			Number of
	Number of	Number of	Securities
	Securities	Securities	Underlying
	Underlying	Underlying	Unexercised
	Unexercised	Unexercised	Unearned	Option	Option
	Options (#)	Options (#)	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	(#)	Price ($)	Date

T. Murray Wilson (1)	1,000,000			6.75	May 1/11
	1,000,000			6.75	Aug. 14/11
	1,000,000			6.75	May 1/12
	1,000,000			6.75	May 1/13
	275,000		275,000	5.05	Aug. 23/11
	750,000			4.27	Aug. 1/12
	356,250	118,750		4.51	Aug. 1/13
	800,000			0.81	Dec. 9/18
			500,000	0.91	Sep. 3/19
			2,000,000	0.80	May 14/15
Garth Wong (2)	375,000	125,000		0.71	Feb. 23/19
			450,000	0.91	Sep. 3/19
			400,000	0.80	May 14/15
	125,000	375,000		0.53	Mar. 10/16
Brian MacNeill (3)			125,000	0.91	Sep 3/19
	15,000	45,000		0.80	May 14/15
Susan MacKenzie (4)
Leigh Peters (5)	100,000			4.27	Aug. 1/12
	262,500	87,500		4.51	Aug. 1/13
	200,000			0.81	Dec. 9/18
			300,000	0.91	Sep. 3/19
			350,000	0.80	May 14/15
Simon Raven (6)	50,000			5.05	Aug. 23/11
	50,000			5.05	Aug. 23/11
	100,000			4.27	Aug. 1/12
	150,000	50,000		4.51	Aug. 1/13
	200,000			0.81	Dec. 9/18
			150,000	0.91	Sept 3/19
			300,000	0.80	May 14/15
	25,000	75,000		0.59	Jan. 19/16
Annie Lamoureux (7)	75,000	75,000		0.93	Aug 24/14
	25,000	75,000		0.88	May 1/15

(1)	Stock options granted to T. Murray Wilson under the Company’s 2006 Stock Option Plan consist of:

—
4,000,000 options received pursuant to Mr. Wilson’s employment agreement with the Company described above.  All of these options are now vested and remain exercisable at an exercise price of $6.75 for five years following the date of vesting.  Of these options, 1,000,000 vested immediately; 1,000,000 vested upon attaining certain reorganization goals of the Company, which occurred on August 14, 2006; 1,000,000 vested on May 1, 2007; and 1,000,000 vested on May 1, 2008.

—
300,000 options at an exercise price of $5.05 on August 23, 2006.  The options vested 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant.  On September 27, 2006, Mr. Wilson returned 25,000 of these options to the Company for cancellation.

—
300,000 bonus options at an exercise price of $5.05 on August 23, 2006.  The options vest either (i) 25% upon a 750 million bitumen in place (“BIP”) barrel count defined as the high resource (P10) estimate of bitumen in place, 50% upon a 1 billion BIP barrel count, 75% upon a 1.25 billion BIP barrel count, and 100% upon a 1.5 billion BIP barrel count, and three years from the date of grant; or (ii) 100% vesting upon a merger, acquisition, sale, or change of control.  On September 27, 2006, Mr. Wilson returned 25,000 of these options to the Company for cancellation.

—
750,000 options at an exercise price of $4.27 on August 1, 2007 and 475,000 options at an exercise price of $4.51 on August 1, 2008.  All of these options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
800,000 options at an exercise price of $0.81 on December 9, 2008.  These options vested 25% immediately and 25% every six months for eighteen months after the date of grant (June 9, 2009, December 9, 2009, and June 9, 2011).

—
500,000 options at an exercise price of $0.91 on September 3, 2009.  These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2011’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
2,000,000 options at an exercise price of $0.80 on May 14, 2010.  These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2011’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

All of Mr. Wilson’s vested stock options will remain exercisable for a period of two years from the date of his resignation on September 3, 2010 pursuant to the terms of his employment agreement and so long as he remains a director on the Board of Directors all of his unvested options will continue to vest in accordance with the original terms of the respective option agreements.

(2)	Options granted to Garth Wong under the Company’s 2006 Stock Option Plan consist of:

—
500,000 options at an exercise price of $0.71 on February 23, 2009.  The options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
450,000 options at an exercise price of $0.91 on September 3, 2009.  These options vest either (i) 100% upon the attainment by the Company of certain performance goals by April 30, 2013, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2011’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
400,000 options at an exercise price of $0.80 on May 14, 2010.  These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2011’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
500,000 options at an exercise price of $0.53 on March 10, 2011.  These options vest as to (i) 25% immediately as of the date of grant and 25% on each of the first three anniversaries of the date of grant, or (ii) 100% upon a merger, acquisition, sale or change in control in accordance with the relevant stock option agreement.

(3)	Options granted to Brian MacNeill under the Company’s 2006 Stock Option Plan consist of:

—
125,000 options at an exercise price of $0.91 on September 3, 2009 in respect of his service as a director on our Board of Directors.  These options vest either (i) 100% upon the attainment by the Company of certain performance goals by April 30, 2013, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2011’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
60,000 stock options at an exercise price of $0.80 on May 14, 2010 in respect of his service as a director on our Board of Directors.  These options vest as to (i) 25% immediately as of the date of grant and 25% on each of the first three anniversaries of the date of grant, or (ii) 100% upon a merger, acquisition, sale or change in control in accordance with the relevant stock option agreement.

(4)
All options granted to Susan MacKenzie under the Company’s 2006 Stock Option Plan were forfeited in connection with her departure from the Company on August 1, 2010 following which she had 90 days to exercise all vested options and thereafter all outstanding options were forfeited.

(5)	Options granted to Leigh Peters under the Company’s 2006 Stock Option Plan consist of:

—
100,000 options at an exercise price of $4.27 on August 1, 2007 and 350,000 options at an exercise price of $4.51 on August 1, 2008.  All of these options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
200,000 options at an exercise price of $0.81 on December 9, 2008.  These options vested 25% immediately and 25% every six months for eighteen months after the date of grant (June 9, 2009, December 9, 2009, and June 9, 2011).

—
300,000 options at an exercise price of $0.91 on September 3, 2009.  These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2011’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—
350,000 options at an exercise price of $0.80 on May 14, 2010.  These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2011’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(6)	Options granted to Simon Raven under the Company’s 2006 Stock Option Plan consist of:

—
100,000 options at an exercise price of $5.05 on August 23, 2006, 100,000 options at an exercise price of $4.27 on August 1, 2007, 200,000 options at an exercise price of $4.51 on August 1, 2008, and 200,000 options at an exercise price of $0.81 on December 9, 2008.  50,000 of the options granted on August 23, 2006 vest either (i) 25% upon a 750 million bitumen in place (“BIP”) barrel count defined as the high resource (P10) estimate of bitumen in place, 50% upon a 1 billion BIP barrel count, 75% upon a 1.25 billion BIP barrel count, and 100% upon a 1.5 billion BIP barrel count, and three years from the date of grant; or (ii) 100% vesting upon a merger, acquisition, sale, or change of control

—
All of the other options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant (except for the 2008 grant where vesting was on the first three six-month anniversaries of the date of grant); or (ii) 100% upon a merger, acquisition, sale or a change of control.

(7)	Options granted to Annie Lamoureux under the Company’s 2006 Stock Option Plan consist of:

—
150,000 options at an exercise price of $0.93 on August 24, 2009 and 100,000 options at an exercise price of $0.88 on May 1, 2010.  The options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

All of the above transactions with our NEOs are exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d).

Options Exercised and Stock Vested During Fiscal Year 2011

 The following table sets out the number of stock options to purchase our Common Stock that were exercised by our NEOs during the fiscal year ended April 30, 2011.  There were no stock grants as bonuses or other equity awards outstanding or available for exercise or vesting during fiscal year 2011.

Option Awards
Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

T. Murray Wilson	—	—
Garth Wong	—	—
Brian MacNeill	—	—
Susan MacKenzie	—	—
Leigh Peters	—	—
Simon Raven	—	—
Annie Lamoureux	—	—

Potential Payments Upon Termination or Change of Control

As described above under “Employment Contracts, Change of Control Arrangements and Certain Other Matters” we have entered into employment agreements with each of our NEOs (other than Mr. MacNeill) that provide for severance payments upon the termination of the executive in certain circumstances.

Pursuant to the terms of the NEOs’ employment agreements, each executive is subject to covenants not to compete with the Company and not to solicit the Company’s employees and customers.  For Mr. Wilson, these restrictive covenants apply either (i) for four months following termination of employment if Mr. Wilson is terminated for Cause or resigns in the absence of a Triggering Event or Change of Control (each as defined below); or (ii) for the duration of the notice period (as defined below) following termination if he is terminated without Cause or resigns as a result of a Triggering Event or Change of Control.  For Mr. Wong these restrictions apply for four months and for Ms. MacKenzie, Ms. Peters and Ms. Lamoureux, these covenants apply for three months following termination of employment by the Company for Cause or if he or she resigns.  For Mr. Raven, these covenants apply for one year following his termination of employment by the Company for any reason or upon his resignation.  The covenants do not apply in the event of any other kind of termination of the executives’ employment.  The Company is entitled to terminate the employment of each of our NEOs at any time for Cause, without notice, pay in lieu of notice or any other form of severance or termination pay.

 T. Murray Wilson

According to the severance terms of Mr. Wilson’s employment agreement, upon termination of employment by the Company without Cause (as defined below), Mr. Wilson will receive a lump sum payment equal to:  (i) his monthly base salary (his annual base salary divided by 12) as of the termination date, multiplied by the number of months in the notice period (which is equal to a minimum of 12 months plus one month for each completed year of service and up to a maximum aggregate of 18 months); (ii) the value of Mr. Wilson’s monthly benefits multiplied by the number of months in the notice period; and (iii) his average annual bonus for either the last three calendar years preceding termination or the term of his employment, if shorter, divided by 12 and multiplied by the number of months in the notice period. Mr. Wilson’s monthly benefits include his health insurance coverage and automobile allowance.

If Mr. Wilson resigns within 90 days of the occurrence of either a Triggering Event (as defined below) or a Change of Control of the Company (as defined below), Mr. Wilson will be entitled to receive the same lump sum benefits described in (i), (ii) and (iii) above but in each case multiplied by the number of months in the notice period times 1.5.  Additionally, all stock options and other unvested incentive compensation granted to Mr. Wilson will immediately vest in full upon such resignation.

If Mr. Wilson’s employment is terminated by the Company without Cause or by him following a Triggering Event or Change of Control or due to his death, all vested options will remain exercisable for the shorter of the remaining original exercise period or two years from the termination date.

For purposes of Mr. Wilson’s employment agreement:

“Cause” means, without limiting its interpretation under common law, any willful and gross misconduct by Mr. Wilson in relation to the performance of his duties under his employment agreement, or any gross neglect by him of his duties under his employment agreement.

“Change of Control” means the occurrence of any of the following:

(i) the purchase or acquisition of any shares of Common Stock or convertible securities by any person or entity which results in that person or entity beneficially owning, or exercising control or direction over, shares of Common Stock or convertible securities such that the person or entity would beneficially own or exercise control or direction over shares of Common Stock carrying the right to cast more than 30% of the votes attaching to all shares of Common Stock;

(ii) the amalgamation, consolidation or merger of the Company with any other corporation pursuant to which the shareholders of the Company immediately prior to such transaction do not own shares of the successor or continuing corporation which would entitle them to cast more than 30% of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation;

(iii) the sale, lease or transfer by the Company of all or substantially all of the assets of the Company to any person or entity other than an entity related to the Company such as a subsidiary or affiliate; or

(iv) approval by the Company shareholders of the liquidation, dissolution or winding-up of the Company.

“Triggering Event” means the occurrence or omission of any event or course of events which would constitute constructive dismissal of Mr. Wilson as an employee of the Company under the common law and includes the occurrence of any of the following without Mr. Wilson’s consent:

(i) a material change (other than a change which is clearly consistent with a promotion) in his duties, responsibilities, title or office with the Company, which includes his removal from, or any failure to re-elect or re-appoint him to, any position or office held by him from time to time, without his prior consent;

(ii) any failure by the Company to continue in effect any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan contemplated by the employment agreement without providing alternative rights or benefits of reasonably equivalent or greater value;

(iii) the Company relocating him to any place other than Calgary or London, England without his consent, except for the requirements of normal business travel; or

(iv) any breach by the Company of any provision of the employment agreement which is not rectified within a reasonable period of time after notice of such breach has been provided by him to the Company.

On September 3, 2010 Mr. Wilson resigned as Executive Chairman, President and Chief Executive Officer and continued on as Executive Deputy Chairman of the Board of Directors.  Effective as of March 31, 2011, Mr. Wilson was terminated from his role as executive by the Company, and in connection with such termination he entered into a severance agreement with the Company pursuant to the severance agreement he received a lump sum payment in the amount of $872,775 ($883,772 CDN), less applicable statutory deductions, in accordance with the severance provisions of his employment agreement.  All of Mr. Wilson’s vested stock options will remain exercisable for a period of two years from the date of his termination pursuant to the terms of his employment agreement and so long as he remains a director on the Board of Directors all of his unvested options will continue to vest in accordance with the original terms of the respective option agreements.  Mr. Wilson continues to serve as a member of the Board of Directors.

 Brian MacNeill

Mr. MacNeill is not party to any employment or other agreement with the Company and he is not entitled to any severance payments or benefits in connection with his termination of service.  On February 1, 2011, Mr. MacNeill resigned as acting Chief Executive Officer and continues to serve as a director on the Board of Directors.

 Garth Wong

According to the severance terms of Mr. Wong’s employment agreement, upon termination of employment by the Company without Cause or upon resignation with 60 days’ advance notice by Mr. Wong upon the occurrence of a Triggering Event or a Change of Control of the Company (all of which are defined below), he will receive a lump sum payment equal to:  (i) 24 months’ of his monthly base salary; (ii) the value of his benefits for a 24 month period; and (iii) his average annual bonus and success payments, if any (for the previous three years or the term of employment, if shorter) up to a maximum of 40% of annual base salary, multiplied by 2. Mr. Wong’s monthly benefits include his health insurance coverage and automobile allowance.  Upon the termination of Mr. Wong’s employment for any reason all of his outstanding stock options and other incentive interests will be treated in accordance with the applicable award agreement.

The agreement may also be terminated at any time by Mr. Wong, with 90 days’ notice, in which case he is only entitled to payments of his base salary and benefits through the date of termination.

For purposes of Mr. Wong’s employment agreement:

“Cause” means any reason that would entitle the Company to terminate his employment without notice or payment in lieu of notice at common law, or under any other applicable law or regulation and includes:

(i) fraud, misappropriation of the Company’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the executive;

(ii) willful allowance by executive of his duty to the Company and his personal interests to come in conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii) material breach by executive of any of his covenants or obligations under the agreement including, without limitation, any non-competition, non-solicitation or confidentiality covenants with the Company.

‘‘Change of Control” means the occurrence of any of the following:

 (i) the acquisition by a person or persons, directly or indirectly, of the beneficial ownership of such number of voting securities or rights to voting securities of the Company, which together with such person’s then owned voting securities and rights to voting securities, if any, represent more than 30% of the combined voting power of the Company’s then outstanding voting securities and such person’s previously owned rights to voting securities; or

(ii) the amalgamation, consolidation or merger of the Company with any other corporation pursuant to which the shareholders of the Company immediately prior to such transaction do not own voting securities of the successor or continuing corporation which would entitle them to cast more than 30% of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation; or

(iii) the election at a meeting of the Company’s shareholders, as directors of the Company, of a number of persons, who were not included in the slate for election as directors proposed to the Company’s shareholders by the Company’s prior Board of Directors, and who would represent a majority of the Board of Directors, or the appointment as directors of the Company, of a number of persons which would represent a majority of the Board of Directors, nominated by any holder of voting shares of the Company or by any group of holders of voting shares of the Company acting jointly or in concert and not approved by the Company’s prior Board of Directors.

“Triggering Event” means the occurrence or omission of any event or course of events which would constitute constructive dismissal of Mr. Wong as an employee of the Company under the common law and includes the occurrence of any of the following without Mr. Wong’s consent:

(i) a material change (other than a change which is clearly consistent with a promotion) in his duties, responsibilities, title or office with the Company, which includes his removal from, or any failure to re-elect or re-appoint him to, any position or office held by him from time to time, without his prior consent;

(ii) assignment by the Company to the executive of any duties which are inconsistent with the executive’s position, duties and responsibilities within the Company, without the prior consent of the executive;

(iii) any failure by the Company to continue in effect any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan contemplated by the employment agreement without providing alternative rights or benefits of reasonably equivalent or greater value;

(iv) sale, lease or transfer by the Company of all or substantially all of the assets of the Company to any person or entity other than an entity related to the Company such as a subsidiary or affiliate;

(v) approval by the Company shareholders of the liquidation, dissolution or winding-up of the Company;

(vi) failure by the Company to obtain, in a form satisfactory to the executive, an effective assumption of his obligations under the employment agreement by any successor to the Company; or

(vii) any breach by the Company of any provision of the employment agreement which is not rectified within a reasonable period of time after notice of such breach has been provided by him to the Company.

 Susan MacKenzie

According to the severance terms of Ms. MacKenzie’s employment agreement, if Ms. MacKenzie’s employment was  terminated on or before April 26, 2011, the only severance she would have been entitled to receive was a lump sum payment equal to either (i) twelve months’ of her base salary if her employment was terminated by the Company without Cause or (ii) six months’ of her base salary if she resigned upon the occurrence of a Triggering Event or a Change of Control of the Company.  On August 31, 2010,  Ms. MacKenzie resigned as Chief Operating Officer and in connection with such resignation she did not receive any severance payments or benefits, and all of her outstanding options that were then vested were forfeited within 90 days following her termination date, in accordance with their terms.

 Leigh Peters

The provisions in Ms. Peters’ employment agreement regarding termination, resignation and a change of control are the same as in Mr. Wong’s employment agreement, except that (i) the severance multiple was based on the number of months in the notice period (which is equal to 12 months plus one month for each completed year of service, up to a maximum aggregate of 18 months) calculated from August 1, 2007; and (ii) the definition of Triggering Event includes relocating Ms. Peters to any place other than Calgary, Alberta without her consent, except for the requirements of normal business travel.  On July 5, 2011, Ms. Peters was terminated by the Company from her role as VP, Legal, and in connection with such termination she entered into a Severance Agreement with the Company. Pursuant to the Severance Agreement she received a lump-sum payment of $676,250 CDN less statutory deductions, in accordance with the severance provisions of her employment agreement.

Simon Raven

 The provisions in Mr. Raven’s employment agreement regarding termination, resignation and a change of control are the same as in Mr. Wong’s employment agreement, except that (i) the severance multiple is based on the number of months in the notice period (which is equal to 12 months plus one month for each completed year of service, up to a maximum aggregate of 18 months); and (ii) he is only required to provide 60 days’ notice in advance of  his resignation.

 Annie Lamoureux

The provisions in Ms. Lamoureux’s employment agreement regarding termination, resignation and a change of control are the same as in Mr. Wong’s employment agreement, except that (i) the severance multiple is based on the number of months in the notice period (which is equal to 12 months plus one month for each completed year of service, up to a maximum aggregate of 18 months) calculated from April 24, 2009;  (ii) if Ms. Lamoureux is terminated without Cause by the Company on or before February 1, 2012, the only severance she will be entitled to receive is a lump sum payment equal to six months’ of her base salary; and (iii) she is only required to provide 60 days’ notice in advance of  her resignation.

The table below quantifies the payments that would have been due to each executive had their employment terminated on April 30, 2011, except for Messrs. Wilson and MacNeill, and Ms. MacKenzie for whom the actual payments, if any, on termination are shown.

			Total Cash
	Base and	Other	Severance	Option
	Bonus	Benefits	Payment	Awards
Name	($)(1)	($)(2)	($)	($)(3)

T. Murray Wilson (4)
— Involuntary Termination Without Cause on March 31, 2011	832,116	33,773	865,177	—
Brian MacNeill
— Voluntary Resignation on February 1, 2011	—	—	—	—
Garth Wong
— Involuntary Termination Without Cause	766,036	35,429	801,465	—
— Involuntary Termination With Cause	—	—	—	—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—	—	—	—
— Voluntary Termination Following a Triggering Event or Change of Control	766,036	35,429	801,465	—
— Disability(5)	—	—	—	—
Susan MacKenzie
— Voluntary Resignation on August 31, 2010	—	—	—	—
Leigh Peters
— Involuntary Termination Without Cause	491,927	27,858	519,785	—
— Involuntary Termination With Cause	—	—	—	—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—	—	—	—
— Voluntary Termination Following a Triggering Event or Change of Control	491,927	27,858	519,785	—
— Disability(5)	—	—	—	—
Simon Raven
— Involuntary Termination Without Cause	442,245	27,858	470,103	—
— Involuntary Termination With Cause	—	—	—	—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—	—	—	—
— Voluntary Termination Following a Triggering Event or Change of Control	442,245	27,858	470,103	—

Total Cash
	Base and	Other	Severance	Option
	Bonus	Benefits	Payment	Awards
Name	($)(1)	($)(2)	($)	($)(3)

— Disability(5)	—	—	—	—
Annie Lamoureux
— Involuntary Termination Without Cause	95,449	—	95,449	—
— Involuntary Termination With Cause	—	—	—	—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—	—	—	—
— Voluntary Termination Following a Triggering Event or Change of Control	95,449	—	95,449	—
— Disability(5)	—	—	—	—
— Involuntary Termination Without Cause	—	—	—	—

(1)	The amounts in this column are equal to the executive’s monthly base salary or base fee and average annual bonus multiplied by the applicable notice period, as described in further detail above.

(2)	The amounts in this column are equal to the value of the executive’s monthly benefits multiplied by the applicable notice period and include health insurance coverage and automobile allowance.

(3)
For each of the NEOs, their unvested stock options vest only on a Change of Control, not on a termination without Cause or resignation following a Triggering Event.  The closing price of a share of Common Stock on April 29, 2011 was $0.45 and as such all options held by the NEOs were out-of-the-money.

(4)
Pursuant to the terms of Mr. Wilson’s severance letter agreement, he received a lump sum severance payment of $883,772 CDN including payments in respect of the value of his benefits for the duration of the notice period.

(5)
Upon death of the executive, his or her estate shall be entitled to receive all accrued but unpaid base salary, pro-rated annual bonus and any other incentive compensation earned by the executive up to his or her death.  The executive will be entitled to insurance benefits provided under the Company’s long term disability insurance plan.

 Compensation of Directors

The Company’s non-employee directors are paid the following fees:  (i) a retainer of $2,000 per month ($24,000 annually); (ii) a fee of $1,000 for board meetings attended by a director in person or by phone, but not by proxy; (iii) an annual fee of $50,000 for the chairman of the Board of Directors, $10,000 for the chairman of the Audit Committee and $5,000 for the chairman of any other committee of the Board of Directors; and (iv) a fee of $1,000 for committee meetings attended by a committee member in person or by phone, but not by proxy.  Additionally, if our directors are also members of the Special Committee Strategic Alternative, the directors are paid the following fees:  (i) a special committee chair retainer fee of $10,000 per annum for the period from February 2011 to April 2011, and $5,000 per annum for the period from May 2010 to January 2011; (ii) a special committee member retainer fee of $5,000; and (iii) a meeting fee of between $1,000.  When a special committee has been convened, the Board of Directors will consider the mandate of the special committee in setting the fees and use its discretion to set fees in accordance with the amount of time and work involved in fulfilling its mandate.  In certain circumstances, the Board of Directors will approve a retainer fee with no additional meeting fees where warranted.

The non-employee directors of the Company may also be compensated with stock options for their role as directors.  No pension or retirement benefit plan and no nonqualified deferred compensation plan has been instituted by the Company and none is proposed at this time.  There is no arrangement for compensation with respect to termination of the directors in the event of change of control of the Company, however, in the event of a termination due to a change of control, all non-vested options granted previously will vest.  Mr. Wilson serves on our Board of Directors but during the portion of fiscal year 2011 in which he was also an executive officer of the Company he did not receive any separate compensation for serving as a director.  However, following his termination by the Company from his role as an executive on March 31, 2011, Mr. Wilson began to be compensated as a non-employee director.

Director Compensation Table For Fiscal Year 2011

 The following table sets forth information with respect to the compensation of non-employee directors of the Company in respect of fiscal year 2011.

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(9) (10)	($)

Ronald Phillips(1)	52,949	32,952	85,901
Gordon Tallman(1)	54,458	32,952	87,410
Honorable Senator Pamela Wallin O.C.(2)	35,742	32,952	68,694
John Read(3)	43,805	32,952	76,757
Ronald Blakely(4)	98,000	32,952	130,952
Brian F. MacNeill(5)	46,217	32,952	79,169
Paul D. Ching(6)	72,741	32,952	105,693
Christopher H. Hopkins(7)	36,576	32,952	69,528
Murray Wilson (8)	1,959	---	1,959

(1)	Stock options granted to each of Messrs. Phillips and Tallman under the Company’s 2006 Stock Option Plan consist of:

—
150,000 options at an exercise price of $4.27 on August 1, 2007 and 150,000 options at an exercise price of $4.51 on August 1, 2008.  All of these options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—	100,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant.

—
125,000 options at an exercise price of $0.91 on September 3, 2009.  These options will become 100% vested either (i) upon a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement, or (ii) if on or before May 31, 2012, the Board of Directors determines in good faith that any two of the following targets has been achieved:

—
recoverability has been demonstrated by the development of a reservoir recovery configuration that the Board of Directors has resolved to authorize for use in a pilot project or commercial development application;

—	the OQI Total Shareholder Return (as defined below) is at least 15% greater than the Average Peer Total Shareholder Return (as defined below) for the three years ended May 31, 2012;

—	the high resource (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million barrels, as determined by an independent reserves evaluator; and

—	the high resource (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million barrels, as determined by an independent reserves evaluator.

For purposes of these performance targets:

“Average Peer Total Shareholder Return” means the average of the Total Shareholder Returns for each of (1) Connacher Oil and Gas Limited, (2) Cenovus Corporation, (3) Imperial Oil Limited, (4) Opti Canada Inc., (5) Suncor Inc. and (6) UTS Energy Corporation.  If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Compensation Committee will decide on the companies that will be used for the relative Total Shareholder Return comparison.

“Total Shareholder Return” means the product of (Market Price on May 31, 2012 − Market Price on May 31, 2009) + dividends paid / Market Price on May 31, 2009.

“OQI Total Shareholder Return” means the Total Shareholder Return on one share of Company Common Stock.

“Market Price” means the volume weighted average trading price of the securities, calculated by dividing the total value by the total volume of securities traded for the relevant period, (“VWAP”) on the stock exchange where the majority of the trading volume and value of the subject securities occurs, for the five trading days immediately preceding the relevant date.  In certain exceptional circumstances, the five day VWAP may not accurately reflect the securities’ current market price, and the Board of Directors may adjust the VWAP based on relevant factors including liquidity, trading activity immediately before, during or immediately after the relevant period or any material events, changes or announcements occurring immediately before, during or immediately after the relevant period.

60,000 stock options at an exercise price of $0.80 on May 14, 2010.  These options vest as to (i) 25% immediately as of the date of grant and 25% on each of the first three anniversaries of the date of grant, or (ii) 100% upon a merger, acquisition, sale or change in control in accordance with the relevant stock option agreement.

(2)	Options granted to Honorable Senator Pamela Wallin O.C. under the Company’s 2006 Stock Option Plan consist of:

—	100,000 options at an exercise price of $2.47 on June 29, 2007. These options vested 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant.

—
50,000 options at an exercise price of $4.27 on August 1, 2007 and 150,000 options at an exercise price of $4.51 on August 1, 2008.  All of these options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—	100,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant.

—
125,000 options at an exercise price of $0.91 on September 3, 2009.  These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Milne, Phillips, Tallman and Thompson.

(3)	Options granted to John Read under the Company’s 2006 Stock Option Plan consist of:

—
150,000 options at an exercise price of $4.60 on October 11, 2007 and 150,000 options at an exercise price of $4.51 on August 1, 2008.  All of these options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

—	100,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant.

—	125,000 options at an exercise price of $0.91 on September 3, 2009. These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Phillips and Tallman.

(4)	Options granted to Mr. Blakely under the Company’s 2006 Stock Option Plan consist of:

—	125,000 options at an exercise price of $0.91 on September 3, 2009. These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Phillips and Tallman.

(5)	Brian F. MacNeill joined the Board of Directors on August 25, 2009. Options granted to Mr. MacNeill under the Company’s 2006 Stock Option Plan consist of:

—	125,000 options at an exercise price of $0.91 on September 3, 2009. These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Phillips and Tallman.

(6)
Paul D. Ching joined the Board of Directors on January 7, 2010.  In connection with his appointment he received 150,000 options at an exercise price of $1.20 on January 7, 2010.  The options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(7)
Mr. Hopkins began serving as a non-employee director following his resignation as an executive on January 15, 2010 and did not receive any equity awards as a non-employee director during fiscal year 2010.

(8)
Mr. Wilson began serving as a non-employee director following his resignation as an executive on September 3, 2010 and did not receive any equity awards as a non-employee director during fiscal year 2011.

(9)
On May 14, 2010 each non-employee director serving on the Board of Directors on that date received a grant of 60,000 options at an exercise price of $0.80.  The options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(10)
The dollar amount reported in this column is the grant date fair value of the stock option awards for each director calculated in accordance with FASB ASC 718.  Refer to Note 2, paragraph H of our consolidated financial statements in our Annual Report on Form 10-K filed with the NYSE Amex for fiscal year ended April 30, 2011 for our accounting policy related to stock-based compensation.  The exercise price of stock options is equal to the closing price of our Common Stock on the date of grant as quoted on the NYSE Amex.

INDEPENDENT PUBLIC ACCOUNTANTS

Since November 13, 2007, KPMG LLP (“KPMG”) has served as our independent registered public accounting firm.  A representative of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires and will be available to answer questions from shareholders relating to their audit and audit report.

 Independent Public Accountants Fees

 Audit Fees

KPMG billed us aggregate fees in the amount of approximately $661,663 ($670,000 CDN) for the fiscal year ended April 30, 2011 and $1,079,657 ($1,157,500 CDN) for the fiscal year ended April 30, 2010.  These amounts were billed for professional services that KPMG provided for the audit of our annual financial statements included in our report on Form 10-K, as amended, and the review of the financial statements included in our quarterly reports on Form 10-Q.

 Audit-Related Fees

KPMG billed us nil for the fiscal years ended April 30, 2011 and April 30, 2010.

 Tax Fees

KPMG billed us nil in aggregate fees for tax compliance for the fiscal year ended April 30, 2011 and $18,655 ($20,000 CDN) for the fiscal year ended April 30, 2010.

 All Other Fees

KPMG billed us nil in other fees for the fiscal years ended April 30, 2011 and April 30, 2010.

 Audit Committee’s Pre-Approval Practice

Section 10A(i) of the Exchange Act prohibits our auditors from performing audit services for us as well as any services not considered to be “audit services” unless such services are pre-approved by the Audit Committee of the Board of Directors, or unless the services meet certain de minimis standards.  The Audit Committee’s charter (adopted February 15, 2006) provides that the Audit Committee must preapprove all audit services that the auditor may provide to us or any subsidiary (including, without limitation, providing comfort letters in connection with securities underwritings or statutory audits) as required by Section 10A(i)(1)(A) of the Exchange Act (as amended by the Sarbanes-Oxley Act of 2002).

PROPOSAL ONE
ELECTION OF DIRECTOR

 The Board of Directors is nominating Ronald Blakely for election by the shareholders to serve a one year term until the 2012 annual meeting or until his successor is duly elected or appointed or until his earlier death, resignation or removal.

 General

 The persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of Ronald Blakely. Mr. Blakely is currently serving as a Class B Director. Should Proposal Two regarding the de-classification of the board not be approved by the Company’s shareholders, Mr. Blakely will be a Class B Director nominee and will serve a three year term, if elected.

If, at the time of the Meeting, the nominee shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their sole discretion. If elected, Ronald Blakely will serve a one year term, or until his successor is duly elected or appointed or until his earlier death, resignation or removal.

Vote Required and Recommendation

The Board of Directors recommends a vote “FOR” the election of Mr. Blakely. Directors are elected by a majority of votes cast, without respect to broker non-votes. Neither management nor the Board of Directors of the Company is aware of any reason which would cause the nominee to be unavailable to serve as a director.

PROPOSAL TWO
APPROVAL OF THE AMENDMENT TO THE
COMPANY’S ARTICLES OF INCORPORATION TO REMOVE
CLASS A, B AND C BOARD MEMBER DESIGNATIONS

 Approval of the Amendment of the Company’s Articles of Incorporation to Remove Class A, Class B and Class C Board member designations.

 General

Article VI of the Company’s Articles of Incorporation establish three (3) classes of directors (Class A, Class B and Class C) with terms of three years each.  Generally, absent earlier resignation of a Class member, the terms of the classes are staggered and one Class stands for reelection at each annual meeting of shareholders.  On July 14, 2011, the Board of Directors approved an amendment of the Company’s Articles of Incorporation to remove the class designations for each of the director’s terms by amending Article VI to provide for annual elections and to provide that the number of directors will be fixed in accordance with the bylaws, subject, in the case of the amendment to the Articles of Incorporation, to shareholder approval at the Annual Meeting.  If approved by the Company’s shareholders, the amendment shall be filed with the Colorado Secretary of State shortly following the Annual Meeting and will be in effect upon filing.  The amendment to Article VI will not shorten the current term of any director as of the date of the Annual Meeting (April 24, 2012).

Article VI of the Company’s Bylaws permits the Board to amend the Bylaws by majority vote.  Similar to the Articles of Incorporation, the Bylaws contain provisions concerning the classification of the Board of Directors.  To cause the Bylaws to effect the declassification in conjunction with the Articles of Incorporation, the Board anticipates amending the Company’s Bylaws to remove its classified Board designation shortly following approval of this Proposal by the Company’s shareholders.  If this Proposal is not approved, the Board will not amend the Bylaws as described above.

The Company’s management believes that current best practices of corporate governance maintain that the entire board should be subject to reelection at each annual shareholders’ meeting.  If this proposal is approved, the class designation of the Board of Directors in Article VI will be eliminated and, following amendment of the Bylaws by the Board (as discussed above) and upon the expiration of the current terms of the existing Board members and any directors appointed to fill vacancies of existing seats, the entire Board will be subject to reelection at subsequent annual shareholders’ meetings.  Mr. Ching, Mr. Hopkins and Mr. MacNeill are the incumbent directors with current terms that extend beyond the Annual Meeting (Mr. Hopkins’ term expires at the 2012 Annual Shareholders’ Meeting and Mr. Ching’s and Mr. MacNeill’s terms expire at the 2013 Annual Shareholders’ Meeting).  Accordingly, if Proposal Two is approved by the Company’s shareholders, all director positions will be elected annually commencing with the 2013 Annual Shareholders Meeting.

This proposal would amend Article VI to read in its entirety as follows:

Article VI Board of Directors:  The number of directors of the Corporation shall be fixed in accordance with the bylaws.

 Vote Required and Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendment of the Company’s Articles of Incorporation to remove Class A, Class B and Class C Board member designations.

PROPOSAL THREE
RATIFICATION AND APPROVAL OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 General

On July 14, 2011, our Board of Directors unanimously approved the Audit Committee’s recommendation to appoint KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ended April 30, 2012.  Further, the Board of Directors directed that we submit the selection of KPMG for ratification and approval by our shareholders at the Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board of Directors may reconsider its selection of KPMG.  The Board considers KPMG to be well qualified to serve as the independent auditors for the Company, however, even if the selection is ratified, the Board of Directors may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee and Board of Directors determines that the change would be in the Company’s best interests.  A representative of KPMG will be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

 Vote Required and Recommendation

The Board of Directors recommends a vote “FOR” the proposal to ratify and approve KPMG as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012.

PROPOSAL FOUR
AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

 General

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act), our shareholders are being provided with an advisory (non-binding) vote on our executive compensation.  Although the vote is advisory and is not binding on the board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  We refer to this non-binding advisory vote as the “say-on-pay” vote.

The “say-on-pay” vote is required for the first annual meeting at which directors are being elected on or after January 21, 2011, and then must be offered to our shareholders at least once every three calendar years thereafter.

The Board of Directors is committed to corporate governance best practices and recognizes the significant interest of shareholders in executive compensation matters.  The Compensation Committee seeks to structure the compensation program to provide an appropriate balance of “fixed” and “variable” or “at risk” compensation.  As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that our current executive compensation program is consistent with the Company’s risk profile and provides a balance of incentives.

We encourage you to read our Compensation Discussion and Analysis contained within this proxy statement for a more detailed discussion of our compensation policies and procedures.

Our shareholders have the opportunity to vote for or against, or to abstain from voting, on the following resolution:

“Resolved, that the shareholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).”

 Vote Required and Recommendations

The Boards of Directors recommends a vote “FOR” advisory approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL FIVE
AN ADVISORY (NON-BINDING) VOTE ON
HOW FREQUENTLY SHAREHOLDERS SHOULD VOTE
TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

 General

As required by the Dodd-Frank Act, our shareholders are being provided with an advisory (non-binding) vote on how frequently our shareholders should have an advisory (non-binding) vote on the compensation of our named executive officers.  Although the vote is advisory and is not binding on the boards, the Compensation Committee will take into account the outcome of the vote when considering how frequently to hold “say-on-pay” votes.  We refer to this non-binding advisory vote as the “say-on-frequency” vote.  You may choose from the following alternatives:  every year, every two years, every three years or you may abstain.

The “say-on-frequency” vote is required for the first annual meeting at which directors are being elected on or after January 21, 2011, and then must be offered to our shareholders at least once every six calendar years thereafter.

The Board of Directors believes that having an annual “say-on-pay” vote to approve the compensation of our named executive officers in satisfaction of U.S. disclosure rules is appropriate.  Moreover, the Board of Directors believes that more frequent “say-on-say” votes will permit the Board of Directors to receive current feedback on a timely basis from our shareholders regarding our compensation program for our named executive officers, which will enable us to implement more quickly any modification that the Board of Directors determines to be appropriate.

Your vote is not intended to approve or disapprove the recommendation of the Board of Directors.  Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes.

 Vote Required and Recommendations

The Boards of Directors recommends that you vote in favor of holding a non-binding advisory vote every “1 YEAR” to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

ANNUAL REPORT TO SHAREHOLDERS

Included with this proxy statement is the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, as amended, as well as certain information covering the interim period May 1, 2011 through January 31, 2012, provided pursuant to Rule 14a-3 of the Securities Exchange Act of 1934.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein.  However, if any such other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one Notice, and if applicable, a single set of Proxy Materials and accompanying proxy card, is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the Notice, and if applicable, a separate copy of the Proxy Materials and accompanying proxy card, to shareholders at a shared address to which a single copy was delivered.  Shareholders desiring to receive a separate copy in the future may contact us by mail at 800, 1333 8th Street S.W. Calgary, AB, Canada T2R 1M6 or by telephone (403) 263-1623.  Shareholders who share an address but are receiving multiple copies of the Notice or Proxy Materials may contact us by mail at 800, 1333 8th Street S.W. Calgary, AB, Canada T2R 1M6 or by telephone (403) 263-1623 to request that a single copy be delivered.

SHAREHOLDER PROPOSALS

Oilsands Quest Inc. expects to hold its next annual meeting of shareholders in December 2012.  Proposals from shareholders intended to be present at the next Annual Meeting of shareholders should be addressed to Oilsands Quest Inc. Attention:  Vice President and Controller, 800, 1333 8th Street S.W., Calgary, AB, Canada T2R 1M6 and we must receive the proposals by Thursday, August 9th, 2012.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the proxy statement and proxy in accordance with applicable law.  It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested.  After Thursday, August 9th, 2012 any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

By Order Of The Board Of Directors:

Oilsands Quest Inc.

/s/ Garth Wong
Garth Wong
President and Chief Executive Officer

APPENDIX A:
ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 30, 2011

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K/A
(Amendment No. 1)
(Mark One)

☑	ANNUAL REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED APRIL 30, 2011.

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD OF                     TO

Commission File Number: 001-32994

OILSANDS QUEST INC.
(Exact Name of Registrant as Specified in its charter)

Colorado	98-0461154
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

800, 326 11th AVENUE SW, CALGARY, ALBERTA, CANADA T2R 0C5
(Address of principal executive offices, including zip code)

Issuer’s telephone number: (403) 263-1623

Securities registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which is registered
Common Stock, $.001 Par Value	NYSE Amex

Securities registered under Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known, seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☐	No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

Yes ☐	No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☑	No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☐	No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (s 229.405 or this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

Yes ☑	No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☑	Non-accelerated filer: ☐	Smaller reporting company: ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

The aggregate market value of the common stock held by non-affiliates of the Registrant as of October 31, 2010 was approximately $138,270,741 based upon the closing sale price of the Registrant’s Common Stock on such date.

As of June 30, 2011 there were 348,495,556 shares of common stock issued and outstanding.

Certain portions of the Registrant's definitive proxy statement to be filed with the Securities and Exchange Commission within 120 days after the fiscal year end of April 30, 2011 are incorporated by reference into Part III of this Annual Report on Form 10-K.

EXPLANATORY NOTE

This Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended April 30, 2011 is filed solely to correct the Consent of KPMG LLP, Independent Registered Public Accounting Firm filed as Exhibit 23.2 to the Form 10-K,  to correct a clerical error in the footnote to Exhibit 10.22 on the Exhibit Index, and to remove "Common Stock Purchase Warrants" from the list of securities registered under Section 12(b) of the Act on the cover page of the Form 10-K which had been inadvertently included. The corrected Consent is filed herewith as Exhibit 23.2 and the Exhibit Index to Amendment No. 1 has been updated accordingly.

This Form 10-K/A is limited in scope to the foregoing, and should be read in conjunction with the Form 10-K previously filed and our other filings with the SEC. Except as described above, we have not modified or updated other disclosures or information presented in the original Form 10-K.

Cautionary Statement about Forward-Looking Statements

This Annual Report on Form 10-K includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this Form 10-K that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

—	the amount and nature of future capital, development and exploration expenditures;

—	the timing of exploration activities;

—	potential reservoir recovery optimization processes; and

—	business strategies and development of our business plan and drilling programs.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with the company’s ability to implement its business plan.  The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

Currency

Unless otherwise specified, all dollar amounts are expressed in United States dollars. All future payments in Canadian dollars have been converted to United States dollars using an exchange rate of $1.00 U.S. = $1.054185 CDN, which was the April 30, 2011 exchange rate.

PART I

When we use the terms “Oilsands Quest Inc.”, the “Company,” “we,” “us,” “our,” or “OQI,” we are referring to Oilsands Quest Inc. and its subsidiaries, unless the context otherwise requires. We have included technical terms important to an understanding of our business under “Glossary of Common Terms” at the end of “Item 1. Description of Business”. Throughout this document we make statements that are classified as “forward-looking.” Please refer to the “Cautionary Statement about Forward-Looking Statements” section at the front of this document for an explanation of these types of assertions.

Item 1.  DESCRIPTION OF BUSINESS

Background and Corporate Structure

We are a Colorado corporation formed on April 3, 1998 as Uranium Power Corporation. On November 2, 2004 we changed our name to CanWest Petroleum Corporation. On October 31, 2006 we changed our name to Oilsands Quest Inc. Our principal executive office is located at Suite 800, 326 – 11th Avenue S.W., Calgary, Alberta, Canada T2R 0C5. Our website is www.oilsandsquest.com.

The Company operates through its subsidiary corporations. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation. OQI Sask was established as an operating subsidiary of the Company primarily to explore for and develop oil sands deposits in the provinces of Saskatchewan and Alberta. We currently own 100% of the issued and outstanding voting common shares of OQI Sask following the acquisition of the non-controlling (minority) interest of OQI Sask on August 14, 2006.

In addition to OQI Sask, we also have the following wholly-owned subsidiaries:

—
Township Petroleum Corporation (“Township”), an Alberta corporation. Township owns an oil sands lease in the Province of Alberta acquired in 2005, (referred to as the Eagles Nest), and is currently developing plans for exploring the oil sands potential on the lease.

—
Western Petrochemicals Corp. (“WPC”), an Alberta corporation. WPC formerly owned certain rights relating to exploration for oil shale, referred to as the Pasquia Hills Oil Shale, and is currently inactive.

—	Stripper Energy Services Inc. (“Stripper”), acquired in 2007 and currently a wholly- owned subsidiary of OQI Sask.

—	1291329 Alberta Ltd., incorporated in 2007 to own assets related to camp facilities and equipment.

—
Oilsands Quest Technology Inc., incorporated in 2007 to assess technologies related to bitumen and shale oil extraction and to ensure any proprietary information created from the development of our prospects can be commercially exploited.

—
1259882 Alberta Ltd. incorporated on August 4, 2006.  The only activity conducted by this subsidiary to date is to have an over-riding call right to acquire the Exchangeable Shares (as defined below) in consideration of it delivering to the shareholder the number of common shares in the Company that a shareholder would otherwise have been entitled to upon a redemption or retraction of the Exchangeable Shares.

Strategy

Our strategy is to focus on business opportunities in the oil sands sector with the objective of maximizing shareholder value on a per share basis.  We will execute our strategy by:

Exploring and delineating resources on our lands. Our operating teams have conducted extensive exploration and development programs, consisting of drilling 466 wells, conducting 2,136 kilometres of 2-D and 3-D seismic surveys, and other exploration activities resulting in the discovery of the Axe Lake, Raven Ridge and Wallace Creek reservoirs and the identification of other oil sands prospects. We manage and operate all of our activities.

Exploiting the oil sands resources identified. We are focused on continuing the development of our reservoirs, including reservoir and overburden testing programs at Axe Lake.  Our development strategy includes the use of commercially reliable recovery methods to develop our projects in a timely and responsible manner.

General Development of the Business

Acquisition of Oil Sands Exploration Rights

Oil sands permits and licenses in Saskatchewan

On September 24, 2004 we acquired all of the issued and outstanding shares of 808099 Alberta Ltd., which was previously inactive, and on November 3, 2004 this company changed its name to Oilsands Quest Inc. On November 1, 2006, this entity changed its name to Oilsands Quest Sask Inc. Following external issuances of equity by OQI Sask, at July 31, 2006 we owned 64.08% of the shares of common stock of OQI Sask. On August 14, 2006, we closed a reorganization agreement with OQI Sask, which was executed on June 9, 2006, whereby we acquired the non-controlling (minority) interest in OQI Sask, increasing from a 64.08% ownership interest to a 100% voting interest (the “Reorganization Agreement” or the “Reorganization”). In connection with the Reorganization Agreement, we also entered into a Voting and Exchange Trust Agreement with OQI Sask and Computershare Trust Company of Canada (“CTC”), and a Support Agreement with OQI Sask. Collectively, these agreements are referred to as the “Acquisition Agreements”.

In accordance with the Acquisition Agreements, all OQI Sask common shares other than those held by us were exchanged for a new class of OQI Sask shares called Exchangeable Shares pursuant to a ratio of one OQI Sask common share to 8.23 Exchangeable Shares. The Exchangeable Shares are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of our common stock. An Exchangeable Share provides a holder with economic terms and voting rights which are, as nearly as practicable, equivalent to those of a share of our common stock. Holders of Exchangeable Shares have registration rights with respect to the resale of our common stock to be received upon exchanging the Exchangeable Shares into our shares. The holders of the Exchangeable Shares will receive up to an aggregate of 76,504,304 shares of our common stock at each holder’s election. The Exchangeable Shares are represented for voting purposes in the aggregate by one share of our Series B Preferred Stock (the “Preferred Share”), which Preferred Share is held by CTC. CTC will in turn vote the one Preferred Share as indicated by the individual holders of Exchangeable Shares. The one Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to our shareholders. At April 30, 2011, 46,346,867 shares of common stock had been issued on exchange of

Exchangeable Shares, 3,237,131 shares have expired and 26,920,305 shares of common stock remain to be issued on future exchanges of Exchangeable Shares.

On September 29, 2004, OQI Sask acquired a 49% interest in certain oil shale exploration permits that covered approximately 2,000 square miles (1,400,000 acres) in northwestern Saskatchewan along the Alberta border. The 49% interest in the permits was acquired for $769,125, plus 50,000 shares of our common stock and a 2.5% gross overriding royalty (the “2.5% GORR”). In order to finance the purchase of the 49% interest, OQI Sask borrowed funds from the Company in the form of a convertible debenture. On November 18, 2005, the principal and accrued interest on the debenture was converted into 788,769 shares of common stock of OQI Sask.

We entered into an agreement dated November 8, 2004, as amended (the “WCM Agreement”), to acquire all of the shares of Western Canadian Mint Inc. (“WCM”), a company that owned all of the shares of American Oilsands Company Inc., which owned the remaining 51% working interest in the permits, subject to a $0.07 per barrel royalty which could be bought at any time by paying $7,000,000 and a $0.04 per barrel royalty held by various arm’s-length parties. Prior to completing this acquisition, we assigned all of our rights and obligations to OQI Sask pursuant to a letter agreement dated November 12, 2004 and an assignment dated April 27, 2005. As a result, on May 3, 2005, pursuant to the terms of the WCM Agreement, OQI Sask acquired all of the outstanding shares of WCM. The combined consideration paid by us and OQI Sask was $1,202,131, 2,000,000 shares of our common stock and the assumption of the $0.07 per barrel royalty which could be bought at any time by paying $7,000,000 and a $0.04 per barrel royalty held by various arm’s-length parties. WCM was then merged with OQI Sask.

As a result of these transactions, OQI Sask held an undivided 100% interest, subject to the above noted royalties, in Saskatchewan Oil Shale Exploration Permit Nos. PS00205, PS00206, PS00207, PS00208, PS00209, PS00210, PS00211, PS00212, PS00213, PS00214, PS00215, PS00216 and PS00217, granted originally on June 1, 2004. The permits were granted by the Province of Saskatchewan in 2004 under the Oil Shale Regulations, 1964 as amended, revised or substituted from time to time, for a term of five years. The permits provide for the right to explore and work the permit lands but not to remove, produce or recover, except for test purposes, oil products until a lease pursuant to these regulations has been granted. The term of the permits may be extended for up to three, one-year extensions subject to regulatory approvals, as required. On May 27, 2011, the Company received the third and final one year extension pursuant to the regulations.

As of April 30, 2011, the Company held 406,274 acres consisting of Saskatchewan Oil Shale Exploration Permit Nos. PS00205, PS00206, PS00208, PS00210 and PS00212.  On May 31, 2011, OQI Sask relinquished three of the permits, PS00205, PS00206 and PS00212, representing 245,642 acres.

The permits, when granted, were subject to annual rental payments and commitments to certain levels of expenditures annually pursuant to the terms of the permits and government regulations. The annual rentals were payable in advance as to $0.02 ($0.02 CDN) per acre for the first year and escalating to $0.11 ($0.10 CDN) per acre in the fifth year. On May 7, 2007, the Saskatchewan government updated the Oil Shale Regulations, 1964 requiring an increase to annual rentals of $0.11 ($0.10 CDN) per acre for the remaining term of the permits. The required exploration expenditures to hold the permits were also increased to $0.85 ($0.81 CDN) per acre for each of the remaining years of the permits and $1.28 ($1.21 CDN) per acre for each year that the permits are extended. The Company has paid all required annual rentals and complied with the annual exploration expenditure requirements.

On August 13, 2007, the Company acquired five oil sands licenses totaling 109,920 acres granted under the Petroleum and Natural Gas Regulations, 1969 (Saskatchewan), as amended, revised or substituted from time to time, for a term of five years for an aggregate cost of $2,140,233 ($2,249,089 CDN). The licenses provide for the exclusive right to search for oil sands on the lands granted and to win, recover, extract, carry off, dispose of and sell the oil sands products found on the licensed lands. The oil sands licenses provide the opportunity to convert up to 100% of the licenses to a production lease on the basis of one section of land for every well that intersects an oil sands zone. Licenses require annual rental payments of $0.75 ($0.71 CDN) per acre. The Company has paid all required annual rental payments for the licenses granted.  The Company expects to relinquish these licenses on August 12, 2011.

Gross Overriding Royalties on original Saskatchewan oil sands permit lands

As noted above, as part of the acquisition of the Saskatchewan permits, OQI Sask assumed the 2.5% GORR and a $0.04 per barrel royalty held by various arm’s-length parties.  On August 15, 2006, the Company closed a transaction with the shareholders of Stripper Energy Services Inc. (“Stripper”), a then non-related inactive entity. The Company purchased all of the issued and outstanding shares of Stripper’s common stock for a total purchase price of $17,948,722 ($20,000,000 CDN), including the original option payment of $1,250,000 CDN. Stripper’s sole asset is the 2.5% GORR royalty on the permits. As a result of the transaction, the 2.5% GORR is now held by Stripper, a wholly-owned subsidiary of OQI Sask.

On September 21, 2007, in conjunction with the acquisition of the interests of an external joint venture partner to the Triple 7 Joint Venture described below, the Company acquired the $0.07 per barrel royalty obligation for consideration of $99,980 ($100,000 CDN)

cash plus the issuance of 500,000 shares of its common stock valued at $2,195,000 based on the September 20, 2007 closing market price of the shares.

The Saskatchewan permits are now only subject to $0.04 per barrel royalty.

Oil sands permits and lease in Alberta

- Raven Ridge

During the year ended April 30, 2007, the Company acquired four oil sands permits totaling 67,053 acres in a public offering of Crown Oil Sands Rights for an aggregate cost of $22,221,968 ($25,651,985 CDN). The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity to convert up to 100% of the permits to a production lease following the completion of specified work requirements. Permits are granted for a five-year primary term and require annual rental payments of $1.50 ($1.42 CDN) per acre.  The Company expects to relinquish Permit No. 7006080098 in August of 2011.  For a description of the location of this permit, see Part 1, Item 2 Properties and Statement of Oil and Gas Information.

Raven Ridge is located in Alberta directly west of our Axe Lake oil sands permits in Saskatchewan.

- Wallace Creek

On January 23, 2008, the Company acquired two oil sands permits totaling 45,546 acres in a public offering of Crown Oil Sands Rights (permits were officially granted on January 24, 2008). The total consideration paid for these permits was $9,732,500 ($10,010,880 CDN). The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity to convert up to 100% of the permits to a production lease following the completion of specified work requirements. Permits are granted for a five-year primary term and require annual rental payments of $1.50 ($1.42 CDN) per acre. On June 27, 2011, the Company received approval from Alberta Energy to extend the Wallace Creek permits for an additional 67 days to March 31, 2013.

Wallace Creek is located in Alberta directly west of our Axe Lake oil sands permits in Saskatchewan.

- Eagles Nest

On August 25, 2005, Township acquired Oil Sands Lease No. 7405080355 located in northern Alberta for $727,187 at an Alberta Crown land sale. This lease comprises an area of approximately 22,773 acres and is located in the Athabasca oil sands region in Alberta in Township 101, Range 13 West of the fourth Meridian. The lease provides for the right to drill for, win, work and recover and the right to remove bitumen resources from the lease for a term of 15 years, subject to the Mines and Minerals Act, Alberta.

Prior to bidding on Eagles Nest, on June 1, 2005, Township entered into an agreement with three third parties (collectively the “Triple 7 Joint Venture”) to post, acquire, develop and produce oil sands deposits located in the Athabasca Region of Alberta, Canada (the “Triple 7 Joint Venture Agreement”). As a result of this agreement, Township acquired one lease consisting of approximately 22,773 acres (the “Eagles Nest Oil Sands Lease”) at a cost of $727,187. Pursuant to the terms of this agreement we issued the Triple 7 Joint Venture 114,015 shares of our common stock with a fair value of $127,432. Township also agreed to pay the Triple 7 Joint Venture partners, as ongoing fees, $125,628 ($150,000 CDN) in cash or in shares of our common stock (at the discretion of the Company) on the first and second anniversary dates of the agreement. On the third anniversary date and each subsequent anniversary date of the agreement Township agreed to pay the Triple 7 Joint Venture $376,884 ($450,000 CDN) until such time as the lease is surrendered or a commercial project has been identified.  On September 21, 2007, in conjunction with the acquisition of the royalty described above, the Company acquired all of the rights of one of the three external joint venture partners for consideration of $49,939 ($50,000 CDN) plus the issuance of 250,000 shares of the Company’s common stock valued at $1,097,500 based on the September 20, 2007 closing market price of the shares.

On June 17, 2008, we acquired the rights of the remaining external joint venture partners for aggregate consideration of $1,632,000 CDN and 640,000 shares of the Company’s common stock valued at $3,718,400 based on the June 17, 2008 closing market price of the shares. The Company’s obligations under the Triple 7 Joint Venture Agreement have therefore been eliminated.

To finance the acquisition of Eagles Nest in 2005 the Company issued convertible debentures pursuant to which Township also granted royalties of $0.0061 ($0.0058 CDN), net after a buy back, on each barrel of crude bitumen produced, saved and sold from the project. The convertible debentures have all been converted to common stock.

Pursuant to the terms of the lease, Township’s annual lease rentals are $34,004 ($32,256 CDN). OQI Sask has paid all required annual rentals and the lease is in good standing.

Acquisition of Oil Shale Rights in Saskatchewan

- Pasquia Hills Oil Shale

On April 21, 2005, we acquired a 97.53% interest in Western Petrochemicals Corporation (“WPC”) through the issuance of 10,728,124 shares of our common stock and then in April 2006 increased our ownership to 100% by issuing 271,865 shares of our common stock to the remaining WPC shareholders. WPC held a 100% interest in exploration permits covering an area of approximately 337,775 acres granted under the provisions of the Oil Shale Regulations, 1964, as amended or revised or substituted from time to time by the Province of Saskatchewan. The exploration permits were scheduled to expire in 2006, and during the year ended April 30, 2007, all of the original Pasquia Hills exploration permits held by WPC expired and were returned to the Saskatchewan government.

We reacquired nine exploration permits on the original Pasquia Hills oil shale prospect area from the Province of Saskatchewan in September and October 2006. In accordance with the terms of the new permits and following an initial assessment, we relinquished 30% of the total acreage of the granted permits within 90 days of the grant. As of April 30, 2011 we held Oil Shale Permit Nos. PS00222, PS00223, PS00224, PS00225, PS00226, PS00237 and PS00238 granted under the Oil Shale Regulations, 1964, as amended or revised or substituted from time to time for five-year terms from the date of grants. The term of the permits may be extended for up to three one-year extensions subject to regulatory approvals, as required. The permits total 405,961 acres and are located near Hudson Bay, Saskatchewan. The permits provide for the right to explore, mine, quarry and work the permit lands, but not to produce or recover oil shale except for test purposes until a lease has been granted.

The annual rental payable in advance was $0.05 ($0.05 CDN) per acre for the first year, and on May 7, 2007 the Saskatchewan government updated the regulations requiring annual rentals of $0.11 ($0.10 CDN) per acre for the remaining term of the permit. The required exploration expenditures to hold the permits were also increased to $0.42 ($0.40 CDN) per acre for the second year of the permits, $0.85 ($0.81 CDN) per acre for the last three years of the permits and $1.28 ($1.21 CDN) per acre for each year that the permit is extended, as required.

On August 13, 2007, we acquired one additional oil shale exploration permit granted under the Petroleum and Natural Gas Regulations, 1969 (Saskatchewan) as amended, revised or substituted from time to time for a term of five years totaling 83,769 acres in the same area near Hudson Bay, Saskatchewan. This permit, together with the nine exploration permits acquired in September and October 2006 as described above, are collectively referred to as Pasquia Hills Oil Shale. The permit provides for the right, license, privilege and authority to explore for oil shale within the permit lands. The term of the permit may be extended for up to three one-year extensions subject to regulatory approvals, if required. This oil shale permit was acquired under a land sale work commitment bid for the first two years of the permit. The Company bid a total work commitment of $298,110 ($301,568 CDN) to be incurred during the first two years of the permit and the permit requires a further work commitment of $0.85 ($0.81 CDN) per acre for the last three years and $1.28 ($1.21 CDN) for each extension year plus annual rental payments of $0.11 ($0.10 CDN) per acre.

Activities to Date

Oil sands permits and licenses

Exploration of our Saskatchewan oil sands permits commenced in the winter of 2005/2006. An initial exploration drilling program consisting of 24 resource delineation wells was completed by April 2006. In August 2006, the Company received the independent geological consultants’ assessment of in-place volumes of bitumen in the area covered by the winter 2005/2006 exploration program. The assessment, prepared by Norwest Corporation of Calgary, was made in accordance with the Canadian Oil and Gas Evaluation Handbook (“COGEH”), which is a primary reference for reporting resources under Canadian Securities Administrators National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”).  The End of Season Report for the winter 2005/2006 exploration drilling program documenting conformance with the original plans and summarizing the environmental effects of the program, impacts, socio-economic benefits, reclamation and mitigative actions was prepared and submitted to the adjacent communities, aboriginal groups and Canadian federal and provincial governments.

In July 2006, we commenced the development of site infrastructure, including road construction, drill pad preparation, camp construction and the installation of an airstrip.

In October 2006, an approximately 5-kilometre (3-mile), 2-D geophysical program was successfully completed, demonstrating that seismic techniques could contribute to the planned exploration program. In November 2006, exploration drilling began with one drilling rig and by the end of the month three drilling rigs were working on the site. These three rigs drilled continuously until the scheduled Christmas break on December 21, 2006. Drilling recommenced in early January 2007 with four rigs and by the end of February 2007 a total of eight rigs were in place and drilling. Overall, for the winter 2006/2007 exploration program, a total of 150 exploration test wells were drilled in Saskatchewan.

In January 2007, due to the extent of land covered by our drilling, we designated an  area, plus certain additional prospective lands associated with it, as Axe Lake. The Axe Lake area is currently comprised of approximately 65 sections (65 square miles) located in Townships 94 and 95, Ranges 24 and 25 West of the 3rd Meridian of Permits PS00208 and PS00210 (100% Oilsands Quest).

In February 2007, an 850-kilometre (528-mile) helicopter-borne, combined electromagnetic and magnetic survey was undertaken and a 166-kilometre (103-mile) 2-D seismic program was completed. This included 64 kilometres (40 miles) of surveys in Alberta.

In May and June 2007, two fixed-wing aircraft completed a high-resolution, intensive 21,000-kilometre (13,000-mile) airborne magnetic survey program within the Company’s Saskatchewan permit lands building further on the airborne surveys made during the 2006/2007 winter program.

In August 2007, we received approvals from the Province of Saskatchewan for the following: testing of Electrical Resistance Tomography; exploration drilling of up to 97 holes under non-frozen ground conditions; miscellaneous use general construction (including road and airstrip construction) permits on the Saskatchewan permit lands; and an extensive 2-D and 3-D seismic program on the Saskatchewan permit lands under non-frozen ground conditions. Approval from the Province of Alberta for a major 2-D and 3-D seismic program on the Raven Ridge Prospect was also received in August 2007. Field work under these approved work programs began immediately with drilling in Saskatchewan commencing on September 14, 2007.

In November 2007, we announced the results of the independent review and evaluation of the Axe Lake area by McDaniel & Associates Consultants Ltd. (“McDaniel”) based on data obtained from the results of drilling up to March 31, 2007 and other sources, including the physical examination of cores and geophysical logs. The independent review and evaluation was prepared and presented in accordance with the standards set out in COGEH and NI 51-101.

In December 2007, a comprehensive exploration program application, consisting of drilling up to 316 core test wells, 2-D seismic surveys and 3-D seismic surveys to be conducted under frozen ground conditions, was submitted to the Federal and Saskatchewan governments for approval. The application also included requests for approvals for conducting reservoir tests, which included the installation and operation of steam generation facilities, thermally completed vertical reservoir test wells and related observation wells including fluid storage facilities at three potential test sites at the Axe Lake area.

In January 2008, we received regulatory approval for our applications and we announced a program of reservoir testing at up to three sites within the Axe Lake area. This reservoir test program was designed on the basis of extensive, ongoing laboratory testing and reservoir simulation studies conducted since June 2007 by our independent consultants and on the studies undertaken by our in-house reservoir engineering group. For a complete description of the nature and activities of the test program, see "-- Axe Lake Area -- Reservoir Development Activities".

We believe our winter 2007/2008 exploration program demonstrated continued success on the Company’s contiguous oil sands exploration lands in Saskatchewan and Alberta. Overall, a total of 175 test wells were drilled with 150 in Saskatchewan and 25 in the Company’s first exploration program conducted on its adjacent land holdings in Alberta. The exploration drilling in Alberta was completed in 12 sections (12 square miles). Of the 175 test wells drilled in the winter 2007/2008 exploration program, 155 were exploration and delineation test wells in Saskatchewan and Alberta of which 103 encountered meaningful intercepts of bitumen-bearing McMurray/Dina formation (67 percent).

A 3-D seismic program conducted in early 2008 covered over 24 square kilometres (15 square miles) in Saskatchewan and 10 square kilometres (6 square miles) in Alberta. A 40-metre (124-foot) by 40 metre grid density was used. The data from this program has been processed and interpretation of the data is complete.  3-D seismic surfaces have been incorporated into our reservoir model and this allows us to map the top and bottom of the reservoir in detail.

In the fall of 2008, we drilled 31 exploration and delineation test wells in the Axe Lake area, and 3 exploration test wells in Saskatchewan. In early 2009, we drilled 23 exploration and delineation test wells in Raven Ridge.  A 25 mile (40 kilometer) 2D seismic program was conducted on Saskatchewan permits which had not been explored by us through drilling or seismic exploration. We are also continuing with the interpretation of the 1,847 kilometers (1,149 miles) of 2-D and 3-D seismic data collected and processed in the 2007/2008 winter program, which is aiding in the characterization of the reservoir and adjacent formation specific to our three test sites at Axe Lake and the reservoirs at Raven Ridge and in assessing the geological structures on our lands.

In mid-2008 we released McDaniel's independent estimates of discovered and undiscovered bitumen resource volumes, which were prepared in accordance with COGEH and NI 51-101.  As of December 31, 2008, McDaniel classified a portion of the discovered resources as contingent resources. These contingent resource estimates were prepared for portions of the Axe Lake and Raven Ridge areas only.

In October 2009 we released an updated independent engineering estimate of contingent, discovered and undiscovered resources which were prepared in accordance with the standards set out in COGEH and NI 51-101.  This resource estimate incorporated the results of our 53 well drilling program at Axe Lake in late 2008, and at Raven Ridge in early 2009 and updated the previous estimates provided in December 2008 which were based upon 330 wells drilled up to mid-2008.

In July 2010 we released an updated independent engineering estimate of contingent, discovered and undiscovered resources which were prepared in accordance with the standards set out in COGEH and NI 51-101.  This resource estimate incorporated the results of our 9 well drilling program at Wallace Creek in early 2010, the 16 overburden core holes drilled in late 2009 and updated the previous estimates provided in October 2009 which were based upon 383 wells drilled up to early 2009.

In October 2010 we completed a 4 well drilling program which completed our work commitment for the extension of Exploration Permits 208, 210 and 212 in Saskatchewan. The results of this drilling program helped to answer key geological questions in the Axe Lake area but did not have a material effect, positive or negative, on the resource totals.

In November 2010 we completed an 18 well re-abandonment program in which we re-entered 18 core holes previously drilled by the Company in an effort to re-cement and abandon to the specifications required for thermal in-situ operations. 14 of the re-abandonments were fully successful in getting thermal cement to the bottom of the original well bore. 4 of the re-abandonment attempts were not successful in getting thermal cement to the bottom of the original well bore and will require future monitoring or remediation, or potential set-back of production wells.

In 2010 we completed the engineering design for a SAGD pilot project at Axe Lake, which modifies existing surface facilities. We also procured materials with certain long lead times for the facilities and horizontal wells.  The test was originally scheduled for start-up in fall 2010 and intended to run for approximately 6 months. The test has been deferred indefinitely while the Company pursues strategic funding or partnering alternatives.

On January 13, 2011 we provided an operational update and comprehensive review of the geology, reservoir characteristics, and potential development plans for all of our assets.

In May 2011, we released an updated independent engineering estimate of contingent, discovered and undiscovered resources which were prepared in accordance with the standards set out in COGEH and NI 51-101.  This resource estimate applied only to Wallace Creek and incorporated the results of our 5 well drilling program at Wallace Creek in early 2011.  Resource estimates at Axe Lake, Raven Ridge and Eagle’s Nest were not updated.

The below table summarizes the drilling program accomplishments to date.

Table 1: Results of Oil Sands Drilling Programs

	2010/2011	Drilled to Date (Nov.22/05 to April 30/11)
	Wells Drilled	Wells Drilled	Sections Drilled	Wells per Section
Axe Lake Exploration	3	323	78	4.1
Axe Lake Development/Reservoir Test	0	26	n/a	n/a
Axe Lake Groundwater Monitoring	0	19	n/a	n/a
Saskatchewan Exploration (outside Axe Lake)	1	36	29	1.2
Raven Ridge Exploration	0	48	23	2.1
Wallace Creek Exploration	5	14	14	1.0
Eagles Nest Exploration	0	0	0	0.0
Total	9	466	144	3.2

The table below summarizes Oilsands Quest’s completed seismic programs.  All of the noted seismic programs were completed prior to fiscal 2011.

Table 2: Seismic Surveys

	Saskatchewan		Alberta
	Km	Miles	Km	Miles
2-D	337	209	106	66
3-D	1,192	741	501	311
Total	1,529	950	607	377

We commenced an overburden characterization study in October 2009 and completed a 16 hole coring and logging program portion that yielded core material and advanced logging data (Nuclear Magnetic Resonance (NMR), Dipole, sonic and standard suite geophysical) of the formation overlying the bitumen-bearing McMurray/Dina formation.

The cores have been analyzed by Weatherford laboratories and results show that the overburden is composed of clay-rich till, which is a dense, low permeability cap layer that demonstrates steam containment characteristics in laboratory and 3-D reservoir computer simulations.

Weatherford Laboratories conducted a high temperature caprock study on the samples provided.  6 samples from the core holes 16-33-092-25W3M, 04-21-094-25W3M, 12-12-095-25W3M, 5-12-095-05W3M, 142/8-11-095-25W3M, and 143/8-11-095-25W3M have been processed, and the laboratory work demonstrates a range of permeabilities from 0.1-0.002md at 20°C.  When the samples are subjected to temperatures of 200°C, a further decrease in permeability to the range of 0.04-0.002 millidarcies ("md") is observed in the laboratory.  These permeability measurements indicate that the ability of the fluid or gas to migrate into the glacial till is significantly impaired allowing the overburden to act as an effective cap for SAGD operations.

The core samples have been correlated with previously drilled exploration core holes and with our extensive Axe Lake and Raven Ridge 3-D seismic data-sets to determine the extent and continuity of this glacial till layer across the various reservoirs on both sides of the Saskatchewan/Alberta border.  Based on the current data set it appears that the dense glacial till layer is present over the majority of the potential commercial development area.  To the extent that we are able to secure additional financing and continue as a going concern, we plan to conduct further 3-D seismic and overburden drilling and to fully map the dense overburden across all reservoir areas.

Generally the dense glacial till layer lies directly on top of the oil sands reservoir zone, however in some areas there are several meters of top water between the oil sands zone and the glacial till. The impact of these zones is being studied and the results will be incorporated into our commercial development plan.

Axe Lake Area – Reservoir Development Activities

The 3-D seismic survey program in northwest Saskatchewan was concentrated in Axe Lake and covered over 24 square kilometres (15 square miles). We are using the detailed, three component 3-D seismic survey data as one of the key tools to further define the geological structure and reservoir architecture to assist in the ongoing reservoir studies and technical planning related to the development of this resource. For a description of the seismic program on Axe Lake, see tables in “Description of Business -- Activities to Date”. Geological models have been developed and have incorporated laboratory measurements of fluid properties, geo-mechanical characterization, porosity, permeability as well as special core floods and cap rock integrity measurements.

At Test Site 1, we drilled and completed six vertical test holes and drilled three 750-metre horizontal holes (300 metres length within the reservoir) and procured the horizontal well instrumentation strings necessary to measure the temperature and pressure in the reservoir. We have completed construction of water treatment, steam generation and extraction collection facilities, which includes three steam generators totaling 38 million BTU/hour steam generation capacity, two diesel power generators each with 750 kilowatt power output capacity, water/oil treatment and oil handling equipment, control systems and eight 1,000-barrel heated liquid storage tanks to support related Test Site 1 activities.

Also at Test Site 1, we completed two mini-frac tests that successfully measured the relevant geo-mechanical properties of the oil sands reservoir, as well as the overburden (glacial till materials above the oil sands reservoir) and underburden (Devonian limestone materials below the oil sands reservoir) close to the oil sands reservoir. Calibration of the numerical reservoir simulation tools to the mini-frac tests by conventional history matching techniques has also been completed.

We constructed Test Site 2 for the potential testing and development of alternative recovery technologies.  There are currently no plans for this site.

At Test Site 3, we conducted low energy tests using a custom, downhole electrical heater. We measured pressures and temperatures at ten different locations inside the oil sands reservoir. This information has been used for preliminary calibration of our reservoir simulator to help maximize the efficiency of the SAGD Pilot at Test Site 1. We drilled, completed and instrumented two vertical test holes and we have constructed the supporting infrastructure. One vertical test hole is equipped with a downhole electric heater to provide heat to the reservoir and both test holes are equipped with pressure and temperature sensors to allow for determination of the effective reservoir heat transfer and mobilization of the bitumen at lower temperatures. Heating of the reservoir was initiated in late October 2008 and re-commenced in mid-January of 2009 with the heater placed at the depth of the Devonian underburden. In April of 2009, the heater was raised to the bottom of the oil sands reservoir and heating continued, until the heater was removed from the well on June 26, 2009.

Pressures and temperatures were measured and recorded continuously at ten locations in the hot heater well, 1OBS 5-29-94-25, and the cold observation well, INJ 5-29-94-25.  The heater was removed from the well on June 26, 2009.  Our detailed engineering and numerical simulation analysis has confirmed the formation characteristics and related fluid and thermal properties to be used in continued reservoir planning at Axe Lake. The electrical heating program at Test Site 3 enabled the determination of reservoir properties such as effective thermal conductivity.

In October of 2009, we perforated the two vertical wells at Test Site 3, which are approximately 3.5 meters apart, and installed temporary water, heating and injection facilities.  The objective of this test was to inject water and produce water and bitumen at different temperatures in order to:

1.	confirm the establishment of initial fluid movement in areas with water saturation of greater than 35%;
2.	confirm the ability to establish convective heat transfer at the bottom of the reservoir;
3.	determine the conductive heat transfer characteristics at the bottom of the reservoir;
4.	recover bitumen by using both hot water and solvent injection; and
5.	gather preliminary data on the horizontal displacement of fluids.

We commenced injecting cold water at low pressure and volume into the base of the McMurray/Dina formation on October 25, 2009 and established communication between the two wells.  Cold water circulation was maintained for 24 hours, following which heated water was circulated, resulting in the mobilization of bitumen in the reservoir.  On October 29, 2009, a small amount of naphtha was injected and bitumen recovery commenced on October 30, 2009.  We continued to circulate hot water until November 5, 2009, at which time the test equipment was removed.

On October 18, 2009, the electrical, mechanical and boiler facilities at Test Site 1 were successfully commissioned and, on December 5, 2009, we commenced the injection of cold water into the reservoir at Test Site 1. The test was to measure heat and fluid movement under specific operating conditions on a field scale to complement our ongoing simulation and laboratory analysis studies and further enhance our knowledge and modeling of the thermal and geo-mechanical characteristics of our reservoir.

Initial injectivity was achieved and circulation tests were conducted between three sets of well pairs that are 1.5m, 10m, and 18m apart respectively. Tracer tests were also conducted by injecting a saline solution down the injector well and measuring the produced volumes of salt and water in the producer well. Inter-well communication was positively confirmed by measurement of substantial percentages of saline tracer at the producer wells.

The next phase of testing, subject to regulatory approvals and our ability to secure additional financing and continue as a going concern will be a SAGD pilot at Test Site 1.  This will include the drilling of a new SAGD well pair in close proximity to the existing wells at Test Site 1 to build on our growing knowledge of the reservoir and cap rock characteristics and test the commercial viability of SAGD at Axe Lake.  The test plan will use one 100 metre long horizontal well pair, with the upper well placed five metres below the top of the interface between the overburden and the oil sands, and will also make use of the existing surface facilities.  SAGD has been the most widely used, and therefore best understood, in situ recovery technique for the production of immobile bitumen (at initial reservoir conditions) in the McMurray/Dina formations.

The objectives of this pilot are to:

1.	test the effects of steam contact on the glacial till overburden at Axe Lake and demonstrate that the cap will perform as a competent steam containment barrier in SAGD operations;
2.	confirm early stage SAGD production and steam rates with a scalable well length in order to improve forecasting for a commercial project;
3.	determine the optimal producing pressure for a commercial project;
4.	establish gas production rates and composition and produced water composition for facility design; and

5.	better understand the initial critical water saturation (minimum saturation at which water becomes mobile) in bitumen rich zones for use in forecast model.

Following the successful completion and interpretation of the initial steam test results, we would like to submit an application to continue the test for up to another six months in order to further evaluate injection pressures to help determine the optimal operational pressure for designing a commercial project.

At Test Site 1 we drilled two water source wells which showed excellent fluid mobility and sufficient water withdrawal capacity to meet the current needs of the reservoir test program at Axe Lake. At Test Site 3 we drilled and tested two water source wells which did not demonstrate sufficient water mobility and were abandoned.

We drilled, perforated and tested one vertical well (Oilsands Quest Clearwater OBS 4-21-94-25 W3M) near Test Site 3 for water disposal into the McMurray/Dina formation. The testing was positive and an application to dispose water in this well was submitted to the Saskatchewan government in June 2009. Approval to use the 4-21 week for disposal of water for the first phase of testing at Test Site 1 was granted and the well was used for water disposal in fall 2009. At Test Site 2 we drilled one deep well to test the potential of the underlying Devonian Methy formation for waste water disposal. The results of this well showed that the Devonian Methy formation does not contain enough porosity in the tested location to support water disposal.  Other test locations are being investigated.

In May 2010, we filed an application with the Saskatchewan Ministry of Environment ("SME") for approval to develop a 30,000 barrels per day of bitumen project at Axe Lake using SAGD.  We are currently working with SME and CEAA on the project specific guidelines under which the environmental impact would be evaluated.

Filing with the SME is the first step in a two-stage process to apply for approval of a commercial lease for oil sands development.  This application provides the complete vision for the project, giving the regulator helpful context when approving testing activity and giving all stakeholders clarity around the long-term development plans. The second stage of the process consists of an application for commercial project approval to the Saskatchewan Ministry of Energy and Resources ("SMER"). We plan to submit the second application following the successful completion of the SAGD pilot. In preparing the second application, we will continue to develop detailed engineering plans, cost estimates and financing plans for the project based on the ongoing production testing activities at Axe Lake.

The proposed commercial project includes components typical of SAGD operations such as multi-well production pads of horizontal well pairs, and a central processing and bitumen and natural gas treatment facility that includes water treatment, water recycling, steam generation and tank storage facilities. Options for site access, utility service corridors, electricity and natural gas supplies are also being evaluated.

In May 2010, we relinquished two of our northernmost land permits (permits PS00213 and PS00215) as we focus our activities to include only those lands that recent exploration activity has demonstrated to be prospective.  Exploration activities on these two permits included over 42 miles (68 kilometres) of 2-D seismic and 14 core holes.  The relinquishment of these permits did not impact the Company’s resource estimates or development plans.

In May 2011, we received the third and final one-year extension of Saskatchewan oil sands permits PS00208 and PS00210. We have a work commitment of one core hole on each of the 2 permits to keep the permits in good standing for lease conversion. All other remaining exploration permits (PS00215, PS00206, PS00212) were relinquished to the crown on their anniversary date of May 31, 2011, as we see the lands outside of the core Axe Lake Area in permits PS00208 and PS00210 and having low prospectivity.  We intend to relinquish all of our oil sands licenses to the south of Axe Lake on their anniversary date of August 12, 2011. Relinquishing these permits and licenses will not impact the Company’s resource estimates or developments plans.  A full impairment allowance was taken on the licenses at April 30, 2011.

At the conclusion of the formal phase of the strategic alternative review process (described more fully in the Corporate section), management determined that the carrying value of the Axe Lake permits was greater than their fair value at April 30, 2011, thus resulting in impairment in the value of the permits. We recorded a valuation allowance of $296.2 million at April 30, 2011.

Development of a commercial project at Axe Lake remains subject to financing, regulatory approval and other contingencies such as successful reservoir tests, internal approvals, and other risks inherent in the oil sands industry (See Part I, Item 1A. "Risk Factors" and see Part II, Item B. "Other Information").  Currently, we do not have the financial resources to complete a commercial development.

Raven Ridge

In March 2007, prior to acquiring the key permits comprising Raven Ridge, we completed 64 kilometres of 2-D seismic survey to assess the potential of the permit land and identify potential drilling targets. As a result of this survey, we expected that the Axe Lake oil sands reservoir would extend into Alberta and that numerous attractive exploration drilling targets would be identified. A detailed, three component 3-D seismic survey was undertaken covering 6.4 square kilometers (4 square miles) adjacent to the program undertaken at Axe Lake, in Saskatchewan. Initial approval for exploration drilling in Alberta was received in December 2007 and 25 exploration holes were drilled in 12 sections (12 square miles) during the 2007/2008 program. Of the 25 holes, 18 encountered meaningful intercepts of McMurray/Dina formation (72 percent) at depths of 113 metres (371 feet) to 227 metres (745 feet). The thickness of the bitumen-bearing zone within the McMurray/Dina formation was observed to be between 7 metres (23 feet) and 34 metres (112 feet) (net pay) with an average of 15.5 metres (51 feet).

In early 2009, we drilled an additional 23 exploration and delineation test wells in Raven Ridge. The Raven Ridge drilling program has demonstrated continuity of bitumen characteristics extending from Axe Lake in Northwest Saskatchewan westward into Alberta and we have identified, through drilling, two areas of specific interest for potential development. There was significant correlation observed between the drilling results and the estimates made based on the Company’s 2007 2-D seismic program.

McDaniel reviewed the results and provided an updated resource estimate in compliance with COGEH and NI 51-101 in July 2010.

We do not currently have the commercial or technical wherewithal to develop our Raven Ridge area.  Following the conclusion of the formal phase of the strategic alternative review process (described more fully in the Corporate section), an impairment provision of $27.2 million was recorded in the year ended April 30, 2011.

Wallace Creek

In January 2008, prior to acquiring the Wallace Creek permits, we completed 53 kilometres (32 miles) of 2-D seismic survey to assess the potential of the permit lands prior to their purchase. During the 2006/2007 winter exploration program, the Company drilled two holes in Saskatchewan, directly to the east of Wallace Creek and both intercepted bitumen-bearing oil sands. Within the Wallace Creek permit lands, there are also five legacy test wells drilled.

In March 2010, we completed a 9 hole exploration drilling program on lands in the western township (TWP 96 R2 W4) of the Wallace Creek permits that are immediately adjacent to Cenovus' Borealis project area.  4 of the wells drilled encountered significant quantities of bitumen with one well intercepting up to 26 meters of oil sand in the McMurray/Dina formation. McDaniel reviewed the results and provided an updated resource estimate in compliance with COGEH and NI 51-101 in June 2010.

In March 2011, we completed a 5 hole exploration drilling program on lands in the western township (TWP 96 R2 W4) of the Wallace Creek permits.  2 of the wells drilled encountered significant quantities of bitumen in the McMurray/Dina formation.

McDaniel reviewed the results and provided an updated resource estimate in compliance with COGEH and NI 51-101 in May 2011.

In June 2011, we received approval from Alberta Energy to extend the Wallace Creek permits for an additional 67 days to March 31, 2013. This extension will allow us to have 2 full winter exploration seasons in which to complete more exploratory seismic and drilling prior to any applications for conversion to lease.

Eagles Nest

Over the winter of 2005/2006 we undertook a detailed assessment of the historical data available on the Eagles Nest Prospect. During 2007/2008 we concentrated our efforts in acquiring the interests of the Triple 7 Joint Venture partners, which was completed in June 2008.

McDaniel reviewed the results and provided an updated resource estimate in compliance with COGEH and NI 51-101 in July 2010.

We also announced our intention to divest our Eagles Nest oil sands lease.  The Eagles Nest property is geographically distant from our other oil sands discoveries and is largely unexplored.  We have not yet received any offers under financial terms that are acceptable to us and have determined that it is in our best interest to retain these assets until an adequate offer is received or additional funds are available for the development of these longer-term assets.

We do not currently have the commercial wherewithal to develop the Eagles Nest area.  Following the conclusion of the formal phase of the strategic alternative review process (described more fully in the Corporate section), an impairment provision of $8.4 million was recorded in the year ended April 30, 2011.

Pasquia Hills Oil Shale Permit Area

In September 2008, we drilled 11 exploration test holes (covering an area of approximately 100 square miles) on our oil shale prospect in southeastern Saskatchewan with all the holes drilled encountering meaningful intercepts of oil shale of up to 21.5 meters in thickness.

In September and October 2009, we drilled and logged 12 exploration test holes on our oil shale prospect in eastern Saskatchewan with ten out of twelve holes drilled experiencing meaningful intercepts of oil shale of up to 37.0 meters in thickness.  The key challenge is in the development of our oil shale properties will be finding an economic process to produce kerogen (oil shale) on a commercial basis.  A geologic assessment of our permit lands based on the drill results, together with the data obtained from legacy drilling has been prepared by Norwest Corp.

As previously disclosed, the Company had reached an agreement to sell its Pasquia Hills oil shale properties to Canshale Corp., a private company formed by the former President and Chief Executive Officer of the Company (the “Purchaser”) for consideration of $1 million CDN ($0.9 million USD) in cash and 8,000,000 shares of the private company. The sale was conditional on the Purchaser raising a minimum financing amount as defined in the terms of the agreement. As Canshale Corp. was unable to secure the financing by the extended deadline of July 30, 2010, the Company announced on August 13, 2010 the cancellation of this transaction.

On September 22, 2010, the Company announced the undertaking of a process to divest the oil shale permits at Pasquia Hills following a determination by the Board of Directors (the "Board") that these assets are non-core as both properties are located outside the Company’s primary project and discovery areas of Axe Lake, Wallace Creek and Raven Ridge.

As of January 31, 2011, these properties were no longer considered to be held for sale nor were the related operations considered discontinued. Since the Company has not yet received any offers under financial terms that are acceptable under the current divestiture plan for the non-core assets, management has determined that it is in our best interest to retain these assets until an adequate offer is received or additional funds are available for the development of these long-term assets.  We do not currently have the commercial or technical wherewithal to develop our Pasquia Hills oil share properties.

Management recognized a full impairment on the property and wrote down the remaining carrying value of $5.0 million ($5.0 million CDN) to zero at January 31, 2011. The cumulative impairment to date on the Pasquia Hills properties amounts to $11.9 million ($11.3 million CDN).

Corporate

On August 17, 2010, we announced that we had initiated a process to explore strategic alternatives for enhancing shareholder value. The Board’s decision reflected careful consideration of our financial position and the capital required to execute the business plan. In light of the significant incremental capital required to advance the development of the oil sands assets in Saskatchewan and Alberta, the Board determined that it was in the best interests of shareholders to engage financial advisors and formally explore all alternatives. The strategic alternatives process was overseen by a Special Committee chaired by Brian MacNeill and including Ronald Blakely and Paul Ching.

The Special Committee considered all alternatives to increase shareholder value, including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination. We retained TD Securities Inc. (“TD”) as a financial advisor to assist us with this process.

As part of this process, TD and the Company made contact with a large number of companies. From that initial outreach, we entered into confidentiality agreements with eight different entities, which then had access to the Company’s data room. To date, the formal strategic alternatives process has not resulted in any proposals to the Company. The discussions and negotiations throughout this process have illustrated that potential future partners or acquirers would need to see a further level of development and de-risking of the assets in order to be prepared to make a substantial investment. We are therefore seeking funding to advance our assets toward commercial development, while remaining open to offers of joint venture opportunities, asset sales or other opportunities. In the interim, we intend to conduct a rights offering (the "Rights Offering") under which our existing shareholders would be given the right to purchase, on an equal, proportional basis, additional shares in the Company and shareholders who fully exercise their rights would be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights.

The proceeds from the Rights Offering will be used to continue with the delineation and development of the assets (as described more fully under the “Outlook” section below), and for general corporate purposes.

There can be no assurance that the Rights Offering will result in the Company raising sufficient funds to carry out its exploration and development plans and the Company may continue to seek other sources of financing or asset sales.

On July 5, 2011, the Board accepted the resignations of Ronald Phillips and John Read effective September 6, 2011.  As well, T. Murray Wilson informed the Board that he did not intend to stand for re-election at the 2011 Annual General Meeting of Shareholders.  Further, Leigh Peters, the Company’s Vice President Legal and Corporate Secretary, left the Company effective immediately.   These changes reflect proactive moves on the part of the Board and Management to address the Company’s current financial situation.

Environmental and Regulatory

The Company is in discussion with SMER to assess a re-abandonment issue relating to the abandonment of early exploration core holes.  We have drilled 359 exploration core holes in Saskatchewan and during a review of our development plans and well records, we determined that 242 of the early-year wells were not abandoned to a standard that meets our thermal development requirements or were not abandoned in accordance with the regulatory requirements

We have applied for waivers on 99 core holes, the majority of which are located outside the current potential commercial development area and the regulator has indicated that they are willing to consider such waivers on a case by case basis.  Our waiver applications are based on the fact that these core holes fall outside the current commercial development area and are therefore located in areas that are not expected to be economically recoverable.  We have included approximately 143 core holes in our management's best estimate of the re-abandonment costs as described in our financial statements.

During the year ended April 30, 2011, we completed an 18 hole re-abandonment program.  We successfully re-abandoned 14 core holes and were only partially successful in our attempt to re-abandon the other four core holes. Those four core holes may still contain conduits which will require the Company to undertake further monitoring should a SAGD project be implemented within the vicinity of these core holes. The re-abandonment of these four core holes occurred early in the program, and we anticipate high success rates on the re-abandonments still to come.

The remaining 125 core holes are comprised of a combination of locations that are in or adjacent to the commercial development area plus a portion of the core holes for which we intend to seek waivers.  Our best estimate of the undiscounted/gross cost to complete this program over the next four years is $26.0 million.

Outlook

Our reservoir development and exploration activities over the next few months will be focused on preparing to execute the SAGD pilot at Axe Lake, designing and executing a seismic program at Wallace Creek and working with SMER to convert our Axe Lake permits to a long-term lease.  All of these plans are subject to our receipt of the necessary financing.  See "Risks Related to Our Business - Due to our history of operating losses, we are uncertain that we will be able to maintain sufficient cash to accomplish our business objectives".

At Axe Lake, we are seeking to retain portions of PS00208 and PS00210 and convert them to leases. The permits are currently held under the Oil Shale Regulations, 1964. We have applied to SMER to convert these permits to licenses and then to leases under the terms of the Petroleum and Natural Gas Regulations, 1969. The outcome of these discussions is not certain.

We expect to relinquish the balance of our Axe Lake lands in Saskatchewan as we do not believe that the licenses to the south of the Axe Lake permits are prospective, either due to the presence of interbedded water in the reservoirs that would not allow for commercial development or lack of bitumen in the reservoirs in the licenses in the southern portion of our Saskatchewan lands. We expect to relinquish these licenses in August 2011.

Based on the drilling results at Wallace Creek and our knowledge of the regional geology, we believe there is good potential for that project area to support a commercial SAGD project. Further seismic work or delineation drilling is required to confirm this potential and retain certain portions of these permits.

After analysis of available drilling and seismic data, we have concluded that the lands in the south part of Raven Ridge on Permit No. 7006080098 are not prospective and we expect to relinquish this permit in August 2011. Relinquishing these lands will have no impact on the Company's current resource estimates or development plans.

The Company may offer and sell shares of common stock by way of "at-the-market" distributions on NYSE Amex, until January 18, 2012. Funds raised from the ATM program will be used for general corporate purposes.  In addition, the Company intends to conduct a Rights Offering described above under the "Corporate" section.

There can be no assurance that the Rights Offering will result in the Company raising sufficient funds to carry out the exploration and development plans described above.

Employees

As at June 30, 2011, the Company had 18 employees.  Additional consultants may be added as activity levels dictate and field exploration and development activities increase.

Available Information

We maintain an internet website at www.oilsandsquest.com. The information on our website is not incorporated by reference in this Annual Report on Form 10-K.  We make available on or through our website annual, quarterly and periodic reports, proxy statements and other information that we file with or furnish to the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended. Alternatively, you may read and copy any information we file with the SEC at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information about the operation of the public reference room by calling 1-800-SEC-0330. You may also obtain this information from the SEC’s website, www.sec.gov. We also file this information with Canadian securities regulators and it is available at www.sedar.com.

The Oil Sands Industry in Canada

The following information quotes liberally from the Canadian Association of Petroleum Producers, the Energy Resources Conservation Board of Alberta, the National Energy Board of Canada and a variety of technical reports and publications.

The International Energy Agency (“IEA") projects that world primary energy demand will maintain steady growth over the next two decades, increasing on average by 1.5% per year from 2007 - 2030, resulting in an aggregate demand growth of approximately 40%. Fossil fuels, primarily crude oil, coal and natural gas, are expected to remain the dominant sources of primary energy, accounting for nearly 77% of this demand growth. Oil, in particular, is expected to remain the single largest fuel source throughout this period, accounting for 30% of demand in 2030.

According to the IEA, worldwide demand for oil was 85 million barrels per day (“bbls/d”) in 2008 and is expected to grow to 105 million bbls/d by 2030, an annual growth rate of approximately 1%.  Although the majority of this growth is expected in non-OECD countries such as China and India, North America is projected to be a large consumer of oil, representing 21% of total demand in 2030.

The IEA estimates that approximately one-third of the world's ultimately recoverable conventional oil resources have already been produced.  By 2030, it is expected that one-half of the world's ultimately recoverable conventional oil resources will have been produced. Non-OPEC conventional production is not expected to be sufficient to keep pace with rising demand.  Therefore, oil markets are expected to become more reliant on OPEC production and unconventional sources of crude oil.

Unconventional oil production, including bitumen, is expected to grow as a percentage of total world production from approximately 2.2% in 2008 to approximately 7.2% in 2030. This reflects an average annual growth rate of 6.6% per annum, far in excess of the expected annual growth rate for total production of 1.0% per annum. Canada's unconventional production, in particular, is expected to grow at approximately 5.4% per annum, reaching total production of 3.9 million bbls/d in 2030.

In terms of global energy sources, Canada’s oil reserves are second only to those of Saudi Arabia, which has an estimated 264 billion barrels of oil reserves. Canada’s oil reserves are estimated to be 179 billion barrels, of which 173 billion barrels are oil sands reserves considered economically recoverable with today’s technology.

Canada’s oil sands deposits contain a vast quantity of crude bitumen: an initial volume-in-place of 1.7 trillion barrels which includes an ultimate potential of 315 billion barrels recoverable. The Canadian Association of Petroleum Producers (“CAPP”) estimates that, at current production levels, oil sands reserves could sustain production of 3.0 million barrels/day for more than 150 years.

CAPP predicts oil sands production to increase to approximately 2.2 million bbls/d in 2015 and up to 3.5 million bbls/d in 2025. This increase in production from the oil sands is expected to occur over a period in which conventional oil production in Canada declines.

Oil sands deposits are composed primarily of sand, silt and clay, water and bitumen, along with minor amounts of other minerals. Typical composition might be 75 to 80 percent inorganic material (mostly quartz sands), 3 to 7 percent water, and 10 to 12 percent by weight bitumen, with bitumen saturation varying between zero and 18 percent by weight.

Oil from the oil sands is often called “crude bitumen” to distinguish it from conventional crude oil. Bitumen is a thick, black, tar-like substance that pours extremely slowly. Compared to typical crude oils, which contain approximately 14 percent hydrogen, bitumen is deficient in hydrogen. In order to make crude bitumen an acceptable feedstock for conventional refineries, it must be upgraded through the addition of hydrogen or the rejection of carbon. In order to transport crude bitumen to refineries, it must be blended with a diluent, usually condensate, to meet pipeline specifications for density and viscosity.

Oil sands deposits are located at a variety of depths. Economically recoverable oil sands that are located less than 200 feet deep can be recovered by open pit mining methods; those located deeper than 200 feet can be produced using in situ (or “in place”) methods of bitumen recovery.

Alberta has three major oil sands areas, each with a number of bitumen-bearing deposits: Athabasca, Cold Lake and Peace River. According to the Energy Resources Conservation Board (“ERCB”) of Alberta, an estimated 20 percent of the Province’s initial established reserves are mineable; the remainder are suitable only for in situ recovery methods. The Athabasca oil sands cover the largest area; this is also where the province’s mineable deposits are located. The ERCB also estimates that, in Alberta, the vast majority of lands thought to contain bitumen that could be recovered by either method are currently already leased.

While both oil sands mining and in situ production methods impact the land, the surface footprint of in situ production is significantly smaller than that of a mine, and according to CAPP on a per barrel basis can be smaller than conventional oil production. An open pit mine's footprint ultimately affects the entire surface area over the resource and also requires tailings ponds, while in situ production requires only well pads on the surface for well heads, similar to conventional oil and gas, but, with more barrels typically recovered per well pad.

In open pit mining operations, overburden is removed, oil sands ore is mined and bitumen is extracted from the mined material essentially using hot water processes. With in situ recovery, generally steam, water or other solvents are injected into the reservoir to reduce the viscosity of the bitumen, which allows it to flow to a vertical or horizontal wellbore.

Commercial production from the Alberta oil sands began in the 1960s. The first two integrated mining projects were Great Canadian Oil Sands (now Suncor), which began operations in 1967, and Syncrude, which came onstream in 1978. The ERCB estimates that, at the end of 2008, almost three-quarters of the initial established reserves in the surface-mineable area were under active development. There are now three mining projects, another two mine projects are under construction and seven are in various stages of project development.

Aside from primary production (including water injection), which has limited use in Cold Lake and Peace River areas, two main in situ methods are being used to commercially produce bitumen: cyclic steam stimulation (CSS) and steam-assisted gravity drainage (SAGD).

Upgrading is a process performed by specialized refineries called upgraders that transform bitumen into higher value hydrocarbons, most of which require additional processing at a refined products refinery before they can be used by end users. The primary output of oil sands upgraders is a light crude oil. All oil sands mining projects currently in operation are integrated with upgraders, while most in situ projects are not integrated with upgraders. In recent years, the differential of bitumen pricing to light crude oil pricing (the "Bitumen - Light Differential") has narrowed considerably. The increased demand for bitumen relative to the available supply has reduced the economic attractiveness of upgrading and has resulted in higher netbacks for non-upgraded bitumen.

Bitumen blends from Canadian oil sands could potentially be exported to world markets as early as 2016, assuming planned developments are completed as scheduled.  If completed, these future pipelines will potentially allow oil sands producers to compete with other regions such as the Persian Gulf and South America since the nautical distance between Kitimat and east Asia is comparable to the distance between east Asia and the Persian Gulf and is shorter than the distance between Asia and South America. These pipeline projects are currently being evaluated and constructed in response to strong support from oil sands producers.

In CAPP’s most recent forecast they state "given signs of the beginning of economic recovery, oil sands producers are proceeding with a more balanced pace of development.  Producers have returned many projects back to active development but remain mindful to establish a more controlled cost environment as they remain cautious with their estimates for future oil prices."

In addition to economic factors, the challenges Canada’s oil sands industry faces include long term skilled labour shortages and environmental issues. However, according to the National Energy Board: “The challenges faced by the oil sands industry are counter-

balanced by the opportunities. At a time of increasing resource nationalism around the world, Canada’s huge oil sands reserves, set in a climate of relatively stable political and economic policy, represent an attractive target for investment. The potential for technological innovation to reduce the costs of bitumen extraction and upgrading is an additional attraction. Given the outlook for continued higher oil prices, return on investment should be sufficient to drive oil sands expansion.”

Glossary of Common Terms

The terms defined in this section are used throughout this Form 10-K.

Bitumen or crude bitumen
A highly viscous oil which is too thick to flow in its native state, and which cannot be produced without altering its viscosity; a naturally occurring mixture, mainly consisting of viscous hydrocarbons heavier than pentane, that may contain sulphur compounds and that in its naturally occurring viscous state does not usually flow to a well. The density of bitumen is generally less than 10 degrees API (as that term is defined by the American Petroleum Institute).

CEAA	Canadian Environmental Assessment Agency

COGEH	Canadian Oil and Gas Evaluation Handbook

Core	Cylindrical sample of rock taken from a formation for the purpose of examination and analysis.

Core hole, core test well, Stratigraphic test well, or Exploration Stratigraphic test well
A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Ordinarily, such wells are drilled without the intention of being completed for hydrocarbon production. They include wells for the purpose of core tests and all types of expendable holes related to hydrocarbon exploration.

Stratigraphic test wells are classified as

(a) “exploratory type” if not drilled into a proved property; or

(b) “development type”, if drilled into a proved property.

Development type stratigraphic wells are also referred to as “evaluation wells”.

Crude oil (conventional)
A mixture that consists mainly of pentanes and heavier hydrocarbons, which may contain sulphur and other non-hydrocarbon compounds, that is recoverable at a well from an underground reservoir and that is liquid at the conditions under which its volume is measured or estimated. It does not include solution gas or natural gas liquids.

Degrees API	A scale defining hydrocarbon density, determined by the American Petroleum Institute ("API"); the lower the number, the higher the viscosity (see “viscosity”). Water has a API of 10○.

Diluent	Lighter viscosity petroleum products that are used to dilute bitumen for transportation in pipelines.

Exploration costs
Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain oil and gas reserves, including costs of drilling exploratory wells and exploratory type stratigraphic test wells.

Extraction	A process unique to the oil sands industry, in which bitumen is separated from its source (oil sands).

Formation
A bed or deposit composed throughout of substantially the same kind of rock. Each different formation is given a name, often as a result of the study of the formation outcrop at the surface and sometimes based on fossils found in the formation.

In situ
In its original place; in position. When referring to oil sands, in situ recovery refers to various methods used to recover deeply buried bitumen deposits, including steam injection, solvent injection and firefloods.

Kerogen	The hydrocarbon content of oil shale. Kerogen is also known as shale oil.

Lease	An agreement granting to the lessee rights to explore, develop and exploit a property.

McMurray/Dina	The McMurray formation is a stratigraphical unit of Cretaceous age in the Western Canadian Sedimentary Basin. The Saskatchewan equivalent is known as the Dina formation.

NI 51-101	National Instrument 51-101

Oil sands	Sand and other rock materials containing bitumen; the crude bitumen contained in those sands and other rock materials. Bitumen is immobile at the initial reservoir conditions.

Oil sands deposit	A natural reservoir containing or appearing to contain an accumulation of oil sands separated or appearing to be separated from any other accumulation.

Oil shale	A geologic formation consisting of shale which contains hydrocarbons.

Overburden
Thickness of material above an occurrence of bitumen. The thickness of the overburden determines the method of bitumen recovery (mining or in situ techniques). Overburden could consist of layers of sand, gravel and shale; in many places overburden underlies muskeg which is a water-soaked layer of decaying plant material one to three metres (three to ten feet) thick. Muskeg supports the growth of shallow-root trees.

Permeability	Ability of a porous rock to transmit fluid through its pore spaces. A rock may be highly porous and yet impermeable if it has no interconnecting pore network (communication).

Porosity	The proportion of a rock's total volume occupied by voids between mineral grains.

Reservoir	Porous, permeable sedimentary rock structure or trap containing oil and/or gas. A reservoir can contain more than one pool (accumulation of oil or gas).

SAGD	Steam assisted gravity drainage is an example of an in situ process used to recover bitumen from oil sand located too deep to be profitably mined.

SME	Saskatchewan Ministry of Environment

SMER	Saskatchewan Ministry of Energy and Resources

Upgrading	The process that converts bitumen or heavy crude oil into a product with a lower density and viscosity.

Viscosity
A measure of the resistance of a liquid to flow. The viscosity of petroleum products is commonly expressed in terms of the time required for a specific volume of the liquid to flow through an orifice of a specific size.  As the temperature of a fluid increases its viscosity decrease and therefore it flows more easily.

Working interest	The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to share in the production.

Item 1A.  RISK FACTORS

Our business activities, and the oil and gas industry in general, are subject to a variety of risks. If any of the following risk factors should occur, our profitability, financial condition or liquidity could be materially impacted. As a result, holders of our securities could lose part or all of their investment in Oilsands Quest Inc.

RISKS RELATED TO OUR BUSINESS

Government Regulations and Retention of Permits, Leases and Licenses

The business of resource exploration and development is subject to substantial regulation under Canadian federal, provincial and local laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil sands bitumen and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil sands exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations, environmental regulations and government incentive programs related to the permits in Saskatchewan, oil sands exploration licenses in Saskatchewan, the permits in Alberta and the Eagles Nest Prospect and the oil sands industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, or cause the inability to explore and develop, resulting in the abandonment of these interests.

Alberta's new Land-Use Framework, which is to be implemented under the Alberta Land Stewardship Act ("ALSA"), sets out the Government of Alberta's approach to managing Alberta's land and natural resources to achieve long-term economic, environmental and social goals.  ALSA contemplates the creation of regional plans which could amend or extinguish previously issued regulatory permits, licenses, approvals and authorizations in order to achieve or maintain an objective or policy resulting from the implementation of a regional plan.  The Government of Alberta is expected to develop a regional plan for each of seven regions in the province and has identified the Lower Athabasca Regional Plan ("LARP") as a priority.  The Company's properties in Alberta are within the LARP's boundaries.  The LARP is expected to incorporate regional thresholds for air emissions, water use and land disturbance to control cumulative effects of industrial development, and guide future resource decisions while considering social and economic impacts.  The final LARP is expected to be sent to the Alberta Cabinet for approval in mid 2011.

In Saskatchewan, a new Environmental Management and Protection Act, 2010 has been passed by the Legislature but not yet proclaimed.  The new Act will include authority for the Saskatchewan Environmental Code, which adopts a new results-based regulatory framework for managing and protecting the environment.  It is anticipated that the Act and the Code will be proclaimed in 2011.

It is possible that the LARP in Alberta and the new Act and Code in Saskatchewan may negatively impact our ability to conduct operations on certain properties or limit or prohibit development due to environmental limits and thresholds.  In addition, enhanced operating practices required to be undertaken by us in response to the LARP and the new Act and Code may increase operating costs and such costs may further increase in the future if there are further changes to the prescribed operating Practices.

The Species at Risk Act, or SARA, was enacted by the Government of Canada as a means to manage species of special concern to prevent them from becoming extinct, endangered or threatened.  The woodland caribou has been designated as a species under threat in the Province of Alberta. Pursuant to the SARA, lands that fall within our oilsands leases have been designated as sensitive habitat for caribou.  We have undertaken enhanced operating practices within the designated areas with a view to protecting the threatened caribou population.

Permits, leases, licenses and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses and approvals will not contain terms and provisions which may adversely affect our exploration and development activities. Our exploration permits in Saskatchewan do not give us the right to produce and will require conversion to a lease prior to the expiry of the permits.

On May 27, 2011, we received approval for the third and final possible one-year extensions to May 31, 2012.  We are also in discussion with the crown to convert these permits to licenses under the 1969 regulations and then to lease prior to the expiry of these permits.  Currently, the Company is working with the regulators to assess an issue relating to the re-abandonment of early exploration core holes.   It is possible that the outcome of such assessment could result in cancellation of the permits if the Company does not comply with the governing regulations.   Further, if the Company cannot remediate these core holes to industry and regulatory standards, our ability to commercially develop the Axe Lake reservoir may be limited.

Certain First Nations and Metis people have treaty and aboriginal rights, and claim aboriginal title, in relation to our permit and lease lands in Alberta and Saskatchewan and other lands that are potentially affected by our activities.   The Governments of Canada, Alberta and Saskatchewan have a duty to consult with those aboriginal people in relation to actions and decisions which may impact those rights and claims and, in certain cases, have a duty to accommodate their concerns.  These duties have the potential to adversely affect our ability to obtain permits, leases, licenses and other approvals, or the terms and conditions of those approvals, which could adversely impact our progress and ability to explore and develop our properties.

Abandonment and Reclamation Obligations

We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of a project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such approvals or laws may result in the issuance of remedial orders, the suspension of approvals, the seizure of posted security or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. All delineation wells are abandoned and reclaimed immediately and these costs are included with our exploration costs incurred. Our estimated abandonment and reclamation costs could change as the reclamation requirements will be a function of regulations in place at the time. Revisions to estimated asset retirement obligations can result from changes in retirement cost estimates and changes in the estimated timing of abandonment. In the future, we may determine it prudent or be required by applicable regulatory approvals or laws to establish and fund one or more reclamation funds to provide for payment of future abandonment and reclamation costs.

We record the fair value of a liability for an asset retirement obligation when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. The legal obligation to perform the asset retirement activity is unconditional even though uncertainty may exist about the timing and/or method of settlement that may be beyond the Company’s control. This uncertainty about the timing and/or method of settlement is factored into the measurement of the liability when sufficient information exists to reasonably estimate the fair value. The amount of asset retirement obligation recorded reflects the expected costs, taking into account the probability of particular scenarios. The difference between the upper end of the range of these assumptions and the lower end of the range can be significant, and consequently changes in these assumptions could have a material effect on the fair value of asset retirement obligations and future losses in a period of change.

If the Company is unable to re-abandon the early exploration core holes to industry and regulatory standards, it could result in the cancellation of permits or limit our ability to develop the reservoir.

If we fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the price of our common shares may be affected

We are required to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 and related regulations. Any material weakness in our internal control over financial reporting that needs to be addressed, disclosure of management’s assessment of our internal control over financial reporting, or disclosure of our public accounting firm’s report on internal control over financial reporting that reports a material weakness in our internal control over financial reporting may reduce the price of our common shares.

The restatement of our consolidated financial statements may result in litigation and government enforcement actions

We have restated our consolidated financial statements and other financial information for the years ended April 30, 2008 and 2007 and the interim periods from July 31, 2008 through January 31, 2009 primarily with respect to the accounting treatment of our August 2006 acquisition of a non-controlling interest (35.92%) of OQI Sask which together with our 64.08% interest resulted in a 100% interest in OQI Sask.  We have also restated our consolidated financial statements and other financial information for the interim period ended July 31, 2009 with respect to accounting for stock-based compensation.  The restatement of our prior financial statements may expose us to risks associated with litigation, regulatory proceedings and government enforcement actions, including the risk that the SEC may disagree with the manner in which we have accounted for and reported the financial impact of the restatement which could result in the Company having to further restate its prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

In addition, securities class action litigation has often been brought against companies who have been unable to provide current public information or who have restated previously filed financial statements.  Such litigation is complex and could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition and results of operations.

Due to our history of operating losses, we are uncertain that we will be able to maintain sufficient cash to accomplish our business objectives

The consolidated financial statements have been prepared assuming that we will continue as a going concern. During the fiscal years ended April 30, 2011 and 2010 we suffered net losses of $316 million and $64 million, respectively. At April 30, 2011, there was stockholders’ equity and working capital of $140 million and $4 million, respectively. There is no assurance that we can generate net income, generate revenues or successfully explore and exploit our properties.

Significant amounts of capital will be required to explore and develop our permit lands in Saskatchewan and Alberta and our oil sands exploration licenses in Saskatchewan.  Our reservoir development and exploration activities  over the next few months will be focused on preparing to execute the SAGD pilot at Axe Lake and on designing and executing our Wallace Creek seismic program.  To secure the financing necessary for such activities, we intend to conduct the Rights Offering.  There is no assurance that the Rights Offering will generate the additional capital necessary to finance these activities.  Nor can we assure you that the sale of additional equity capital, borrowing funds or selling a portion of our interest in our assets can be successfully completed. Finally, there is no assurance that the Rights Offering or any additional equity capital or borrowing required will be obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration and development of our projects. In particular, if the Rights Offering is not successful, our ability to conduct our operations will be significantly constrained, and we may need to cease our exploration and development activities altogether.  Equity financing, if available, may result in substantial dilution to existing stockholders.

As a result of these risks we have concluded there is significant doubt related to our ability to continue as a going concern.  Management anticipates that the Company will be able to fund its activities at a reduced level through January 2012 with its cash and cash equivalents as at April 30, 2011.  Our financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we become unsuccessful in implementing these plans.

The impact of disruptions in the global financial and capital markets on our ability to obtain financing

The market events and conditions that transpired in 2008 and 2009, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, have, among other things, caused significant volatility in commodity prices.  These events and conditions caused a loss of confidence in the broader U.S. and global credit and financial markets and resulted in the collapse of, and government intervention in, numerous major banks, financial institutions and insurers, and created a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  These factors have negatively impacted enterprise valuations and have impacted the performance of the global economy.  Although credit markets, equity markets, commodity markets and the United States and global economies have somewhat stabilized (and in some instances experienced substantial recoveries), some prominent government officials, economists and market commentators have expressed concerns regarding the durability of the recovery over the near and medium term, particularly as the fiscal stimulus that was utilized by the world's governments to combat the global financial crises is withdrawn over time in the coming months and years.

Although we expect to meet our near term liquidity needs with our working capital on hand, we will continue to need further funding to achieve our business objectives. In the past, the issuance of equity securities has been the major source of capital and liquidity for us. The recent conditions in the global financial and capital markets have limited the availability of this funding. If the disruptions in the global financial and capital markets continue, debt or equity financing may not be available to us on acceptable terms, if at all. If we are unable to fund future operations by way of financing, including public or private offerings of equity or debt securities, our business, financial condition and results of operations will be adversely impacted.  Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses.

Status and Stage of Reservoir Test Program

The reservoir test program is currently at the early stages of its planned implementation schedule. There is a risk that the program will not be completed on time or on budget or at all. Additionally, there is a risk that the program may have delays, interruption of operations or increased costs due to many factors, including, without limitation: breakdown or failure of equipment or processes; construction performance falling below expected levels of output or efficiency; design errors; challenges to, or inability to access in a timely or economic fashion; contractor or operator errors; non-performance by third-party contractors; labour disputes, disruptions or declines in productivity; increases in materials or labour costs; inability to attract sufficient numbers of workers; delays in obtaining, or conditions imposed by, regulatory approvals; changes in program scope; violation of permit requirements; disruption in the supply of energy; transportation accidents, disruption or delays in availability of transportation services or adverse weather conditions affecting transportation; unforeseen site surface or subsurface conditions; and catastrophic events such as fires, earthquakes, storms or explosions.

Our business plan is highly speculative and its success depends, in part, on exploration success on the permit, license and lease lands and the development of identified discoveries

Our business plan is focused primarily on the exploration for and development of oil sands deposits on our permitted, licensed and leased lands in the Provinces of Saskatchewan and Alberta.

Exploration itself is highly speculative. We are subject to all of the risks inherent in oil sands exploration and development, including identification of commercial projects, selection of optimal recovery processes for successful production, operation and revenue uncertainties, market sizes, profitability, market demand, commodity price fluctuations and the ability to raise further capital to fund activities. There can be no assurance that we will be successful in overcoming these risks.

Access to Infrastructure

Production from our lease, license, and permit lands will depend upon certain infrastructure that does not currently exist in close proximity to where we currently anticipate to locate our initial projects and such infrastructure, if put in place, may be operated by others. Such infrastructure will include, without limitation, the following: pipelines for the transportation of natural gas and certain feedstock to our site and the transportation of bitumen and other petroleum products we produce to upgrading facilities and markets for sale; and electricity transmission and distribution systems for the provision of electricity. The failure to have any of this infrastructure in place on economic terms will negatively impact the operation of any potential commercial project and will adversely affect the ability to convert our resources into reserves.

Access to Markets

By the time we have a commercial project ready for start-up, it will likely have been preceded by other projects which began development at an earlier time and are more advanced in terms of production. As a result, preferred markets for our products may have already been taken up or upgraders or refiners may lack sufficient capacity to process our products in a timely or economic fashion.

Location of Discovery Areas

With the exception of Eagles Nest, all of Oilsands Quest’s prospective areas are located east of what has to date been considered the established bitumen resources that are exploitable by in situ production techniques in the Athabasca oil sands area.   Similar to some other bitumen accumulations within the eastern portion of Alberta, the Axe Lake, Raven Ridge and portions of the Wallace Creek areas lack a distinct overlying shale formation. The absence of this may preclude the use of certain high-pressure in situ recovery methods, but the quality of the reservoirs and high bitumen saturations present at the Axe Lake Raven Ridge and Wallace Creek areas provide the potential for extraction using a number of recovery methods, including SAGD.  However, there can be no assurances that any such recovery method will be successful in enabling us to recover significant volumes of bitumen from our reservoirs.  See "-- Status and Stage of Reservoir Test Program".

Independent Reviews

Although third parties have prepared reviews, reports and projections relating to the evaluation, viability and expected performance of our resources and plans for development thereof, no assurance can be given that these reports, reviews and projections and the assumptions on which they are based will, over time, prove to be accurate.

Personnel

The design, development and construction of the reservoir test program and any subsequent pilot and commercial projects will require experienced executive and management personnel and operational employees and contractors with expertise in a wide range of areas. No assurance can be given that all of the required personnel and contractors with the necessary expertise will be available. Should other oil sands projects or expansions proceed in the same time frame as Oilsands Quest programs and projects, we will have to compete with these other projects and expansions for qualified personnel and such competition may result in increases to compensation paid to such personnel or in a lack of qualified personnel. Any inability of Oilsands Quest to attract and retain qualified personnel may delay or interrupt the design, development and construction of, and commencement of operations at, the reservoir test program and any subsequent pilot and commercial projects. Sustained delays or interruptions could have a material adverse effect on the financial condition of Oilsands Quest.

Operational Hazards

Our exploration and development activities are subject to the customary hazards of operation in remote areas, such as fires, explosions, gaseous leaks, migration of harmful substances, blowouts and spills. A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability. While we maintain limited insurance to cover current operations, our property and liability insurance may not be sufficient to cover any such casualty occurrences or disruptions. Equipment failures could result in damage to our facilities and liability to third parties against which we may not be able to fully insure or may elect not to insure because of high premium costs or for other reasons. Our operations could be interrupted by natural disasters such as forest fires or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our business, our financial condition and results of our operations.

Competitive Risks

The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil interests and the distribution and marketing of petroleum products.

The petroleum industry also competes with other industries in supplying energy, fuel and related products to consumers.  Some of these industries benefit from lighter regulation, lower taxes and subsidies.  In addition, certain of these industries are less capital intensive.

A number of competing companies are engaged in the oil sands business and are actively exploring for and delineating their resource bases. Some of our competitors have announced plans to begin production of synthetic crude oil, or to expand existing operations. If these plans are effected, they could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace and adversely affect plans for development of our lands.

The Loss of current management may make it difficult for us to operate

Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management and directors. The Company’s success is dependent upon its management and key personnel. We do not maintain key-man insurance for any of our employees.  The unexpected loss or departure of any of our key officers and employees could be detrimental to our future success.

Fluctuations in U.S. and Canadian dollar exchange rates may have a material adverse impact

Commodity prices and costs related to the Company’s activities, if and when applicable, will generally be based on a U.S. dollar market price. Fluctuations in the U.S. and Canadian dollar exchange rate may cause a negative impact on revenue and costs and could have a material adverse impact on the Company.

THE BUSINESS OF OIL SANDS EXPLORATION IS SUBJECT TO MANY RISKS

Nature of Oil Sands Exploration and Development

Oil sands exploration and development are very competitive and involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from our permit lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, or the Eagles Nest Prospect.

Furthermore, the marketability of any resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment and labour availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas, land use and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

The viability of our business plan, business operations, and future operating results and financial condition are and will be exposed to fluctuating prices for oil, natural gas, oil products and chemicals

Prices of oil, natural gas, oil products and chemicals are affected by supply and demand, which can fluctuate significantly.  Factors that influence supply and demand include operational issues, natural disasters, weather, political instability, or conflicts, economic conditions and actions by major oil-exporting countries.  Price fluctuations can have a material effect on our ability to raise capital and fund our exploration activities, our potential future earnings, and our financial condition.  For example, in a low oil and gas price environment oil sands exploration and development may not be financially viable or profitable.  Prolonged periods of low oil and gas prices, or rising costs, could result in our exploration projects being delayed or cancelled, as well as the impairment of certain assets.

Reserves and Resources

We have not yet established any reserves. There are numerous uncertainties inherent in estimating quantities of bitumen resources and reserves, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of resources and reserves are based upon a number of factors and assumptions made as of the date on which the resources and reserves estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from estimated results. All such estimates are, to some degree, uncertain and classifications of resources and reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of reserves and resources, the classification of such resources and reserves based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially.

Investors are cautioned not to assume that all or any part of a resource is economically or legally extractable.

ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US

Our operations are or will be subject to stringent federal, provincial and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.

Our exploration activities and drilling programs are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, land use, protection and remediation of the environment, protection of endangered and protected species, operational safety, toxic substances and other matters. Exploration and drilling is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.  In addition, should there be changes to existing laws or regulations, our competitive position within the oil sands industry may be adversely affected, as many industry players have greater resources than we do.

We are required to obtain various regulatory permits and approvals in order to explore and develop our properties.  The absence of a distinct overlying shale formation on portions of our leases may make it more difficult or costly to obtain regulatory approvals.  There is no assurance that regulatory approvals for exploration and development of our properties will be obtained at all or with terms and conditions acceptable to us.

Third Party Liability and Environmental Liability

The Company’s operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damage. We could be liable for environmental damages caused by previous owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations. The release of harmful substances in the environment or other environmental damages caused by our activities could result in us losing our operating and environmental permits or inhibit us from obtaining new permits or renewing existing permits. We currently have a limited amount of insurance and, at such time as we commence additional operations, we expect to be able to obtain and maintain additional insurance coverage for our operations, including limited coverage for sudden environmental damages, but we do not believe that insurance coverage for environmental damage that occurs over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by environmental damage is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damage. The Company could incur substantial costs to comply with environmental laws and regulations which could affect our ability to operate as planned.

Emissions Regulations

Development of our assets is expected to result in the emission of greenhouse gases ("GHGs") and other pollutants.

On April 26, 2007, the Government of Canada announced a Regulatory Framework for Air Emissions and Other Measures to Reduce Air Emissions, or the “Framework”, which outlined proposed new requirements governing the emission of GHGs and other industrial air pollutants, including sulphur oxides, volatile organic compounds, particulate matter and possibly additional sector-specific pollutants in accordance with the Notice. The Framework introduced further, but not full, detail on new GHG and industrial air pollutant limits and compliance mechanisms that will apply to various industrial sectors, including oil sands extraction, starting in 2010. The Framework proposed GHG emission-intensity reduction targets of six percent per year from 2007 to 2010, followed by annual reductions of two percent through 2015. On March 10, 2008, the Canadian Federal Government elaborated on the Framework with the release of its "Turning the Corner" policy document. It was contemplated that new regulations would take effect January 1, 2010. Draft regulations were expected to be available for public comment in the Fall of 2008 but have not yet been released, and it is not known when they will be released or implemented.

The proposed regulatory framework provides that existing oil sands facilities in operation by 2004 will be subject to an 18% emission intensity reduction requirement commencing in 2010, with 2% additional annual reductions thereafter until 2020. Facilities commissioned between 2004 to 2011 or facilities existing prior to 2004 which between 2004 and 2011 have had a major expansion resulting in an increase of 25% or more in physical capacity or which undergo a significant change to processes will be exempt from the 2010 emissions intensity reduction target of 18% but will have to report their emissions each year.  After their third year of operation they will be required to reduce their emissions intensity by 2% annually from a baseline emissions standard which is to be determined by reference to a sector-specific cleaner-fuel standard. For oil sands facilities, it is contemplated that there will be specific cleaner-fuel standards based on the use of natural gas for each of mining, in situ and upgrading. However, an incentive to deploy carbon capture and storage (CCS) has been included in the proposed regulatory framework. CCS is where carbon dioxide is separated from a facility’s process or exhaust gas emissions before they are emitted, transferred from the facility to a suitable storage location, and injected into deep underground geological formations and monitored to ensure they do not escape into the atmosphere. If a facility commissioned between 2004 and 2011 is built such that it is able or ready to undertake CCS, then it will be exempt from the cleaner-fuel standard until 2018 and it will only be required to reduce its emission-intensity by 2% per year from its actual emissions. In situ oil sands projects and oil sands upgraders built after 2011 must have their GHG emissions profiles by 2018 equivalent to that of facilities employing CCS technology.

The proposed regulatory framework further encourages widespread use of CCS by 2018 by crediting emitters that make use of CCS technology for investments in pre-certified CCS projects up to 100% of their regulatory obligations through 2017.

The proposed compliance mechanisms include an emissions credit trading system for GHGs and certain industrial air pollutants, and several options for companies to choose among to meet GHG emission intensity reduction targets and encourage the development of new emission reduction technologies, including the option of making payments into a technology fund, an emissions and offset trading system, limited credits for emission reductions created between 1992 and 2006, and international emission credits under the clean development mechanism under the Kyoto Protocol for up to 10% of each firm’s regulatory obligation.

On January 30, 2010, the Government of Canada submitted to the United Nations Framework on Climate Change a non-legally binding commitment under the Copenhagen Accord to reduce Canada’s emissions of GHGs by 17% from 2005 emission levels.  This is a significant change from previous international commitments of a 20% reduction in emissions from 2006 levels by 2020.  The Government of Canada signaled that a new proposed national emission reduction target is to be met.  It is not known whether the previously announced proposed regulatory Framework will proceed or be replaced with a new regulatory framework.  We believe that it is reasonably likely that new federal legislation requiring emissions reductions similar to the Framework will be enacted in Canada around the same time as similar legislation is enacted in the United States.  We also believe that such federal legislation could have a material effect on the development of our assets.

On April 20, 2007, the Government of Alberta passed the Climate Change and Emissions Management Amendment Act establishing a framework for GHG emission reductions. The Specified Gas Emitters Regulation created under the Act requires facilities that emit more than 100,000 tonnes of carbon dioxide equivalent CO2e annually to reduce their emission intensity starting July 1, 2007 by 12 percent from 2003-2005 levels. New facilities in operation less than eight years will be required to achieve these reductions over the fourth to eighth years of operation.

These obligations may be met by in-house reductions, the purchase of certain emission reductions or offset credits or a contribution of $15 per tonne of GHG emissions to a provincial technology fund.  We believe that the costs of complying with the Regulation could be material should our operations grow to emit more than 100,000 tonnes CO2e of annually.

On May 20, 2010, the Saskatchewan Legislature passed The Management and Reduction of Greenhouse Gases Act but has yet to proclaim it a law.  The Act sets a policy and regulatory framework for reducing GHG emissions in Saskatchewan and sets a provincial target of a 20% reduction in GHG emissions from 2006 levels by 2020.   The specific GHG emission reduction requirements, and the industries required to meet those reductions, as well as details on the methods by which reductions may be achieved, are to be set by further regulations.  It is expected that facilities which emit 50,000 tonnes of  CO2e  per year will be required to reduce GHG emissions by 2% per year over a baseline emission level from 2010 to 2019.  New facilities constructed after 2006 that have emissions in excess of 50,000 tonnes of CO2e annually will also be required to achieve emission reduction targets.

Future legislated GHG and industrial air pollutant emission reduction requirements and emission intensity requirements, or GHG and industrial air pollutant emission reduction or intensity requirements in future regulatory approvals, may require the restriction or reduction of GHG and industrial air pollutant emissions or emissions intensity from our future operations and facilities, payments to technology funds or purchase of emission reductions or offset credits. The reductions may not be technically or economically feasible for our operations and the failure to meet such emission reduction or emission intensity reduction requirements or other compliance mechanisms may materially adversely affect our business and result in fines, penalties and the suspension of operations. As well, equipment from suppliers which can meet future emission standards may not be available on an economic basis and other compliance methods of reducing emissions or emission intensity to levels required in the future may significantly increase our operating costs or reduce output. Emission reductions or offset credits may not be available for acquisition or may not be available on an economic basis. There is also the risk that provincial or federal governments, or both, could pass legislation which would tax such emissions.

American climate change legislation could negatively affect markets for crude and synthetic crude oil

Environmental legislation regulating carbon fuel standards in jurisdictions that import crude and synthetic crude oil in the United States could result in increased costs and/or reduced revenue.  For example, both California and the United States federal governments have passed legislation which, in some circumstances, considers the lifecycle greenhouse gas emissions of purchased fuel and which may negatively affect our business, or require the purchase of emissions credits, which may not be economically feasible.

Proposed Export Restrictions

The Government of Canada previously announced that it will review and may restrict exports from Canada of bitumen and bitumen blend products to countries with less stringent GHG emissions limits than those which apply in Canada.  Any export restrictions imposed with respect to bitumen or bitumen blend products may restrict the markets in which the Company may sell its bitumen and bitumen blend products, which may result in the Company receiving a lower price for its production, if and when applicable.

 Royalty Regime

Any development of our resource assets will be directly affected by the royalty regime applicable. The economic benefit of future capital expenditures for the project is, in many cases, dependent on a satisfactory fiscal regime (royalties and taxes). The Government of Saskatchewan receives royalties on production of oil, gas and other minerals from lands in which it owns the relevant mineral rights. The Government of Saskatchewan owns the relevant mineral rights on the OQI Saskatchewan lands. The current royalty regime relating to bitumen production in Saskatchewan provides for a royalty of 1% of gross bitumen revenue and is payable until the project has recovered specified allowed costs. Once such allowed costs are recovered, a net royalty of 20% of operating income is payable.

The Government of Alberta receives royalties on production of natural resources from lands in which it owns the mineral rights. On October 25, 2007, the Government of Alberta announced a new royalty regime. The new regime introduced new royalties for conventional oil, natural gas and bitumen that became effective January 1, 2009 and are linked to commodity prices and production levels and apply to both new and existing oil sands projects and conventional oil and gas activities.

Under the new regime, the Government of Alberta increased its royalty share from oil sands production by introducing price-sensitive formulas which are applied both before and after specified allowed costs have been recovered. The gross royalty starts at one percent of gross bitumen revenue and increased, for every dollar that world oil price, as reflected by the West Texas Intermediate (“WTI”) crude oil price, is above CDN$120 per barrel or higher. The net royalty on oil sands starts at 25 percent of net bitumen revenue and increases for every dollar the WTI crude oil price is above CDN$55 per barrel to 40 percent when the WTI crude oil price is CDN$120 per barrel or higher. Prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance, the gross royalty is payable. Once such allowed costs have been recovered, a royalty of the greater of: (a) the gross royalty and (b) the net royalty is payable. The Government of Alberta has announced that it intends to review and, if necessary, revise current rules and enforcement procedures with a view to clearly defining what expenditures will qualify as specified allowed costs.

There can be no assurance that the Governments of Alberta or Saskatchewan or the Government of Canada will not adopt a new fiscal regime or otherwise modify the existing fiscal regime (royalties and taxes) governing oil sands producers in a manner that could materially affect the financial prospects and results of operations of oil sands developers and producers in Alberta and Saskatchewan.

Title Risks

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada, and both First Nations and Metis peoples have commenced and could in the future commence actions claiming, among other things, aboriginal title to our Alberta and Saskatchewan lands and other lands located in the vicinity of those lands.  First Nations and Metis peoples have also stated that governments have not complied with their constitutionally mandated duty to consult with and accommodate First Nations and Metis in relation to decisions that enabled us to acquire and that are required to enable us to develop our Saskatchewan and Alberta lands, and have commenced and could in the future commence actions asserting such claims.  Certain of these claims, if successful, could have a significant adverse effect on our ability to conduct our business, including impacting our ability to explore and develop by impacting our ability to obtain, retain or exercise rights under permits, leases, licenses and other approvals, and the terms of such approvals.

RISKS RELATING TO OUR COMMON STOCK

We have numerous outstanding options, warrants and commitments to issue shares, which may adversely affect the price of our common stock

As of June 30, 2011, we have reserved 21,765,744 shares of our common stock for issuance upon exercise of outstanding options under plans at prices as low as $0.53 per share. The Company has also reserved 1,388,567 shares of common stock to be issued on settlement of debt of a former subsidiary. Pursuant to the Reorganization Agreement with OQI Sask dated August 14, 2006, the Company is required to issue up to 65,887,603 shares of its common stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire OQI Sask Exchangeable Shares) issued upon the closing (the “Reorganization”). As of June 30, 2011, 46,346,867 OQI Sask Exchangeable Shares have already been exchanged for shares of our common stock and up to an additional 19,540,736 OQI Sask Exchangeable Shares may be exchanged for common stock. Any sale into the public market of our common stock purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of our common stock.

Future sales of our common stock may cause our stock price to decline

Our stock price may decline due to future sales of our shares or the perception that such sales may occur.   The Board of Directors of the Company has discretion to determine the issue price and the terms of issue of shares of our common stock.  Such future issuances may be dilutive to investors.  Holders of shares of common stock have no pre-emptive rights under our articles of incorporation to participate in any future offerings of securities.

If we issue additional shares of common stock in private financings under an exemption from the registration requirements, then those shares will constitute “restricted shares” as defined in Rule 144 under the Securities Act of 1933 (the “1933 Act”). The restricted shares may only be sold if they are registered under the 1933 Act, or sold under Rule 144, or another exemption from registration under the 1933 Act.

Some of our outstanding restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the 1933 Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock’s market price to decline.

Dividend Policy

The Company did not declare or pay cash or other dividends on its common stock during the past three fiscal years. Payment of dividends by the Company will depend upon the Company’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company may deem relevant.

Our stock price can be extremely volatile

The trading price of our common stock has been and could continue to be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, world commodity prices, periodic updates on our resource assessments, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Issuance of Preferred Stock and Our Anti-Takeover Provisions Could Delay or Prevent a Change in Control and May Adversely Affect our Common Stock

We are authorized to issue 10,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine by resolution. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock. On October 30, 2006, the Company’s shareholders approved staggered terms for the Board of Directors, which could make removal of the Board of Directors more difficult for a third party. The Class A directors will serve until the annual meeting in 2012, the Class B directors until the annual meeting in 2011, and the Class C directors until the annual meeting in 2010, or each until their successors are duly elected or appointed or until their earlier death, resignation or removal. Each term for directors is three years. In addition to a staggered board, our Board of Directors adopted a stockholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This stockholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.

Item 1B.  UNRESOLVED STAFF COMMENTS

None.

Item 2.  PROPERTIES AND STATEMENT OF OIL AND GAS INFORMATION

Pursuant to NI 51-101 the Company is required to include 100% of the oil and gas interests owned by OQI Sask and Township in the Company’s oil and gas disclosure. No information is provided in respect of reserves attributable to the Company as no reserves have been attributed to any of the Company’s properties to date and, accordingly, the Company has no production or related future net revenue.

Oil and Gas Properties and Wells

Oilsands Quest currently holds permits, license and lease rights for oil sands exploration and development to 405,924 acres of land in Saskatchewan and Alberta, Canada.   We also hold 489,730 acres of oil shale rights in Saskatchewan.  However, we plan to relinquish our rights to 121,306 acres in August 2011.

Saskatchewan, Canada Oil Sands Rights

Oil Sands Permits and Licenses

Block	Description	OQI Working Interest	Gross/Net Acres	Permit Date	Term
Oil Sands Permit1

PS00208	Township 94, Ranges 22, 23, 24, 25 (partial), West of the 3rd Meridian	100%	81,012	Jun 1/04	5 yrs
PS00210	Township 95, Ranges 22, 23, 24, 25 (partial), West of the 3rd Meridian	100%	79,620	Jun 1/04	5 yrs

Oil Sands Licenses2
OSL00001	Township 91, Ranges 21 (partial), 22 (partial), West of the 3rd Meridian	100%	23,040	Aug 13/07	5 yrs
OSL00002	Township 90, Ranges 23 (partial), 24 (partial), 25 (partial), West of the 3rd Meridian	100%	23,040	Aug 13/07	5 yrs
OSL00003	Township 91, Range 23, West of the 3rd Meridian	100%	23,040	Aug 13/07	5 yrs
OSL00005	Township 90, Range 26 (partial), West of the 3rd Meridian	100%	21,120	Aug 13/07	5 yrs
OSL00006	Township 91, Range 25 (partial), West of the 3rd Meridian	100%	19,680	Aug 13/07	5 yrs
Total			270,552

Oil Sands Permits

The permits were granted by the Province of Saskatchewan in 2004 under the Oil Shale Regulations, 1964 as amended, revised or substituted from time to time, for a term of five years. The permits provide for the right to explore and work the permit lands but not to remove, produce or recover, except for test purposes, oil products until a lease, pursuant to these regulations has been granted. The term of the permits may be extended for up to three one-year extensions subject to regulatory approvals, as required. The Saskatchewan permit lands comprise an area totaling 160,632 acres.

The permits are subject to annual rental payments and certain levels of expenditures annually pursuant to the terms of the permits and government regulations. On May 7, 2007, the province updated the Oil Shale Regulations, 1964 requiring an increase to annual rentals
___________________________

1 The Axe Lake area covers a portion of these permits (see details in "Axe Lake Area" above).  The Company applied for and received the third and final one year extension of these permits to May 31, 2012.  We intend to convert these permits to leases by May 31, 2012.
2 The Oilsands Licenses will be relinquised on August 12, 2011.

of $0.11 ($0.10 CDN) per acre for the remaining term of the permits. The required exploration expenditures to hold the permits were also increased to $0.85 ($0.81 CDN) per acre for each of the remaining years of the permits and $1.28 ($1.21 CDN) per acre for each year that the permits are extended. OQI is in compliance with the current expenditure requirements.

Axe Lake Area

The Axe Lake area covers approximately 65 sections (65 square miles) of Permits PS00208 and PS00210 (100% Oilsands Quest) located in the north half of Township 94 and the south half of Township 95, Ranges 24 and 25 West of the 3rd Meridian.

Oil Sands Licenses

The licenses provide for the exclusive right to search for oil sands on the lands granted and to win, recover, extract, carry off, dispose of and sell the oil sands products found on the license lands.

 The oil sands licenses provide the opportunity to convert up to 100% of the licenses to a production lease on the basis of one section of land for every well that intersects an oil sands zone. Licenses require annual rental payments of $0.75 ($0.71 CDN) per acre. The Company has paid all required annual rental payments for the licenses granted.

The Company intends to relinquish the five oil sands licenses described above on their expiry date of August 12, 2011 due to the fact these licenses have low prospectivity.

Alberta, Canada Oil Sands Rights
Block	Description	OQI Working Interest	Gross/Net Acres	Grant Date	Term
Oil Sands Permits
Raven Ridge
7007030939	North half of the Township 92, Range 1, West of the 4th Meridian	100%	11,386	Mar 22/07	5 yrs
7007030940	East half of Township 93 and 94, Range 1, West of the 4th Meridian	100%	22,773	Mar 22/07	5 yrs
7007030941	West half of Township 93 and 94, excluding sections 33 and 34, Range 1, West of the 4th Meridian	100%	21,508	Mar 22/07	5 yrs
70060800983	South half of the Township 92, Range 1, West of the 4th Meridian	100%	11,386	Aug 10/06	5 yrs
Wallace Creek
7008010298	Township 96, Range 1, West of the 4th Meridian	100%	22,773	Jan 24/08	5 yrs
7008010299	Township 96, Range 2, West of the 4th Meridian	100%	22,773	Jan 24/08	5 yrs
Oil Sands Lease
Eagles Nest
7405080355	Township 101, Range 13, West of the 4th Meridian	100%	22,773	Aug 25/05	15 yrs
Total			135,372

Oil Sands Permits

Raven Ridge

During the year ended April 30, 2007, the Company acquired four oil sands permits totaling 67,053 acres in a public offering of Crown Oil Sands. The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity to convert up to 100% of the permits to a production lease following the completion of specified work requirements which requires the drilling of at least one delineation core test well per section over the permit term. Permits are granted for a five-year primary term and require annual rental payments of $1.50 ($1.42 CDN) per acre. Following the evaluation of the 2007/2008 Exploration program, we announced a discovery in the Raven Ridge area. The area of the resource estimate within the Raven Ridge covers approximately ten sections located within Townships 93 and 94, Range 1W4 in Alberta, directly to the east of Axe Lake area.

Wallace Creek

On January 23, 2008, the Company acquired two oil sands permits totaling 45,546 acres in a public offering of Crown Oil Sands Rights. The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity to convert up to 100% of the permits to a production lease following the completion of specified work
___________________________

2 The Company intends to relinquish this permit in August 2011.

requirements which requires the drilling of at least one delineation core test well per section over the permit term. Permits are granted for a five-year primary term and require annual rental payments of $1.50 ($1.42 CDN) per acre. On June 27, 2011, the Company received approval from Alberta Energy to extend the Wallace Creek permits for an additional 67 days to March 31, 2013.  This extension will allow us to have 2 full winter exploration seasons in which to complete more exploratory seismic and drilling prior to any applications for conversion to lease.

Oil Sands Lease

Eagles Nest

Township acquired Alberta Oil Sands Lease No. 7405080355, the “Eagles Nest”, in an Alberta Crown Sale. The lease was granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The lease provides the exclusive right to drill for, win, work and recover together with the right to remove oil sands from the lease lands for a term of 15 years and for so long after that term as the lease is permitted to continue under the Mines and Minerals Act, Alberta. The annual lease rental payable to the Province of Alberta for Eagles Nest is $34,004 ($32,256 CDN) per year. The Company has paid the required annual lease rentals to maintain the lease in good standing.

Saskatchewan, Canada Oil Shale Rights
Block	Description	OQI Working Interest	Total / Net Acres	Grant Date	Term
Pasquia Hills Oil Shale
PS00222	Township 45, Ranges 1-2 (partial), West of the 3rd Meridian	100%	21,120	Sep 7/06	5 yrs
PS00223	Townships 47-48 (partial), Ranges 3-5 (partial), West of the 3rd Meridian	100%	82,560	Sep 7/06	5 yrs
PS00224	Townships 47-49 (partial), Ranges 3-5 (partial), West of the 3rd Meridian	100%	19,840	Sep 7/06	5 yrs
PS00225	Townships 46-47 (partial), Ranges 5-7 (partial), West of the 3rd Meridian	100%	80,000	Sep 7/06	5 yrs
PS00226	Townships 45-46 (partial), Ranges 5-7 (partial), West of the 3rd Meridian	100%	61,436	Sep 7/06	5 yrs
PS00237	Township 43 (partial), Ranges 1-4 (partial), West of the 3rd Meridian	100%	82,709	Oct 16/06	5 yrs
PS00238	Township 43 (partial), Ranges 5-6 (partial), West of the 3rd Meridian	100%	58,296	Oct 16/06	5 yrs
SHP0001	Townships 44-45 (partial), Ranges 1-3 (partial), West of the 3rd Meridian	100%	83,769	Aug 13/07	5 yrs
Total			489,730

Oil Shale Permits – Pasquia Hills Oil Shale

The oil shale permits were granted by the Province of Saskatchewan under the Oil Shale Regulations, 1964, as amended, revised or substituted from time to time for a term of five years. The permits provide for the right to explore and work the permit lands but not to remove, produce or recover, except for test purposes, oil products until a lease, pursuant to these regulations has been granted. The term of the permits may be extended for up to three one-year extensions subject to regulatory approvals, as required. The annual rental payable in advance was $0.05 ($0.05 CDN) per acre for the current (first) year. On May 7, 2007, the province updated the regulations requiring annual rentals of $0.11 ($0.10 CDN) per acre for the remaining term of the permit. The required exploration expenditures to hold the permits were also increased to $0.42 ($0.40 CDN) per acre for the second year of the permits, $0.85 ($0.81 CDN) per acre for the last three years of the permits and $1.28 ($1.21 CDN) per acre for each year that the permit is extended, as required.

On August 13, 2007, the Company acquired one additional oil shale exploration permit granted under the Petroleum and Natural Gas Regulations, 1969 (Saskatchewan) as amended, revised or substituted from time to time for a term of five years totaling 83,769 acres in the same area near Hudson Bay, Saskatchewan. The permits provide for the right, license, privilege and authority to explore for oil shale within the permit lands. The term of the permits may be extended for up to three one-year extensions subject to regulatory approvals, if required.  This oil shale permit was acquired under a land sale work commitment bid for the first two years of the permit. The Company bid a total work commitment of $317,908 ($301,568 CDN) to be incurred during the first two years of the permit and the permit requires a further work commitment of $0.85 ($0.81 CDN) per acre for the last three years and $1.28 ($1.21 CDN) for each extension year plus annual rental payments of $0.11 ($0.10 CDN) per acre.

The Company has paid the required annual rental payments to maintain the permits in good standing.

Oil and Gas Wells

The Company is an exploration and development company active in the non-conventional areas of oil sands and oil shales, exploring for commercial quantities of bitumen and kerogen. The following table sets forth the number of exploration and development wells which the Company drilled on April 30, 2011. All of the Company’s wells are located onshore, in the provinces of Saskatchewan and Alberta, Canada.

	2010/2011	Drilled to Date (Nov.22/05 to April 30/11)
	Wells Drilled	Wells Drilled	Sections Drilled	Wells per Section
Axe Lake Exploration	3	323	78	4.1
Axe Lake Development/Reservoir Test	0	26	n/a	n/a
Axe Lake Groundwater Monitoring	0	19	n/a	n/a
Saskatchewan Exploration (outside Axe Lake)	1	36	29	1.2
Raven Ridge Exploration	0	48	23	2.1
Wallace Creek Exploration	5	14	14	1.0
Eagles Nest Exploration	0	0	0	0.0
Total	9	466	144	3.2

 For a complete description of our most important current and likely exploration and development activities, see Part 1, Item 1. “Description of Business — Activities to Date” and “Outlook”.

Properties with No Attributed Reserves

The Company’s lands described in Part I, Item 2. “Oil and Gas Properties and Wells” and “Oil and Gas Wells” have no proved or producing reserves. The Company received the third and final possible one-year extensions on its Saskatchewan oil sands permits on May 27, 2011.  We intend to convert these permits to lease prior to May 31, 2012.

Forward Contracts

There are no hedging contracts in place.

Information Concerning Abandonment and Reclamation Costs

All delineation wells are abandoned and reclaimed immediately and these costs are included with our exploration costs incurred. As at April 30, 2011, we estimate the total undiscounted inflation – adjusted amount required to settle the asset retirement obligations in respect of the Company’s wells and facilities is approximately $44.3 million. This estimate includes the costs to re-abandon a number of core holes at Axe Lake from the Company's early exploration core hole programs. This estimate also includes the costs to reclaim the air strip, camp site, access roads and reservoir test sites which are being brought into income over a period of 5 to 30 years. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to property and equipment or exploration expense. This estimate could change as the reclamation requirements will be a function of regulatory regulations in place at the time.

Tax Horizon

No income taxes will be payable until a revenue-generating project has been identified and completed. No project has been identified at this time and no taxes will be payable in the near future.

Costs Incurred

Costs incurred by the Company on its properties during the year ended April 30, 2011 are summarized as follows (in $US, in thousands):

Property acquisition costs	$438
Exploration costs	21,898
Development costs	-
Total	$22,336

Production

Effective April 30, 2011, we did not have any production volumes or production revenue on any of our properties.

Item 3.  LEGAL PROCEEDINGS

On February 24, 2010, a derivative action entitled Make a Difference Foundation Inc. v. Hopkins, et al., Case No.  10-CV-00408, was filed in United States District Court for the District of Colorado by plaintiff Make a Difference Foundation, Inc.  The derivative action names the following individual defendants:  Christopher H. Hopkins, T. Murray Wilson, Ronald Blakely, Paul Ching, Brian MacNeill, Ronald Phillips, John Read, Gordon Tallman, Pamela Wallin, Thomas Milne and W. Scott Thompson.  In addition, the Company is named as a nominal defendant.  Plaintiff asserts, among other things, claims for waste and breaches of the fiduciary duty of loyalty and good faith by the defendants stemming from the Company's approval of the proposed sale of the Company's Pasquia Hills assets to Canshale Corp.  The plaintiff seeks unspecified damages on behalf of the Company, restitution on behalf of the Company, and reasonable costs and expenses including counsel fees and experts' fees.   The Company believes the claims are wholly without merit and filed a motion to dismiss the Complaint on May 18, 2010.  Before the motion to dismiss was ruled upon, Plaintiff filed an amended complaint and a second amended complaint on July 15, 2010 and September 20, 2010, respectively.  Defendants moved to dismiss the second amended complaint on September 29, 2010.  On May 23, 2011, Plaintiff and Defendants filed a stipulated motion requesting stay of all case deadlines pending further negotiation of a settlement agreement that would resolve the litigation.  At this time, negotiations to reduce the settlement to written terms are ongoing.   On May 24, 2011, the court granted the stipulated motion.  On June 4, 2011, the parties reported to the Court that they have reached a settlement agreement.  On June 30, 2011, the Court granted the defendants' joint motion for extension of time to file a stipulated motion to dismiss, which is due to be submitted to the Court on or before July 21, 2011.

As previously disclosed, on February 24, 2011, a putative class action complaint (the "Original Complaint") was filed against the Company and certain current and former officers of the Company on behalf of investors who purchased or sold the Company's securities between August 14, 2006 and July 14, 2009, alleging claims of securities fraud under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and control person liability for such fraud under Section 20(a) of the same act, arising out of the Company's accounting for its acquisition of an interest in OQI Sask in August 2006.  On May 27, 2011, the plaintiffs in that putative class action filed an amended complaint (the "Amended Complaint") alleging the same legal causes of action but making the following changes from the Original Complaint:  a) expanding the putative class period so that it runs from March 20 2006 to January 13, 2011; b) naming as additional defendants eight individuals who are current or former directors of the Company as well as two additional corporate defendants, McDaniel & Associates Consultants Ltd. and TD Securities, Inc.; and c) basing the claimed fraud on a new theory that the Company overstated the value of its mineral rights as a result of misstatements about, among other things, the potential for extracting bitumen from oil sands lands for which the Company had exploration and development permits.  The Amended Complaint seeks unspecified damages.  The Company believes the suit is without merit and intends to defend itself vigorously.  On June 6, 2011, the Company filed a motion to dismiss the Amended Complaint.  On June 20, 2011, the plaintiffs filed their opposition to the motion to dismiss.  The Company filed its reply to the plaintiffs' opposition on June 27, 2011 and on July 29, 2011, the court is expected to hear oral arguments.

On April 13, 2011, a derivative action entitled Proctor v. Wilson, et al., Case No 2011CV2769 was filed in District Court, Denver County, Colorado.  The derivative action names the following individual defendants:  T. Murray Wilson, Ronald Blakely, Paul Ching, Christopher H. Hopkins, Brian F. MacNeill, Ronald Philips, John Read, Gordon Tallman and Pamela Wallin.  In addition, the Company is named as a nominal defendant.  Plaintiff asserts, among other things, claims for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement and waste against the defendants relating to the alleged failure to properly account for the Company’s acquisition of a minority interest in Oilsands Quest Sask Inc. and the Company’s restatement of its financial statements for certain periods.  The plaintiff seeks unspecified damages on behalf of the Company, restitution on behalf of the Company, unspecified disgorgement of profits, unspecified equitable relief and reasonable costs and expenses including counsel fees and experts' fees.   The response to the complaint is due on or before July 5, 2011.   We have asked for and expect to receive an extension to file our response by July 12, 2011.  The Company believes the claims are wholly without merit and intends to vigorously defend against such claims.

Item 4.  (REMOVED AND RESERVED)

None.

PART II

Item 5.  MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

The Company’s common stock commenced trading on the NYSE Amex LLC (“NYSE Amex”) on August 24, 2006 under the symbol BQI.  The following table sets forth the high and low sales prices of the Company’s common stock for each quarterly period during the last two fiscal years as reported by the NYSE Amex.

	Fiscal Quarter	High Sales Price	Low Sales Price
Fiscal Year End April 30, 2011	4th Quarter (2/1/11 — 4/30/11)	$0.65	$0.41
	3rd Quarter (11/1/10 — 1/31/11)	$0.71	$0.36
	2nd Quarter (8/1/10 — 10/31/10)	$0.68	$0.40
	1st Quarter (5/1/10 — 7/31/10)	$0.95	$0.51
Fiscal Year End April 30, 2010	4th Quarter (2/1/10 — 4/30/10)	$0.99	$0.66
	3rd Quarter (11/1/09 — 1/31/10)	$1.28	$0.81
	2nd Quarter (8/1/09 — 10/31/09)	$1.69	$0.85
	1st Quarter (5/1/09 — 7/31/09)	$1.30	$0.75

The closing sales price of the common stock as reported on June 30, 2011 was $0.32 per share.

Holders

As of June 30, 2011 there were 179 holders of record of the Company’s common stock. This does not include persons who hold our common stock in brokerage accounts and otherwise in “street name.”

 Dividends

The Company did not declare or pay cash or other dividends on its common stock during the past three fiscal years. Payment of dividends by the Company will depend upon the Company’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company may deem relevant.

Equity Compensation Plan Information

The following table sets forth information as of April 30, 2011 with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	22,883,452	(1)	$3.02	3,586,529	(3)
Equity Compensation Plans Not Approved by Stockholders	-	(2)	$-	50,000
		(1)
TOTAL	22,883,452	(2)	$3.02	3,636,529
____________

(1)	Includes: options to acquire 22,883,452 shares of common stock under the Company’s 2006 Stock Option Plan.

(2)
All outstanding options to acquire shares of common stock under the Company’s 2005b Stock Option Plan were exercised during the year ended April 30, 2008. The Company does not intend to issue any more securities under this plan.

(3)
The aggregate number of securities issuable under the 2006 Stock Option Plan is the lesser of: (A) 15% of the total outstanding shares of the Company’s common stock, or (B) 30,000,000. As of April 30, 2011, the number of securities available for issuance under the 2006 Stock Option Plan is 3,586,529 (calculated as 30,000,000 maximum less 41,297,474 granted, less 44,000 bonus shares issued plus 14,928,003 forfeited).

Performance Graph:

The following line graph compares cumulative total stockholder returns for the five years ended April 30, 2011 for (i) our common stock, (ii) the Standard & Poor’s 500 Stock Index and (iii) the Amex Oil Index. The graph assumes an investment of $100 on April 30, 2005. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay any dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

The following line graph compares cumulative total stockholder returns since August 24, 2006 (the date the Company first listed on the NYSE Amex (formerly the American Stock Exchange) for (i) our common stock, the (ii) the Standard & Poor’s 500 Stock Index and (iii) the Amex Oil Index. The graph assumes an investment of $100 on August 24, 2006. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay any dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

Comparison of Cumulative Five Year Total Return

$150
$100
$50
$0
2006
2007
2008
2009
2010
2011
Oilsands Quest Inc.
S&P 500 Index
Amex Oil Index

Repurchases of Equity Securities

The Company did not repurchase any equity securities during the fourth quarter of the fiscal year covered by this Annual Report on Form 10-K.

Recent Sales of Unregistered Securities

There have not been any sales by the Company of equity securities in the last fiscal year that have not been registered under the 1933 Act, except as previously reported by the Company on a Quarterly Report on Form 10-Q or a Current Report on Form 8-K.

Item 6.  SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and notes thereto contained in Item 8. “Financial Statements and Supplementary Data” of this report. The selected financial data have been derived from our audited consolidated financial statements and are subject to certain reclassifications to make prior years conform to current year presentation. The historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended
(in thousands, except per share amounts)	April 30, 2011	April 30, 2010	April 30, 2009	April 30, 2008	April 30, 2007
Summary of Operations
Net loss	$316,239	$64,481	$89,134	$92,747	$86,193
Net loss attributable to common stockholders	$0.91	$0.21	$0.34	$0.41	$0.50
Total Assets	$173,192	$484,094	$435,184	$510,119	$438,217
Long Term Obligations	$4,740	$6,663	$5,382	$8,183	$3,075
Balance Sheet Data
Cash and cash equivalents	$15,984	$18,642	$6,986	$26,498	$32,394
Short-term investments	$-	$-	$25,209	$19,812	$2,000
Working capital	$3,981	$16,635	$26,393	$34,226	$5,819
Stockholders’ equity	$139,503	$398,715	$357,096	$399,768	$295,156
____________

Item 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis presents management’s perspective of our business, financial condition and overall performance. This information is intended to provide investors with an understanding of our past performance, current financial condition and outlook for the future. Our discussion and analysis relates to the following topics:

—	Overview of Business

—	Overview of 2011 Results and Outlook

—	Liquidity and Capital Resources

—	Changes in Financial Condition and Results of Operations

—	Share Capital

—	Critical Accounting Policies

—	Contractual Cash Obligations

Overview of Business

We are a U.S. public company based in Calgary, Alberta engaging in a variety of projects in the oil and gas sector and in particular the oil sands and oil shale sectors in Western Canada. We are exploring Canada’s largest contiguous oil sands land holding, which is located in northeast Alberta and northwest Saskatchewan where Oilsands Quest is leading the development of an oil sands industry in the Province of Saskatchewan.

Oilsands Quest, together with its subsidiaries, is in the exploration and development stage and does not currently have any income from operating activities. For a more detailed discussion of our business See Part 1, Item 1 “Description of Business”.

Overview of 2011 Results and Outlook

During the year ended April 30, 2011, the Company’s activities included an exploration drilling program of 9 holes on lands in the Wallace Creek area, 16 core holes across Axe Lake reservoirs to improve the understanding of the overburden characteristics, a 40 km 2-D seismic program on the permits to the north and south of Axe Lake in Saskatchewan and the advancement of its pre-

commercialization evaluation studies and reservoir test program on its Axe Lake discovery. We also expanded our environmental program consisting of monitoring and baseline assessment studies in anticipation of comprehensive Environmental Impact Assessment reports as part of the application for regulatory approval for development process in Alberta and Saskatchewan.

During the year ended April 30, 2011, we raised $32.1 million, net of issuance costs, through private placement share issuances, an equity distribution agreement and proceeds of option exercises to fund these activities and future programs.

Operations Summary:

Exploration Program

During the year ended April 30, 2011, we completed a five-well winter drilling program as a follow up to our successful drilling program of early 2010. The drilling focused on the western side of the Wallace Creek permit, which is adjacent to Cenovus’ Telephone Lake and Grizzly Oil Sands’ Firebag project areas.

Two of the wells drilled encountered significant quantities of bitumen in the McMurray formation to support a 16 per cent increase in contingent resource estimates. The previously-announced 11 well winter drilling program at Wallace Creek was condensed to five wells primarily due to the limited availability of drilling rigs.

We filed for and received approval for the third of three one-year extensions of our Saskatchewan oil sands permits.

During the year we relinquished our two northernmost land permits in Saskatchewan (permits PS000213 and PS000215) and on May 31, 2011, we relinquished an additional three Saskatchewan permits, PS00205, PS00206 and PS00212 as we focus our exploration and development opportunities to include only those lands that recent exploration activity has demonstrated to be prospective. Relinquishing these permits does not impact our resource estimates or development plans.

Axe Lake Area – Reservoir Development Activities

In July 2010, we drilled four wells to confirm the extent of the reservoir at Axe Lake and to satisfy our permit retention work obligations on the Saskatchewan permits.  The objective of these wells was to provide additional information on the geology in the area and will not have a significant impact on our assessment of the resource in the Axe Lake area.

During the year ended April 30, 2011 we completed testing of the steam containment characteristics of the glacial till cap-rock layer that lies above the Axe Lake reservoir. The laboratory tests indicate that the glacial till cap likely will support the proposed SAGD pilot at Axe Lake at chamber pressures of between 1,750 to 2,500 kPa. These tests support our plan to use steam-assisted gravity drainage (SAGD), a proven oil sands recovery process, in spite of the different cap-rock characteristics at Axe Lake compared with similar projects further west.

We continued to process and interpret the 1,847 kilometres (1,149 miles) of 2-D and 3-D seismic data that we have at Axe Lake in order to correlate this information with the results of the overburden drilling program and the summer 2010 drilling program at Axe Lake. This interpretation of the seismic data and the correlation of the well information will be used to assist in the placement of the well pads for commercial development as well as mapping the glacial till overburden.
We filed a proposal to the Saskatchewan Ministry of Environment (SME) for approval to produce up to 30,000 barrels per day of bitumen using SAGD. Filing with the SME is the first step in a two-stage process to apply for approval of a commercial lease for oil sands development. This proposal provides the complete vision for the project, giving the regulator helpful context when approving testing activity and giving all stakeholders clarity around the long-term development plans. The second stage of the process consists of an application for commercial project approval to SMER that will be submitted following the successful completion of the SAGD pilot.

The proposed project includes components typical of SAGD operations such as multi-well production pads of horizontal well pairs, and a central processing and bitumen treatment facility that includes produced fluid separation, water recycling, steam generation and tank storage facilities. Options for site access, utility service corridors, bitumen transportation, electricity and natural gas supplies are also being evaluated.

We received approval for a SAGD pilot at Test Site 1. The proposed pilot will consist of one 100 meter long horizontal well pair, with the upper well placed five meters below the glacial till cap, or overburden, and is designed to make use of the existing surface facilities. The SAGD pilot will demonstrate the steam containment properties of the glacial till cap and provide information essential for the front-end engineering design for the commercial development. Further activity on the pilot project has been suspended pending the necessary financing.

Abandonment and Reclamation Costs

We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of a project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. As at April 30, 2011, we estimate the total undiscounted inflation-adjusted amount required to settle the asset retirement obligations in respect of the Company’s wells and facilities is approximately $44.3 million. This estimate includes the cost to re-abandon a number of wells at Axe Lake from the Company's early exploration core hole programs. During a review of our development plans and well licenses, we determined that a number of these core holes were not abandoned to meet our thermal development requirements or in accordance with regulatory requirements. We are also evaluating the core holes that are located outside the potential commercial development area and have included a portion of these costs in the re-abandonment liability based on performing the obligation over a 5 year period.  The abandonment and reclamation estimate also includes the costs to reclaim the air strip, camp site, access roads and reservoir test sites which are being brought into income over a period of 1 to 30 years. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to property and equipment or exploration expense.

Currently, the Company is working with the regulators to assess an issue relating to the re-abandonment of early exploration core holes.   It is possible that the outcome of such assessment could result in cancellation of the permits if the Company does not comply with the governing regulations.   Further, if the Company cannot remediate these core holes to industry standards, our ability to commercially develop the Axe Lake reservoir may be limited.

Liquidity and Capital Resources

At April 30, 2011, the Company held cash and cash equivalents totaling $16.0 million (April 30, 2010 - $18.6 million).

On May 10, 2010, the Company issued 10.5 million flow-through shares at $1.00 CDN ($0.995 USD) and 9.2 million common shares at $0.85 USD per share for gross proceeds of $18.6 million CDN ($18.1 million USD) pursuant to a non-brokered private placement.

On November 5, 2010, the Company completed a public offering of 20.8 million common shares at a price of $0.45 USD per share and 7.1 million flow-through shares at a price of $0.51 CDN ($0.50 USD) per share for total gross proceeds of approximately $13.4 million CDN ($12.9 million USD).

As of January 17, 2011, the Company entered into an equity distribution agreement (“Agreement”) with Knight Capital Americas, L.P. (“KCA”), a subsidiary of Knight Capital Group, Inc. Under the terms of the Agreement, the Company may offer and sell shares of common stock by way of “at-the-market” (ATM) distributions on NYSE Amex, up to a maximum of US$20 million over a period of 12 months, through KCA as sales agent. The shares are distributed at market prices prevailing at the time of each sale and the timing, price and number of shares sold are at our discretion.  The number of shares sold on any given day is expected to be relatively small compared to the total volume of shares traded. As of April 30, 2011, 5,537,137 shares have been distributed under this arrangement for gross proceeds of $3.1 million.  Funds raised from the ATM program are used to finance general corporate purposes.

During the year ended April 30, 2011, the Company expended $30.4 million on operating activities and $3.0 million on property and equipment. Management anticipates that the Company will be able to fund its activities at a reduced level through January 2012 with its cash and cash equivalents as at April 30, 2011. Accordingly, there is substantial doubt about our ability to continue as a going concern and without additional funding, we may not be able to maintain operations beyond that date. Additional financing will also be required if our activities are changed in scope or if actual costs differ from estimates of current plans. To fund future operations, we intend to conduct a Rights Offering under which the shareholders would be given the right to purchase additional shares in the Company based on their pro-rata share ownership. The proceeds from a Rights Offering will be used to continue with the delineation and development of the assets (as described more fully in the Outlook section), and for general corporate purposes. Our development strategy will also consider other sources of financing, asset sales or seeking partners on a joint venture basis on our specific projects to fund the development of such projects in a timely and responsible manner.

There can be no assurance that a Rights Offering will result in the Company raising sufficient funds to carry out its exploration and development plans.  There is also no assurance that debt or equity financing or joint venture partner arrangements will be available to us on acceptable terms, if at all, to meet these requirements.  The Company has no revenues, and its operating results, profitability and the future rate of growth depend solely on management’s ability to successfully implement the business plans and on the ability to raise additional capital. See “Outlook” above.

The following discussion of liquidity and capital resources should be read in conjunction with the consolidated financial statements included in Part II, Item 8. “Financial Statements and Supplementary Data”. The consolidated financial statements have been prepared assuming that we will continue as a going concern.

Changes in Financial Condition and Results of Operations

During the year ended April 30, 2011, the primary focus of the Company was the undertaking of an exploration drilling program in the Wallace Creek area and Axe Lake reservoir to improve the understanding of the overburden characterization, the advancement of pre-commercialization evaluation studies and reservoir test program at Axe Lake and the evaluation of strategic alternatives for enhancing shareholder value.

During the year ended April 30, 2010, the primary focus of the Company was on the commissioning of the facilities at Test Site 1, the implementation of an overburden characterization study to test the potential for the overburden to act as a cap rock for steam containment capacity within the reservoir and the filing of key regulatory submissions to advance the development of its Axe Lake oil sands project.

During the year ended April 30, 2009, the primary focus of the Company was on the engineering and construction of the testing facilities at Test Sites 1 and 3, the continued delineation of the Axe Lake and Raven Ridge discoveries and completing the acquisition of all the remaining rights of the external joint venture partners to the Triple 7 Joint Venture Agreement.

Net loss

Year ended April 30, 2011 as compared to year ended April 30, 2010. The Company experienced a net loss of $316.2 million or $0.91 per share for the year ended April 30, 2011 as compared to a net loss of $64.5 million or $0.21 per share for the year ended April 30, 2010. The increase in the net loss in the current period as compared to the prior period is primarily due to the recording of a valuation allowance for impairment on the Company’s undeveloped properties for $339.2 million and partially offset by a reduction in exploration activity, a reduction in stock-based compensation expense and decreased corporate expenses resulting from downsizing activities. The net loss was also increased by higher depreciation and accretion charge due to the recognition of a re-abandonment obligation on April 30, 2010, a reduction in the deferred income tax benefit and foreign exchange gain.

Year ended April 30, 2010 as compared to year ended April 30, 2009. The Company experienced a net loss of $64.5 million or $0.21 per share for the year ended April 30, 2010 as compared to a net loss of $89.1 million or $0.34 per share for the year ended April 30, 2009. The decline in the net loss in the current year as compared to the prior year is due to the reduction in exploration activity, a reduction in stock-based compensation expense and a foreign exchange gain resulting from holding Canadian funds with an appreciation of the Canadian dollar versus the U.S. dollar which were offset by increased asset retirement obligations due to the re-abandonment liability identified during the current year. The Company expects to continue to incur operating losses and will continue to be dependent on additional equity or debt sales and/or property joint ventures to fund its activities in the future.

Exploration costs

Year ended April 30, 2011 as compared to year ended April 30, 2010. Exploration costs for the year ended April 30, 2011 were $21.9 million (2010 — $50.2 million). Exploration costs in the current year relate to exploration drilling at Wallace Creek and Axe Lake, a seismic program at Axe Lake and additional environmental work and pre-commercialization evaluation studies to advance the reservoir test program at Axe Lake.  Exploration costs also include $10.2 million of cost revisions related to asset retirement obligations of which the majority relates to the re-abandonment of a certain number of core holes at Axe Lake.  The Operations Summary above provides a summary of the exploration activities conducted in the year ended April 30, 2011.

Year ended April 30, 2010 as compared to year ended April 30, 2009. Exploration costs for the year ended April 30, 2010 were $50.2 million (2009 — $72.0 million). Exploration costs in the current year relate to drilling, seismic, environmental, engineering and construction costs associated with Test Sites 1 and 3 on our Saskatchewan and Alberta permits. Exploration costs also include $13.8 million of additional asset retirement obligations identified during the current year in relation to the re-abandonment of a certain number of core holes at Axe Lake. The Operations Summary above provides a summary of the exploration activities conducted in the year ended April 30, 2010.

General and administrative

Corporate

Year ended April 30, 2011 as compared to year ended April 30, 2010.  General and administrative expenses settled with cash for the year ended April 30, 2011 were $17.3 million (2010 — $17.0 million).  Expenditures for the year ended April 30, 2011 consist of salaries ($8.3 million), legal and other professional fees ($4.7 million) and general office costs ($4.3 million). Expenditures for the year ended April 30, 2010 consist of salaries ($9.4 million), legal and other professional fees ($2.6 million) and general office costs ($5.0 million). The decrease in salaries and wages is due to a reduction in salary expenses resulting from downsizing activities partially offset by the recognition of costs for employee benefit arrangements related to a termination plan in connection with the review of strategic alternatives.  The increase in professional fees during the year is related to additional costs incurred as part of the strategic alternatives review process.  The decrease in general office costs during the year ended April 30, 2011 is mainly caused by downsizing activities. At April 30, 2011, there were 17 employees compared to 46 employees at April 30, 2010.

Year ended April 30, 2010 as compared to year ended April 30, 2009. General and administrative expenses settled with cash for the year ended April 30, 2010 were $17.0 million (2009 — $12.6 million).  General and administrative expenses in the year ended April 30, 2010 consist of salaries ($9.4 million), legal and other professional fees ($2.6 million) and general office costs ($5.0 million). General and administrative expenses in the year ended April 30, 2009 consist of salaries ($5.7 million), legal and other professional fees ($2.7 million) and general office costs ($4.2 million). Increases in costs in year ended April 30, 2010 as compared to the prior year are mainly associated with severance payments.

Stock-based compensation

Year ended April 30, 2011 as compared to year ended April 30, 2010. Stock-based compensation expense for the year ended April 30, 2011 was $1.3 million (2010 - $5.6 million) and consists of stock-based compensation related to the issuance of options to directors, officers and employees.  The decrease during the year ended April 30, 2011 is due to fewer options remaining to vest including options forfeited caused by a reduction in the number of employees.  A total of 6.0 million options were forfeited during the year ended April 30, 2011.  As at April 30, 2011, the Company has unrecognized stock-based compensation costs of $0.4 million related to unvested options which will be recognized in future periods as the options vest. The average fair value of the stock options using either the Black-Scholes valuation model or the trinomial valuation model that were issued during the year ended April 30, 2011 was $0.51 (2010 - $0.43)

Year ended April 30, 2010 as compared to year ended April 30, 2009. Stock-based compensation for the year ended April 30, 2010 was $5.6 million (2009 — $17.5 million). Stock-based compensation expense for the year ended April 30, 2010 consists of stock-based compensation related to the issuance of options to directors, officers and employees. The decrease during the year ended April 30, 2010 compared to the prior year is the result of 6.9 million options forfeited due to a reduction in the number of employees that was greater than the anticipated forfeiture rate. As at April 30, 2010, the Company has unrecognized stock-based compensation costs of $1.7 million related to unvested options which will be recognized in future periods as the options vest. The average fair value of the stock options using either the Black-Scholes valuation model or the trinomial valuation model that were issued during the year ended April 30, 2010 was $0.43 (2009 - $1.93).

Foreign exchange loss (gain)

Year ended April 30, 2011 as compared to year ended April 30, 2010. Foreign exchange loss of $0.4 million (2010 — gain of $5.1 million) resulted from holding less Canadian funds in the parent company during the current year compared to the same period last year with increased volatility of the Canadian dollar against the U.S. dollar.

Year ended April 30, 2010 as compared to year ended April 30, 2009.  Foreign exchange gain of $5.1 million (2009 — loss of $4.8 million) resulted primarily from holding Canadian dollar cash and cash equivalents funds in the parent company with a US dollar functional currency when the value of the Canadian dollar increased compared to the U.S. dollar.

Depreciation and accretion

Year ended April 30, 2011 as compared to year ended April 30, 2010. Depreciation and accretion expense of $4.5 million (2010 — $2.5 million) relates to camp facilities, equipment and corporate assets which are being depreciated over their useful lives of 3 to 5 years. Accretion expense relates to the asset retirement obligation recognized on the re-abandonment of a certain number of core holes at Axe Lake and on the airstrip, camp site, access roads, and reservoir test sites which are being brought into income over a period of 1 to 30 years. The increase during the year ended April 30, 2011 is mainly due to the additional accretion on asset retirement obligation resulting from the re-abandonment of a certain number of wells at Axe Lake that was identified in the previous fiscal year.

Year ended April 30, 2010 as compared to year ended April 30, 2009. Depreciation and accretion expense of $2.5 million (2009 — $1.6 million) relates to camp facilities, equipment and corporate assets which are being depreciated over their useful lives of 3 to 5 years. Accretion expense relates to the asset retirement obligation recognized on the airstrip, camp site, access road, and the reservoir test sites which are being brought into income over a period of 1 to 30 years. The change from the year ended April 30 2009 to the year ended April 30, 2010 relates to the increase in assets held during the period.  Additions to the property and equipment for the year ended April 30, 2010 totaled $1.8 million.

Impairment of property and equipment

Year ended April 30, 2011 as compared to year ended April 30, 2010.  The impairment of $340.3 million (2010- $6.4 million) is comprised of a $296.2 million impairment on the Saskatchewan Oil Sands permits for Axe Lake, a $27.2 million impairment and an $8.4 million impairment on the Alberta Oil Sands permits at Raven Ridge and leases at Eagles Nest which were recorded during the three months ended April 30, 2011.  We did not receive any firm proposals during the formal phase of the strategic alternative review process indicating impairment in the value of these properties at April 30, 2011.  We estimated the fair value of each property by obtaining, when available, information about recent market transactions and calculating the property’s risk adjusted net present value.  The Company determined that the carrying value of these properties exceeded their fair value and recorded a valuation allowance. The impairment provision also includes a $2.5 million loss on the Saskatchewan Oil Sands licenses at Axe Lake due to their low prospectivity and their expected relinquishment on August 12, 2011 and a $4.9 million provision on the Pasquia Hills property. Since the Company has no plan to explore and develop the Pasquia Hills property considering the considerable time, effort and resources required, a full impairment of the oil shale property was recognized and the remaining carrying value was written down to zero during the current fiscal year.  Impairment is also comprised of a provision of $1.1 million on leasehold improvements and office equipment related to our Calgary office following an assessment of their carrying value which was deemed to be not recoverable at April 30, 2011.

Year ended April 30, 2010 as compared to year ended April 30, 2009.  The impairment of $6.4 million (2010- $nil) related to the Pasquia Hills property after considering the expected proceeds from their disposal following the announcement of the sale of the oil shale assets in January 2010.

Interest income

Year ended April 30, 2011 as compared to year ended April 30, 2010. Interest income for the year ended April 30, 2011 amounted to $0.1 million (2010 — $0.1 million). Interest income is earned because the Company pre-funds its activities and the resulting cash and cash equivalents on hand are invested in high interest savings accounts. Interest income during the current fiscal year is comparable to the previous year reflecting the decrease in cash and cash equivalents offset by an increase in market rates over the intervening period.

Year ended April 30, 2010 as compared to year ended April 30, 2009. Interest income for the year ended April 30, 2010 amounted to $0.1 million (2009 — $1.1 million). The decrease in interest income for the year ended April 30, 2010 as compared to the prior year reflects the decrease in short term investments and the decrease in market interest rates over the intervening year.

Income tax benefit

Year ended April 30, 2011 as compared to year ended April 30, 2010. The deferred income tax benefit for year ended April 30, 2011 was $69.2 million (2010 — $12.0 million). The increase in the deferred tax benefit for the year ended April 30, 2011 compared to the prior year is mainly due to the tax benefit associated with the impairment on undeveloped properties amounting to $65.9 million.  The deferred tax benefit otherwise reported is reduced by the impact of renouncing $14.2 million of flow-through expenditures corresponding to a reduction of $1.9 million in tax benefit, and the recording of $4.6 million of asset retirement liabilities settled during the year which resulted in the reversal of $1.2 million of tax benefits previously recognized on asset retirement obligations. This decrease in the deferred tax benefit is partially offset by $2.6 million of tax benefits related to $10.2 million of additional asset retirement obligations that were recorded during the year.

Year ended April 30, 2010 as compared to year ended April 30, 2009. The deferred income tax benefit for year ended April 30, 2010 was $12.0 million (2009 — $18.2 million). The decrease in the deferred tax benefit for the year ended April 30, 2010 compared to the prior year is mainly due to a reduction in exploration costs incurred. The deferred tax benefit otherwise reported is reduced by the impact of flow through expenditures. The net impact for the year ended April 30, 2010 was a reduction of the deferred tax benefit in the amount of $3.5 million (2009 — $4.7 million).

Share Capital

At June 30, 2011, the Company had 348,495,556 shares of common stock issued and outstanding and 21,765,744 options to acquire shares of common stock. The options have a weighted average exercise price of $2.85 per share.

At June 30, 2011, OQI’s diluted shares of common stock outstanding was 348,495,556 shares issued and outstanding plus 21,765,744 options, plus Exchangeable Shares and options to acquire exchangeable shares which can be exchanged into 19,540,736 shares, plus 1,388,567 shares reserved for settlement with creditors of a former subsidiary.

An Exchangeable Share provides the holder with economic terms and voting rights which are, as nearly as practicable, equivalent to those of a share of OQI common stock. The Exchangeable Shares are represented for voting purposes in the aggregate by one Preferred Share. The one Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to OQI shareholders.

Critical Accounting Policies

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires companies to establish accounting policies and to make estimates that affect both the amount and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain and therefore actual results may differ from those estimates.

A detailed summary of all of the Company’s significant accountings policies and the estimates derived therefrom is included in Note 2 to the Consolidated Financial Statements for the year ended April 30, 2011. While all of the significant accounting policies are important to the Company’s consolidated financial statements, the following accounting policies and the estimates derived therefrom have been identified as being critical:

—	Properties and equipment;

—	Income taxes;

—	Stock-based compensation;

—	Flow-through shares;

—	Foreign currency translation; and

—	Asset retirement obligations.

Properties and equipment

Property represents the capitalized costs of acquisition of natural resource properties, principally the rights to explore for in-situ oil sands deposits in the provinces of Alberta and Saskatchewan, Canada and oil shale deposits in the province of Saskatchewan, Canada.

The Company follows the successful efforts method of accounting for its in situ oil sands and oil shale exploration activities. Under the successful efforts method, acquisition costs of proved and unproved properties are capitalized. Costs of unproved properties are transferred to proved properties when proved reserves are confirmed. Exploration costs, including geological and geophysical costs, are expensed as incurred. Exploratory drilling costs are initially capitalized. If it is determined that a specific well does not contain proved reserves, the related capitalized exploratory drilling costs are charged to expense. To date all exploration costs have been expensed.

Development costs, which include the costs of wellhead equipment, development drilling costs and handling facilities, applicable geological and geophysical costs and the costs of acquiring or constructing support facilities and equipment, are capitalized. Costs incurred to operate and maintain wells and equipment and to lift oil and gas to the surface will be expensed as operating costs.

If and when the Company achieves production, acquisition costs of proved properties will be depleted using the unit-of-production method based on proved reserves. Capitalized exploratory drilling and development costs will be depleted on the basis of proved developed reserves by area. Support facilities and equipment will be depreciated on a straight-line basis over their useful lives.

Significant undeveloped properties are assessed periodically for impairment individually, and are dependent upon the Company’s current exploration plans and the ability to obtain necessary financing to complete the development of the properties. If an impairment is indicated, a valuation allowance is provided.

The Company has not yet converted any of its exploration permits or licenses in Saskatchewan and Alberta to development leases. In the event that the Company does not meet the regulated requirements or development conditions to convert its permits or licenses to leases or obtain an extension of such development requirements, its right to explore for bitumen or oil shale, as applicable, may be lost resulting in an impairment being recorded. The Company is satisfied that it has good and proper right, title and interest in and to the permits and licenses.

Equipment is recorded at cost less accumulated depreciation and include corporate assets, camp facilities and field equipment. Depreciation of these assets is provided using the straight-line method based on estimated useful lives ranging from two to five years.

Income taxes

The Company files United States federal and Canadian federal and provincial tax returns.  Deferred federal and provincial income taxes are provided on temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.  The Company recognizes a tax benefit from an uncertain position when it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position and will record the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with a taxing authority. The Company has no uncertain tax positions as of April 30, 2011. Presently, the Company has taken a full valuation allowance on all non-capital losses.

Stock-based compensation

The Company’s share-based payments take the form of stock options granted to employees and non-employees all of which are equity classified. The Company estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s financial statements over the requisite service period. The Company estimates the fair value of stock options using the Black-Scholes valuation model. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the option’s expected life, the expected price volatility of the Company’s common stock and forfeitures.  For the Company’s performance options containing market conditions, fair value is estimated using the Hull-White Trinomial model.  This model also contains highly subjective assumptions, including expected price volatility of the Company’s common stock, forfeitures, employee exit rates and suboptimal exercise factor.  The expected stock price volatility assumption was determined using historical volatility of the Company’s common stock.

Flow-through Shares

Periodically, the Company finances a portion of its exploration and development activities through the issuance of flow-through shares.  The resource expenditure deductions for income tax purposes related to exploratory development activities are renounced to investors in accordance with the applicable Canadian income tax legislation.  Flow-through shares issued are recorded in share capital at the fair value of common shares on the date of issue.  The premium received on issuing flow-though shares is initially recorded as a deferred liability.  As qualifying expenditures are renounced, the premium is reversed and a deferred income tax liability is recorded.  The net amount is then recognized as a reduction of deferred income tax benefit.

Foreign currency translation

The U.S. dollar is the functional and reporting currency for OQI (the parent company).  The Canadian dollar (CDN) is the functional currency for OQI’s Canadian subsidiaries.  The assets and liabilities of OQI’s Canadian subsidiaries are translated into U.S. dollars based on the current exchange rate in effect at the balance sheet dates.  Canadian income and expenses are translated at weighted average rates for the periods in which those elements are recognized.  Foreign currency translation adjustments have no effect on net loss and are included in accumulated other comprehensive loss in stockholders’ equity.  The only component of accumulated other comprehensive loss is foreign currency translation adjustments. Deferred income taxes are not provided on cumulative foreign currency translation gains and losses where OQI expects undistributed earnings of a foreign operation to be indefinitely reinvested.

Gains and losses arising from transactions denominated in currencies other than the functional currency are included in the results of operations of the period in which they occur.    Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the reporting currency using the rate in effect on that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset was acquired or the liability was incurred.

Asset retirement obligations

An asset retirement obligation associated with the retirement of a tangible long-lived asset is recognized as a liability in the period incurred, with an associated increase in the carrying amount of the related long-lived asset or a charge to exploration expense. The cost of the tangible asset, including the asset retirement cost, is depreciated over the useful life of the asset. The asset retirement obligation is recorded at its estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligation discounted at the Company’s credit-adjusted risk-free interest rate.  The asset retirement obligation is recorded as a liability with an offsetting asset retirement cost recorded as an increase to property and equipment or exploration expense. The capitalized asset retirement cost is amortized on the same basis as the remaining property and equipment, while the liability is increased as an accretion expense until it is settled or sold.  Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. If the estimated future cost of the asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the long-lived asset or exploration expense. Revisions to estimated asset retirement obligations can result from changes in retirement cost estimates and changes in the estimated timing of abandonment.

The Company records the fair value of a liability for an asset retirement obligation when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. The legal obligation to perform the asset retirement activity is unconditional even though uncertainty may exist about the timing and/or method of settlement that may be beyond the Company’s control. This uncertainty about the timing and/or method of settlement is factored into the measurement of the liability when sufficient information exists to reasonably estimate the fair value. The amount of asset retirement obligation recorded reflects the expected costs, taking into account the probability of particular scenarios. The difference between the upper end of the range of these assumptions and the lower end of the range can be significant, and consequently changes in these assumptions could have a material effect on the fair value of asset retirement obligations and future losses in a period of change.

Contractual Cash Obligations

The following summarizes our contractual cash obligations and commercial commitments at April 30, 2011 and the effect such obligations are expected to have on liquidity and cash flows in future periods. Included in the table below are purchase obligations under which we have contractual obligations for payments in specific years.

	Payments Due by Period (in thousands)
	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Operating lease obligations (a)	$4,740	$1,122	$1,925	$1,062	$631

The Company is subject to annual lease rentals, minimum exploration expenditures and work commitments related to its exploration permits, licenses and lease assets. These required expenditures have not been included in the above schedule. For details of these required expenditures see note 4 to the Consolidated Financial Statements.

(a)	See Note 15 to the Consolidated Financial Statements, “Contingencies and Commitments”.

Recent accounting pronouncements

There have been no recent accounting pronouncements that are of significance, or of potential significance, to the Company as of April 30, 2011.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the potential loss arising from changes in market rates and prices. We are exposed to the impact of market fluctuations associated with the following:

Interest Rate Risk

We consider our exposure to interest rate risk to be immaterial.  Interest rate exposures relate entirely to our investment portfolio, as we do not have short-term or long-term debt. Our investment objectives are focused on preservation of principal and liquidity. We manage our exposure to market risks by limiting investments to high quality bank issuers at overnight rates, or government securities of the United States or Canadian federal governments such as Guaranteed Investment Certificates or Treasury Bills.  We do not hold any of these investments for trading purposes.  We do not expect any material loss from cash equivalents and therefore we believe our interest rate exposure on invested funds is not material.

Foreign Exchange Risk

Our exposure to foreign exchange risk is primarily related to fluctuations between the Canadian dollar and the U.S. dollar.  We are exposed to foreign exchange fluctuations when we translate our Canadian operating results into U.S. dollars for reporting purposes.  These fluctuations can affect the comparability between quarters and year-to-year.  As at April 30, 2011, we had not entered into any market risk sensitive instruments relating to our foreign currency exchange risk.

Commodity Risk

Oil and natural gas prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond our control. These factors include the level of global demand for petroleum products, international supply of oil and gas, the establishment of and compliance with production quotas by oil exporting countries, weather conditions, the price and availability of alternative fuels, and overall economic conditions, both international and domestic. We cannot predict future oil and gas prices with any degree of certainty. Sustained weakness in oil and gas prices may adversely affect our ability to obtain capital to fund our activities and could in the future require a reduction in the carrying value of our oil and gas properties. Similarly, an improvement in oil and gas prices can have a favorable impact on our financial condition, results of operations and capital resources. As at April 30, 2011, we had not entered into any market risk sensitive instruments relating to oil and natural gas.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Financial Statements and Supplementary Data following the signature page of this Annual Report on Form 10-K.

Item 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

Item 9A.  CONTROL AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

As of April 30, 2011, management has conducted, with the participation of our Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Our disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosures. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of April 30, 2011, our disclosure controls and procedures were effective.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act).  Internal control over financial reporting is a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

Further, the evaluation of the effectiveness of internal control over financial reporting was made as of a specific date, and continued effectiveness in future periods is subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has conducted, with the participation of our Chief Executive Officer and Principal Accounting Officer, an evaluation of the effectiveness of our internal control over financial reporting as of April 30, 2011 in accordance with the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in  Internal Control — Integrated Framework.  Based on this assessment, management concluded that as of April 30, 2011, the Company’s internal control over financial reporting was effective.

KPMG LLP, our independent registered public accounting firm that audited the financial statements included in the annual report containing the disclosure required by this Item, has performed an audit of internal control over financial reporting.  Their report is included in this annual report on Form 10-K.

Item 9B.  Other Information

None.

PART III

Item 10.  DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information called for by Item 10 pertaining to directors and corporate governance will be set forth in our definitive proxy statement relating to our 2011 Annual Meeting of Stockholders (the “Proxy Statement”) to be filed within 120 days of the Company’s fiscal year end of April 30, 2011 and is incorporated herein by reference.

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) or more of our voting securities (“Insiders”) to file with the SEC reports showing their ownership and changes in ownership of our securities, and to send copies of these filings to us. To our knowledge, based upon review of copies of such reports furnished to us [and upon written representations that we have received to the effect that no other reports were required during the year ended April 30, 2011], the Insiders complied with all Section 16(a) filing requirements applicable to them with the following exceptions.

Each of Mr. Simon Raven and Ms. Annie Lamoureux failed to timely report their holdings of stock options to purchase our common shares upon becoming Insiders in the year ended April 30, 2011. Mr. Raven’s report was filed approximately one month late. Ms. Lamoureux’s report was filed approximately one week late, and was subsequently amended to disclose additional stock options held by Ms. Lamoureux.

Item 11.  EXECUTIVE COMPENSATION

The information called for by Item 11 pertaining to executive and director compensation will be set forth in the Proxy Statement and is incorporated herein by reference.

Item 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS' MATTERS

The information called for by Item 12 pertaining to security ownership of certain beneficial owners and management will be set forth in the Proxy Statement and is incorporated herein by reference.  The information regarding compensation plans under which the Company’s equity securities are authorized for issuance is set forth in Part II, Item 5. “Market for Common Equity, Related Stockholder Matters and Issuer Repurchases of Equity Securities — Equity Compensation Plan Information” and is incorporated herein by reference.

Item 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information called for by Item 13 pertaining to certain relationships and related transactions and director independence will be set forth in the Proxy Statement and is incorporated herein by reference.

Item 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information called for by Item 14 pertaining to principal accounting fees and services will be set forth in the Proxy Statement and is incorporated herein by reference.

PART IV

Item 15.

EXHIBITS

3.1	Articles of Incorporation. (1),(4),(6),(10), (14)

3.2	Bylaws. (15)

4.1	2005b Stock Option Plan. (2)

4.2	2006 Stock Option Plan. (11)

4.3	Rights Agreement, dated as of March 9, 2006, between the Company and Computershare Investor Services, Inc., as Rights Agent. (5)

4.4	Warrant indenture between Oilsands Quest Inc. and Computershare Trust Company of Canada dated December 5, 2007. (12)

4.5	Form of Warrant, dated December 12, 2005. (3)

4.6	Warrant Indenture dated May 12, 2009. (18)

4.7	Form of Registration Rights Agreement between the Company and certain investors, dated December 22, 2009. (20)

10.1	Financing Agreement with Oilsands Quest Sask, Inc., dated November 25, 2005. (3)

10.2	Subscription Agreement with Dynamic Power Hedge Fund, dated December 12, 2005. (3)

10.3	Executive Employment Agreement (Amended and Restated) with T. Murray Wilson, dated September 22, 2006 and as amended effective August 1, 2007. (11)

10.4	Reorganization Agreement, dated June 9, 2006. (7)

10.5	Voting Exchange and Trust Agreement dated August 14, 2006. (8)

10.6	Exchangeable Share Provisions. (8)

10.7	Support Agreement dated August 14, 2006. (8)

10.8	Executive Employment Agreement with Christopher Hopkins dated August 14, 2006. (8)

10.9	Form of Indemnity Agreement. (9)

10.10	Subscription Agreement for Flow-Through Shares, dated March 6, 2007. (11)

10.11	Amending Agreement to Subscription Agreement for Flow-Through Shares, dated May 3, 2007. (11)

10.12	Subscription Agreement between the Company and Subscribers, dated May 3, 2007. (11)

10.13	Underwriting Agreement. (13)

10.14	Consulting Services Agreement with Karim Hirji. (16)

10.15	Executive Employment Agreement with Garth Wong. (19)

10.16	Agency Agreement dated April 30, 2009. (17)

10.17	Form of Subscription Agreement between certain investors and the Company, dated December 16, 2009 and December 21, 2009. (20)

10.18	Transition Agreement between the Company and Christopher Hopkins, dated January 15, 2010. (21)

10.19	Agency Agreement between the Company and TD Securities Inc. dated October 28, 2010. (22)

10.20	Form of Retention Agreement. (23)

10.21	Executive Employment Agreement with Simon Raven. (24)

10.22	Equity Distribution Agreement with Knight Capital Americas, L.P. (25)

10.23	Revised Executive Employment Agreement with Garth Wong. (26)

10.24	Executive Employment Agreement with Annie Lamoureux. (26)

10.25	Release with Leigh Peters dated July 5, 2011. (26)

23.1	Consent of Smythe Ratcliffe LLP, filed herewith.

23.2	Consent of KPMG LLP, filed herewith.

31.1	Certification of CEO Pursuant to Exchange Act Rules 13a-14 and 15d-14 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, filed herewith.

31.2
Certification of Vice President and Controller, Principal Accounting Officer Pursuant to Exchange Act Rules 13a-14 and 15d-14 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, filed herewith.

32.1	Certification of CEO Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, filed herewith.

32.2	Certification of Vice President and Controller, Principal Accounting Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, filed herewith.

(1)	Incorporated by reference from Form 10-SB, filed October 14, 1999; and Form 8-K, filed November 29, 2004.
(2)	Incorporated by reference from Form SB-2 dated December 29, 2005.
(3)	Incorporated by reference from Form 10-QSB dated March 22, 2006.
(4)	Incorporated by reference from Form 10-QSB dated December 14, 2005.
(5)	Incorporated by reference from Form 8-A dated March 13, 2006.
(6)	Incorporated by reference from Form 8-K dated March 13, 2006.
(7)	Incorporated by reference from Form 8-K dated June 14, 2006.
(8)	Incorporated by reference from Form 8-K dated August 17, 2006.
(9)	Incorporated by reference herein from Form 10-QSB filed March 15, 2007
(10)	Incorporated by reference herein from Form 10-QSB filed December 15, 2006.
(11)	Incorporated by reference herein from Form 10-KSB filed July 30, 2007.
(12)	Incorporated by reference herein from Form 8-K filed December 5, 2007.
(13)	Incorporated by reference herein from Form 8-K filed November 23, 2007.
(14)	Incorporated by reference herein from Form 8-K filed October 21, 2008.
(15)	Incorporated by reference herein from 10-K filed June 27, 2008.
(16)	Incorporated by reference herein from 10-Q filed March 12, 2009.
(17)	Incorporated by reference herein from Form 8-K filed May 1, 2009.

(18)	Incorporated by reference herein from Form 8-A filed May 12, 2009.
(19)	Incorporated by reference herein from Form 10-K filed July 30, 2009.
(20)	Incorporated by reference herein from Amendment No. 4 to Form S-1 filed January 22, 2010.
(21)	Incorporated by reference herein from Form 8-K filed January 22, 2010.
(22)	Incorporated by reference herein from Form 8-K filed on November 3, 2010
(23)	Incorporated by reference herein from Form 8-K filed November 30, 2010
(24)	Incorporated by reference herein from Form 8-K filed January 18, 2011
(25)	Incorporated by reference herein from Form 8-K filed January 21, 2011
(26)	Incorporated by reference herein from Form 10-K filed July 6, 2011

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OILSANDS QUEST INC.

Date: July 8, 2011	By:	/s/ Garth Wong
Garth Wong, President and Chief Executive Officer (Principal Executive Officer)

Date: July 8, 2011	By:	/s/ Annie Lamoureux
Annie Lamoureux Vice President and Controller (Principal Accounting Officer)

 Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

	Director	July 8, 2011
Ronald Blakely

/s/ Paul Ching	Director	July 8, 2011
Paul Ching

/s/ Christopher H. Hopkins	Director	July 8, 2011
Christopher H. Hopkins

/s/ Brian MacNeill	Director	July 8, 2011
Brian MacNeill

/s/ Ronald Phillips	Director	July 8, 2011
Ronald Phillips

	Director	July 8, 2011
John Read

	Director	July 8, 2011
Gordon Tallman

/s/ Pamela Wallin	Director	July 8, 2011
Pamela Wallin

	Director	July 8, 2011
T. Murray Wilson

OILSANDS QUEST INC.
YEAR ENDED APRIL 30, 2011
CONSOLIDATED FINANCIAL STATEMENTS

Item 8. Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms

Consolidated Balance Sheets, April 30, 2011 and 2010

Consolidated Statements of Operations, Three Years Ended April 30, 2011 and Period from Inception on April 3, 1998 to April 30, 2011

Consolidated Statements of Stockholders’ Equity, Three Years Ended April 30, 2011 and Period from Inception on April 3, 1998 to April 30, 2011

Consolidated Statements of Comprehensive Loss, Three Years Ended April 30, 2011 and Period from Inception on April 3, 1998 to April 30, 2011

Consolidated Statements of Cash Flows, Three Years Ended April 30, 2011 and Period from Inception on April 3, 1998 to April 30, 2011

Notes to Consolidated Financial Statements

Supplemental Quarterly Information (Unaudited)

Supplemental Information on Oil and Gas Exploration and Producing Activities (Unaudited)

Report of Independent Registered Public Accounting Firm

TO THE STOCKHOLDERS AND DIRECTORS OF OILSANDS QUEST INC.
(A Development Stage Company)

We have audited the accompanying consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows of Oilsands Quest Inc. (a development stage company) for the period from inception on April 3, 1998 through to April 30, 2007 (not separately presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Oilsands Quest Inc. (a development stage company) for the period from inception on April 3, 1998 through to April 30, 2007 (not separately presented herein) in conformity with accounting principles generally accepted in the United States of America.

/s/ Smythe Ratcliffe LLP

Chartered Accountants
Vancouver, Canada
July 29, 2009

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
Oilsands Quest Inc.

We have audited the accompanying consolidated balance sheets of Oilsands Quest Inc. and subsidiaries (a development stage company) as of April 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended April 30, 2011 and for the period from inception on April 3, 1998 to April 30, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The cumulative statements of operations, stockholders’ equity, comprehensive loss and cash flows for the period from inception on April 3, 1998 to April 30, 2011 include amounts for the period from inception on April 3, 1998 to April 30, 2007, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period from inception on April 3, 1998 to April 30, 2007 is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oilsands Quest Inc. and subsidiaries (a development stage company) as of April 30, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 2011 and for the period from April 3, 1998 to April 30, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company does not presently have adequate cash and cash equivalents to fund activities for the foreseeable future and will require additional funding to maintain operations, which raises substantial doubt about its ability to continue as a going concern.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of April 30, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated July 5, 2011, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Calgary, Canada
July 5, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Oilsands Quest Inc.

We have audited Oilsands Quest Inc.’s (the “Company”) (a development stage company) internal control over financial reporting as of April 30, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting under Item 9A of the April 30, 2011 Annual Report on Form 10-K. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of April 30, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Oilsands Quest Inc. and subsidiaries (a development stage company) as of April 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended April 30, 2011 and for the period from inception on April 3, 1998 to April 30, 2011, and our report dated July 5, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Calgary, Canada
July 5, 2011

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Balance Sheets
(in thousands, except share data)

	April 30, 2011	April 30, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$15,984	$18,642
Restricted cash (note 2(e))	1,862	-
Accounts receivable	921	1,421
Prepaid expenses	630	804
Total Current Assets	19,397	20,867

Property and Equipment (notes 4 and 5)	153,795	458,168
Assets held for sale (note 3)	-	5,059
Total Assets	$173,192	$484,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable (note 15)	$561	$1,606
Accrued liabilities	5,696	2,626
Current portion of asset retirement obligation (note 6)	7,297	-
Total Current Liabilities	13,554	4,232

Obligation under sublease contract	550	-
Deferred Taxes (note 7)	-	62,516
Asset Retirement Obligation (note 6)	19,585	17,485
Liabilities related to assets held for sale (note 3)	-	1,146

Stockholders’ Equity:
Capital Stock
Preferred Stock, par value of $0.001 each, 10,000,000 shares authorized, 1 Series B Preferred share outstanding (note 10)	-	-
Common Stock, par value of $0.001 each, 750,000,000 shares authorized, 348,495,556 and 292,491,188 shares outstanding at April 30, 2011 and 2010 respectively (note 11)	348	292
Additional Paid-in Capital	789,738	758,007
Deficit Accumulated During Development Stage	(711,435)	(395,196)
Accumulated Other Comprehensive Income	60,852	35,612
Total Stockholders’ Equity	139,503	398,715
Total Liabilities and Stockholders’ Equity	$173,192	$484,094

Going concern (note 1)
Contingencies and commitments (note 15)
Subsequent events (notes 4(a) and 16)

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Operations
(in thousands, except share data and per share amounts)

	For the Years Ended April 30,			From Inception on April 3, 1998 through to April 30, 2011
	2011	2010	2009
Expenses
Exploration	$21,898	$50,169	$71,987	$278,325
General and administrative
Corporate	17,269	16,979	12,567	76,089
Stock-based compensation (notes 9, 11 and 12)	1,292	5,584	17,481	148,119
Foreign exchange loss (gain)	360	(5,088)	4,780	(188)
Depreciation and accretion	4,543	2,528	1,564	10,075
Impairment of property and equipment (notes 3, 4 and 5)	340,260	6,403	-	346,663
	385,622	76,575	108,379	859,083
Other Items
Interest income	(136)	(134)	(1,089)	(6,568)
Loss before income tax	385,486	76,441	107,290	852,515
Deferred income tax benefit (note 7)	(69,247)	(11,960)	(18,156)	(133,386)
Net loss	316,239	64,481	89,134	719,129
Net loss attributable to non-controlling interest (note 8)	-	-	-	(7,694)
Net loss attributable to common stockholders	$316,239	$64,481	$89,134	$711,435

Net loss attributable to common stockholders per share – Basic and Diluted	$0.91	$0.21	$0.34

Weighted Average Number of Common Shares Outstanding – Basic and Diluted (note 11)	348,082,145	305,327,827	261,510,084

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(in thousands, except shares)

					Additional Paid in Capital	Accumulated Other Comprehensive Income	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Common Stock		Preferred Stock
	Shares	Par Value	Shares	Par Value

Balance, April 30, 2010	292,491,188	$292	1	$-	$758,007	$35,612	$(395,196)	$398,715
Common stock issued for:
Cash	53,126,995	53	-	-	34,155	-	-	34,208
Premium on flow-through shares	-	-	-	-	(1,851)	-	-	(1,851)
Exchange of OQI Sask Exchangeable shares	2,877,373	3	-	-	(3)	-	-	-
Stock-based compensation cost	-	-		-	1,292	-	-	1,292
Share issue costs	-	-	-	-	(2,074)	-	-	(2,074)
Proceeds from exercise of OQI Sask options	-	-	-	-	212	-	-	212
Other comprehensive income
Foreign exchange gain on translation	-	-	-	-	-	25,240	-	25,240
Net loss	-	-	-	-	-	-	(316,239)	(316,239)
Balance April 30, 2011	348,495,556	$348	1	$-	$789,738	$60,852	$(711,435)	$139,503
See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(in thousands, except shares)

					Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Common Stock		Preferred Stock
	Shares	Par Value	Shares	Par Value

Balance, April 30, 2009	241,559,549	$242	1	$-	$713,591	$(26,022)	$(330,715)	$357,096
Common stock issued for:
Cash	44,789,313	45	-	-	39,969	-	-	40,014
Stock option exercises	964,769	-	-	-	782	-	-	782
Exchange of OQI Sask Exchangeable shares	5,177,557	5	-	-	(5)	-	-	-
Stock-based compensation cost	-	-		-	5,584	-	-	5,584
Share issue costs	-	-	-	-	(2,096)	-	-	(2,096)
Proceeds from exercise of OQI Sask options	-	-	-	-	182	-	-	182
Other comprehensive income
Foreign exchange gain on translation	-	-	-	-	-	61,634	-	61,634
Net loss	-	-	-	-	-	-	(64,481)	(64,481)
Balance April 30, 2010	292,491,188	$292	1	$-	$758,007	$35,612	$(395,196)	$398,715

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(in thousands, except shares)

	Common Stock		Preferred Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value

Balance, April 30, 2008	213,861,958	$214	1	$-	$604,403	$36,732	$(241,581)	$399,768
Common stock issued for:
Cash	23,784,917	24	-	-	91,215	-	-	91,239
Property (note 4(d))	640,000	1	-	-	3,718	-	-	3,719
Premium on flow-through shares	-	-	-	-	(1,803)	-	-	(1,803)
Stock option exercises	35,000	-	-	-	165	-	-	165
Exchange of OQI Sask Exchangeable shares	3,237,674	3	-	-	(3)	-	-	-
Stock-based compensation cost	-	-	-	-	17,481	-	-	17,481
Share issue costs	-	-	-	-	(3,108)	-	-	(3,108)
Proceeds from exercise of OQI Sask options	-	-	-	-	1,523	-	-	1,523
Other comprehensive income
Foreign exchange loss on translation	-	-	-	-	-	(62,754)	-	(62,754)
Net loss	-	-	-	-	-	-	(89,134)	(89,134)
Balance April 30, 2009	241,559,549	$242	1	$-	$713,591	$(26,022)	$(330,715)	$357,096

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(in thousands, except shares)

	Common Stock		Preferred Stock
	Shares	Par Value	Shares	Par Value	Additional Paid in Capital	Accumulated Other Comprehensive Income	Deficit Accumulated During the Development Stage	Non-Controlling Interest	Total Stockholders' Equity
Common stock issued at inception on April 3, 1998 for assets	6,000,000	$6	-	$-	$92	$-	$-	$-	$98
Common stock issued for:
Subscription	77,500	-	-	-	36	-	-	-	36
Property	18,156,604	17	-	-	9,097	-	-	-	9,114
Cash	90,880,630	92	-	-	248,798	-	-	-	248,890
Cashless exercise of warrants and options	13,184,966	13	-	-	(13)	-	-	-	-
Stock based compensation	44,000	-	-	-	116	-	-	-	116
Services	17,973,611	18	-	-	10,836	-	-	-	10,854
Settlement of debt	32,490,383	33	-	-	28,294	-	-	-	28,327
Premium on flow-through shares	-	-	-	-	(6,914)	-	-	-	(6,914)
Preferred shares issued on reorganization (note 10)	-	-	1	-	223,579	-	-	-	223,579
Exchange of OQI Sask exchangeable shares	35,054,264	35	-	-	(35)	-	-	-	-
Share issue costs	-	-	-	-	(9,974)	-	-	-	(9,974)
Stock-based compensation cost	-	-	-	-	76,914	-	-	-	76,914
Proceeds from exercise of OQI Sask options and warrants	-	-	-	-	2,654	-	-		2,654
Beneficial conversion feature of Convertible debenture and warrants	-	-	-	-	20,923	-	-	-	20,923
Non-controlling interest:							-
Shares issued to non-controlling interest	-	-	-	-	-	-	-	13	13
Net loss attributable to non-controlling interest	-	-	-	-	-	-	-	(7,694)	(7,694)
Increase in interest arising from share issuance by OQI Sask								24,433	24,433
Shares purchased from non-controlling interest								(16,752)	(16,752)
Other comprehensive income:
Foreign exchange gain on translation	-	-	-	-	-	36,732	-	-	36,732
Net loss	-	-	-	-	-	-	(241,581)	-	(241,581)
Balance April 30, 2008	213,861,958	$214	1	$-	$604,403	$36,732	$(241,581)	$-	$399,768

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended April 30,			From Inception on April 3, 1998 through to April 30, 2011
	2011	2010	2009

Net loss	$316,239	$64,481	$89,134	$719,129
Foreign exchange (gain) loss on translation	(25,240)	(61,634)	62,754	(60,852)
Comprehensive loss	$290,999	$2,847	$151,888	$658,277
Comprehensive loss attributable to non-controlling interest	-	-	-	(7,694)
Comprehensive loss attributable to common stockholders	$290,999	$2,847	$151,888	$650,583

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended April 30,			From Inception on April 3, 1998 Through to April 30, 2011
	2011	2010	2009

Operating Activities
Net loss	$(316,239)	$(64,481)	$(89,134)	$(719,129)
Non-cash adjustments to net loss
Stock-based compensation	1,292	5,584	17,481	148,119
Deferred income tax benefit	(69,247)	(11,960)	(18,156)	(133,386)
Depreciation and accretion	4,543	2,528	1,564	10,075
Asset retirement obligation expensed	10,185	13,618	1,068	24,871
Impairment of unproved properties	340,260	6,403	-	346,663
Other non-cash items	550	-	388	1,785
Asset retirement expenditures	(4,585)	-	-	(4,585)
Changes in Non-Cash Working Capital
Accounts receivable and prepaid expenses	651	1,941	(606)	(752)
Accounts payable	2,213	(5,817)	(4,755)	10,617
Cash Used in Operating Activities	(30,377)	(52,184)	(92,150)	(315,722)
Investing Activities
Property and equipment expenditures	(3,015)	(1,781)	(7,418)	(84,210)
Short-term investment	-	25,209	(5,397)	-
Restricted cash	(1,862)	-	-	(1,862)
Other investments	-	-	117	(548)
Cash Provided by (Used in) Investing Activities	(4,877)	23,428	(12,698)	(86,620)

Financing Activities
Issuance of shares for cash	32,133	38,702	88,297	398,396
Shares issued on exercise of subsidiary options and warrants	212	116	1,523	4,505
Shares issued by subsidiary to non-controlling interest (note 8)	-	-	-	7,664
Convertible debentures	-	-	-	8,384
Cash Provided by Financing Activities	32,345	38,818	89,820	418,949

Inflow (Outflow) of Cash and cash equivalents	(2,909)	10,062	(15,028)	16,607
Effects of exchange rate changes on cash	251	1,594	(4,484)	(623)
Cash and cash equivalents, Beginning of Year	18,642	6,986	26,498	-
Cash and cash equivalents, End of Year	$15,984	$18,642	$6,986	$15,984
Non-Cash Financing Activities
Common stock issued for properties	$-	$-	$3,718	$10,848
Warrants issued for properties	$-	$-	$-	$1,764
Common stock issued for services	$-	$-	$-	$10,505
Common stock issued for debt settlement	$-	$-	$-	$28,401

 See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

1.	DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

On October 31, 2006, CanWest Petroleum Corporation changed its name to Oilsands Quest Inc. (“OQI”).  At the same time the name of the Company’s main operating subsidiary was changed from Oilsands Quest Inc. to Oilsands Quest Sask Inc. (“OQI Sask”).

Oilsands Quest Inc. (“OQI”) together with its subsidiaries, (collectively the “Company”) is in the development stage.  The principal business activity is the acquisition, exploration and development of natural resource properties in Canada.

To date, the Company has not earned revenue from any of its natural resource properties, and none of its estimated resources have been classified as proved reserves. The Company expects that significant additional exploration and development activities will be necessary to establish proved reserves, and to develop the infrastructure necessary to facilitate production, if any, from the estimated resources.  As at April 30, 2011, the Company had working capital of $4.0 million, including cash and cash equivalents of $16.0 million, and a deficit accumulated during the development phase of $711.4 million.

These financial statements have been prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The going concern basis assumes that the Company will continue its operations for the foreseeable future and realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  Future operations are dependent on the continued ability of the Company to raise funds through financings such as public offerings or private placements of debt or equity securities.  Management anticipates that the Company will be able to fund its activities at a reduced level through January 2012 with its cash and cash equivalents as at April 30, 2011.  Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern and without additional funding, it may not be able to maintain operations beyond that date.

On August 17, 2010, the Company initiated a formal process to explore strategic alternatives, including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination.  This process is overseen by a Special Committee to the Board of Directors.   The discussions and negotiations throughout this process have illustrated that potential future partners or acquirers would need to see a further level of development and de-risking of the assets in order to be prepared to make a substantial investment. In light of the feedback received through the strategic alternatives process, the Special Committee has recommended that the Company conclude the formal review and proceed to raise the funds required to advance the development of the assets. The Company intends to conduct a Rights Offering under which the existing shareholders would be given the right to purchase additional shares in the Company based on their pro-rata share ownership. The proceeds from a Rights Offering will be used to continue with the delineation and development of the assets, and for general corporate purposes.

There can be no assurance that a Rights Offering will result in the Company raising sufficient funds to carry out its exploration and development plans and the Company may continue to seek other sources of financing or asset sales. The Company will monitor its cash flow requirements and continue to operate in a prudent manner to preserve cash while working towards financing alternatives.

These financial statements do not include any adjustments to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with US GAAP and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for fair presentation of the annual financial information. Certain comparative figures have been reclassified to conform to current financial statement presentation.  The significant accounting policies used in these consolidated financial statements are as follows:

a)	Principles of consolidation

These consolidated financial statements include the accounts of OQI and all of its wholly-owned Canadian subsidiaries (directly and indirectly) including  OQI Sask, Township Petroleum Corporation (“Township”), Western Petrochemicals Corporation, 1291329 Alberta Limited, Oilsands Quest Technology Inc. and Stripper Energy Services, Inc. (“Stripper”).

All inter-company transactions and balances have been eliminated.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

b)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Significant items subject to such estimates include the carrying value of unproved properties, income taxes, stock-based compensation and asset retirement obligations. Actual results could differ from those estimates and changes in estimates are recorded when known.

c)	Foreign currency translation

The U.S. dollar is the functional and reporting currency for OQI (the parent company).  The Canadian dollar (CDN) is the functional currency for OQI’s Canadian subsidiaries.  The assets and liabilities of OQI’s Canadian subsidiaries are translated into U.S. dollars based on the current exchange rate in effect at the balance sheet dates.  Canadian income and expenses are translated at weighted average rates for the periods in which those elements are recognized.  Foreign currency translation adjustments have no effect on net loss and are included in accumulated other comprehensive loss in stockholders’ equity. The only component of accumulated other comprehensive loss is foreign currency translation adjustments.  Deferred income taxes are not provided on cumulative foreign currency translation gains and losses where OQI expects undistributed earnings of a foreign operation to be indefinitely reinvested.

Gains and losses arising from transactions denominated in currencies other than the functional currency are included in the results of operations of the period in which they occur.   Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the reporting currency using the rate in effect on that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset was acquired or the liability was incurred.

d)	Cash and cash equivalents

Cash and cash equivalents include cash and term deposits that carry terms less than three months at the date of investment. As at April 30, 2011, cash and cash equivalents was comprised of $16.0 million (2010 - $14.3 million) in cash and $nil in term deposits (2010 - $4.3 million in term deposits).

e)	Restricted cash

Restricted cash represents amounts on deposit with the Saskatchewan Ministry of Energy and Resources as collateral for unfunded liabilities under the Saskatchewan Oil and Gas Orphan Fund and the Licensee Liability Rating Program.  The restricted cash is in the form of a letter of guarantee maturing April 29, 2012.

f)	Property and equipment

Property represents the capitalized costs of acquisition of natural resource properties, principally the rights to explore for in-situ oil sands deposits in the provinces of Alberta and Saskatchewan, Canada and oil shale deposits in the province of Saskatchewan, Canada.

The Company follows the successful efforts method of accounting for its in-situ oil sands and oil shale exploration activities. Under the successful efforts method, acquisition costs of proved and unproved properties are capitalized. Costs of unproved properties are transferred to proved properties when proved reserves are confirmed. Exploration costs, including geological and geophysical costs, are expensed as incurred. Exploratory drilling costs are initially capitalized. If it is determined that a specific well does not contain proved reserves, the related capitalized exploratory drilling costs are charged to expense. To date all exploration costs have been expensed.

Development costs, which include the costs of wellhead equipment, development drilling costs and handling facilities, applicable geological and geophysical costs and the costs of acquiring or constructing support facilities and equipment, are capitalized. Costs incurred to operate and maintain wells and equipment and to lift oil and gas to the surface will be expensed as operating expenses.

If and when the Company achieves production, acquisition costs of proved properties will be depleted using the unit-of-production method based on proved reserves. Capitalized exploratory drilling and development costs will be depleted on the basis of proved developed reserves by area. Support facilities and equipment will be depreciated on a straight-line basis over their useful lives.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Significant undeveloped properties are assessed periodically for impairment individually, and are dependent upon the Company’s current exploration plans and the ability to obtain necessary financing to complete the development of the properties.  If an impairment is indicated, a valuation allowance is provided.

The Company has not yet converted any of its exploration permits or licenses in Saskatchewan and Alberta to development leases. In the event that the Company does not meet the regulated requirement or development conditions to convert its permits to leases or obtain an extension of such development requirements, its right to explore for bitumen, as applicable, may be lost resulting in an impairment being recorded.  The Company is satisfied that it has good and proper right, title and interest in and to the permits and licenses.

Equipment is recorded at cost less accumulated depreciation and includes corporate assets, camp facilities and field equipment. Depreciation of these assets is provided using the straight-line method based on estimated useful lives ranging from two to five years.

g)	Income Taxes

The Company files United States federal and state, and Canadian federal and provincial tax returns.  Deferred federal and provincial income taxes are provided on temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.  The Company recognizes a tax benefit from an uncertain position when it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position and will record the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with a taxing authority. The Company has no uncertain tax positions as of April 30, 2011. Presently, the Company has taken a full valuation allowance on all non-capital losses.

h)	Stock-based compensation

The Company’s stock based compensation takes the form of stock options granted to employees and non-employees all of which are equity classified. The Company estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s financial statements over the requisite service period. The Company estimates the fair value of stock options using the Black-Scholes valuation model. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the option’s expected life, the expected price volatility of the Company’s common stock and forfeitures.  For the Company’s performance options containing market conditions, fair value is estimated using the Hull-White Trinomial model.  This model also contains highly subjective assumptions, including expected price volatility of the Company’s common stock, forfeitures, employee exit rates and suboptimal exercise factor.  The expected stock price volatility assumption was determined using historical volatility of the Company’s common stock.

i)	Flow-through Shares

Periodically, the Company finances a portion of its exploration and development activities through the issuance of flow-through shares.  The resource expenditure deductions for income tax purposes related to exploratory development activities are renounced to investors in accordance with the applicable Canadian income tax legislation.  Flow-through shares issued are recorded in share capital and additional paid in capital at the fair value of common shares on the date of issue.  The premium received on issuing flow-though shares is initially recorded as a premium liability.  As qualifying expenditures are renounced, the premium liability is reversed and a deferred income tax liability is recorded.  The net amount is then recognized as a reduction of deferred income tax benefit.

j)	Financial Instruments

(i)	Fair value

Fair value is defined as the price that would be received to sell an asset or price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are categorized according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair-value-measurement hierarchy are as follows:

Level 1 - inputs represent quoted prices in active markets for identical assets or liabilities.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Level 2 - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in  active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 - inputs that are not observable from objective sources, such as the Company's internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in the Company's internally developed present value of future cash flows model that underlies the fair-value measurement).

In determining fair value, the Company utilizes observable market data when available, or models that incorporate observable market data. In addition to market information, the Company incorporates transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value.

In arriving at fair-value estimates, the Company utilizes the most observable inputs available for the valuation technique employed. If a fair-value measurement reflects inputs at multiple levels within the hierarchy, the fair-value measurement is characterized based upon the lowest level of input that is significant to the fair-value measurement.

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable and accrued liabilities reported on the balance sheet approximates fair value.

Nonfinancial assets and liabilities initially measured at fair value include certain assets and liabilities acquired in a business combination, impaired long-lived assets (asset groups), except oil and gas unproved properties, intangible assets and goodwill, and initial recognition of asset retirement obligations and exit or disposal costs.

(ii)	Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities.

(iii)	Credit risk

The Company has no significant concentrations of credit risk.

(iv)	Foreign currency exchange rate risk

Foreign currency risk is the risk that we will incur economic losses due to adverse fluctuations in foreign currency exchange rates. This risk arises to the extent that monetary assets and liabilities held or expenditures incurred by the Company and its subsidiaries are not denominated in their respective currencies.

k)	Loss per share

Loss per share calculations are based on the weighted average number of shares (including Exchangeable Shares) outstanding during the period. Diluted loss per share excludes the outstanding warrants and options as they are anti-dilutive for each of the periods presented.

l)	Asset retirement obligations

An asset retirement obligation associated with the retirement of a tangible long-lived asset is recognized as a liability in the period incurred, with an associated increase in the carrying amount of the related long-lived asset or a charge to exploration expense. The cost of the tangible asset, including the asset retirement cost, is depreciated over the useful life of the asset. The asset retirement obligation is recorded at its estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligation discounted at the Company’s credit-adjusted risk-free interest rate.  The asset retirement obligation is recorded as a liability with an offsetting asset retirement cost recorded as an increase to property and equipment or exploration expense. The capitalized asset retirement cost is amortized on the same basis as the remaining property and equipment, while the liability is increased as an accretion expense until it is settled or sold.  Accretion expense is recognized over time as the discounted liability is

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

accreted to its expected settlement value. If the estimated future cost of the asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the long-lived asset or exploration expense. Revisions to estimated asset retirement obligations can result from changes in retirement cost estimates and changes in the estimated timing of abandonment.

The Company records the fair value of a liability for an asset retirement obligation when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. The legal obligation to perform the asset retirement activity is unconditional even though uncertainty may exist about the timing and/or method of settlement that may be beyond the Company’s control. This uncertainty about the timing and/or method of settlement is factored into the measurement of the liability when sufficient information exists to reasonably estimate the fair value. The amount of asset retirement obligation recorded reflects the expected costs, taking into account the probability of particular scenarios. The difference between the upper end of the range of these assumptions and the lower end of the range can be significant, and consequently changes in these assumptions could have a material effect on the fair value of asset retirement obligations and future losses in a period of change.

m)	Environmental contingencies

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are recognized no later than the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. At April 30, 2011 and 2010, there were no environmental obligations to be accrued.

n)	Recent accounting pronouncements

There have been no recent accounting pronouncements that are of significance, or of potential significance, to the Company as of April 30, 2011.

3.  ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

Change in Discontinued Operations

In fiscal 2010,  the Company had reached an agreement to sell its Pasquia Hills oil shale properties to Canshale Corp., a private company formed by the former President and Chief Executive Officer of the Company (the “Purchaser”) for consideration of $1 million CDN ($0.9 million USD) in cash and 8,000,000 shares of the Purchaser. The sale was conditional on the Purchaser raising a minimum financing amount as defined in the terms of the agreement. As the Purchaser was unable to secure the financing by the extended deadline of July 30, 2010, the Company announced on August 13, 2010 the cancellation of this transaction. The oil shale assets continue to be owned by the Company.

Given the cancellation of the transaction and the undertaking of a process to evaluate strategic alternatives and considering financing partnership or sale options for the properties of the Company and the Company as a whole (note 1), the Company determined that these assets, related liabilities and related operations were no longer to be presented as held for sale at July 31, 2010. As such, all amounts previously reported as discontinued were reclassified to continuing operations, the assets held for sale were reclassified to prepaid expenses, property and equipment and the liabilities related to assets held for sale were reclassified to the deferred taxes liability to which it solely related.

On September 22, 2010, the Company announced the undertaking of a process to divest the Alberta oil sands lease at Eagles Nest and the Saskatchewan oil shale permits at Pasquia Hills following a determination by the Board of Directors that these assets are non-core as both properties are located outside the Company’s primary project and discovery areas of Axe Lake, Wallace Creek and Raven Ridge. Accordingly, the assets held for sale were reclassified from prepaid expenses and property and equipment, and the liabilities related to assets held for sale were reclassified from the deferred taxes liability to which it solely related at October 31, 2010.  As of January 31, 2011, the Company had not yet received any offers under financial terms that are acceptable under the current divestiture plan for the non-core assets, and management has determined that it is in the best interest of the Company to retain these assets until an adequate offer is received or additional funds are available for the development of these long-term assets.  Therefore, at January 31, 2011, these properties were no longer considered to be held for sale.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

At January 31, 2011, both properties were measured at the lower of their carrying amount before the assets were classified as held for sale and fair value. A provision impairment was recorded at April 30, 2011 on the Eagles Nest property following the conclusion of the formal phase of the strategic alternative review process.  As for the Saskatchewan oil shale permits at Pasquia Hills, due to the considerable time, effort and financial resources required to explore and develop the property and since the Company has no plan to move in that direction, management recognized a full impairment on the property and wrote down the remaining carrying value of $5.0 million ($5.0 million CDN) to $nil at January 31, 2011. To date, the cumulative impairment on the Pasquia Hills properties amounts to $11.9 million ($11.3 million CDN).

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

4.	PROPERTY AND EQUIPMENT

	April 30, 2011	April 30, 2010
	(in thousands)	(in thousands)
Saskatchewan Oil Sands Rights
Permits	$430,174	$403,152
Licenses	2,701	2,301
Alberta Oil Sands Rights
Permits	38,003	35,478
Leases	8,405	7,849
Saskatchewan Oil Shale Rights (Permits) (note 3)	11,927	-
Equipment	15,780	14,894
Assets Under Construction	2,786	-
	509,776	463,674
Less: Accumulated Depreciation and Impairment (note 5)	(355,981)	(5,506)
Net Book Value	$153,795	$458,168

a)	Saskatchewan Oil Sands Permits

As at April 30, 2011, the Saskatchewan permits comprised an area of approximately 406,274 acres.  The permits were granted by the Province of Saskatchewan in 2004 under The Oil Shale Regulations, 1964 as amended, revised or substituted from time to time. The permits provide for the right to explore and work the permit lands but not to remove, produce or recover, except for test purposes, oil products until a lease, pursuant to these regulations has been granted. The initial five-year term of the permits expired on May 31, 2009 and the Company applied for and received the third of three one-year extensions to May 31, 2012 for the two permits that include the Axe Lake Discovery, PS00208 and PS00210, as allowed under the regulation.  This one year extension requires the Company to complete its proposed exploration program spending a minimum of $1.28 ($1.21 CDN) per acre with the program to be completed by the end of the extension period.    Subsequent to April 30, 2011, all Saskatchewan oil sands permits except PS00208 and PS00210 were relinquished.  The remaining permits total 160,632 acres.  Relinquishing these permits will not impact the Company’s resource estimates or development plans.

The Company is currently working with the regulators to assess an issue relating to the re-abandonment of early exploration core holes.  As indicated by the Ministry of Energy and Resources, it is possible that the outcome of such assessment could result in cancellation of the Axe Lake permits if the Company does not comply with the governing regulations (See note 6).

The permits, when granted, were subject to annual rental payments and certain levels of expenditures annually pursuant to the terms of the permits and government regulations. The annual rentals were payable in advance as to $0.02 ($0.02 CDN) per acre for the first year and escalating to $0.11 ($0.10 CDN) per acre in the fifth year. On May 7, 2007, the province updated the Oil Shale Regulations, 1964 requiring an increase to annual rentals of $0.11 ($0.10 CDN) per acre for the remaining term of the permits.  The required exploration expenditures to hold the permits were also increased to $0.85 (0.81 CDN) per acre for each of the remaining years of the permits and $1.28 ($1.21 CDN) per acre for each year that the permits are extended.

b)	Saskatchewan Oil Sands Licenses

On August 13, 2007, the Company acquired five oil sands licenses totaling 109,920 acres granted under The Petroleum and Natural Gas Regulations, 1969, as amended revised or substituted from time to time, for a term of five years which expires on April 12, 2012 for an aggregate cost of $2,140,233 ($2,249,089 CDN).   The licenses provide for the exclusive right to search for oil sands on the lands granted and to win, recover, extract, carry off, dispose of and sell the oils sands products found on the license lands.  The oil sands licenses provide the opportunity to convert up to 100% of the licenses to a production lease following the completion of specified work requirements. Licenses require annual rental payments of $0.75 ($0.71 CDN) per acre.

c)	Alberta Oil Sands Permits

As at April 30, 2007, the Alberta oil sands permits comprised an area totaling 67,053 acres (“Raven Ridge Prospect”).  The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

to convert up to 100% of the permits to a production lease following the completion of specified work requirements.  Permits are granted for five year primary terms which expire on March 22, 2012 – 55,667 acres and August 10, 2011 – 11,386 acres, and require annual rental payments of $1.50 ($1.42 CDN) per acre.

On January 23, 2008, the Company acquired two oil sands permits totaling 45,546 acres (“Wallace Creek Prospect”) in a public offering of Crown Oil Sands Rights. The total consideration paid for these permits was $9,732,500 ($10,010,880 CDN). The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity to convert up to 100% of the permits to a production lease following the completion of specified work requirements.  Permits are granted for a five year primary term which expires January 24, 2013.  On June 27, 2011, the Company received approval from Alberta Energy to extend the Wallace Creek permits for an additional 67 days to March 31, 2013.  Annual rental payments of $1.50 ($1.42 CDN) per acre are required. Following the acquisition, the Alberta permit lands comprised an area totaling 112,599 acres.

d)	Alberta Oil Sands Lease

On June 1, 2005, Township acquired one lease consisting of approximately 22,773 acres (the “Eagles Nest Prospect”) via a joint venture arrangement.

On September 21, 2007, the Company acquired rights of one of the three external joint venture partners for consideration of $49,939 ($50,000 CDN) plus the issuance of 250,000 shares of the Company’s common stock valued at $1,097,500 based on the September 20, 2007 closing market price of the shares. On June 17, 2008, the Company acquired the rights of the remaining external joint venture partners for aggregate consideration of $1,600,626 ($1,632,000 CDN) and 640,000 shares of the Company’s common stock valued at $3,718,400 based on the June 17, 2008 closing market price. The Company’s obligations under the Triple 7 Joint Venture Agreement have therefore been eliminated.

As part of the acquisition of the lease, Township granted royalties as to $0.0062 ($0.0058 CDN) (net after a buy back) on each barrel of crude bitumen produced, saved and sold from the Eagles Nest Prospect.

The annual lease rental payable to the Province of Alberta for the Eagles Nest Prospect is $34,004 ($32,256 CDN) per year.

e)	Saskatchewan Oil Shale Permits (note 3)

As at April 30, 2011 and 2010, the Company held seven oil shale exploration permits near Hudson Bay, Saskatchewan covering 405,961 acres granted under The Oil Shale Regulations, 1964 (Saskatchewan) as amended, revised or substituted from time to time for a term of five years which expire in September and October 2011. The Permits provide for the right to explore and work the permit lands but not to remove, produce or recover, except for test purposes, oil products until a lease, pursuant to these regulations, has been granted. The term of the permits may be extended for up to three one-year extensions subject to regulatory approvals, as required.

Annual rentals are payable in advance in the amount of $0.11 ($0.10 CDN) per acre during the term of the permit. Required exploration expenditures to hold the permits are $0.85 ($0.81 CDN) per acre for the remaining years of the permits and $1.28 ($1.21 CDN) per acre for each year that the permit is extended, as required.

As at April 30, 2011 and 2010, the Company held one oil shale exploration permit granted under The Petroleum and Natural Gas Regulations, 1969 (Saskatchewan) as amended, revised or substituted from time to time for a term of five years totaling 83,769 acres in the same area near Hudson Bay, Saskatchewan. The permit provides for the right, license, privilege and authority to explore for oil shale within the permit lands and expires on August 12, 2012.

The term of the permits may be extended for up to three one-year extensions subject to regulatory approvals, if required. This oil shale permit was acquired under a land sale work commitment bid for the first two years of the permit. The Company bid a total work commitment of $317,908 ($301,568 CDN) to be incurred during the first two years of the permit and the permit requires a further work commitment of $0.85 ($0.81 CDN) per acre for the last three years and $1.28 ($1.21 CDN) for each extension year plus annual rental payments of $0.11 ($0.10 CDN) per acre. Through the exploration program conducted during the year ended April 30, 2009, the Company has fulfilled its work commitment for the term of the permit.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

f)	Assets under construction

The Company incurred costs during the year ended April 30, 2011 to construct facilities required for the steam assisted gravity drainage (SAGD) pilot.  The construction of these facilities was still in progress at April 30, 2011.  The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. This amount represents property elements that are work-in-progress and not yet suitable to be placed into productive service as of the balance sheet date.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

5.         IMPAIRMENT OF PROPERTY AND EQUIPMENT

	As of April 30, (in thousands)
	2011 Book Value	2011 Valuation Allowance Impairment	2011 Accumulated Depreciation	2011 Net Book Value	2010 Net Book Value
Saskatchewan Oil Sands Rights
Permits	$430,174	$(296,151)	$-	$134,023	$403,152
Licenses	2,701	(2,701)	-	-	2,301
Alberta Oil Sands Rights
Permits	38,003	(27,231)	-	10,772	35,478
Leases	8,405	(8,405)	-	-	7,849
Saskatchewan Oil Sands Rights (Permits)	11,927	(11,927)	-	-	-
Equipment	15,780	(1,106)	(8,460)	6,214	9,388
Assets Under Construction	2,786	-	-	2,786	-
Total Property and Equipment	$509,776	$(347,521)	$(8,460)	$153,795	$458,168

The Company evaluates undeveloped properties periodically for impairment on a property-by-property basis considering a combination of time, geological and engineering factors as well as the Company’s current exploration plans and the ability to obtain necessary financing to complete the development of the properties. Where circumstances indicate impairment in value, a valuation allowance is provided. Property and equipment has a net book value of $153.8 million as at April 30, 2011 compared to $458.2 million as at April 30, 2010. We have recorded an impairment expense related to unproved properties of $340.3 million in 2011 compared to $6.4 million in 2010 and to $nil in 2009.

a)	Saskatchewan Oil Sands Permits

The Company initiated a strategic alternative review process on August 17, 2010 to consider all alternatives to increase shareholder value, including strategic financing opportunities, asset divestitures, joint ventures and/or corporate sale, merger or other business combination. The formal phase of the strategic alternative review process did not result in any firm proposals to the Company. The discussions and negotiations throughout the process have illustrated that potential future partners or acquirers would need to see a further level of development, reducing the remaining areas of uncertainty, in order to be prepared to make a substantial investment. The conclusion of the formal phase of the strategic alternative review process indicated that the carrying value of the Saskatchewan Oil Sands Permits was greater than their fair value or estimated future net cash flows at April 30, 2011.

Potential partners or purchasers would negotiate a price that is dependent upon specific facts regarding the property, including the nature and extent of geological and geophysical data, the terms of the permits holding the acreage in the property and a level of asset development that would reflect the results of the Axe Lake reservoir testing efforts. We estimated the fair value of the property by calculating the property’s risk adjusted net present value. We categorize the measurement of fair value of the Saskatchewan Oil Sands Permits as Level 3 inputs. Since the Saskatchewan Oil Sands Permits are nonproducing undeveloped properties with no quoted market, their estimable cash flow streams involve significant judgment and the results are based on estimated future events.  The property’s expected future cash flows were calculated on an estimate of contingent resources using a discount rate and price forecast selected by management. The property’s risk adjusted net present value gave effect to such factors as future production costs, drilling and completion costs, prevailing commodity prices, transportation systems for oil and gas production in the vicinity and other economic factors. We also use market data to support the risk adjusted net present value calculated by management.  The results of this assessment indicated impairment and the Company recorded a valuation allowance of $296.2 million during the three months ended April 30, 2011.

b)	Saskatchewan Oil Sands Licenses

The Company has determined that the presence of extensive top-water in the reservoirs would not allow for commercial development in the near term.  Accordingly, the value of the Saskatchewan Oil Sands Licenses was written down to zero and an impairment provision of $2.7 million was recorded in the year ended April 30, 2011.  The Company expects to relinquish these licenses on August 12, 2011 upon their expiry.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

c)	Alberta Oil Sands Permits (note 3)

The Company has recognized a full impairment on the Alberta Oil Sands Permits related to the Raven Ridge prospect at April 30, 2011. Following the conclusion of the formal phase of the strategic alternative review process, the Raven Ridge prospect has been excluded from the Company’s current and future exploration plans and no further development is expected. Accordingly, an impairment provision of $27.2 million was recorded in the year ended April 30, 2011.

The Company performed a fair value assessment of the Alberta Oil Sands at Wallace Creek at April 30, 2011 using best estimate of contingent resources of the prospect. The results of this assessment indicated that the fair value of the property was in excess of its carrying value, thus supporting its net book value at April 30, 2011. The net book value of the Wallace Creek prospect is $10.8 million at April 30, 2011.

d)	Alberta Oil Sands Lease

The Company has recognized a full impairment on the Alberta Oil Sands Lease (“The Eagles Nest Prospect”) at April 30, 2011. Since the property is geographically distant from our other oil sands discoveries and is largely unexplored, the Company announced on September 22, 2010 its intention to divest the Eagles Nest oil sands lease. The Company did not receive any offers under financial terms that were acceptable and determined that it was in the best interest to retain these assets until an adequate offer is received or additional funds are available for the development of these longer-term assets. Following the conclusion of the formal phase of the strategic alternative review process, an impairment provision of $8.4 million was recorded in the year ended April 30, 2011, which represents a valuation allowance on the full carrying value of the properties.

e)	Saskatchewan Oil Shale Permits

Due to the considerable time, effort and financial resources required for the exploration and development of the property, the Company has recognized a full impairment on the property and wrote down the remaining carrying value of $5.0 million to zero during the year ended April 30, 2011.  The Company has no plan to further develop the property. To date, the cumulative impairment on the Pasquia Hills properties amounts to $11.9 million for a net carrying value of $nil at April 30, 2011.

f)	Equipment

Based on an assessment of the carrying value of the leasehold improvements and office equipment related to the Calgary office, the Company determined that it may not be able to recover the value and recorded an impairment of $1.1 million on these assets at April 30, 2011.

6.	ASSET RETIREMENT OBLIGATION

The Company’s obligations with respect to asset retirement relate to reclamation of an airstrip, camp site, access roads and reservoir test wells. The obligation is recognized when incurred at the present value of the estimated future reclamation cost using a credit-adjusted risk-free rate of 7 to 13 percent (2010 – 7 to 13 percent) and an inflation rate of 2.5 percent (2010 – 2.5 percent). During the year ended April 30, 2010, the Company conducted a review of its development plans and well licenses and determined that a number of core holes were not abandoned to accommodate our thermal development plans or in accordance with regulatory requirements. We also evaluated the core holes located outside the potential commercial development area and included a portion of these costs in the re-abandonment liability based on performing the obligation over a 5 year period (2010 - a 50 percent probability of performing the obligation over a 15 year period).  During the year ended April 30, 2011, the Company revised the estimated amounts and timing of the settlement of the asset retirement on the airstrip, campsite, access roads and reservoir test wells and conducted a corehole-by-corehole analysis to determine the number of core holes that management believes will require re-abandonment. The number of core holes to be re-abandoned increased as a result of this review.  As a result, $8.3 million of cost revisions were recorded in the re-abandondment liability during the year ended April 30, 2011. The Company has submitted a re-abandonment program to the Saskatchewan Ministry of Energy and Resources that included cost estimates and a schedule of work. The uncertainty related to the timing and/or method of settlement that may be beyond the Company’s control is factored into the measurement of the liability.

At April 30, 2011, the total undiscounted inflation-adjusted future obligation was approximately $44.3 million.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

	April 30, 2011	April 30, 2010
Continuity of Asset Retirement Obligations	(in thousands)	(in thousands)
Present value of obligation at beginning of year	$17,485	$2,621
Liabilities incurred	-	14,321
Liabilities settled	(4,585)	(160)
Accretion expense	2,076	210
Revisions	10,185	-
Foreign currency translation adjustment	1,721	493
Present value of obligation at end of year	$26,882	$17,485
Less: current portion of asset retirement obligation	(7,297)	-
	$19,585	$17,485

Obligations related to property and equipment in the amount of $1.5 million has been capitalized and obligations related to exploration expense in the amount of $27.7 million have been expensed since inception.

7.	DEFERRED INCOME TAX

a)	Deferred tax liability

The following summarizes the temporary differences that give rise to the deferred income tax liability at April 30, 2011 and 2010:
	April 30, 2011	April 30, 2010
	(in thousands)	(in thousands)
Book value of property and equipment in excess of tax values	$-	$(62,516)
Non-capital loss carry-forward benefit	51,661	15,640
Valuation allowance	(51,661)	(15,640)
	$-	$(62,516)

b)
Deferred income tax benefit differs from that which would be expected from applying the combined effective Canadian federal and provincial income tax rates of 27% (2010 - 27%, 2009 - 27%) to loss before income taxes.  The difference results from the following:

	April 30, 2011	April 30, 2010	April 30, 2009
	(in thousands)	(in thousands)	(in thousands)
Expected current income tax benefit	$(104,081)	$(20,639)	$(28,968)
Stock-based compensation	349	1,508	4,720
Flow-through expenditures	1,883	3,524	4,743
Change in valuation allowance	32,688	3,854	3,162
Other	(86)	(207)	(1,813)
	$(69,247)	$(11,960)	$(18,156)

At April 30, 2011, the Company had US federal and state and Canadian federal and provincial net operating loss carry-forwards of $72.6 million and $163.1 million respectively, which can be used to offset future tax liabilities and expire at various dates beginning in fiscal 2012. Utilization of these net operating loss carry-forwards may be limited pursuant to provisions of the respective local jurisdiction.

8.	NON-CONTROLLING INTEREST IN OQI SASK

The non-controlling interest (representing 35.92% of total OQI Sask common shares outstanding) related to OQI Sask. On August 14, 2006, pursuant to the terms of a reorganization agreement, OQI acquired the non-controlling interest (35.92%) in OQI Sask, going from a 64.08% ownership interest to a 100% voting interest (the “Reorganization”). This acquisition was accounted for as an asset acquisition and accordingly, results of operations have been included in the financial statements from the date of acquisition.

In connection with the Reorganization, OQI also entered into a Voting and Exchange Trust Agreement with OQI Sask and Computershare Trust Company of Canada (“CTC”), and a Support Agreement with OQI Sask.  Collectively, these agreements are referred to as the “Acquisition Agreements”. According to the Acquisition Agreements, all common shares of OQI Sask, other than those held by OQI, were exchanged for a new class of OQI Sask shares called Exchangeable Shares on the basis of 8.23 Exchangeable Shares for each one OQI Sask common share.  The Acquisition Agreements also allowed for all OQI Sask options and warrants

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

providing the right to acquire common shares of OQI Sask to have Exchangeable Shares issued on the same basis when such OQI Sask options and warrants were exercised.  As a part of the Reorganization, OQI may issue up to an aggregate of 76,504,304 shares of OQI common stock of which 19,129,237 may be issued on the exchange of Exchangeable Shares and the balance to be issued on the exercise of OQI Sask options into Exchangeable Shares and their subsequent exchange. The Exchangeable Shares are represented for voting purposes in the aggregate by one share of OQI’s Series B Preferred Stock (note 10(b)).

	Common Shares	Amount (in thousands)
Balance, April 30, 2006	6,962,459	$4,736
Shares issued to non-controlling interests	5,875	10
Shares of net loss of OQI Sask to date of acquisition	-	(4,722)
Non-controlling interest in shares issued to OQI	-	16,728
Share of net loss of OQI Sask to date of acquisition	6,968,334	$16,752

Transferred to the OQI Sask property account on acquisition of the non-controlling interest	(6,968,334)	(16,752)
Balance, April 30, 2007 and 2011	-	$-

9.	OQI SASK OPTIONS

Upon OQI acquiring the non-controlling interest in OQI Sask on August 14, 2006, certain options issued by OQI Sask remained outstanding.  On exercise, each OQI Sask option is exchanged into 8.23 OQI Sask Exchangeable Shares which are exchangeable into shares of OQI common stock.

The following tables summarize information about OQI Sask stock options outstanding for each of the three years ended April 30, 2011:

	Number	Weighted Average Exercise Price (CDN)
Outstanding, April 30, 2008	1,640,000	$16.96
Exercised and exchanged into shares of OQI common stock (note 10)	(125,000)	$12.50
Expired	(93,333)	$25.00
Outstanding, April 30, 2009	1,421,667	$16.82
Exercised and exchanged into shares of OQI common stock (note 10)	(102,500)	$1.18
Outstanding, April 30, 2010	1,319,167	$18.04
Exercised and exchanged into shares of OQI common stock (note 10)	(72,500)	$3.00
Expired	(300,000)	$6.00
Outstanding, April 30, 2011	946,667	$23.01

Exercise Price (CDN)	Number Outstanding at April 30, 2011	Number Exercisable at April 30, 2011	Weighted Average Remaining Contractual Life	Weighted Average Grant-Date Fair Value (CDN)	Aggregate Intrinsic Value at April 30, 2011 (CDN)
$6.00	165,000	165,000	0.00	5.02	-
$25.00	731,667	731,667	0.00	26.06	-
$50.00	50,000	50,000	0.25	34.60	-
	946,667	946,667	0.02		$-

The 946,667 OQI Sask options outstanding at April 30, 2011 represent 7,791,069 OQI Sask Exchangeable Shares that would be issued on exercise of the OQI Sask options as a result of the completion of the acquisition of the non-controlling interest in OQI Sask. On May 1, 2011, 896,667 OQI Sask Options expired representing 7,379,569 OQI Sask Exchangeable Shares.

As at April 30, 2011, the Company had no unrecognized stock option compensation expense related to the OQI Sask Options.

10.	PREFERRED SHARES

a)	Series A Preferred Shares

As at March 9, 2006, OQI adopted a shareholders rights plan and reserved 250,000 of its preferred shares for issuance pursuant to the exercise of the rights.  The rights are designed to have certain anti-takeover effects and as such they will cause substantial dilution to a

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

person or group that attempts to acquire OQI in a manner or on terms not approved by the Board of Directors of OQI.  The rights, however, should not deter any prospective offer or willingness to negotiate in good faith with the Board of Directors, nor should the rights interfere with any merger or other business combination approved by the Board of Directors.  To effect the shareholders rights plan OQI declared a distribution of one right to each outstanding share of common stock, payable to shareholders of record on March 23, 2006.  After the record date, one right is issued with each share of common stock issued until the earlier of the distribution date (as defined in the plan), the redemption of the right by the Company or termination of the right.  This right will be attached to the underlying common share and remain with the common share should the common share be sold or transferred.

b)	Series B Preferred Stock

According to the Acquisition Agreements (note 8), OQI Sask common shares not held by OQI were exchanged for a new class of OQI Sask shares called Exchangeable Shares on the basis of 8.23 Exchangeable Shares for each OQI Sask common share. The holders of the Exchangeable Shares may receive up to an aggregate of 76,504,304 shares of OQI common stock (on a diluted basis) at each holder’s election. The Exchangeable Shares are represented for voting purposes in the aggregate by one share of OQI Series B Preferred Stock (the “Preferred Share”), which Preferred Share is held by CTC. In turn, CTC will vote the one Series B Preferred Share as indicated by the individual holders of Exchangeable Shares. The one Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to OQI shareholders.

The Exchangeable Shares are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of OQI common stock.  An Exchangeable Share provides the holder with economic terms and voting rights which are, as nearly as practicable, effectively equivalent to those of a share of OQI common stock.  Holders of Exchangeable Shares have registration rights with respect to the resale of OQI common stock to be received upon exchanging the Exchangeable Shares into OQI shares. The Exchangeable Shares are entitled to a preference over the OQI Sask common shares in the event of a liquidation, dissolution or wind-up of OQI Sask, whether voluntary or involuntary, or any other distribution of the assets of OQI Sask among its shareholders for the purpose of winding-up its affairs.  OQI Sask can redeem the outstanding Exchangeable Shares on the same terms at any time after August 14, 2013 and only under certain limited circumstances prior to August 14, 2013 in accordance with the Acquisition Agreements.

Exchangeable shares issuable as a result of the Acquisition Agreements (note 8):

	OQI Sask Exchangeable Shares	OQI Sask Exchangeable Shares issuable on exercise of OQI Sask options and warrants	Total Exchangeable Shares
Balance, April 30, 2008	27,952,840	13,497,200	41,450,040
OQI Sask options exercised	1,028,750	(1,028,750)	-
OQI Sask options expired	-	(768,131)	(768,131)
Exchangeable shares exchanged into OQI common shares	(3,237,674)	-	(3,237,674)
Balance, April 30, 2009	25,743,916	11,700,319	37,444,235
OQI Sask options exercised	843,575	(843,575)	-
Exchangeable Shares exchanged into OQI common shares	(5,177,556)	-	(5,177,556)
Balance, April 30, 2010	21,409,935	10,856,744	32,266,679
OQI Sask options exercised	596,675	(596,675)	-
OQI Sask options expired	-	(2,469,000)	(2,469,000)
Exchangeable Shares exchanged into OQI common shares	(2,877,373)	-	(2,877,373)
Balance, April 30, 2011	19,129,237	7,791,069	26,920,306

11.	COMMON STOCK

a)	Authorized shares of common stock

The Company’s Articles of Incorporation, as amended, authorize the issuance of up to 750,000,000 shares of common stock.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

b)	Share-based compensation

On July 3, 2007, the Board of Directors granted 44,000 bonus shares of common stock to employees under the Company’s 2006 Stock Option Plan (“SOP 2006”).  These bonus shares were valued at the closing share price on the date of grant.

c)	Settlement with Subsidiary Creditors

During the year ended April 30, 2004, in an attempt to settle outstanding liabilities of a subsidiary, OQI made an offer to creditors to settle outstanding debts for shares of OQI common stock with a fair value of $0.10 per share for every $0.15 CDN of debt held.  The offer was based on the market trading price for the Company’s shares of common stock at the time of the original proposal to creditors.  In May 2003 when the proposal was made the price fluctuated in the range of $0.09 to $0.12 per share.  OQI received acceptances from creditors that represented 2,203,227 OQI common shares.  OQI has issued 814,660 shares of common stock pursuant to these agreements since May 2003 and has reserved 1,388,567 shares of common stock for further issuances.  No shares of common stock were issued during the years ended April 30, 2011, 2010 and 2009 pursuant to these agreements.  The subsidiary was sold to a third party on October 31, 2005.

d)	Private Placements and Public Offerings of Shares of Common Stock

On May 23, 2008, the Company issued 12,976,761 shares of common stock at a price of $4.20 per share for gross proceeds of $54,502,397 pursuant to a private placement.  The Company paid an aggregate of $1,225,120 in fees to a syndicate of agents under the terms of an agency agreement.

On June 17, 2008, the Company issued 640,000 shares of the Company’s common stock as part of the consideration provided for the purchase of the rights of the remaining external partners under the Triple 7 Joint Venture Agreement in the Eagles Nest Prospect (Note 4(d)).

On October 3, 2008, the Company issued 6,008,156 shares of common stock on a flow-through basis at a price of $3.675 CDN ($3.40 US) per share for gross proceeds of $22,079,973 CDN ($20,421,727 US) pursuant to a non-brokered private placement. These proceeds must be used for exploration in Canada and the tax benefits from that exploration will flow through to the subscribers.

On October 3, 2008, the Company issued a further 4,800,000 shares of common stock on a flow-through basis at a price of $3.675 CDN ($3.40 US) per share for gross proceeds of $17,640,000 CDN ($16,315,204 US) pursuant to a private placement. The Company paid an aggregate of $970,200 CDN ($898,369 US) in fees to the agents pursuant to an agency agreement.  These proceeds must be used for exploration in Canada and the tax benefits from that exploration will flow through to the subscribers.

Under the terms of the flow-through shares issued on October 3, 2008, the Company renounced the tax benefits of the related expenditures to the subscribers effective December 31, 2008. As at December 31, 2009, all required expenditures under these flow-through shares had been incurred by the Company and there is no further spending obligation.

On May 12, 2009, the Company issued 35,075,000 units at a price of $0.85 per unit for gross proceeds of $29,813,750 pursuant to a marketed public offering. Each unit was comprised of one share of common stock and one-half of a share of common stock purchase warrant with each whole warrant entitling the holder to purchase one share of common stock of the Company for $1.10 per share until May 12, 2011. The Company paid an aggregate of $1.5 million in fees to a syndicate of agents under the terms of the agency agreement and $1.2 million of legal fees and other expenses in relation to the offering.  Of these costs, $0.7 million were incurred prior to April 30, 2009.

On December 23, 2009, the Company issued 9,714,300 at $1.05 per share pursuant to a private placement offering for gross proceeds of $10,200,015.

On May 10, 2010, the Company issued 10.5 million flow-through shares at $1.00 CDN ($0.995 USD) and 9.2 million common shares at $0.85 USD per share for gross proceeds of $18.6 million CDN ($18.1 million USD) pursuant to a non-brokered private placement.

Under the terms of the flow-through shares issued on May 10, 2010, the Company has filed the renouncement of the entire amount of $10.5 million CDN (10.3 million USD) of flow-through expenditures as of April 30, 2011. During the period ended April 30, 2011, the flow-through share premium liability was reduced to nil and a deferred tax expense of $1.3 million CDN ($1.3 million USD) on the renounced deductions was recognized.

On November 5, 2010, the Company completed a public offering of 7.1 million flow-through shares at $0.51435 CDN ($0.50 USD) and 20.8 million common shares at $0.45 USD per share for gross proceeds of $13.4 million CDN ($12.9 million USD).

Under the terms of the flow-through shares issued on November 5 2010, the Company has filed the renouncement of the entire amount of $3.7 million CDN ($3.7 million USD) of flow-through expenditures as of April 30, 2011.  During the period ended April 30, 2011,

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

the flow-through share premium liability was reduced to $nil and a deferred tax expense of $0.6 million CDN ($0.6 million USD) on the renounced deductions was recognized.

As of January 17, 2011, the Company has entered into an equity distribution agreement.  Under the terms of the agreement, the Company may offer and sell shares of its common stock by way of “at-the-market” distributions, up to a maximum of $20 million over the next 12 months.  Shares are distributed at market prices prevailing at the time of each sale; prices may therefore vary between purchasers and during the period of distribution.  As of April 30, 2011, 5,537,137 shares have been distributed under this arrangement for gross proceeds of $3.1 million.

e)	Weighted average shares

Weighted average shares disclosed on the income statement include shares of common stock as well as OQI Sask Exchangeable shares.

12.   STOCK OPTIONS

Stock based compensation generally takes the form of equity classified stock options granted to employees and non-employees.

Options are granted under the Company’s SOP 2006 and vest over various terms – generally 18 months to three years. One set of option grants included a performance condition based upon achieving a defined bitumen in place barrel count. Two other sets of option grants included both a market condition based upon total shareholder return over a three year period and performance conditions based upon achieving a combination of defining a reservoir recovery configuration and achieving a defined bitumen in place barrel count.  The fair value of the options containing the performance and market conditions were estimated at the date of grant and amortization of these amounts commences when satisfaction of the performance conditions becomes probable.

The following summarizes our stock option activity under the Company’s SOP 2006 for the three years ended April 30, 2011:

	Options	Weighted- Average Exercise Price	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value

Outstanding at April 30, 2008	13,027,000	5.22
Granted	13,631,000	3.00	1.57
Exercised	(35,000)	4.72		$53,100
Forfeited	(2,040,038)	4.63	3.19
Outstanding at April 30, 2009	24,582,962	$4.14	$2.95
Granted	7,037,000	0.98	0.43
Exercised	(964,769)	0.81	0.73	$359,405
Forfeited	(6,921,633)	3.58	2.23
Outstanding at April 30, 2010	23,733,560	$3.25	$2.49
Granted	5,167,474	0.78	0.53
Forfeited	(5,967,582)	1.92	1.10
Expired	(50,000)	2.70	-
Outstanding at April 30, 2011	22,883,452	$3.02	$2.44	$-
Exercisable at April 30, 2011	15,700,618	$3.92	$3.24	$-

Of the total number of outstanding options at April 30, 2011, 5,200,000 options are subject to market and performance conditions with a weighted average grant date fair value of $0.57 per option.  As of April 30, 2011, these options have not yet vested and no stock based compensation expense has been recognized as achievement of the required performance and market conditions is not probable.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

The weighted-average remaining contractual term of vested and exercisable options at April 30, 2011, was 3.06 years.

In addition to the above, OQI Sask has 946,667 outstanding options which may be exercised and exchanged into OQI Sask Exchangeable Shares whereby up to an additional 7,791,069 OQI common shares may be issued (note 9).

During the year ended April 30, 2011, 2,117,474 options were granted and were accounted for using the Black-Scholes option-pricing model and 3,050,000 options were granted and accounted for using the trinomial option-pricing model.  The trinomial option-pricing model takes into account the same input assumptions as the Black-Scholes model; however, it also further incorporates into the fair-value determination, the possibility that the market condition may not be satisfied and the impact of the possible differing stock price paths.  The following weighted average assumptions were used to determine the fair value of the options granted during the year ended April 30, 2011:

	Years Ended April 30,
	2011	2010	2009
Expected life (years)	3.98	5.6	7.2
Risk free interest rate (percent)	2.53	2.71	3.40
Expected volatility (percent)	96.40	100	84
Dividend yield	-	-	-
Grant date fair value	$0.51	$0.43	$1.93

As at April 30, 2011, the Company had unamortized stock-based compensation costs of $357,276 which will be recorded in future periods as options vest. The cost is expected to be recognized over a weighted-average period of 1.13 years. The intrinsic value of options exercised during the years ended April 30, 2011, 2010 and 2009 was $nil, $359,405 and $53,100 respectively. As at April 30, 2011, there were 7,182,834 unvested options with a weighted average grant date fair value of $0.70 (2010 – 7,049,228 and $0.90). The weighted average grant date fair value of options that vested and expired during the year was $1.60 and $0.64 respectively.

13.	WARRANTS

A summary of OQI’s share purchase warrant activity for the three years ended April 30, 2011:

	Number of warrants	Weighted Average Exercise Price
Balance, April 30, 2008 and 2009	6,325,000	$6.75
Issued	17,357,500	$1.10
Expired	(6,325,500)	$6.75
Balance, April 30, 2010 and 2011	17,357,500	$1.10

These warrants expired on May 12, 2011 (see note 16).

14.	RELATED PARTY TRANSACTIONS

The son of a director of the Company is a 50% shareholder of a company that facilitates local on-site kitchen labour and catering functions to the Company for field operations.  For the year ended April 30, 2011, $nil (2010 – $1,741,838, 2009 – $1,638,305) has been included in exploration expense. These transactions are in the normal course of operations.  As at April 30, 2011, $nil (April 30, 2010 – $nil, April 30, 2009 – $52,010) was payable to the above mentioned company.

The step-mother of a former executive (resigned December 2008) of the Company is the sole shareholder of a company that facilitates local on-site labor and equipment rentals to the Company for field operations.  For the year ended April 30, 2011, $nil (2010 - $559, 2009 – $2,247,385) has been included in exploration expense. These transactions are in the normal course of operations.  As at April 30, 2011, $nil (April 30, 2010 – $nil, April 30, 2009 – $220,273) was payable to the above mentioned company.  The contract with this company was terminated on March 13, 2009.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

15.	CONTINGENCIES AND COMMITMENTS

CONTINGENCIES

On February 24, 2010, a derivative action entitled Make a Difference Foundation Inc. v. Hopkins, et al., Case No.  10-CV-00408, was filed in United States District Court for the District of Colorado by plaintiff  Make a Difference Foundation, Inc.  The derivative action names the following individual defendants:  Christopher H. Hopkins, T. Murray Wilson, Ronald Blakely, Paul Ching, Brian MacNeill, Ronald Phillips, John Read, Gordon Tallman, Pamela Wallin, Thomas Milne and W. Scott Thompson.  In addition, the Company is named as a nominal defendant.  Plaintiff asserts, among other things, claims for waste and breaches of the fiduciary duty of loyalty and good faith by the defendants stemming from the Company's approval of the proposed sale of the Company's Pasquia Hills assets to Canshale Corp.  The plaintiff seeks unspecified damages on behalf of the Company, restitution on behalf of the Company, and reasonable costs and expenses including counsel fees and experts' fees.   The Company believes the claims are wholly without merit and filed a motion to dismiss the Complaint on May 18, 2010.  Before the motion to dismiss was ruled upon, Plaintiff filed an amended complaint and a second amended complaint on July 15, 2010 and September 20, 2010, respectively.  Defendants moved to dismiss the second amended complaint on September 29, 2010.  On May 23, 2011, Plaintiff and Defendants filed a stipulated motion requesting stay of all case deadlines pending further negotiation of a settlement agreement that would resolve the litigation.  At this time, negotiations to reduce the settlement to written terms are ongoing.   On May 24, 2011, the court granted the stipulated motion.  On June 4, 2011, the parties reported to the Court that they reached a settlement agreement.  On June 30, 2011, the Court granted the defendants' joint motion for extension of time to file a stipulated motion to dismiss, which is due to be submitted to the Court on or before July 21, 2011.

As previously disclosed, on February 24, 2011, a putative class action complaint (the "Original Complaint") was filed against the Company and certain current and former officers of the Company on behalf of investors who purchased or sold the Company's securities between August 14, 2006 and July 14, 2009, alleging claims of securities fraud under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and control person liability for such fraud under Section 20(a) of the same act, arising out of the Company's accounting for its acquisition of an interest in OQI Sask in August 2006.  On May 27, 2011, the plaintiffs in that putative class action filed an amended complaint (the "Amended Complaint") alleging the same legal causes of action but making the following changes from the Original Complaint:  a) expanding the putative class period so that it runs from March 20, 2006 to January 13 2011; b) naming as additional defendants eight individuals who are current or former directors of the Company as well as two additional corporate defendants, McDaniel & Associates Consultants Ltd. and TD Securities, Inc.; and c) basing the claimed fraud on a new theory that the Company overstated the value of its mineral rights as a result of misstatements about, among other things, the potential for extracting bitumen from oils sands lands for which the Company had exploration and development permits.  The Amended Complaint seeks unspecified damages.  The Company believes the suit is without merit and intends to defend itself vigorously.  On June 6, 2011, the Company filed a motion to dismiss the Amended Complaint.  On June 20, 2011, the plaintiffs filed their opposition to the motion to dismiss.  The Company filed its reply to the plaintiffs' opposition on June 27, 2011 and on July 29, 201l, the court is expected to hear oral arguments.

On April 13, 2011, a derivative action entitled Proctor v. Wilson, et al., Case No 2011CV2769 was filed in District Court, Denver County, Colorado.  The derivative action names the following individual defendants:  T. Murray Wilson, Ronald Blakely, Paul Ching, Christopher H. Hopkins, Brian F. MacNeill, Ronald Philips, John Read, Gordon Tallman and Pamela Wallin.  In addition, the Company is named as a nominal defendant.  Plaintiff asserts, among other things, claims for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement and waste against the defendants relating to the alleged failure to properly account for the Company’s acquisition of a minority interest in Oilsands Quest Sask Inc. and the Company’s restatement of its financial statements for certain periods.  The plaintiff seeks unspecified damages on behalf of the Company, restitution on behalf of the Company, unspecified disgorgement of profits, unspecified equitable relief and reasonable costs and expenses including counsel fees and experts' fees.   The response to the complaint is due on or before July 5, 2011.   We have asked for and expect to receive an extension to file our response by July 12, 2011.  The Company believes the claims are wholly without merit and intends to vigorously defend against such claims.

COMMITMENTS

The following table sets out OQI’s expected future payment commitments as at April 30, 2011 and the estimated timing of such payments relating to corporate office and operations facility leases:

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

As at April 30, 2011
(in thousands)
Year 1	$1,122
Year 2	1,059
Year 3	866
Year 4	733
Year 5	329
>5 years	631
$4,740

The Company is subject to annual lease rentals, minimum exploration expenditures and work commitments related to its exploration permits, licenses and lease assets. These required expenditures have not been included in the above schedule. For details of these required expenditures refer to note 4.

16.	SUBSEQUENT EVENTS

a)	On May 1, 2011, 896,667 OQI Sask Options expired. These options represented 7,379,569 OQI Sask Exchangeable Shares.

b)	On May 12, 2011, 17,357,500 OQI Warrants expired.

c)	On May 31, 2011, the Company relinquished Saskatchewan oil sands permits PS00205, PS00206 and PS00212. Relinquishing these permits did not impact the Company’s resource estimates or development plans.

d)
On June 29, 2011, the Company's Board of Directors approved the conduct of a Rights Offering under which the existing shareholders would be given the rights to purchase additional shares in the Company based on their pro-rata share ownership.

                   SUPPLEMENTARY QUARTERLY INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2011
Net loss	$15,981	$9,134	$10,662	$280,462	$316,239

Net loss per share attributable to common stockholders - basic and diluted	$0.05	$0.03	$0.03	$0.80	$0.91

2010
Net loss	$4,797	$13,209	$23,736	$22,739	$64,481

Net loss attributable to common stockholders per share - basic and diluted	$0.02	$0.04	$0.08	$0.07	$0.21

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCING ACTIVITIES (UNAUDITED)

The following supplemental unaudited information regarding the Company’s oil and gas activities is presented in accordance with SASC 932-235, “Extractive Activities – Oil and Gas – Notes to financial statements”.  The Company currently has no proved reserves.  All of the Company’s exploration and producing activities are carried out in Canada.

Unless otherwise noted, this supplemental information excludes amounts for all periods presented related to the Company’s discontinued operations.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Capitalized Costs Related to Oil and Gas Activities

	Total At April 30,
	2011	2010
	(in thousands)	(in thousands)

Unproved oil and gas properties	$491,210	$448,780
Proved oil and gas	-	-
	491,210	448,780
Accumulated depreciation, depletion, amortization and valuation allowances	(346,415)	-
Net capitalized costs	$144,795	$448,780

Costs Incurred in Oil and Gas Activities

	Total Year Ended April 30,
	2011	2010	2009
Property acquisition costs	(in thousands)	(in thousands)	(in thousands)
Proved properties	$-	$-	$-
Unproved properties	438	140	5,867
Exploration costs	21,898	50,169	71,987
Development costs	-	-	-
Costs incurred	$22,336	$50,309	$77,854

APPENDIX B:
CERTAIN INFORMATION FOR THE INTERIM PERIOD MAY 1, 2011 THROUGH JANUARY 31, 2012 PROVIDED PURSUANT TO RULE 14A-3 OF THE SECURITIES EXCHANGE ACT OF 1934

Cautionary Statement about Forward-Looking Statements
The following includes certain statements that may be deemed to be “forward-looking statements.”  All statements, other than statements of historical facts, included in this Appendix that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements include discussion of such matters as:

—	our ability to maintain protection under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”);
—	our ability to successfully complete the Solicitation Process while in CCAA proceedings;
—	our ability to submit a timely plan to our stakeholders and the court under the CCAA and to resolve our operational, legal and financial difficulties;
—	risks and uncertainties associated with limitations on actions against the Company and certain subsidiaries during creditor protection proceedings;
—	risks and uncertainties associated with potential delisting of the Company’s common shares from the NYSE Amex LLC (the “NYSE”);
—	our ability to maintain sufficient cash to accomplish our business objectives, including our ability to continue as a going concern;
—	the amount and nature of future capital, exploration and development expenditures;
—	the extent and timing of exploration and development activities;
—	business strategies and development of our business plan and exploration programs;
—	potential relinquishment of certain of our oil sands permits and licenses;
—	anticipated cost of our asset retirement obligations, including the extent and timing of our core hole re-abandonment program; and
—	our ability to secure additional funds through the sale of assets or issuance of equity.

Forward-looking statements also typically include words such as “anticipate”, “estimate”, “expect”, “potential”, “could” or similar words suggesting future outcomes.  Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.

The Company is under no duty to update any of these forward-looking statements after the date of this report.  You should not place undue reliance on these forward-looking statements.

It is presumed that readers have read or have access to our 2011 Annual Report filed on Form 10-K/A which includes disclosures regarding critical accounting policies as part of Management’s Discussion and Analysis of Financial Condition and Results of Operations.  All future payments in Canadian dollars have been converted to United States dollars using an exchange rate of $1.00 U.S. = $1.0052 CDN, which was the January 31, 2012 exchange rate.  Unless otherwise stated, all dollar amounts are expressed in U.S. dollars.

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Balance Sheets
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
(in thousands, except share data)

	January 31, 2012	April 30, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$1,789	$15,984
Restricted cash (note 4)	2,279	1,862
Accounts receivable	1,364	921
Prepaid expenses	439	630
Total Current Assets	5,871	19,397

Property and Equipment (notes 5 and 6)	145,546	153,795
Total Assets	$151,417	$173,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$370	$561
Accrued liabilities	1,659	5,696
Current portion of asset retirement obligation (note 8)	479	7,297
Total Current Liabilities	2,508	13,554

Obligation under sublease contract	1,064	550
Asset Retirement Obligation (note 8)	4,455	19,585
Liabilities subject to compromise (note 7)	25,775	-

Stockholders’ Equity:
Capital Stock
Preferred Stock, par value of $0.001 each, 10,000,000 shares authorized, 1 Series B Preferred share outstanding (notes 10 and 11)	-	-
Common Stock, par value of $0.001 each, 750,000,000 shares authorized, 348,698,837 and 348,495,556 shares outstanding at January 31, 2012 and April 30, 2011 respectively (note 11)	348	348
Additional Paid-in Capital	789,866	789,738
Deficit Accumulated During Development Stage	(725,975)	(711,435)
Accumulated Other Comprehensive Income	53,376	60,852
Total Stockholders’ Equity	117,615	139,503
Total Liabilities and Stockholders’ Equity	$151,417	$173,192

Companies' Creditor Arrangement Act (Canada) proceedings and going concern (note 1)
Contingencies and commitments (note 14)
Subsequent events (notes 1, 5, 6, 14 and 15)

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Operations
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
(in thousands, except share data and per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,		From Inception on April 3, 1998 through to January 31,
	2012	2011	2012	2011	2012
Expenses
Exploration	$169	$2,808	$847	$16,225	$279,172
General and administrative
Corporate	2,703	3,668	9,856	12,800	85,945
Stock-based compensation (notes 9 and 12)	60	50	128	1,017	148,247
Foreign exchange (gain) loss	(133)	(59)	(392)	144	(580)
Depreciation and accretion	1,177	1,069	3,827	3,290	13,902
Impairment of property and equipment (note 6)	-	5,086	40	7,329	346,703
Total Expenses	3,976	12,622	14,306	40,805	873,389
Other Items
Interest income	(10)	(68)	(37)	(112)	(6,605)
Loss before reorganization expenses and deferred income tax	3,966	12,554	14,269	40,693	866,784
Reorganization expenses (note 13)	271	-	271	-	271
Loss before deferred income taxes	4,237	12,554	14,540	40,693	867,055
Deferred income tax benefit	-	(1,892)	-	(4,916)	(133,386)
Net loss	4,237	10,662	14,540	35,777	733,669
Net loss attributable to non-controlling interest	-	-	-	-	(7,694)
Net loss attributable to common stockholders	$4,237	$10,662	$14,540	$35,777	$725,975
Net loss attributable to common stockholders per share - Basic and Diluted	$0.01	$0.03	$0.04	$0.10
Weighted average number of common stock outstanding	367,624,793	360,595,841	367,624,793	342,130,646

 See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
(in thousands, except shares)

					Additional	Accumulated Other Comprehensive	Deficit Accumulated During the	Total

	Common Stock		Preferred Stock
	Shares	Par Value	Shares	Par Value	Paid in Capital	Income (Loss)	Development Stage	Stockholders’ Equity
Balance, April 30, 2011	348,495,556	$348	1	$-	$789,738	$60,852	$(711,435)	$139,503
Common stock issued for :
Exchange of OQI Sask Exchangeable shares	203,281	-	-	-	-	-	-	-
Stock-based compensation cost	-	-	-	-	128	-	-	128
Other comprehensive loss:
Foreign exchange loss on translation	-	-	-	-	-	(7,476)	-	(7,476)
Net loss	-	-	-	-	-	-	(14,540)	(14,540)
Balance January 31, 2012	348,698,837	$348	1	$-	$789,866	$53,376	$(725,975)	$117,615

	Common Stock		Preferred Stock		Additional	Accumulated Other	Deficit Accumulated During	Total
	Shares	Par Value	Shares	Par Value	Paid in Capital	Comprehensive Income	Development Stage	Stockholders’ Equity
Balance, April 30, 2010	292,491,188	$292	1	$-	$758,007	$35,612	$(395,196)	$398,715
Common stock issued for:
Cash	47,996,858	48	-	-	31,294	-	-	31,342
Stock-based compensation	-	-	-	-	1,017	-	-	1,017
Share issue costs	-	-	-	-	(1,794)	-	-	(1,794)
Premium on flow-through shares	-	-	-	-	(2,304)	-	-	(2,304)
Exchange of OQI Sask Exchangeable shares	2,687,387	3	-	-	(3)	-	-	-
Proceeds from exercise of OQI Sask options	-	-	-	-	212	-	-	212
Other comprehensive income:
Foreign exchange gain on translation	-	-	-	-	-	3,652	-	3,652
Net loss	-	-	-	-	-	-	(35,777)	(35,777)
Balance, January 31, 2011	343,175,433	$343	1	$-	$786,429	$39,264	$(430,973)	$395,063

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
(in thousands, except shares)

					Additional	Accumulated Other	Deficit Accumulated During the	Total

	Common Stock		Preferred Stock
	Shares	Par Value	Shares	Par Value	Paid in Capital	Comprehensive Income	Development Stage	Stockholders’ Equity
Balance, April 30, 2010	292,491,188	$292	1	$-	$758,007	$35,612	$(395,196)	$398,715
Common stock issued for:
Cash	53,126,995	53	-	-	34,155	-	-	34,208
Premium on flow-through shares	-	-	-	-	(1,851)	-	-	(1,851)
Exchange of OQI Sask Exchangeable shares	2,877,373	3	-	-	(3)	-	-	-
Stock-based compensation cost	-	-		-	1,292	-	-	1,292
Share issue costs	-	-	-	-	(2,074)	-	-	(2,074)
Proceeds from exercise of OQI Sask options	-	-	-	-	212	-	-	212
Other comprehensive income:
Foreign exchange gain on translation	-	-	-	-	-	25,240	-	25,240
Net loss	-	-	-	-	-	-	(316,239)	(316,239)
Balance April 30, 2011	348,495,556	$348	1	$-	$789,738	$60,852	$(711,435)	$139,503

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
(in thousands, except shares)

	Common Stock		Preferred Stock		Additional	Accumulated Other	Deficit Accumulated During the	Total
	Shares	Par Value	Shares	Par Value	Paid in Capital	Comprehensive Income (Loss)	Development Stage	Stockholders’ Equity
Balance, April 30, 2009	241,559,549	$242	1	$-	$713,591	$(26,022)	$(330,715)	$357,096
Common stock issued for:
Cash	44,789,313	45	-	-	39,969	-	-	40,014
Stock option exercises	964,769	-	-	-	782	-	-	782
Exchange of OQI Sask Exchangeable shares	5,177,557	5	-	-	(5)	-	-	-
Stock-based compensation cost	-	-		-	5,584	-	-	5,584
Share issue costs	-	-	-	-	(2,096)	-	-	(2,096)
Proceeds from exercise of OQI Sask options	-	-	-	-	182	-	-	182
Other comprehensive income:
Foreign exchange gain on translation	-	-	-	-	-	61,634	-	61,634
Net loss	-	-	-	-	-	-	(64,481)	(64,481)
Balance April 30, 2010	292,491,188	$292	1	$-	$758,007	$35,612	$(395,196)	$398,715

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
 (in thousands, except shares)

	Common Stock		Preferred Stock		Additional Paid in	Accumulated Other Comprehensive Income	Deficit Accumulated During the Development	Non- Controlling	Total Stockholders '
	Shares	Par Value	Shares	Par Value	Capital	(Loss)	Stage	Interest	Equity
Common stock issued at inception on April 3, 1998 for assets	6,000,000	$6	-	$-	$92	$-	$-	$-	$98
Common stock issued for:
Subscription	77,500	-	-	-	36	-	-	-	36
Property	18,796,604	18	-	-	12,815	-	-	-	12,833
Cash	114,665,547	116	-	-	340,013	-	-	-	340,129
Cashless exercise of warrants and options	13,184,966	13	-	-	(13)	-	-	-	-
Stock based compensation	44,000	-	-	-	116	-	-	-	116
Services	17,973,611	18	-	-	10,836	-	-	-	10,854
Settlement of debt	32,490,383	33	-	-	28,294	-	-	-	28,327
Premium on flow-through shares	-	-	-	-	(8,717)	-	-	-	(8,717)
Preferred shares issued on reorganization (note 10)	-	-	1	-	223,579	-	-	-	223,579
Stock option exercises	35,000	-	-	-	165	-	-	-	165
Exchange of OQI Sask exchangeable shares	38,291,938	38	-	-	(38)	-	-	-	-
Share issue costs	-	-	-	-	(13,082)	-	-	-	(13,082)
Stock-based compensation cost	-	-	-	-	94,395	-	-	-	94,395
Proceeds from exercise of OQI Sask options and warrants	-	-	-	-	4,177	-	-	-	4,177
Beneficial conversion feature of Convertible debenture and warrants	-	-	-	-	20,923	-	-	-	20,923
Non-controlling interest:
Shares issued to non-controlling interest	-	-	-	-	-	-	-	13	13
Net loss attributable to non-controlling interest	-	-	-	-	-	-	-	(7,694)	(7,694)
Increase in interest arising from share issuance by OQI Sask								24,433	24,433
Shares purchased from non-controlling interest								(16,752)	(16,752)
Other comprehensive loss:
Foreign exchange loss on translation	-	-	-	-	-	(26,022)	-	-	(26,022)
Net loss	-	-	-	-	-	-	(330,715)	-	(330,715)
Balance April 30, 2009	241,559,549	$242	1	$-	$713,591	$(26,022)	$(330,715)	$-	$357,096

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Comprehensive Loss
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
(in thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,		From Inception on April 3, 1998 through to January 31,
	2012	2011	2012	2011	2012
Net loss	$4,237	$10,662	$14,540	$35,777	$733,669
Foreign exchange loss (gain) on translation	1,475	(6,456)	7,476	(3,652)	(53,376)
Comprehensive Loss	5,712	$4,206	$22,016	$32,125	$680,293
Comprehensive loss attributable to non-controlling interest	-	-	-	-	(7,694)
Comprehensive loss attributable to common stockholders	$5,712	$4,206	$22,016	$32,125	$672,599

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)
(in thousands)

	Nine Months Ended January 31,		From Inception on April 3, 1998 through to January 31,
	2012	2011	2012
Operating Activities
Net loss	$(14,540)	$(35,777)	$(733,669)
Non-cash adjustments to net loss
Stock-based compensation	128	1,017	148,247
Deferred income tax benefit	-	(4,916)	(133,386)
Depreciation and accretion	3,827	3,290	13,902
Asset retirement obligation expensed	537	8,546	25,408
Impairment of property and equipment	40	7,329	346,703
Other non-cash items	633	-	2,418
Asset retirement expenditures	-	(4,431)	(4,585)
Net lease expenditures	(154)	-	(154)
Changes in Non-Cash Working Capital
Accounts receivable and prepaid expenses	(343)	403	(1,095)
Accounts payable and accrued liabilities	(1,491)	1,050	9,126
Cash Used in Operating Activities	(11,363)	(23,489)	(327,085)

Investing Activities
Property and equipment expenditures	(1,983)	(2,832)	(86,193)
Proceeds on sale of equipment	82	-	82
Restricted cash	(523)	(937)	(2,385)
Other investments	-	-	(548)
Cash Used in Investing Activities	(2,424)	(3,769)	(89,044)

Financing Activities
Issuance of shares for cash, net of issue costs	-	29,548	398,396
Shares issued on exercise of subsidiary options and warrants	-	212	4,505
Shares issued by subsidiary to non-controlling interest	-	-	7,664
Convertible debentures	-	-	8,384
Cash Provided by Financing Activities	-	29,760	418,949

Inflow (Outflow) of cash and cash equivalents	(13,787)	2,502	2,820
Effects of exchange rate changes on cash and cash equivalents	(408)	(181)	(1,031)
Cash and cash equivalents, Beginning of Period	15,984	18,642	-
Cash and cash equivalents, End of Period	$1,789	$20,963	$1,789

Supplemental disclosures of cash flow information:
Cash paid for reorganization expenses (note 13)	$28	$-	$28
Changes in non-cash working capital related to reorganization expenses (note 13)	$243	$-	$243

Non-Cash Financing Activities
Common stock issued for properties	$-	$-	$10,848
Warrants issued for properties	$-	$-	$1,764
Common stock issued for services	$-	$-	$10,505
Common stock issued for debt settlement	$-	$-	$28,401

See Notes to Consolidated Financial Statements

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

1.	COMPANIES’ CREDITORS ARRANGEMENT ACT (CANADA) PROCEEDINGS AND GOING CONCERN

On November 29, 2011, Oilsands Quest Inc. and its subsidiaries (collectively, the “Company” or “Oilsands Quest”), requested and obtained an order from the Alberta Court of Queen’s Bench (the “Court”) providing creditor protection under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). While under CCAA protection, the Company will continue with its day to day operations. CCAA protection stays creditors and others from enforcing rights against the Company and affords the Company the opportunity to restructure its financial affairs. The stay of proceedings is currently in effect until May 18, 2012, and may be further extended as required and approved by the Court.

Under the terms of the initial order, Ernst & Young Inc. was named as the court-appointed monitor (“Monitor”). The Monitor will monitor the Company's assets and liabilities, business and financial affairs and report to the Court from time to time on the Company’s financial and operational position and any other matters that may be relevant to the CCAA proceedings. In addition, the Monitor may advise the Company on the development of a comprehensive restructuring plan and, to the extent required, assist the Company with a restructuring.

While under CCAA protection, the Board of Directors maintains its usual role and management of the Company remains responsible for the day to day operations. The Board of Directors and management, with advice from the Monitor, will be responsible for determining whether a given plan for restructuring the Company’s affairs is feasible. Certain stakeholders whose rights would be compromised by the plan will have an opportunity to vote on the plan. Before a plan is implemented it must be approved by the requisite number and value of affected stakeholders contemplated by law and approved by the Court.

CCAA protection enables the Company to continue with its day to day operations until the CCAA status changes. The implications of this process for Oilsands Quest shareholders will not be known until the end of the restructuring process. If the affected stakeholders do not approve a plan in the manner contemplated by law, Oilsands Quest will likely be placed into receivership or bankruptcy. If by May 17, 2012, Oilsands Quest has not obtained a further extension of the initial order or filed a plan, creditors and others will no longer be stayed from enforcing their rights.

In connection with the CCAA, the Company has granted a charge against its assets and any proceeds from and sales thereof, as follows and in the following priority:

•	First, a Debtor-in-Possession (“DIP”) Charge to Century Services Inc. in sums as may be borrowed up to $3.75 million; (discussed in detail below);
•
Second, an administration charge, in an amount not to exceed CAD$1 million, in favour of the Monitor and its counsel and counsel to the Company, to secure payment of professional fees and disbursements before and after the commencement of the CCAA proceedings; and

•
a financial advisor charge in a maximum amount of CAD$1 million in connection with the engagement of TD Securities Inc. (“TD Securities”). This charge ranks equally with the administration and represents a security for all amounts due to be paid to TD Securities pursuant to their engagement; and

•
Third, a directors' and officers' charge, in an amount not to exceed CAD$1 million, in favour of the directors and officers of the Company as security for the Company's obligation to indemnify them against obligations and liabilities that they may incur as directors and officers after the commencement of the CCAA proceedings.

While the Company’s assets on its balance sheet are in excess of its liabilities, the majority of the asset value is in long term bitumen resource properties that will require substantial further investment to bring on to production.

On August 17, 2010 the Company announced that it had initiated a process to explore strategic alternatives for enhancing shareholder value.  The strategic alternative process was overseen by a special committee ("Special Committee") with advice from TD Securities which was engaged as a financial advisor to assist with this process.  The Special Committee considered all alternatives to increase shareholder value, including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination.  The Company had many initial expressions of interest and exploratory conversations and signed confidentiality agreements with a number of entities who carried out detailed due diligence.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

The formal strategic alternative process did not result in any proposals to the Company, and the process was concluded in June, 2011 upon the recommendation of the Special Committee.

The Company then proceeded to attempt to raise the funds required to advance the development of the Company's assets and on July 18, 2011, the Company commenced a Rights Offering under which the existing shareholders were given the right to purchase shares in the Company.  This Rights Offering process was terminated, on the basis of the factors described below, on September 12, 2011, and the Company has, to date, been unable to raise the funds required to advance the development of the Company's assets.  The decision to cancel the Rights Offering was based on the fact that the negotiation of a material transaction had reached an advanced stage – a transaction that would have, if consummated, significantly changed the use of proceeds described in the Rights Offering prospectus and that the Company would not achieve a full $60 million subscription through the Rights Offering.

On September 25, 2011, the Company entered into a non-binding Letter of Intent with a third party to sell its Wallace Creek assets for total consideration of $60 million, which included $40 million cash at closing and a $20 million contingent payment that was subject to certain future events.  The sale of the Wallace Creek property would have provided the Company with the financial resources to focus on moving its largest and most advanced asset, Axe Lake, toward commercial development. Completion of the transaction was subject to a number of terms and conditions, including negotiation of a definitive agreement, board approvals, due diligence, financing and approval by Company's shareholders. On November 28, 2011, negotiations for the sale of the Wallace Creek assets were terminated as the potential purchaser could not complete the conditions outlined above within the time frames agreed to in the Letter of Intent.

Following the termination of the negotiations for the sale of the Wallace Creek, the Company initiated the CCAA process in order to preserve its liquidity and fund operations during the restructuring process. The CCAA process will allow the Company to reassess its business strategy with a view to developing a comprehensive financial and business restructuring plan.

On January 11, 2012 the Company received an approval from the court to conduct a process to solicit offers to acquire, restructure or recapitalize the Company (the “Solicitation Process”).

The Solicitation Process is being overseen by a Special Committee chaired by Paul Ching, and including Ronald Blakely and Brian MacNeill, all of whom are independent directors. The Special Committee will consider all alternatives in developing a plan, including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination, and will ultimately recommend a course of action to the Company’s full Board and the Monitor. With the Court’s approval, the Company has reengaged TD Securities as financial advisor to assist it with this process. TD Securities is familiar with Oilsands Quest’s assets and business as a result of previous engagements and has assisted Oilsands Quest in prior discussions with potentially interested parties. TD Securities has begun soliciting indications of interest from prospective strategic or financial parties and several confidentiality agreements have been signed with interested parties. Given the time required for potential purchasers to conduct their due diligence, the Company expects to shortlist potential bidders and seek binding offers under the process by April 27, 2012.

On February 7, 2012, the Monitor, in its capacity as the Company’s Foreign Representative, commenced proceedings in the United States Bankruptcy Code for the Southern District of New York ("US Bankruptcy Code") pursuant to Chapter 15 of the United States Bankruptcy Code. This order would allow the CCAA proceedings to be recognized as foreign main proceedings along with the automatic stay and certain other provisions of the US Bankruptcy Code to take effect within the United States. Motions seeking a joint administration of the Chapter 15 cases and approval of the form and manner of notice of the Chapter 15 petitions and hearing were granted by the US Bankruptcy Court on February 8, 2012. A final hearing on such recognition is scheduled for March 15, 2012. (See Note 15).

On February 16, 2012, the Court granted the Company’s motion to approve secured interim DIP financing with Century Services Inc. for a maximum of CDN$3.75 million to fund operating costs and other expenses while the Company proceeds with the Solicitation Process. The DIP financing is a twelve month term demand facility and will be repayable on the earlier of one year following closing or the termination of the Order from the Court providing creditor protection under the CCAA. The Company expects that the DIP facility will be available for draw down by mid-March 2012. There can be no assurance that this funding will be sufficient to fund the Company’s operations and ongoing creditors’ obligations during the period that the Company may spend in creditor protection under the CCAA or until a plan is approved. (See Note 15).

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

On February 22, 2012, the Court approved the sale of the Company’s non-core Eagles Nest asset to FAMA Capital Ltd. (“FAMA”), an unrelated third party, for CDN$7.0 million. The approval followed a short Court-directed limited bidding process, and the Company signed a Purchase and Sale Agreement with FAMA.  FAMA paid deposits in the amount of CDN$50,000 and was required to pay an additional deposit of CDN$350,000 on February 24, 2012. However, FAMA did not make the deposit and the agreement was terminated. On March 7, 2012, the Court approved a new bidding process for the Eagles Nest asset.  Bids for the asset are to be submitted to the Monitor by 4 PM MST, March 12, 2012.  The bids must be accompanied by an unconditional executed Purchase and Sale Agreement and a deposit representing 10% of the purchase price with closing to occur on or before March 30, 2012. There can be no assurance that the sale will be concluded. (See Note15).

To date the Company has not received any revenue from any of its natural resource properties, none of its estimated bitumen resources have been classified as proved reserves, and the Company's exploration and development work is capital intensive. The Company expects that significant additional exploration and development activities will be necessary to establish proved bitumen reserves, and to develop the infrastructure necessary to facilitate production from those reserves.  As at January 31, 2012, the Company had working capital (excluding restricted cash) of $1.1 million including cash and cash equivalents of $1.8 million and a deficit accumulated during the development phase of $726.0 million.

During the nine months ended January 31, 2012, the Company expended $11.4 million on operating activities, $2.0 million on property and equipment and $0.5 million on funding restricted cash. Management anticipates that the Company will be able to fund its activities at a reduced level through June 2012 with its working capital as at January 31, 2012, and the interim DIP facility of $3.75 million available for draw-down by mid-March 2012. Accordingly, there is substantial doubt about our ability to continue as a going concern and, without additional working capital, we may not be able to maintain operations beyond June 2012.

On November 29, 2011, the NYSE Amex LLC (“NYSE”) halted trading in the Company’s common shares and imposed an ongoing suspension in trading of the shares. Accordingly, delay in the resumption of trading on the NYSE reduces the liquidity of the Company’s common shares and limits the Company’s availability to obtain equity financing.  The NYSE granted the Company an extension until May 18, 2012 to regain compliance with the continued listing standards.

Financial Accounting Standards Board (FASB) Accounting Standards Codification FASB ASC 852 Reorganizations, which is applicable to companies under creditor protection, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from postpetition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The Company applied FASB ASC 852 effective November 29, 2011 and has segregated those items as outlined above for the reporting periods subsequent to such date.

The accompanying consolidated financial statements have been prepared using U.S. GAAP and the rules and regulations of the SEC as consistently applied by Oilsands Quest prior to the CCAA. While the Company has filed and been granted creditor protection, the consolidated financial statements continue to be prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The CCAA provides the Company with a period of time to stabilize its operations and financial condition and develop a plan. However, it is not possible to predict the outcome of these proceedings and, as such, the realization of assets and discharge of liabilities are each subject to significant uncertainty. Further, it is not possible to predict whether the actions taken in any plan will result in sufficient improvements to the Company’s financial condition to allow it to continue as a going concern. If the going concern basis is not appropriate, adjustments will be necessary to the carrying amounts and/or classification of the Company’s assets and liabilities. Further, a comprehensive restructuring plan could materially change the carrying amounts and classifications reported in the consolidated financial statements.

The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the CCAA. In particular, such consolidated financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies,

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

or the status and priority thereof; (c) as to shareholders accounts, the effect of any changes that may be made in the Company’s capitalization; or (d) as to operations, the effect of any changes that may be made in the Company’s business.

2.	DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

On October 31, 2006, CanWest Petroleum Corporation changed its name to Oilsands Quest Inc. (“OQI”).  At the same time the name of the Company’s main operating subsidiary was changed from Oilsands Quest Inc. to Oilsands Quest Sask Inc. (“OQI Sask”).

The Company is in the development stage and follows the guidance for a development stage company as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915-10. The principal business activity is the acquisition, exploration and development of natural resource properties in Canada.

These consolidated financial statements include the accounts of OQI and all of its wholly-owned Canadian subsidiaries (directly and indirectly) including  OQI Sask, Township Petroleum Corporation (“Township”), Western Petrochemicals Corporation, 1291329 Alberta Limited, Oilsands Quest Technology Inc. and Stripper Energy Services, Inc. (“Stripper”).

All inter-company transactions and balances have been eliminated.

3.	BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with US GAAP and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for fair presentation of the interim financial information. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending April 30, 2012. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted. These unaudited consolidated financial statements and notes included herein have been prepared on a basis consistent with and should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended April 30, 2011 as filed in its annual report on Form 10-K/A. Certain comparative figures have been reclassified to conform to current financial statement presentation.

The U.S. dollar is the functional currency for OQI (the parent company).  The Canadian dollar (CDN) is the functional currency for OQI’s Canadian subsidiaries.  The assets and liabilities of OQI’s Canadian subsidiaries are translated into U.S. dollars based on the current exchange rate in effect at the balance sheet dates.  Canadian income and expenses are translated at weighted average rates for the periods in which those elements are recognized.  Foreign currency translation adjustments have no effect on net loss and are included in accumulated other comprehensive loss in stockholders’ equity.  The only component of accumulated other comprehensive loss is foreign currency translation adjustments.  Deferred income taxes are not provided on cumulative foreign currency translation gains and losses where OQI expects undistributed earnings of a foreign operation to be indefinitely reinvested.

Gains and losses arising from transactions denominated in currencies other than the functional currency are included in the results of operations of the period in which they occur. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the reporting currency using the rate in effect on that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset was acquired or the liability was incurred.

Recent Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements during the nine months ended January 31, 2012, as compared to the recent accounting pronouncements described in the Company’s Annual Report on Form 10-K/A, that are of significance, or potential significance to the Company.

4.	RESTRICTED CASH

Restricted cash includes $2.0 million on deposit with the Saskatchewan Ministry of Energy and Resources (“SMER”) as collateral for unfunded liabilities under the Saskatchewan Oil and Gas Orphan Fund and the Licensee Liability Rating Program. The restricted cash is pledged as collateral with a financial institution for a revolving irrevocable letter of guarantee maturing April 29, 2012 which may be drawn upon by the SMER at any time prior to maturity. In the event that the Company is unable to fulfill its obligation towards the

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

Saskatchewan Oil and Gas Orphan Fund and the Licensee Liability Rating Program, the financial institution will pay the full or remaining amount of the deposit. Restricted cash also includes $0.3 million of Court-approved contractual payment obligations to employees deemed essential to the business during the CCAA proceedings that are held in escrow for payment in July 2012.

5.	PROPERTY AND EQUIPMENT

	January 31, 2012	April 30, 2011
	(in thousands)	(in thousands)
Saskatchewan Oil Sands Rights
Permits and Leases	$407,248	$430,174
Licenses	-	2,701
Alberta Oil Sands Rights
Permits	35,930	38,003
Leases	7,964	8,405
Saskatchewan Oil Shale Rights (Permits)	11,264	11,927
Equipment	14,386	15,780
Assets Under Construction	3,134	2,786
	479,926	509,776
Less: Accumulated Depreciation and Impairment (Note 6)	(334,380)	(355,981)
Net Book Value	$145,546	$153,795

At January 31, 2012, the decrease in the net book value is mainly due to foreign exchange fluctuations on the currency translation of property and equipment held in Canadian dollars.

a)	Saskatchewan Oil Sands Permits

As at April 30, 2011, the Saskatchewan permits comprised an area of approximately 406,274 acres.  At January 31, 2012, all Saskatchewan oil sands permits except PS00208 and PS00210 have been relinquished.  The remaining permits total 160,632 acres.  Relinquishing these permits did not impact the Company’s resource estimates or development plans.  The permits were granted by the Province of Saskatchewan in 2004 under The Oil Shale Regulations, 1964 as amended, revised or substituted from time to time. The permits provide for the right to explore and work the permit lands but not to remove, produce or recover, except for test purposes, oil products until a lease, pursuant to these regulations has been granted. The initial five-year term of the permits expired on May 31, 2009 and the Company applied for and received the third of three one-year extensions to May 31, 2012 for the two permits that include the Axe Lake Discovery, PS00208 and PS00210, as allowed under the regulation.

The permits, when granted, were subject to annual rental payments and certain levels of expenditures annually pursuant to the terms of the permits and government regulations. The annual rentals were payable in advance as to $0.02 ($0.02 CDN) per acre for the first year and escalating to $0.10 ($0.10 CDN) per acre in the fifth year. On May 7, 2007, the province updated the Oil Shale Regulations, 1964 requiring an increase to annual rentals of $0.10 ($0.10 CDN) per acre for the remaining term of the permits.  The required exploration expenditures to hold the permits were also increased to $0.81 (0.81 CDN) per acre for each of the remaining years of the permits and $1.20 ($1.21 CDN) per acre for each year that the permits are extended.

On July 15, 2011, the Company received approval from the Government of Saskatchewan to convert the Axe Lake permits PS00208 and PS00210 to 15 year leases. The leases will give the Company certainty of land tenure needed for commercial development of the property.  The leases require annual rental payments of $60,714 ($61,030 CDN) for the term of the leases.

The Company continues to work with the regulators to assess an issue relating to the re-abandonment of early exploration core holes.  As indicated by the Saskatchewan Ministry of Energy and Resources, it is possible that the outcome of such assessment could result in cancellation of the Axe Lake leases under the governing regulations.  It is possible that the Company, based on its current liquidity and future estimated cash flows, may not be able to comply with the requirements of the regulations and the leases may be cancelled.  (See note 8).

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

b)	Saskatchewan Oil Sands Licenses

On August 13, 2007, the Company acquired five oil sands licenses totaling 109,920 acres granted under The Petroleum and Natural Gas Regulations, 1969, as amended revised or substituted from time to time, for a term of five years for an aggregate cost of $2,140,233 ($2,249,089 CDN).   The licenses provided for the exclusive right to search for oil sands on the lands granted and to win, recover, extract, carry off, dispose of and sell the oils sands products found on the license lands.  The oil sands licenses provided the opportunity to convert up to 100% of the licenses to a production lease following the completion of specified work requirements. Licenses required annual rental payments of $0.71 ($0.71 CDN) per acre. The licenses were relinquished on August 12, 2011 due to their low prospectivity.

c)	Alberta Oil Sands Permits

As at April 30, 2007, the Alberta oil sands permits comprised an area totaling 67,053 acres (“Raven Ridge Prospect”).  The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity to convert up to 100% of the permits to a production lease following the completion of specified work requirements.  Permits are granted for five year primary terms which expire on August 9, 2011 – 11,386 acres and March 21, 2012 – 55,667 acres, and require annual rental payments of $1.41 ($1.42 CDN) per acre. On August 9, 2011, permit 7006080098 totaling 11,386 acres expired. On November 22, 2011, the Company received approval from the Government of Alberta to extend the expiry date of its remaining Raven Ridge permits until March 22, 2014.

On January 23, 2008, the Company acquired two oil sands permits totaling 45,546 acres (“Wallace Creek Prospect”) in a public offering of Crown Oil Sands Rights. The total consideration paid for these permits was $9,732,500 ($10,010,880 CDN). The permits were granted by the Province of Alberta under the terms of the Mines and Minerals Act, Alberta. The permits provide the opportunity to convert up to 100% of the permits to a production lease following the completion of specified work requirements.  Permits are granted for a five year primary term which expires January 23, 2013.  On June 27, 2011, the Company received approval from Alberta Energy to extend the Wallace Creek permits for an additional 67 days to March 31, 2013.  Annual rental payments of $1.41 ($1.42 CDN) per acre are required. Following the acquisition, the Alberta permit lands comprised an area totaling 112,599 acres. On November 22, 2011, the Company received approval from the Government of Alberta to extend the expiry date of its Wallace Creek permits until January 24, 2015.

d)	Alberta Oil Sands Lease

On June 1, 2005, Township acquired one lease consisting of approximately 22,773 acres (the “Eagles Nest Prospect”) via a joint venture arrangement. The lease provides for the right to drill for, win, work and recover and the right to remove bitumen resources from the lease for a term of 15 years, subject to the Mines and Minerals Act, Alberta.

As part of the acquisition of the lease, Township granted royalties as to $0.0058 ($0.0058 CDN) (net after a buy back) on each barrel of crude bitumen produced, saved and sold from the Eagles Nest Prospect.

The annual lease rental payable to the Province of Alberta for the Eagles Nest Prospect is $32,089 ($32,256 CDN) per year (see note 15).

e)	Saskatchewan Oil Shale Permits

As at April 30, 2011, the Company held seven oil shale exploration permits near Hudson Bay, Saskatchewan covering 405,961 acres granted under The Oil Shale Regulations, 1964 (Saskatchewan) as amended, revised or substituted from time to time for a term of five years.  The term of these permits expired in September and October of 2011.

As at April 30, 2011 and January 31, 2012, the Company held one oil shale exploration permit granted under The Petroleum and Natural Gas Regulations, 1969 (Saskatchewan) totaling 83,769 acres near Hudson Bay, Saskatchewan. The permit provides for the right, license, privilege and authority to explore for oil shale within the permit lands and expires on August 12, 2012.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

The term of the remaining permit may be extended for up to three one-year extensions subject to regulatory approvals, if required. This oil shale permit was acquired under a land sale work commitment bid for the first two years of the permit. The Company bid a total work commitment of $300,008 ($301,568 CDN) to be incurred during the first two years of the permit and the permit requires a further work commitment of $0.81 ($0.81 CDN) per acre for the last three years and $1.20 ($1.21 CDN) for each extension year plus annual rental payments of $0.10 ($0.10 CDN) per acre. The Company has fulfilled its work commitment for the term of the permit.

f)	Assets under construction

During the period ended January 31, 2012, the Company incurred costs to construct facilities required for the steam assisted gravity drainage (“SAGD”) pilot.  The construction of these facilities was still in progress at January 31, 2012.  The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. This amount represents property elements that are work-in-progress and not yet suitable to be placed into productive service as of the balance sheet date.

6.	IMPAIRMENT OF PROPERTY AND EQUIPMENT

	January 31, 2012 (in thousands)				April 30, 2011 (in thousands)
	Book Value	Valuation Allowance	Accumulated Depreciation	Net Book Value	Net Book Value
Saskatchewan Oil Sands Rights
Permits and leases	$407,248	$(279,476)	$-	$127,772	$134,023
Licenses	-	-	-	-	-
Alberta Oil Sands Rights
Permits	35,930	(25,698)	-	10,232	10,772
Leases	7,964	(7,964)	-	-	-
Saskatchewan Oil Shale Rights (Permits)	11,264	(11,264)	-	-	-
Equipment	13,469	-	(9,061)	4,408	6,214
Assets Under Construction	3,134	-	-	3,134	2,786
Total Property and Equipment	$479,009	$(324,402)	$(9,061)	$145,546	$153,795

The Company evaluates undeveloped properties periodically for impairment on a property-by-property basis considering a combination of time, geological and engineering factors as well as the Company’s current exploration plans and the ability to obtain necessary financing to advance the development of the properties. Where circumstances indicate impairment in value, a valuation allowance is provided. The Company monitors internal and external indicators of impairment periodically. Property and equipment has a net book value of $145.5 million as at January 31, 2012 compared to $153.8 million as at April 30, 2011.

a)	Saskatchewan Oil Sands Permits and Leases

The Company initiated a strategic alternative review process on August 17, 2010 to consider all alternatives to increase shareholder value, including strategic financing opportunities, asset divestitures, joint ventures and/or corporate sale, merger or other business combination. The formal phase of the strategic alternative review process did not result in any firm proposals to the Company. The discussions and negotiations throughout the process have illustrated that potential future partners or acquirers would need to see a further level of development, reducing the remaining areas of uncertainty, in order to be prepared to make a substantial investment. The conclusion of the formal phase of the strategic alternative review process indicated that the carrying value of the Saskatchewan Oil Sands Permits was greater than their fair value or estimated future net cash flows at April 30, 2011.

Potential partners or purchasers would negotiate a price that is dependent upon specific facts regarding the property, including the nature and extent of geological and geophysical data, the terms of the permits holding the acreage in the property and a level of asset development that would reflect the results of the Axe Lake reservoir testing efforts. We estimated the fair value of the property by calculating the property’s risk adjusted net present value. We categorize the measurement of fair value of the Saskatchewan Oil Sands Leases as Level 3 inputs. Since the Saskatchewan Oil Sands Permits are nonproducing undeveloped properties with no quoted market, their estimable cash flow streams involve significant judgment and the results are based on estimated future events.  The property’s expected future cash flows were calculated on an estimate of contingent resources using a discount rate and price forecast selected by management. The property’s risk adjusted net present value gave effect to such factors as future production costs, drilling and completion costs, prevailing commodity prices, transportation systems for oil and gas production in the vicinity and other economic

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

factors. Management also used market data to support the risk adjusted net present value that was calculated.  The results of this assessment indicated impairment and the Company recorded a valuation allowance in the year ended April 30, 2011.

During the period ended October 31, 2011, management reviewed its estimate of fair value of the Saskatchewan Oil Sands Leases at Axe Lake as a result of the Company entering into creditor protection on November 29, 2011. In its analysis, management updated the status of various factors, including intent to develop, remaining lease term, geological and geophysical evaluations, drilling results and activity, business and industry climate, assignment of contingent resources and the economic viability of development if contingent resources are assigned.  During the period ended October 31, 2011, these factors did not indicate that they would trigger impairment of the property’s value. Management also reviewed the property’s risk adjusted net present value and the cash flow projections of future production costs, drilling and completion costs, prevailing commodity prices, transportation systems for oil and gas production in the vicinity and other economic factors. The Company determined that these assumptions and projections did not change materially from those used in management’s assessment performed at April 30, 2011. The data obtained from market participants to support management’s conclusions remained comparable during the period ended October 31, 2011.  The uncertainty related to the Company’s ability to continue with the development of the Saskatchewan Oil Sands Leases increased when the formal phase of the strategic alternative review process concluded in June 2011 and triggered an impairment of the property.  Creditor protection allows the Company to continue with its day to day operations while working on a restructuring plan that would contribute to advancing the development at Axe Lake. Management concluded that no additional valuation allowance was required during the period ended October 31, 2011.

During the period ended January 31, 2012, management assessed the carrying value of the Saskatchewan Oil Sands Leases at Axe Lake in conjunction with the periodic assessment of impairment of unproved properties. Because no impairment indicators impacting the property’s value were triggered during that period, management concluded that no additional valuation allowance was required during the period ended January 31, 2012. The valuation allowance amounts to $279.5 million at January 31, 2012 (April 30, 2011 - $296.2 million).

b)	Saskatchewan Oil Sands Licenses

The Company has determined that the presence of extensive top-water in the reservoirs would not allow for commercial development in the near term.  Accordingly, an impairment provision on the full carrying value of the Saskatchewan Oil Sands Licenses was recorded in the year ended April 30, 2011.   These licenses were relinquished on August 12, 2011 and the book value and valuation allowance were then written off.

c)	Alberta Oil Sands Permits

The Company has recognized a full impairment on the Alberta Oil Sands Permits related to the Raven Ridge prospect at April 30, 2011. Following the conclusion of the formal phase of the strategic alternative review process, the Raven Ridge prospect has been excluded from the Company’s current and future exploration plans and no further development is expected. Accordingly, an impairment provision on the full carrying value of the Raven Ridge prospect was recorded in the year ended April 30, 2011. The valuation allowance amounts to $25.7 million at January 31, 2012 (April 30, 2011 - $27.2 million).

The Company performed a fair value assessment of the Alberta Oil Sands Permits at Wallace Creek at April 30, 2011 using best estimate of contingent resources of the prospect. The results of this assessment indicated that the fair value of the property was in excess of its carrying value, thus supporting its net book value at April 30, 2011. Since that date, management has not identified any conditions or changes with respect to the assets or their environment which would indicate impairment of the Wallace Creek permits.  The net book value of the Wallace Creek prospect is $10.2 million at January 31, 2012 (April 30, 2011 - $10.8 million).

d)	Alberta Oil Sands Lease

The Company has recognized a full impairment on the Eagles Nest Prospect at April 30, 2011. Since the property is geographically distant from our other oil sands discoveries and is largely unexplored, the Company announced on September 22, 2010 its intention to divest the Eagles Nest oil sands lease. The Company did not receive any offers under financial terms that were acceptable and determined that it was in the best interest to retain these assets until an adequate offer is received or additional funds are available for the development of these longer-term assets. Following the conclusion of the formal phase of the strategic alternative review process,

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

an impairment provision on the full carrying value of the lease was recorded in the year ended April 30, 2011. The valuation allowance amounts to $8.0 million at January 31, 2012 (April 30, 2011 - $8.4 million). (See Note 15).

e)	Saskatchewan Oil Shale Permits

Due to the considerable time, effort and financial resources required for the exploration and development of the property, the Company recognized a full impairment on the property in the year ended April 30, 2011.  The Company has no plan to further develop the property. As at January 31, 2012, the cumulative impairment on the Pasquia Hills properties amounts to $11.3 million (April 30, 2011 - $11.9 million).

f)	Equipment

Based on an assessment of the carrying value of the leasehold improvements and office equipment related to the Calgary head office, the Company determined that it may not be able to recover the value and recorded an impairment of $1.1 million on these assets at April 30, 2011. This impairment amounted to $0.9 million at January 31, 2012 following the sale of furniture and fixture.

7.	LIABILITIES SUBJECT TO COMPROMISE

Under bankruptcy laws, actions by creditors to collect amounts owed prior to the petition date are stayed and certain other prepetition contractual obligations may not be enforced against the Company. Liabilities subject to compromise refer to the Company’s estimate of known or potential prepetition claims to be resolved in connection with entering into creditor protection. Such claims remain subject to future adjustments, and payment terms for liabilities subject to compromise will be established as part of a Court-approved plan for restructuring the Company’s affairs. Although prepetition claims are generally stayed under CCAA protection, the Company is permitted to undertake certain actions designed to stabilize its operations including, among other things, payment of employee wages and benefits, payments to suppliers for goods and services received after the petition date and retention of professionals.

FASB ASC 852 Reorganizations requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. Substantially all unsecured liabilities as at the Petition Date of November 29, 2011 have been classified as liabilities subject to compromise. Future adjustments impacting amounts classified as liabilities subject to compromise depend on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, values of any collateral securing such claims, or other events.

Liabilities subject to compromise amounted to $25.2 million at January 31, 2012 and consisted of operational and corporate obligations incurred prior to November 29, 2011, including the Company’s obligations with respect to asset retirement related to the reclamation of access roads on relinquished properties as well as the re-abandonment of a certain number of core holes at Axe Lake. These obligations are considered to be subject to compromise as they relate to the re-abandonment of early exploration holes or reclamation obligations on properties that are no longer held by the Company.

Liabilities subject to compromise consist of the following:

	January 31, 2012	April 30, 2011
	(in thousands)	(in thousands)

Accounts payable	$1,568	$-
Accrued liabilities	924	-
Asset retirement obligation (Note 8)	23,283	-
Total liabilities subject to compromise	$25,775	$-

8.	ASSET RETIREMENT OBLIGATION

The Company’s obligations with respect to asset retirement relate to reclamation of an airstrip, camp site, access roads and reservoir test wells. The obligation is recognized when incurred at the present value of the estimated future reclamation cost using a credit-adjusted risk-free rate of 7 to 13 percent (April 30, 2011 – 7 to 13 percent) and an inflation rate of 2.5 percent (April 30, 2011 – 2.5

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

percent). During the year ended April 30, 2010, the Company conducted a review of its development plans and well licenses and determined that a number of core holes were not abandoned to accommodate our thermal development plans or in accordance with regulatory requirements. We also evaluated the core holes located outside the potential commercial development area and included a portion of these costs in the re-abandonment liability based on performing the obligation over a 5 year period.

During the year ended April 30, 2011, the Company revised the estimated amounts and timing of the settlement of the asset retirement on the airstrip, campsite, access roads and reservoir test wells and conducted a core hole by core hole analysis to determine the number of core holes that management believes will require re-abandonment. The number of core holes to be re-abandoned increased as a result of this review.  Accordingly, $8.3 million of cost revisions were recorded in the re-abandonment liability during the year ended April 30, 2011. Subsequent cost revisions amounting to $0.5 million in relation to the re-abandonment liability were recorded during the nine months ended January 31, 2012. The Company has submitted a re-abandonment program to the Saskatchewan Ministry of Energy and Resources (“SMER”) that included cost estimates and a schedule of work. The Company is currently working with the SMER to assess the waiver applications of 99 core holes, the majority of which are located outside the current potential development area and are therefore located in areas that are not economically recoverable. The uncertainty related to the timing and/or method of settlement that may be beyond the Company’s control is factored into the measurement of the liability. At January 31, 2012, the re-abandonment obligation is comprised of 128 core holes located in areas in or adjacent to the commercial development area plus a portion of the core holes for which waivers were sought and correspond to an undiscounted/gross costs of $25.5 million.

At January 31, 2012, the total undiscounted inflation-adjusted future obligation was approximately $42.6 million (April 30, 2011 $44.3 million).

Continuity of Asset Retirement Obligation (in thousands):	Nine Months ended January 31, 2012	Year ended April 30, 2011
Present value of obligation, beginning of period	$26,882	$17,485
Liabilities settled	-	(4,585)
Accretion expense	2,352	2,076
Revisions	537	10,185
Foreign currency translation adjustment	(1,554)	1,721
	$28,217	$26,882
Transfer to liabilities subject to compromise (Note 7)	(23,283)	-
Present value of obligation, end of period	$4,934	$26,882
Less: current portion of asset retirement obligation	(479)	(7,297)
Long term portion of asset retirement obligation	$4,455	$19,585

9.	OQI SASK STOCK OPTIONS

OQI acquired the non-controlling shareholder interest in OQI Sask in August 2006 (“the reorganization”).  Certain stock options issued by OQI Sask remained outstanding after the reorganization.  On exercise, each OQI Sask option may be exchanged into 8.23 OQI Sask Exchangeable Shares which are exchangeable into OQI common shares.  Options in OQI Sask during the nine months ended January 31, 2012 are detailed below.

	Number	Weighted Average Exercise Price (CDN)

Issued and outstanding, April 30, 2011	946,667	$23.01
Expired	(946,667)	$23.01
Issued and outstanding, January 31, 2012	-	$-

As at January 31, 2012, the Company had no unrecognized stock option compensation expense related to the OQI Sask options.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

10.	OQI SASK EXCHANGEABLE SHARES AND PREFERRED STOCK

Holders of OQI Sask common shares received Exchangeable Shares which can be exchanged into shares of OQI common stock at any time at each holder’s option or by the Company upon the occurrence of certain events or any time after on August 14, 2013 if still outstanding. Each Exchangeable Share provides the holder thereof with economic terms and voting rights which are, as nearly as practicable, equivalent to those of a share of OQI common stock. Transactions in Exchangeable Shares during the nine months ended January 31, 2012 are detailed below.  For voting purposes, holders of Exchangeable Shares are represented by one outstanding Series B preferred share which carries a number of votes equal to the number of Exchangeable Shares then outstanding.
	OQI Sask Exchangeable Shares	OQI Sask Exchangeable Shares issuable on exercise of OQI Sask options	Total Exchangeable Shares
Balance, April 30, 2011	19,129,237	7,791,069	26,920,306
OQI Sask options expired (Note 9)	-	(7,791,069)	(7,791,069)
Exchangeable Shares exchanged into OQI common shares	(203,281)	-	(203,281)
Balance, January 31, 2012	18,925,956	-	18,925,956

11.	COMMON STOCK

On January 17, 2011 the Company entered into an equity distribution agreement.  Under the terms of the agreement the Company could offer and sell shares of its common stock by way of “at-the-market” (ATM) distributions, up to a maximum of $20 million until January 18, 2012.  Shares were distributed at market prices prevailing at the time of each sale; prices could therefore vary between purchasers and during the period of distribution.  A total of 5,537,137 shares were distributed under this arrangement for gross proceeds of $3.1 million.  No share issues occurred during the nine month period ending January 31, 2012.  Funds raised from the ATM program are used to finance general corporate purposes. This arrangement terminated on January 17, 2012.

On October 17, 2011, the Company entered into a securities purchase agreement (“SPA”) with Socius CG II, Ltd. (“Socius”), a subsidiary of Socius Capital Group.  The Company had the right, over a term of two years, to require Socius, subject to the terms and conditions of the SPA, to purchase up to $12 million of Series C redeemable preferred shares (the “Preferred Shares”).   The Company did not sell any Preferred Shares under the terms of the SPA.  The SPA automatically terminated on November 29, 2011 upon filing of the CCAA protection.

12.	STOCK OPTIONS

Stock based compensation generally takes the form of equity classified stock options granted to employees and non-employees. Options are granted under the Company’s 2006 Stock Option Plan and vest over various terms – generally 18 months to three years. One set of option grants included a performance condition based upon achieving a defined bitumen in place barrel count. Two other sets of option grants included both a market condition based upon total shareholder return over a three year period and performance conditions based upon achieving a combination of defining a reservoir recovery configuration and achieving a defined bitumen in place barrel count.  The fair value of the options containing the performance and market conditions were estimated at the date of grant and amortization of these amounts commences when satisfaction of the performance conditions becomes probable.  As of January 31, 2012, it was not probable that any of the performance or market conditions would be satisfied.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

The following summarizes our stock option activity under the Company’s 2006 Stock Option Plan for the nine months ended January 31, 2012:

	Options	Weighted- Average Exercise Price	Weighted-Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at April 30, 2011	22,883,452	$3.02	$2.44	$-
Granted	100,000	0.29	0.19	-
Forfeited	(2,568,452)	2.66	1.92	-
Expired	(3,390,000)	5.95	5.22	-
Outstanding at January 31, 2012	17,025,000	$2.47	$1.95	-
Exercisable at January 31, 2012	11,341,250	$3.30	$2.65	$-

Of the total number of outstanding options at January 31, 2012, 4,550,000 options are subject to market and performance conditions with a weighted average grant date fair value of $0.57 per option.  As of January 31, 2012, these options have not yet vested and no stock based compensation expense has been recognized as achievement of the required performance and market conditions is not probable.

The weighted-average remaining contractual term of vested and exercisable options at January 31, 2012 was 3.0 years.

During the nine months ended January 31, 2012, 100,000 (January 31, 2011 - 1,617,474) options were granted and accounted for using the Black-Scholes option-pricing model and nil (January 31, 2011 - 3,050,000) options were granted and accounted for using the trinomial option-pricing model.

The trinomial option-pricing model takes into account the same input assumptions as the Black-Scholes model; however, it also further incorporates into the fair-value determination, the possibility that the market condition may not be satisfied and the impact of the possible differing stock price paths.  The following weighted average assumptions were used to determine the fair value of the options granted during the nine months ended January 31, 2012 and 2011:

Black Scholes	2012	2011
Expected Life (years)	3.84	4.01
Risk free interest rate	1.96%	2.59%
Expected volatility	93.15%	97.11%
Dividend yield	0%	0%

As at January 31, 2012, the Company had unrecognized stock option compensation cost of $105,341 which will be recorded in future periods as options vest. The expense is expected to be recognized over a weighted-average period of 1.2 years.  As at January 31, 2012, there were 5,683,750 unvested options with a weighted average grant date fair value of $0.55.  The weighted average grant date fair value of options that vested and were forfeited during the period was $1.50 and 0.81, respectively.

13.	REORGANIZATION EXPENSES

Reorganization expenses represent the direct and incremental costs related to the CCAA proceedings. These expenses can include expenses such as professional fees directly related to the CCAA proceedings, realized gains and losses, and provisions for losses resulting from the CCAA proceedings.

Reorganization expenses of $0.27 million incurred at January 31, 2012 consisted of $0.22 million of professional fees directly related to the CCAA proceedings and $0.05 million of Court-approved obligations to certain key eligible employees deemed essential to the business during the CCAA proceedings.

All cash flows related to reorganization items pertained to operating activities.

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

14.	CONTINGENCIES AND COMMITMENTS

Contingency

On February 24, 2010, a derivative action entitled Make a Difference Foundation Inc. v. Hopkins, et al., Case No.  10-CV-00408, was filed in United States District Court for the District of Colorado by plaintiff Make a Difference Foundation, Inc.  The derivative action names the following individual defendants:  Christopher H. Hopkins, T. Murray Wilson, Ronald Blakely, Paul Ching, Brian MacNeill, Ronald Phillips, John Read, Gordon Tallman, Pamela Wallin, Thomas Milne and W. Scott Thompson.  In addition, the Company is named as a nominal defendant.  Plaintiff asserts, among other things, claims for waste and breaches of the fiduciary duty of loyalty and good faith by the defendants stemming from the Company's approval of the proposed sale of the Company's Pasquia Hills assets to Canshale Corp.  The plaintiff seeks unspecified damages on behalf of the Company, restitution on behalf of the Company, and reasonable costs and expenses including counsel fees and experts' fees. The Company believes the claims are wholly without merit and filed a motion to dismiss the Complaint on May 18, 2010.  Before the motion to dismiss was ruled upon, Plaintiff filed an amended complaint and a second amended complaint on July 15, 2010 and September 20, 2010, respectively.  Defendants moved to dismiss the second amended complaint on September 29, 2010.  On May 23, 2011, Plaintiff and Defendants filed a stipulated motion requesting the stay of all case deadlines pending further negotiation of a settlement agreement that would resolve the litigation. On August 11, 2011, the parties filed a Notice of Settlement Stipulation and Agreement.  On September 2, 2011, the parties entered into an Amended Stipulation and Agreement of Settlement and Release, and plaintiff filed an Unopposed Motion for Order to Preliminarily Approve Derivative Litigation Settlement. The Court denied plaintiffs motion without prejudice on October 6, 2011, directing plaintiff to re-submit an amended motion for preliminary approval of settlement to the Court.   On November 2, 2011, the Court granted plaintiff’s amended motion for preliminary approval of settlement, which in sum involves the implementation of a corporate governance change by the Company and an agreement by the Company’s insurance carrier to pay Plaintiff’s counsel an award of fees in an amount determined by the court, but not more than $250,000 (“Settlement”).  On February 24, 2012, the Court conducted a hearing to determine whether to give final approval to the Settlement and to evaluate the request for attorneys’ fees sought by Plaintiff’s counsel.  At the conclusion of the February 24, 2012 hearing, the court took these matters under advisement and overruled three objections to the Settlement submitted by shareholders of the Company. The Company has paid to date the insurance deductible of $250,000 and the remainder of the Company’s counsel fees will be covered by the Company’s insurance carrier.

As previously disclosed, on February 24, 2011, a putative class action complaint (the "Original Complaint") was filed against the Company and certain current and former officers of the Company on behalf of investors who purchased or sold the Company's securities between August 14, 2006 and July 14, 2009, alleging claims of securities fraud under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and control person liability for such fraud under Section 20(a) of the same act, arising out of the Company's accounting for its acquisition of an interest in OQI Sask in August 2006.  On May 27, 2011, the plaintiffs in that putative class action filed an amended complaint (the "Amended Complaint") alleging the same legal causes of action but making the following changes from the Original Complaint:  a) expanding the putative class period so that it runs from March 20 2006 to January 13, 2011; b) naming as additional defendants eight individuals who are current or former directors of the Company as well as two additional corporate defendants, McDaniel & Associates Consultants Ltd. and TD Securities, Inc.; and c) basing the claimed fraud on a new theory that the Company overstated the value of its mineral rights as a result of misstatements about, among other things, the potential for extracting bitumen from oil sands lands for which the Company had exploration and development permits.  The Amended Complaint seeks unspecified damages and the Company believes the suit is without merit and intends to defend itself vigorously.  On June 6, 2011, the Company filed a motion to dismiss the Amended Complaint.  On June 20, 2011, the plaintiffs filed their opposition to the motion to dismiss.  The Company filed its reply to the plaintiffs' opposition on June 27, 2011 and on July 29, 2011, the court heard oral arguments and reserved decision. On August 5, 2011, the two remaining defendants moved to dismiss the Amended Complaint. On September 16, 2011, the Court denied the Company's motion to dismiss the Amended Complaint. On September 29, 2011, the defendants answered the Amended Complaint. As a consequence of commencing US Chapter 15 proceedings, the case has been stayed on an interim basis until the Court can hear and decide the motion seeking a stay for the pendency of the US Chapter 15 proceedings.

On April 13, 2011, a derivative action entitled Proctor v. Wilson, et al., Case No 2011CV2769 was filed in District Court, Denver County, Colorado.  The derivative action names the following individual defendants:  T. Murray Wilson, Ronald Blakely, Paul Ching, Christopher H. Hopkins, Brian F. MacNeill, Ronald Philips, John Read, Gordon Tallman and Pamela Wallin.  In addition, the Company is named as a nominal defendant.  Plaintiff asserts, among other things, claims for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement and waste against the defendants relating to the alleged failure to properly account for the Company’s acquisition of a minority interest in Oilsands Quest Sask Inc. and the Company’s restatement of its

OILSANDS QUEST INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
(Under Creditor Protection Proceedings as of November 29, 2011 - note 1)
(Unaudited)

financial statements for certain periods.  The plaintiff seeks unspecified damages on behalf of the Company, restitution on behalf of the Company, unspecified disgorgement of profits, unspecified equitable relief and reasonable costs and expenses including counsel fees and experts' fees.   Plaintiff sought and obtained approval from the court to file an amended complaint on September 8, 2011.    On October 17, 2011, the defendants filed a motion to dismiss the amended complaint.  Plaintiffs’ response to the motion to dismiss is due on December 15, 2011.  On December 1, 2011, the plaintiff requested and was granted a stay of all proceedings.  On January 3, 2012, the plaintiff sought to lift the stay.  By joint motion dated February 17, 2012, plaintiff agreed to hold the motion to lift stay in abeyance pending the outcome of the Chapter 15 proceedings. The Company believes the claims are without merit.

Commitments

The Company is subject to annual lease rentals, minimum exploration expenditures and work commitments related to its exploration permits, licenses and lease assets. For details of these required expenditures, refer to Note 6.

15.	SUBSEQUENT EVENTS

a)	On February 16, 2012, the Company obtained an extension of the order from the Court providing creditor protection under the CCAA until May 18 2012.

b)
On February 7, 2012, the Monitor, in its capacity as Oilsands Quest’s Foreign Representative, commenced proceedings in the US Bankruptcy Code pursuant to Chapter 15 of the United States Bankruptcy Code. This order would allow the CCAA proceedings to be recognized as foreign main proceedings along with the automatic stay and certain other provisions of the US Bankruptcy Code to take effect within the United States. A final hearing on such recognition is scheduled for March 15, 2012.

c)
On February 16, 2012, the Court granted the Company’s motion to approve secured interim DIP financing with Century Services Inc. for a maximum of CDN$3.75 million to fund operating costs and other expenses while the Company proceeds with the Solicitation Process. The DIP financing is a twelve month term demand facility and will be available for draw down by mid-March 2012. The terms of DIP financing have yet to be finalized.

d)
On February 22, 2012, the Court approved the sale of the Company’s non-core Eagles Nest asset to FAMA, an unrelated third party, for CDN$7.0 million. The approval followed a short Court-directed limited bidding process, and the Company signed a Purchase and Sale Agreement with FAMA.  FAMA paid deposits in the amount of CDN$50,000 and was required to pay an additional deposit of CDN$350,000 on February 24, 2012. However, FAMA did not make the deposit and the agreement was terminated. On March 7, 2012, the Court approved a new bidding process for the Eagles Nest asset.  Bids for the asset are to be submitted to the Monitor by 4 PM MST, March 12, 2012.  The bids must be accompanied by an unconditional executed Purchase and Sale Agreement and a deposit representing 10% of the purchase price with closing to occur on or before March 30, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion addresses material changes in our results of operations and capital resources and uses for the three and nine months ended January 31, 2012, compared to the three and nine months ended January 31, 2011, and our financial condition and liquidity since April 30, 2011.  We presume that readers have read or have access to our 2011 Annual Report on Form 10-K/A, which includes disclosure regarding critical accounting policies and estimates as part of Management’s Discussion and Analysis of Financial Condition and Results of Operation.  Unless otherwise stated, all dollar amounts are expressed in U.S. dollars.  All future payments in Canadian dollars have been converted to U.S. dollars using an exchange rate of $1.00 U.S. = $1.0052 CDN, which was the January 31, 2012 exchange rate.

Overview

Recent Events

The Company has secured DIP financing of CDN$3.75 million for the purpose of funding operating costs and other expenses while the Company proceeds with a Solicitation Process while under creditor protection. The DIP financing is a twelve month term demand facility and is expected to be available for draw down by mid-March 2012. The terms of DIP financing have yet to be finalized.

On February 22, 2012, the Court approved the sale of the Company’s non-core Eagles Nest asset to FAMA Capital Ltd. (“FAMA”), an unrelated third party, for CDN$7.0 million. The approval followed a short Court-directed limited bidding process, and the Company signed a Purchase and Sale Agreement with FAMA.  FAMA paid deposits in the amount of CDN$50,000 and was required to pay an additional deposit of CDN$350,000 on February 24, 2012. However, FAMA did not make the deposit and the agreement was terminated. On March 7, 2012, the Court approved a new bidding process for the Eagles Nest asset.  Bids for the asset are to be submitted to the Monitor by 4 PM MST, March 12, 2012.  The bids must be accompanied by an unconditional executed Purchase and Sale Agreement and a deposit representing 10% of the purchase price with closing to occur on or before March 30, 2012.

On November 29, 2011, the NYSE Amex LLC ("NYSE") halted trading in the common shares of the Company (symbol: BQI). The NYSE may proceed to delist the Company for failure to meet the continued listing requirements of the NYSE and as a result of the Company proceeding under the CCAA. The Company's common shares will remain suspended from trading until a delisting occurs, or until the NYSE permits the resumption of trading. On February 24, 2012, the NYSE granted the Company an extension until May 18, 2012 to regain compliance with the continued listing standards. The Company’s shares are currently not traded on an active market.

Three Months Ended January 31, 2012

•	On November 22, 2011, the Company received approval to extend the termination date of its remaining permits at Wallace Creek and Raven Ridge by two years from the original expiration date.
•
On November 29, 2011, we requested and obtained an Order from the Alberta Court of Queen’s Bench (the "Court") providing creditor protection under the Companies’ Creditors Arrangement Act (Canada) ("CCAA"). While under CCAA protection, the Company will continue with its day to day operations.

•	Effective December 20, 2011, Gordon Tallman and Pamela Wallin resigned from the Board of Directors.
•
The Company will conduct a process to solicit offers to acquire, restructure or recapitalize the Company (the “Solicitation Process”). The Company has reengaged TD Securities Inc. (“TD Securities”) as its financial advisor to assist it with this process.

Nine Months Ended January 31, 2012

•	On May 17, 2011, we provided new resource estimates for Wallace Creek following the 2011 winter drilling program.
•	On June 27, 2011, we received an extension of our permits at Wallace Creek until March 31, 2013.
•
On July 15, 2011, we received approval from the Government of Saskatchewan to convert portions of the Axe Lake permits to 15-year leases. The two leases, OSA00001 and OSA00002 will be governed under the terms of the Petroleum and Natural Gas Regulations, 1969 and will expire on March 31, 2027.

•
On July 18, 2011, the Company commenced a Rights Offering under which the existing shareholders were given the right to purchase shares in the Company.  This Rights Offering process was terminated on September 12, 2011 as the negotiation of a material transaction had reached an advanced stage and would have significantly changed the use of proceeds described in the rights offering prospectus.

•
On September 25, 2011, the company entered into a non-binding Letter of Intent with a third party to sell its Wallace Creek assets for total consideration of $60 million, which included $40 million cash at closing and a $20 million contingent payment subject to certain future events.  On November 28, 2011, negotiations with the third party for the sale of the Wallace Creek assets were terminated.
•
As previously announced, we relinquished the licenses in Saskatchewan and the southernmost permits at Raven Ridge in Alberta as we did not view these areas as being prospective for future development.  All of our activities in Saskatchewan will now be focused on the development of the Axe Lake leases.

•	Various exploration permits for the oil shale properties in Pasquia Hills expired. We continue to hold one permit in the Pasquia Hills area near Hudson Bay, Saskatchewan.
•
On October 17, 2011, the Company entered into a securities purchase agreement to sell up to $12 million of redeemable preferred shares.  This agreement automatically terminated when the Company filed for CCAA protection.

Companies’ Creditors Arrangement Act (Canada) (“CCAA”) Proceedings and Going Concern

On November 29, 2011, Oilsands Quest Inc. and its subsidiaries (collectively, the “Company” or “Oilsands Quest”), requested and obtained an order from the Alberta Court of Queen’s Bench (the “Court”) providing creditor protection under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). While under CCAA protection, the Company will continue with its day to day operations. CCAA protection stays creditors and others from enforcing rights against the Company and affords Oilsands Quest the opportunity to restructure its financial affairs. The stay of proceeding is currently in effect until May 18, 2012, and may be further extended as required and approved by the Court.

Under the terms of the initial order, Ernst & Young Inc. was named as the court-appointed monitor (“Monitor”). The Monitor will monitor the Company's assets and liabilities, business and financial affairs and report to the Court from time to time on the Company’s financial and operational position and any other matters that may be relevant to the CCAA proceedings. In addition, the Monitor may advise the Company on the development of a comprehensive restructuring plan and, to the extent required, assist the Company with a restructuring.

On February 7, 2012, the Monitor, in its capacity as Oilsands Quest’s Foreign Representative, commenced proceedings in the United States Bankruptcy Code for the Southern District of New York ("US Bankruptcy Code") pursuant to Chapter 15 of the United States Bankruptcy Code. This order would allow the CCAA proceedings to be recognized as foreign main proceedings along with the automatic stay and certain other provisions of the US Bankruptcy Code to take effect within the United States. Motions seeking a joint administration of the Chapter 15 cases and approval of the form and manner of notice of the Chapter 15 petitions and hearing were granted by the US Bankruptcy Court on February 8, 2012. A final hearing on such recognition is scheduled for March 15, 2012.

While under CCAA protection, the Board of Directors maintains its usual role and management of the Company remains responsible for the day to day operations. The Board of Directors and management, with advice from the Monitor, will be responsible for determining whether a given plan for restructuring the Company’s affairs is feasible. Certain stakeholders whose rights would be compromised by the plan will have an opportunity to vote on the plan. Before a plan is implemented it must be approved by the requisite number and value of affected stakeholders contemplated by law and approved by the Court.

CCAA protection enables the Company to continue with its day to day operations until the CCAA status changes. The implications of this process for Oilsands Quest shareholders will not be known until the end of the restructuring process. If the affected stakeholders do not approve a plan in the manner contemplated by law, Oilsands Quest will likely be placed into receivership or bankruptcy. If by May 17, 2012, Oilsands Quest has not obtained a further extension of the initial order or filed a plan, creditors and others will no longer be stayed from enforcing their rights.

In connection with the CCAA proceedings, the Company has granted a charge against its assets and any proceeds from and sales thereof, as follows and in the following priority:

•	First, a Debtor-in-Possession (“DIP”) Charge to Century Services Inc. in sums as may be borrowed up to $3.75 million (discussed in detail below);
•
Second, an administration charge, in an amount not to exceed CAD$1 million, in favour of the Monitor and its counsel and counsel to the Company, to secure payment of professional fees and disbursements before and after the commencement of the CCAA proceedings; and

•
a financial advisor charge in a maximum amount of CAD$1 million in connection with the engagement of TD Securities Inc. (“TD Securities”). This charge ranks equally with the administration and represents a security for all amounts due to be paid to TD Securities pursuant to their engagement; and

•
Third, a directors' and officers' charge, in an amount not to exceed CAD$1 million, in favour of the directors and officers of the Company as security for the Company's obligation to indemnify them against obligations and liabilities that they may incur as directors and officers after the commencement of the CCAA proceedings.

While the Company’s assets on its balance sheet are in excess of its liabilities, the majority of the asset value is in long term bitumen resource properties that will require substantial further investment to bring on to production.

Background to the CCAA Proceedings

On August 17, 2010 the Company announced that it had initiated a process to explore strategic alternatives for enhancing shareholder value.  The strategic alternative process was overseen by a special committee ("Special Committee") with advice from TD Securities which was engaged as a financial advisor to assist with this process.  The Special Committee considered all alternatives to increase shareholder value, including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination.  The Company had many initial expressions of interest and exploratory conversations and signed confidentiality agreements with a number of entities who carried out detailed due diligence.

The formal strategic alternative process did not result in any proposals to the Company, and the process was concluded in June, 2011 upon the recommendation of the Special Committee.

The Company then proceeded to attempt to raise the funds required to advance the development of the Company's assets and on July 18, 2011, the Company commenced a Rights Offering under which the existing shareholders were given the right to purchase shares in the Company.  This Rights Offering process was terminated, on the basis of the factors described below, on September 12, 2011, and the Company has, to date, been unable to raise the funds required to advance the development of the Company's assets.  The decision to cancel the Rights Offering was based on the fact that the negotiation of a material transaction had reached an advanced stage – a transaction that would have, if consummated, significantly changed the use of proceeds described in the Rights Offering prospectus and that the Company would not achieve a full $60 million subscription through the Rights Offering, perhaps at least partially due to weak market conditions.

On September 25, 2011, the Company entered into a non-binding Letter of Intent with a third party to sell its Wallace Creek assets for total consideration of $60 million, which included $40 million cash at closing and a $20 million contingent payment subject to certain future events.  The sale of the Wallace Creek property would have provided the Company with the financial resources to focus on moving its largest and most advanced asset, Axe Lake, toward commercial development. Completion of the transaction was subject to a number of terms and conditions, including negotiation of a definitive agreement, board approvals, due diligence, financing and approval by the Company's shareholders. On November 28, 2011, negotiations for the sale of the Wallace Creek assets were terminated as the potential purchaser could not complete the conditions outlined above within the time frames agreed to in the Letter of Intent.

Following the termination of the negotiations for the sale of the Wallace Creek, the Company initiated the CCAA process in order to preserve its liquidity and fund operations during the restructuring process. The CCAA process will allow the Company to reassess its business strategy with a view to developing a comprehensive financial and business restructuring plan.

On January 11, 2012 the Company received an approval from the Court to conduct a process to solicit offers to acquire, restructure or recapitalize the Company (the “Solicitation Process”).

The Solicitation Process is being overseen by a Special Committee chaired by Paul Ching, and including Ronald Blakely and Brian MacNeill, all of whom are independent directors. The Special Committee will consider all alternatives in developing a plan, including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination, and will ultimately recommend a course of action to the Company’s full Board and the Monitor. With the Court’s approval, the Company has reengaged TD Securities as financial advisor to assist it with this process. TD Securities is familiar with Oilsands Quest’s assets and business as a result of previous engagements and has assisted Oilsands Quest in prior discussions with potentially interested parties. TD Securities has begun soliciting indications of interest from prospective strategic or financial parties and several confidentiality agreements have been signed with interested parties. Given the time required for potential purchasers to conduct their due diligence, the Company expects to shortlist potential bidders and seek binding offers under the process by April 27, 2012.

To date the Company has not received any revenue from any of its natural resource properties, none of its estimated bitumen resources have been classified as proved reserves, and the Company's exploration and development work is capital intensive. The Company expects that significant additional exploration and development activities will be necessary to establish proved bitumen reserves, and to develop the infrastructure necessary to facilitate production, from those reserves.  As at January 31, 2012, the Company had working capital of $1.1 million (excluding restricted cash), including cash and cash equivalents of $1.8 million, and a deficit accumulated during the development phase of $726.0 million.

During the nine months ended January 31, 2012, the Company expended $11.4 million on operating activities $2.0 million on property and equipment and $0.5 million on funding restricted cash. Management anticipates that the Company will be able to fund its activities at a reduced level through June 2012 with its working capital as at January 31, 2012 and the interim DIP facility of $3.75 million to be available for draw-down by mid-March 2012. Accordingly, there is substantial doubt about our ability to continue as a going concern and without additional working capital, we may not be able to maintain operations beyond June 2012.

The accompanying consolidated financial statements have been prepared using U.S. GAAP and the rules and regulations of the SEC as consistently applied by Oilsands Quest prior to the CCAA. While the Company has filed for and been granted creditor protection, the consolidated financial statements continue to be prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The CCAA provides the Company with a period of time to stabilize its operations and financial condition and develop a plan. However, it is not possible to predict the outcome of these proceedings and, as such, the realization of assets and discharge of liabilities are each subject to significant uncertainty. Further, it is not possible to predict whether the actions taken in any plan will result in sufficient improvements to the Company’s financial condition to allow it to continue as a going concern. If the going concern basis is not appropriate, adjustments will be necessary to the carrying amounts and/or classification of the Company’s assets and liabilities. Further, a comprehensive restructuring plan could materially change the carrying amounts and classifications reported in the consolidated financial statements.

The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the CCAA. In particular, such consolidated financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to shareholders accounts, the effect of any changes that may be made in the Company’s capitalization; or (d) as to operations, the effect of any changes that may be made in the Company’s business.

On November 29, 2011, the NYSE halted trading in the common shares of the Company (symbol: BQI). The NYSE may proceed to delist the Company for failure to meet the continued listing requirements of the NYSE and as a result of the Company proceeding under the CCAA. The Company's common shares will remain suspended from trading until a delisting occurs, or until the NYSE permits the resumption of trading. The NYSE granted the Company an extension until May 18, 2012 to regain compliance with the continued listing standards. The Company’s shares are currently not traded on an active market.

The Company does not currently have sufficient capital resources to carry out the exploration and development plans described above.  See "Corporate" and "Liquidity and Capital Resources" below.

Operations Summary:

Axe Lake Camp

The Company has signed a series of agreements with Cenovus Energy Inc. (“Cenovus”) under which Oilsands Quest Sask Inc. is providing camp and other services as Cenovus conducts operations in the area. These agreements allow the Company to recover operating and general administrative costs during the terms of the agreements.

Axe Lake Area – Reservoir Development Activities

We received approval from the Government of Saskatchewan to convert portions of the Axe Lake permits to 15-year leases. These leases, the first oil sands leases in Saskatchewan, are one of the key elements the Company needs in place to proceed to development of a commercial oil sands production facility.

The two leases, OSA00001 and OSA00002, will give us the certainty of land tenure we need to underpin commercial development at Axe Lake and are governed under the terms of the Petroleum and Natural Gas Regulations, 1969 (“1969 Regulations”).  The leases expire on March 31, 2027 and may be continued beyond this date if they meet certain requirements of the 1969 Regulations.

The Company continues to work with the regulators to assess an issue relating to the re-abandonment of early exploration core holes.  As indicated by the Saskatchewan Ministry of Energy and Resources("SMER"), it is possible that the outcome of such assessment could result in cancellation of the Axe Lake leases under the governing regulations.  It is possible that the Company, based on its current liquidity and future estimated cash flows, may not be able to comply with the requirements of the regulations and the leases may be cancelled. (See “Environmental and Regulatory” below).

The planning for the steam-assisted-gravity drainage (“SAGD”) pilot has been put on hold as we proceed through the CCAA process. The proposed pilot consists of one pair of 100 meter long horizontal wells, with the upper well placed five meters below the glacial till cap, or overburden, and is designed to make use of the existing surface facilities. The SAGD pilot will demonstrate the steam containment properties of the glacial till cap and provide information essential for the front-end engineering design for the commercial development. Further activity on the pilot project will be dependent on securing additional financing.

Development of a commercial project remains subject to financing, regulatory and other contingencies such as successful reservoir tests, and other risks inherent in the oil sands industry (See "Risk Factors" section of our Form 10-K/A for the year ended April 30, 2011 and see Item 1A "Risk Factors" below).
Exploration

After analysis of available drilling and seismic data, we concluded that the lands in the south part of Raven Ridge on Permit No. 7006080098 are not prospective and relinquished this permit in August 2011. Relinquishing this land has no impact on the Company's current resource estimates or development plans.

During the nine month period ended January 31, 2012, Saskatchewan Oil Shale Permit Nos. PS00222, PS00223, PS00224, PS00225, PS00226, PS00237 and PS00238 expired and, as of January 31, 2012, we hold one exploration permit in Pasquia Hills, SHP800001, totaling 83,769 acres around Hudson Bay, Saskatchewan. This permit will expire on August 13, 2012.

In September 2011, the Government of Alberta announced changes to the "Oil Sands Tenure Resolution, 2010" that would allow permit holders to apply to extend permits with an expiry date between December 1, 2010 and December 1, 2013 by two years.

In addition, the Government of Alberta has temporarily relaxed the drilling requirements for continuing permits to leases from 1 well per section to 1 well per 3 sections.

On November 22, 2011, the Company received approval to extend its remaining exploration permits in raven Ridge and Wallace Creek by two years from their original expiration date.  The Raven Ridge and Wallace Creek permits will now expire on March 22, 2014 and January 24, 2015 respectively.

Environmental and Regulatory

The Company is in discussion with the SMER to assess a re-abandonment issue relating to the abandonment of early exploration core holes.  We have drilled 359 exploration core holes in Saskatchewan and during a review of our development plans and well records, we determined that 229 of the early-year wells were not abandoned to a standard that meets our thermal development requirements or were not abandoned in accordance with the regulatory requirements.

We have applied to the SMER for waivers of our obligations to re-abandon 83 core holes, the majority of which are located outside the current potential commercial development area and the regulator has indicated that they are willing to consider such waivers on a case by case basis.  Our waiver applications are based on the fact that these core holes fall outside the current commercial development area and are therefore located in areas that are not expected to be economically recoverable.  We have included approximately 146 core holes in our management’s best estimate of the re-abandonment costs as described in our financial statements. The Company is currently working with the SMER to assess the waiver applications.  As indicated by the Saskatchewan Ministry of Energy and Resources, it is possible that if the Company does not meet its obligations to re-abandon these core holes, it could result in the cancellation of the Axe Lake permits under the governing regulations.

During the year ended April 30, 2011, we completed an 18 core hole re-abandonment program.  We successfully re-abandoned 14 core holes and were only partially successful in our attempt to re-abandon the other four core holes. Those four core holes may still contain conduits which will require the Company to undertake further monitoring should a SAGD project be implemented within the vicinity of these core holes. The re-abandonment of these four core holes occurred early in the program, and we anticipate high success rates on the re-abandonments still to come.

The remaining 128 core holes are comprised of a combination of locations that are in or adjacent to the commercial development area plus a portion of the core holes for which we are seeking waivers. Our best estimate of the undiscounted/gross costs to complete this program over the next four years is $25.5 million.

Management continues to work with the SMER to review the status of the current year’s re-abandonment program given the CCAA protection granted to the Company.

Corporate

On January 17, 2011, the Company entered into an equity distribution agreement (“Agreement”) with Knight Capital Americas, L.P. (“KCA”), a subsidiary of Knight Capital Group, Inc. Under the terms of the Agreement, the Company could offer and sell shares of common stock by way of “at-the-market” (ATM) distributions on NYSE, up to a maximum of US$20 million until January 17, 2012, through KCA as sales agent. The shares were distributed at market prices prevailing at the time of each sale and the timing, price and number of shares sold were at our discretion.  The number of shares sold on any given day was expected to be relatively small compared to the total volume of shares traded. Up to the termination of the ATM on January 17, 2012, 5,537,137 shares were distributed for gross proceeds of $3.1 million.  Funds raised from the ATM program have been used to finance general corporate purposes.

On October 17, 2011 the Company entered into a Securities Purchase Agreement ("SPA") with Socius CG II, Ltd., a subsidiary of Socius Capital Group (“Socius”).  The Company had the right, over a term of two years, to require Socius, subject to the terms and conditions of the SPA, to purchase up to $12 million of Series C redeemable preferred shares (the "Preferred Shares").  The Company did not sell any Preferred Shares under the terms of the SPA.  The SPA automatically terminated when the Company filed for CCAA protection.

The Company has secured a commitment for DIP financing of CDN$3.75 million, for the purposes of funding operating costs and other expenses while the Company proceeds with its previously-announced Solicitation Process while under creditor protection. On February 16, 2012, the Court approved the secured DIP financing.

The DIP financing is a twelve month term demand facility and will be repayable on the earlier of one year following closing or the termination of the Order from the Court providing creditor protection under the CCAA. The Company expects that the DIP facility will be available for draw down by mid-March 2012. The terms of DIP financing have yet to be finalized. There can be no assurance that this funding will be sufficient to fund the Company’s operations and ongoing creditors’ obligations during the period that the Company may spend in creditor protection under the CCAA or until a plan is approved.

On February 22, 2012, the Court approved the sale of the Company’s non-core Eagles Nest asset to FAMA, an unrelated third party, for CDN$7.0 million. The approval followed a short Court-directed limited bidding process, and the Company signed a Purchase and Sale Agreement with FAMA.  FAMA paid deposits in the amount of CDN$50,000 and was required to pay an additional deposit of CDN$350,000 on February 24, 2012. However, FAMA did not make the deposit and the agreement was terminated. On March 7, 2012, the Court approved a new bidding process for the Eagles Nest asset.  Bids for the asset are to be submitted to the Monitor by 4 PM MST, March 12, 2012.  The bids must be accompanied by an unconditional executed Purchase and Sale Agreement and a deposit representing 10% of the purchase price with closing to occur on or before March 30, 2012.

Effective December 20, 2011, Gordon Tallman and Pamela Wallin resigned from the Board of Directors. The Board is now composed of five members: independent directors Ronald Blakely (Chairman), Paul Ching and Brian MacNeill; OQI founder Christopher Hopkins; and T. Murray Wilson, who will not be standing for re-election at the next Annual General Meeting.

Liquidity and Capital Resources

The following discussion of liquidity and capital resources should be read in conjunction with the consolidated financial statements included in Part I, Item 1. “Financial Statements”. The consolidated financial statements have been prepared assuming that we will continue as a going concern.

At January 31, 2012, the Company held cash and cash equivalents totaling $1.8 million (April 30, 2011 - $16.0 million).

In July 2011, the Company commenced a $60 million rights offering under which the existing shareholders were given the right to purchase additional shares in the Company based on their pro-rata share ownership.  However, as described below, due to a potential sale of the Wallace Creek assets that would have impacted the Company’s financial position and funding requirements, the $60 million rights offering was cancelled on September 12, 2011.  Thereafter, the Company entered into a non-binding letter of intent (the "Letter of Intent") for the sale of the Wallace Creek assets with a third party on September 25, 2011. On November 28, 2011, the third party notified the Company that they could not meet the terms of that Letter of Intent and negotiations were terminated. This transaction would have provided the Company with the capital required to complete the Axe Lake pilot and prove its commercial recoverability. After considering all available alternatives, on November 28, 2011 the Board of Directors of the Company authorized the Company to file for creditor protection under the CCAA.  On November 29, 2011, the Company was granted an order from the Court providing creditor protection under the CCAA.

The Company has secured a commitment for DIP financing of CDN$3.75 million, for the purpose of funding operating costs and other expenses while the Company proceeds with its previously-announced Solicitation Process while under creditor protection. The DIP financing is a twelve month term demand facility and will be available for draw down by mid-March 2012. On February 16, 2012, the Court approved the secured DIP financing. The terms of the DIP financing have yet to be finalized.

On February 22, 2012, the Court approved the sale of the Company’s non-core Eagles Nest asset to FAMA, an unrelated third party, for CDN$7.0 million. The approval followed a short Court-directed limited bidding process, and the Company signed a Purchase and Sale Agreement with FAMA.  FAMA paid deposits in the amount of CDN$50,000 and was required to pay an additional deposit of CDN$350,000 on February 24, 2012. However, FAMA did not make the deposit and the agreement was terminated. On March 7, 2012, the Court approved a new bidding process for the Eagles Nest asset.  Bids for the asset are to be submitted to the Monitor by 4 PM MST, March 12, 2012.  The bids must be accompanied by an unconditional executed Purchase and Sale Agreement and a deposit representing 10% of the purchase price with closing to occur on or before March 30, 2012. There can be no assurance that the sale will be concluded.

On November 29, 2011, the NYSE Amex LLC (“NYSE”) halted trading in the Company’s common shares and imposed an ongoing suspension in trading of the shares. Accordingly, delay in the resumption of trading on the NYSE reduces the liquidity of the Company’s common shares and limits the Company’s availability to obtain equity financing.  The NYSE granted the Company an extension until May 18, 2012 to regain compliance with the continued listing standards.

There can be no assurance that the DIP financing and the proceeds received from the sale of the Eagles Nest property will be sufficient to fund the Company’s operations and ongoing creditors’ obligations during the period that the Company may spend in creditor protection under the CCAA or until a plan is approved.

There can be no assurance that the period granted by the Court, and any subsequent extensions thereof, will be sufficient to present and finalize a plan. Should Oilsands Quest lose the protection of the stay under the CCAA which is currently in effect until May 18, 2012, creditors may immediately enforce rights and remedies against Oilsands Quest and its properties, which may lead to the liquidation of the Company’s assets.

There can be no assurance that the Company can raise sufficient funds to carry out its exploration and development plans, meet its future obligations and alleviate substantial doubt about our ability to continue as a going concern.  The Company cannot be certain that additional funds, even if available, will be on acceptable terms. To the extent additional funds are raised by issuing equity securities, or the Company undergoes a restructuring under the CCAA, significant dilution may be experienced by our shareholders.

There can be no assurance that the Company will be able to maintain its protection under the CCAA, implement a plan in the manner contemplated by law, implement a transaction or recapitalization or emerge as a solvent company. It is impossible to predict with certainty the length of time that the Company may spend in creditor protection under the CCAA or whether a plan will be approved. The continuation of the CCAA could materially adversely affect operations and relationships with creditors, customers, vendors, service providers, employees, and regulators.

Results of Operations

Net loss

Three months ended January 31, 2012 as compared to three months ended January 31, 2011.  The Company experienced a net loss of $4.2 million or $0.01 per share for the three months ended January 31, 2012 as compared to a net loss of $10.7 million or $0.03 per share for the three months ended January 31, 2011.  The decline in the net loss in the current period as compared to the prior period is primarily caused by the reduction of exploration activity and by the recognition in the three month period ended January 31, 2011 of a $5 million impairment loss recognized on the Pasquia Hills property whereas none was recorded in the current period. In addition, employees’ salaries and other related costs decreased by $1.6 million during the period as compared to the same period last year following the Company’s cost reduction initiatives over the past year. These employee-related costs were partially offset by increased professional fees resulting from writing off fees associated with the Socius financing that terminated automatically on November 29, 2011 upon filing of the CCAA protection. Deferred income tax benefit was not recognized during the current period as compared to $1.9 million recorded in the same period last year.

Nine months ended January 31, 2012 as compared to nine months ended January 31, 2011. The Company experienced a net loss of $14.5 million or $0.04 per share for the nine months ended January 31, 2012 as compared to a net loss of $35.8 million or $0.10 per share for the nine months ended January 31, 2011. The decrease in the net loss as compared to the same period last year is due to a reduction in exploration activity, a reduction in cost revisions related to asset retirement obligations, a reduction in impairment loss on property and equipment as well as a reduction in employees salaries and stock based compensation resulting from the Company’s cost reduction initiatives over the past year. During the same period last year, the Company incurred $8.5 million of cost revisions related to asset retirement obligations to re-abandon a certain number of core holes in the Axe Lake area and reclaim the airstrip, camp site, access roads and reservoir test site at the Company’s properties. In addition, the Company’s impairment loss amounted to $7.3 million at January 31, 2011, to recognize a write down on the value of the Pasquia Hills property and the Saskatchewan Oil Sands Licenses. Deferred income tax benefit was not recognized during the current period as compared to $4.9 million recorded in the same period last year.

The Company expects to continue to incur operating losses and will continue to be dependent on additional sales of equity or debt securities and/or property sales or joint ventures to fund its activities in the future.

Exploration costs

Three months ended January 31, 2012 as compared to three months ended January 31, 2011.  Exploration costs for the three months ended January 31, 2012 were $0.2 million (2011 - $2.8 million). Exploration expenditures in the three months ended January 31, 2012 decreased due to the Company’s drilling and exploration programs that are currently put on hold during the Solicitation Process under CCAA. Exploration costs incurred in the current period relate primarily to maintaining the Company’s camp sites in Saskatchewan. The necessary capital resources are required in order to pursue our reservoir development and exploration activities in accordance to plan and to re-abandon the early exploration core holes to maintain the Axe Lake leases.

Nine months ended January 31, 2012 as compared to nine months ended January 31, 2011.  Exploration costs for the nine months ended January 31, 2012 were $0.8 million (2011 - $16.2 million).  Exploration expenditures in the nine months ended January 31, 2012 include $0.5 million of cost revisions related to asset retirement obligations compared to $8.5 million incurred last year in relation to the re-abandonment of a certain number of core holes at Axe Lake and the reclamation of the airstrip, camp site, access roads and reservoir test site at the Company’s properties. In addition, exploration expenditures decreased due to the Company’s drilling and exploration programs that are currently put on hold during the Solicitation Process under CCAA.

For a summary of the exploration activities conducted in the three and nine months ended January 31, 2012, please see “Operations Summary” above.

General and administrative

Corporate

Three months ended January 31, 2012 as compared to three months ended January 31, 2011.  General and administrative expenses for the three months ended January 31, 2012 were $2.7 million (2011 - $3.7 million). Expenditures in the three month period ended January 31, 2012 consist of salaries ($0.3 million), legal and other professional fees ($1.7 million) and general office costs ($0.6 million).   General and administrative expenses in the three months ended January 31, 2011 consist of salaries ($2.0 million), legal and other professional fees ($0.9 million) and general office costs ($0.8 million).  As a result of cost reduction efforts initiated in September 2010 following the announcement of a review of strategic alternatives, salaries and other employee related costs decreased by $1.7 million compared to the same period last year, of which approximately $0.5 million related to severance payments incurred because of workforce terminations. Compared to last year, salary levels decreased by $1.2 million over the 3 month period ended January 31, 2012. The increase in legal and professional fees for the three month period ended January 31, 2012 compared to the same period last year resulted primarily from writing off fees associated with the Socius financing that terminated automatically on November 29, 2011 upon filing of the CCAA protection. The decrease in general office costs during the three months ended January 31, 2012 is mainly caused by the recognition at April 30, 2011 and October 31, 2011 of an obligation under sublease contract to cover for the net loss expected on the lease agreements for the Calgary corporate offices.

Nine months ended January 31, 2012 as compared to nine months ended January 31, 2011.  General and administrative expenses for the nine months ended January 31, 2012 were $9.9 million (2011 - $12.8 million).  Expenditures in the nine month period ended January 31, 2012 consist of salaries ($2.7 million), legal and other professional fees ($4.7 million) and general office costs ($2.5 million).    General and administrative expenses in the nine months ended January 31, 2011 consist of salaries ($5.9 million), legal and other professional fees ($3.8 million) and general office costs ($3.1 million). Cost reduction efforts and downsizing initiatives implemented by the Company this past year explained primarily the reduction in salaries and general office costs incurred during the nine month ended January 31, 2012 compared to the same period last year. The increase in legal and professional fees for the nine month period ended January 31, 2012 compared to the same period last year resulted primarily from writing off fees associated with the Socius financing that terminated automatically on November 29, 2011 upon filing of the CCAA protection. Downsizing activities in general office costs were partially offset by the recognition of a $0.6 million obligation under sublease contract incurred for the Calgary corporate office.

At January 31, 2012, there were 11 corporate employees compared to 22 employees at January 31, 2011.

Stock-based compensation

Three and nine months ended January 31, 2012 as compared to three and nine months ended January 31, 2011.  Stock-based compensation expense for the three months ended January 31, 2012 was $0.06 million (2011 –$0.05 million) and $0.1 million (2011 – $1.0 million) for the nine months ended January 31, 2012 and consists of  stock based compensation related to the issuance of options to directors, officers and employees.  The decrease during the nine month period compared to the same period in the prior year results from fewer options remaining to vest including options that forfeited due to the reduction in employee headcount.  A total of 2.6 million options were forfeited and 3.4 million options expired during the nine months ended January 31, 2012.

Foreign exchange (gain) loss

Three and nine months ended January 31, 2012 as compared to three and nine months ended January 31, 2011. A foreign exchange gain of $0.1 million (2011 - $0.1 million) during the three months ended January 31, 2012 and $0.4 million (2011 - loss of $0.1 million) during the nine months ended January 31, 2012 resulted primarily from holding U.S. funds in OQI Sask with a Canadian dollar functional currency when the value of the U.S. dollar appreciated against the Canadian dollar.

Depreciation and accretion

Three and nine months ended January 31, 2012 as compared to three and nine months ended January 31, 2011.  Depreciation and accretion expense for the three months ended January 31, 2012 was $1.2 million (2011 - $1.1 million) and $3.8 million (2011 - $3.3 million) for the nine months ended January 31, 2012. Depreciation expense relates to camp facilities, equipment and corporate assets which are being depreciated over their useful lives of 3 to 5 years.  Accretion expense relates to the asset retirement obligation recognized on the re-abandonment of a certain number of core holes in the Axe Lake area and on the airstrip, camp site, access roads and reservoir test sites which are being brought into income/loss over a period of 1 to 30 years.  The increase during the three and nine month period ended January 31, 2012 compared to the same periods last year is due to the additional accretion on asset retirement obligation resulting from the re-abandonment of a certain number of core holes in the Axe Lake area that was identified in the year ended April 30, 2010.

Impairment

Three and nine months ended January 31, 2012 as compared to three and nine months ended January 31, 2011.  Impairment for the three months ended January 31, 2012 was $nil (2011 - $5.1 million). Impairment for the nine months ended January 31, 2012 was $0.04 million (2011 - $7.3 million).   Management recognized a full impairment on the Pasquia Hills property and wrote down the remaining carrying value to zero during the three months ended January 31, 2011. The Company’s impairment loss of $7.3 million at January 31, 2011 includes a write down on the value of the Pasquia Hills property and the Saskatchewan Oil Sands Licenses.

Interest and other income

Three and nine months ended January 31, 2012 as compared to three and nine months ended January 31, 2011.  Interest income for the three months ended January 31, 2012 was $0.01 million (2011 - $0.07 million) and $0.04 million (2011 - $0.11 million) for the nine months ended January 31, 2012.  Interest income is earned because the Company pre-funds its activities and the resulting cash on hand is invested in short-term deposits.

Deferred income tax benefit

Three months ended January 31, 2012 as compared to three months ended January 31, 2011.  The deferred income tax benefit for the three months ended January 31, 2012 was $nil (2011 - $1.9 million) and $nil (2011 - $4.9 million) for the nine months ended January 31, 2012.  During the three and nine months ended January 31, 2012, no deferred income tax benefit was recognized since a full valuation allowance was taken on the taxable temporary differences associated with property and equipment capitalized on the balance sheet. At April 30, 2011, the deferred tax benefit associated with the impairment on undeveloped properties was recorded to the extent of the deferred tax liability amount on the balance sheet derived from the excess appreciated asset value over the tax basis of the Company’s net assets. In addition to recording a full valuation allowance on all non-capital losses incurred in accordance with the Company’s accounting policy, a valuation allowance is now taken on taxable temporary differences associated with property and equipment capitalized on the balance sheet. The deferred income tax benefit recognized in the three and nine months ended January 31, 2011 resulted from tax benefits on asset retirement obligations and impairment recognized on properties.

Previously, the Company recognized a full valuation allowance on all non-capital losses and generated deferred tax benefits by expensing all exploration costs for accounting purposes while capitalizing these costs for income tax purposes.  This resulted in a higher tax basis for the Company’s property and equipment when compared to their carrying value.

Reorganization expenses

Three and nine months ended January 31, 2012 as compared to three and nine months ended January 31, 2011. Reorganization expenses for the three months ended January 31, 2012 were $0.3 million (2011 - $nil) and $0.3 million (2011 - $nil) for the nine months ended January 31, 2012. Reorganization expenses represent the direct and incremental costs related to CCAA proceedings and included $0.22 million of professional fees directly related to the CCAA proceedings and $0.05 million of Court-approved obligations to certain key eligible employees deemed essential to the business during the CCAA proceedings.

Recently Issued Accounting Standards Not Yet Adopted

There have been no recent accounting pronouncements or changes in accounting pronouncements during the three months ended January 31, 2012, as compared to the recent accounting pronouncements described in the Company’s Annual Report on Form 10-K/A, that are of significance, or potential significance to the Company for the current reporting period.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or further effect on its financial condition, changes in financial condition, revenues or expenses, results of operations liquidity, capital expenditures or capital resources that are material to investors.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes to our quantitative and qualitative disclosures about market risk set forth in our 2011 Annual Report filed on Form 10-K/A.

APPENDIX C:
MARKET PRICE OF UNITS

The Company’s common stock commenced trading on the NYSE Amex LLC (“NYSE Amex”) on August 24, 2006 under the symbol BQI. Trading of the Company’s common stock was halted by NYSE AMEX on November 29, 20012. The following table sets forth the high and low sales prices of the Company’s common stock for the interim period of May 1, 2011 through January 31, 2012 as required by Rule 14a-3 of the Securities Exchange Act of 1934.

	High Sales Price	Low Sales Price
Interim Period of May 1, 2011 through January 31, 2012	$0.4773	$0.1516

C-1

OILSANDS QUEST INC. 800 1333 8TH STREET S.W. CALGARY, AB T2R 1M6
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The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

01	Ronald Blakely	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2.	Proposal to Amend Oilsands Quest's Articles of Incorporation to remove Class A, B, and C Board Members Designations;	☐	☐	☐

3.	The ratification and approval of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended April 30, 2012;	☐	☐	☐

4.	An advisory (non-binding) vote on executive compensation;	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

5.	An advisory (non-binding) vote on how frequently shareholders should vote to approve compensation of the named executive officers; and	☐	☐	☐	☐

NOTE: Any other business as may lawfully come before the Meeting or any adjournment(s) or postponement(s) thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

______________________________________

OILSANDS QUEST INC.
PROXY CARD
______________________________________

The Annual Meeting of Shareholders of Oilsands Quest Inc. will be held at the TELUS Convention Centre, Meeting Room 103, 120 9th Avenue S.E. Calgary AB T2G 0P3, Tuesday, April 24, 2012, at 3:00PM MST, for the purpose stated on the reverse side. The undersigned shareholder hereby appoints Garth Wong and Annie Lamoureux, or either of them, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Oilsands Quest Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE OTHER PROPOSAL ON THE REVERSE SIDE. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

Continued and to be signed on reverse side